As filed with the Securities and Exchange Commission on December 23, 2019

Registration No. 333-235306

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A

(Amendment No. 2)

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

NANOVIRICIDES, INC.

(Exact name of registrant as specified in its charter)

Nevada	8731	76-0674577
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1 Controls Drive

Shelton, CT 06484

(203) 937-6137

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Anil R. Diwan, PhD

Chairman and President

NanoViricides, Inc.

1 Controls Drive

Shelton, CT 06484

(203) 937-6137

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Peter Campitiello, Esq. McCarter English, LLP Two Tower Center Boulevard, 24th Floor East Brunswick, NJ 08816 (732) 867-9741	Spencer G. Feldman, Esq. Olshan Frome Wolosky LLP 1325 Avenue of the Americas, 15th Floor New York, New York 10019 (212) 451-2300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities being Registered	Amount to be Registered (1) (2)	Proposed Maximum Aggregate Offering Price (1) (2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	2,875,000	$11,500,000	$1,492.70

Total	2,875,000	$11,500,000	$1,492.70

(1)	Includes 375,000 additional shares that the underwriter has the option to purchase.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended, or the Securities Act.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus	Subject to Completion, dated December 23, 2019

2,500,000 shares

Common Stock

We are offering 2,500,000 shares of our common stock in a firm commitment underwritten public offering based upon an assumed public offering price of $___ per share of common stock (the last reported sale price of our common stock on the NYSE American on December __, 2019).

Our common stock is traded on the NYSE American under the symbol “NNVC.” On December __, 2019, the last reported sale price of our common stock as reported on the NYSE American was $[___] per share The public offering price per share of our common stock will be determined between us and the underwriter based on the closing price of our common stock prior to pricing and market conditions at the time of pricing, and may be at a discount to the current market price.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

		Per Share		Total
Public offering price	$		$
Underwriting discount(1)	$		$
Proceeds, before expenses, to us	$		$

(1)	See the section entitled “Underwriting” beginning on page __ of this prospectus for a description of the compensation payable to the underwriter which includes the reimbursement of certain underwriting expenses.

We have granted the underwriter an option for a period of 45 days from the date of this prospectus to purchase up to an additional 375,000 shares of common stock at the public offering price, less the underwriting discount.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We anticipate that delivery of the shares against payment will be made on or about _____________, 2019.

Aegis Capital Corp.

The date of this prospectus is _____________, 2019.

We have not, and the underwriter has not, authorized anyone to provide you with information that is different from that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. When you make a decision about whether to invest in our securities, you should not rely upon any information other than the information in this prospectus or in any free writing prospectus that we may authorize to be delivered or made available to you. Neither the delivery of this prospectus nor the sale of our securities means that the information contained in this prospectus or any free writing prospectus is correct after the date of this prospectus or such free writing prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy our securities in any circumstances under which the offer or solicitation is unlawful.

For investors outside the United States: We have not, and the underwriter has not, taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities covered hereby and the distribution of this prospectus outside the United States.

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. Our management estimates have not been verified by any independent source, and we have not independently verified any third-party information. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Special Note Regarding Forward-Looking Statements.”

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to the registration statement of which this prospectus is a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus may include other trademarks, tradenames and service marks that are the property of other organizations. We do not intend our use or display of other companies’ tradenames, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, these other companies.

ABOUT THIS PROSPECTUS

The registration statement of which this prospectus forms a part that we have filed with the Securities and Exchange Commission (the “Commission” or “SEC”), includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus and in any free writing prospectus prepared by or on behalf of us. We have not, and the underwriter has not, authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus or any related free writing prospectus. This prospectus is an offer to sell only the securities offered hereby but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless the context otherwise requires, the terms “NanoViricides,” the “Company,” the “Registrant,” “we,” “us” and “our” refer to NanoViricides, Inc. We have registered the trademark “nanoviricides” for use in connection with a pharmaceutical preparation for the treatment of viral diseases. Except as set forth above and solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® or ™ symbols, but such reference should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

We are not offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus and any free writing prospectus related to this offering in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus and any such free writing prospectus applicable to that jurisdiction.

PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing. You should read the entire prospectus carefully, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Overview

We are a developmental stage nano-biopharmaceutical company engaged in various stages of pre-clinical development, including IND-enabling non-clinical studies of anti-viral therapeutics. Our drug candidates are based on several patents, patent applications, provisional patent applications, and other proprietary intellectual property held by TheraCour Pharma, Inc. (“TheraCour”), one of our principal shareholders, which is controlled by Dr. Anil Diwan, our founder, Chairman and President. We have entered into licenses with TheraCour for the treatment of the following human viral diseases:

•	VZV (cause of shingles and chickenpox);
•	Herpes Simplex Virus (HSV-1 and HSV-2); Influenza, Asian Bird Flu, and H1N1 “Swine Flu” Viruses;
•	Human Immunodeficiency Virus (HIV/AIDS);
•	Adenoviral Conjunctivitis and Keratitis, and Ocular Indications of Herpes Simplex Types 1 & 2.
•	Dengue Fever types I, II, III, & IV;
•	Hepatitis B Virus (HBV);
•	Hepatitis C Virus (HCV);
•	Rabies;
•	Ebola and Marburg Viruses;
•	Japanese Encephalitis; and
•	West Nile Virus.

Since our founding in 2005, we have developed drug candidates against a number of different viruses. Our primary focus is on our HerpeCide™ programs. We are currently actively working on three of our HerpeCide™ drug development programs, namely dermal topical treatments for Herpes Simplex Virus Type 1 (HSV-1), which causes “cold sores”, Herpes Simplex Virus Type 2 (HSV-2), which causes “genital ulcers”, and Varicella Zoster Virus (VZV), which causes chickenpox and shingles. We have two more drug development programs, namely eye drops for treatment of Herpes Keratitis (an infection of the external eye), and intra-vitreal injection for the treatment of viral Acute Retinal Necrosis (vARN), in the HerpeCide program. Our most advanced drug candidate is our dermal topical treatment (skin cream) for shingles, which we intend to bring into human clinical trials first. We have completed most of the required non-clinical safety toxicology and other studies for the filing of an Investigational New Drug (“IND”) application with the U.S. Food and Drug Administration (“US FDA” or “FDA”) and are awaiting reports from our external collaborators.

On November 1, 2019, we entered into a license agreement for the exclusive rights to use TheraCour technology to develop treatments against VZV, which includes treatments for shingles. Several additional indications in the HerpeCide program, for which we have exclusive license rights from TheraCour, are expected to follow. In addition, we have drug candidates against severe influenzas (including bird flu), HIV, Dengue, Ebola/Marburg and other viruses at different preclinical stages that are not currently being actively developed. This broad pipeline is enabled by our unique post-immunotherapeutic “bind-encapsulate-destroy” technology platform. A Jain PharmaBiotech market report published in March 2014, estimated the overall market size for the anti-viral market would be $40 billion in 2018 and further estimated that it would increase to $65.5 billion in 2023. We are seeking to add to our pipeline of drug candidates through our internal discovery pre-clinical development programs and through an in-licensing strategy.

We believe we are one of only a few companies that owns a nanomedicines research and cGMP production facility. This facility was designed and built by Dr. Diwan and provides us with capability to perform end-to-end discovery-to-drug-product drug development. We have no customers, products or revenues to date, and may never achieve revenues or profitable operations.

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Recent Developments

On December 17, 2019, the Registrant entered into a Deferred Expense Exchange Agreement (The “Agreement”) with TheraCour Pharma, Inc. (“TheraCour”), a principal shareholder of the Registrant and the developer of the technology the Registrant licenses, whereby TheraCour agreed to exchange $250,000 of the deferred development fees owed to TheraCour into 100,000 shares of the Registrant’s Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Shares”). The Series A Shares vote at the rate of nine shares of common stock per each Series A Share stock and is convertible into three and one half shares of common stock only upon a change in control of the Registrant. There is no market for Series A shares. Dr. Diwan, also serves as the CEO and Director of TheraCour and owns approximately 90% of the outstanding capital stock of TheraCour.

On December 16, 2019, NanoViricides, Inc. (the “Registrant”) entered into an Open End Mortgage Note (the “Note”) in favor of Anil Diwan, the Registrant’s founder, Chairman and President, to loan the Registrant up to Two Million Dollars ($2,000,000) in two tranches of One Million Dollars ($1,000,000) (the “Loan”). The Note bears interest at the rate of twelve percent (12%) per annum and is secured by a mortgage granted against the Registrant’s headquarters located at 1 Controls Drive, Shelton, Connecticut (the “Mortgage”). Dr. Diwan received an origination fee for the Loan of 10,000 Series A Shares.

On November 1, 2019, we entered into a License Agreement (the “Agreement”) with TheraCour Pharma, Inc. (“TheraCour”) for an exclusive, worldwide license for us to use, promote, offer for sale, import, export, sell and distribute products for the treatment of Varicella Zoster Virus derived indications.

On October 31, 2019, we engaged MB Research Labs, Spinnerstown, PA, to conduct the studies to assess the dermal sensitization and ocular irritation potential of the drug candidate.

On October 9, 2019, we engaged NorthEast BioLab, Hamden CT, to conduct the bio-analytical studies and facilitate the toxicokinetic analyses of NV-HHV-101. These studies and analyses are part of the required general safety and toxicology studies that will go into an Investigational New Drug (IND) Application to the U.S. FDA. NorthEast BioLab has already performed the bio-analytical assay development and validation and is in the process of determining the concentrations of NV-HHV-101 in blood samples from the general safety and toxicology studies that are required for IND.

Upon completion of all of the required non-clinical IND-enabling studies, we anticipate filing an IND with the U.S. FDA to advance NV-HHV-101 into human clinical trials for topical dermal treatment of the shingles rash as the initial indication.

On December 7, 2019, we held our 2019 Annual Meeting of Stockholders (the “Meeting”). At the Meeting, the Company’s stockholders voted in favor to re-elect Anil Diwan as a Class I Director and Mark Day as a Class II Director, each for a two-year term expiring at the 2021 annual meeting of stockholders, in favor of an advisory vote on the compensation of the Registrant’s named executive officers and to ratify the appointment of EisnerAmper, LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2020. An amendment to the Company’s Articles of Incorporation to increase the number of our authorized shares of common stock from 7,500,000 shares to 150,000,000 shares and to increase the number of authorized shares of preferred stock from 500,000 shares to 10,000,000 shares was not approved by a majority of the Company’s stockholders.

Summary of Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider the risks summarized below. The risks are discussed more fully in the “Risk Factors” section of this prospectus immediately following this prospectus summary. These risks include, but are not limited to, the following:

•	we are an early stage company with a history of substantial net losses;

•	we have never been profitable and we have an accumulated deficit at September 30, 2019 of approximately $93.7 million and a net loss for the three months ended September 30, 2019 of approximately $1.6 million and net cash used in operating activities of approximately $1.4 million for the three months then ended and a net loss of approximately $8.4 million and net cash used in operating activities of approximately $6.8 million for the fiscal year ended June 30. 2019;

•	we expect to incur net losses in the future, and we may never achieve profitability;

•	we need to raise additional capital to continue as a going concern;

•	our failure to meet the continued listing requirements of the NYSE American could result in a de-listing of our common stock;

•	sale of our common stock may cause substantial dilution to our existing stockholders and could cause the price of our common stock to decline;

•	our business depends upon our ability to develop and commercialize products that are currently still in development;

•	our business depends on our senior management;

•	our business depends on satisfying any applicable FDA and international regulatory requirements with respect to our products, and many of these requirements are new and still evolving; and

•	we need to obtain or maintain patents or other appropriate protection for the intellectual property utilized in our current and planned products, assays and services, and we must avoid infringement of third-party intellectual property.

Company Information

Our principal executive offices are located at 1 Controls Drive, Shelton, Connecticut 06484. Our telephone number is 203-937-6137. Our internet website address is www.nanoviricides.com. Information contained on our website is not incorporated into this prospectus and is not a part of this prospectus.

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THE OFFERING

Common Stock offered by us	2,500,000 shares of Common Stock.

Option to purchase additional shares	We have granted the underwriter an option for a period of 45 days from the date of this prospectus to purchase up to an additional 375,000 shares of Common Stock at the public offering price, less the underwriting discount.

Common Stock outstanding after this offering	6,728,675 shares

Use of proceeds

Based on an assumed public offering price of $___ per share (the last reported sale price of the common stock on the NYSE American on December __, 2019), we estimate that the net proceeds from our sale of shares of common stock in this offering will be approximately $________, after deducting estimated underwriting discount and estimated offering expenses payable by us. If the underwriter exercises its option to purchase additional shares in full, we estimate that our net proceeds from this offering will be approximately $________. We currently expect to use the net proceeds from this offering for general corporate purposes to fund ongoing operations and expansion of our business and to pay TheraCour $200,000 in deferred development payments.

For additional information please refer to the section entitled "Use of Proceeds" on page 28 of this prospectus.

Charter Amendments	On September 24, 2019, we effected a reverse stock split of our capital stock at a ratio of 1 for 20 (the "Split"). As of the date of this filing, we have 7,500,000 shares of common stock authorized for issuance and approximately 3,853,675 shares outstanding and 500,000 shares of preferred stock authorized for issuance and approximately 256,101 shares outstanding.

Risk Factors	Investing in our securities involves a high degree of risk. You should carefully review and consider the "Risk Factors" section of this prospectus for a discussion of factors to consider before deciding to invest in shares of our common stock.

Market Symbol and trading	The common stock is traded on the NYSE American under the symbol "NNVC."

The number of shares of our common stock to be outstanding after this offering is based on 3,853,675 shares of our common stock outstanding and excludes the following as of December __, 2019:

●	5,000 shares of our common stock subject to outstanding options having a weighted average exercise price of $10.00 per share and restricted stock awards

●	398,728 shares of our common stock reserved for issuance upon exercise of outstanding warrants having a weighted average exercise price of $18.18 per share; and

●	approximately 1,281,354 shares of our Common Stock underlying the conversion of 366,101 shares of preferred stock which are not readily convertible and/or the reserve for which has been waived.

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RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information contained elsewhere in this prospectus before deciding whether to purchase, hold or sell our securities. The occurrence of any of the following risks could harm our business, financial condition, results of operations and/or growth prospects or cause our actual results to differ materially from those contained in forward-looking statements we have made in this prospectus and those we may make from time to time. You should consider all of the risk factors described when evaluating our business.

Risks Specific to Our Business

Our company is a development stage company that has no products approved for commercial sale, never generated any revenues and may never achieve revenues or profitability.

Our company is a development stage company that has no products approved for commercial sale, never generated any revenues and may never achieve revenues or profitability. Currently, we have no products approved for commercial sale and, to date, we have not generated any revenues. Our ability to generate revenue depends heavily on:

•	demonstration and proof of principle in pre-clinical trials that a nanoviricide is safe and effective;

•	successful development of our first product candidate in our pipeline;

•	our ability to seek and obtain regulatory approvals, including with respect to the indications we are seeking;

•	the successful commercialization of our product candidates; and

•	market acceptance of our products.

All of our existing product candidates are in early stages of development. It will be several years, if ever, until we have a commercial drug product available for resale. If we do not successfully develop and commercialize these products, we will not achieve revenues or profitability in the foreseeable future, if at all. If we are unable to generate revenues or achieve profitability, we may be unable to continue our operations.

We are a development stage company with a limited operating history, making it difficult for you to evaluate our business and your investment. We are in the development stage and our operations and the development of our proposed products are subject to all of the risks inherent in the establishment of a new business enterprise, including but not limited to:

•	the absence of an operating history;

•	the lack of commercialized products;

•	insufficient capital;

•	expected substantial and continual losses for the foreseeable future;

•	limited experience in dealing with regulatory issues; the lack of manufacturing experience and limited marketing experience;

•	an expected reliance on third parties for the development and commercialization of our proposed products;

•	a competitive environment characterized by numerous, well-established and well capitalized competitors; and

•	reliance on key personnel.

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There is substantial doubt about our ability to continue as a going concern.

We have incurred significant losses from operations to date and we expect our expenses to increase in connection with our ongoing activities. To date, we have experienced negative cash flow from research and development, as well as from the costs associated with purchasing and building a laboratory. We expect to incur substantial net losses for the foreseeable future to further develop and commercialize this technology. These factors raise substantial doubt about our ability to continue as a going concern. Our independent registered public accounting firm has issued an opinion on our financial statements included in our Annual Report on Form 10-K, and included in this prospectus, that states that there is substantial doubt about our ability to continue as a going concern and that the financial statements were prepared assuming we will continue as a going concern.

There can be no assurance that funding will be available on acceptable terms on a timely basis, or at all. The various ways that we could raise capital carry potential risks. Any additional sources of financing will likely involve the issuance of our equity securities, which will have a dilutive effect on our stockholders. If we raise funds through collaborations and licensing arrangements, we might be required to relinquish significant rights to its technologies or tests or grant licenses on terms that are not favorable to us. If we do not succeed in raising additional funds on acceptable terms or at all, we may be unable to complete planned preclinical and clinical trials or obtain approval of our product candidates from the FDA and other regulatory authorities.

Because we are subject to these risks, you may have a difficult time evaluating our business and your investment in our company.

Our ability to become profitable depends primarily on the following factors:

•	our ability to develop drugs, obtain approval for such drugs, and if approved, to successfully commercialize our nanoviricide drug(s);

•	our R&D efforts, including the timing and cost of clinical trials; and

•	our ability to enter into favorable alliances with third parties who can provide substantial capabilities in clinical development, regulatory affairs, sales, marketing and distribution.

Even if we successfully develop and market our drug candidates, we may not generate sufficient or sustainable revenue to achieve or sustain profitability.

We have incurred significant operating losses and may never be profitable. We have incurred significant operating losses since inception, resulting in an accumulated deficit of approximately $93,678,000 at September 30, 2019. Such losses are expected to continue for the foreseeable future.

We will need to raise substantial additional capital in the future to fund our operations and we may be unable to raise such funds when needed and on acceptable terms.

While we believe we will be able to raise sufficient cash in this offering to be able to take at least one of our drug candidates into initial human clinical trials, we currently do not have sufficient resources to complete the development, clinical trials, and commercialization of any of our proposed products. Management is actively exploring additional required funding. However, there is no assurance that we will be successful in obtaining sufficient financing from this offering on terms acceptable to the Company to fund continuing operations.

In the event that we cannot obtain acceptable financing, or that we are unable to secure additional financing on acceptable terms, we would be unable to complete development of our various drug candidates. This would necessitate implementing staff reductions and operational adjustments that would include reductions in the following business areas:

•	research and development programs;

•	preclinical studies and clinical trials; material characterization studies, regulatory processes;

•	a search for third party marketing partners to market our products for us.

The amount of capital we may need will depend on many factors, including:

•	progress, timing and scope of our research and development programs;

•	progress, timing and scope of our preclinical studies and clinical trials;

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•	time and cost necessary to obtain regulatory approvals;

•	time and cost necessary to establish our own marketing capabilities or to seek marketing partners;

•	time and cost necessary to respond to technological and market developments;

•	changes made or new developments in our existing collaborative, licensing and other commercial relationships; and

•	new collaborative, licensing and other commercial relationships that we may establish.

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Our fixed expenses, such as real estate taxes and facility and equipment maintenance, rent, and other contractual commitments, may increase in the future, as we may:

•	enter into leases for new facilities and capital equipment;

•	enter into additional licenses and collaborative agreements; and

•	incur additional expenses associated with being a public company.

We have limited experience in drug development, have not yet conducted any clinical trials and may not be able to successfully develop any drugs.

Until the formation of NanoViricide, Inc. (our predecessor prior to the reverse merger in 2005), our management and key personnel had no experience in pharmaceutical drug development and, consequently, may not be able to successfully develop any drugs. To date, we have engaged only in pre-clinical activities and have not yet conducted any clinical trials. Our ability to achieve revenues and profitability in our business will depend, among other things, on our ability to:

•	develop products internally or obtain rights to them from others on favorable terms;

•	complete laboratory testing and human studies;

•	obtain and maintain necessary intellectual property rights to our products;

•	successfully complete regulatory review to obtain requisite governmental agency approvals;

•	enter into arrangements with third parties to manufacture our products on our behalf; and

•	enter into arrangements with third parties to provide sales and marketing functions.

Development of pharmaceutical products is a time-consuming process, subject to a number of factors, many of which are outside of our control. Consequently, we can provide no assurance of the successful and timely development of new drugs.

Our drug candidates are in their developmental stage. Further development and extensive testing will be required to determine their technical feasibility and commercial viability. Our success will depend on our ability to achieve scientific and technological advances and to translate such advances into reliable, commercially competitive drugs on a timely basis. Drugs that we may develop are not likely to be commercially available for a few years. The proposed development schedules for our drug candidates may be affected by a variety of factors, including technological difficulties, proprietary technology of others, and changes in government regulation, many of which will not be within our control. Any delay in the development, introduction or marketing of our drug candidates could result either in such drugs being marketed at a time when their cost and performance characteristics would not be competitive in the marketplace or in the shortening of their commercial lives. In light of the long-term nature of our projects, the unproven technology involved and the other factors described elsewhere in “Risk Factors”, we may not be able to complete successfully the development or marketing of any drugs.

We may fail to successfully develop and commercialize our drug candidates if they:

•	are found to be unsafe or ineffective or fail to meet the appropriate endpoints in clinical trials;

•	do not receive necessary approval from the FDA or foreign regulatory agencies;

•	fail to conform to a changing standard of care for the diseases they seek to treat; or

•	are less effective or more expensive than current or alternative treatment methods.

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Drug development failure can occur at any stage of clinical trials and as a result of many factors and there can be no assurance that we or our collaborators will reach our anticipated clinical targets. Even if we or our collaborators complete our clinical trials, we do not know what the long-term effects of exposure to our drug candidates will be. Furthermore, our drug candidates may be used in combination with other treatments and there can be no assurance that such use will not lead to unique safety issues. Failure to complete clinical trials or to prove that our drug candidates are safe and effective would have a material adverse effect on our ability to generate revenue and could require us to reduce the scope of or discontinue our operations.

We must comply with significant and complex government regulations, compliance with which may delay or prevent the commercialization of our drug candidates.

The R&D, manufacture and marketing of drug candidates are subject to regulation, primarily by the FDA in the United States and by comparable authorities in other countries. These national agencies and other federal, state, local and foreign entities regulate, among other things, R&D activities (including testing in primates and in humans) and the testing, manufacturing, handling, labeling, storage, record keeping, approval, advertising and promotion of the products that we are developing. Noncompliance with applicable requirements can result in various adverse consequences, including approval delays or refusals to approve drug licenses or other applications, suspension or termination of clinical investigations, revocation of approvals previously granted, fines, criminal prosecution, recalls or seizures of products, injunctions against shipping drugs and total or partial suspension of production and/or refusal to allow a company to enter into governmental supply contracts.

The process of obtaining FDA approval has historically been costly and time consuming. Current FDA requirements for a new human drug or biological product to be marketed in the United States include: (1) the successful conclusion of pre-clinical laboratory and animal tests, if appropriate, to gain preliminary information on the product’s safety; (2) filing with the FDA of an IND application to conduct human clinical trials for drugs or biologics; (3) the successful completion of adequate and well-controlled human clinical investigations to establish the safety and efficacy of the product for its recommended use; and (4) filing by a company and acceptance and approval by the FDA of a New Drug Application, or NDA, for a drug product or a biological license application, or BLA, for a biological product to allow commercial distribution of the drug or biologic. A delay in one or more of the procedural steps outlined above could be harmful to us in terms of getting our drug candidates through clinical testing and to market.

The FDA reviews the results of the clinical trials and may order the temporary or permanent discontinuation of clinical trials at any time if it believes the drug candidate exposes clinical subjects to an unacceptable health risk. Investigational drugs used in clinical studies must be produced in compliance with current good manufacturing practice, or GMP, rules pursuant to FDA regulations.

Sales outside the United States of products that we develop will also be subject to regulatory requirements governing human clinical trials and marketing for drugs and biological products and devices. The requirements vary widely from country to country, but typically the registration and approval process takes several years and requires significant resources. In most cases, even if the FDA has not approved a product for sale in the United States, the product may be exported to any country if it complies with the laws of that country and has valid marketing authorization by the appropriate authority. There are specific FDA regulations that govern this process.

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We also are subject to the following risks and obligations related to the approval of our products:

•	The FDA or foreign regulators may interpret data from pre-clinical testing and clinical trials in different ways than we interpret them.

•	If regulatory approval of a product is granted, the approval may be limited to specific indications or limited with respect to its distribution.

•	In addition, many foreign countries control pricing and coverage under their respective national social security systems.

•	The FDA or foreign regulators may not approve our manufacturing processes or manufacturing facilities.

•	The FDA or foreign regulators may change their approval policies or adopt new regulations.

•	Even if regulatory approval for any product is obtained, the marketing license will be subject to continual review, and newly discovered or developed safety or effectiveness data may result in suspension or revocation of the marketing license.

•	If regulatory approval of the product candidate is granted, the marketing of that product would be subject to adverse event reporting requirements and a general prohibition against promoting products for unapproved or “off-label” uses.

•	In some foreign countries, we may be subject to official release requirements that require each batch of the product we produce to be officially released by regulatory authorities prior to its distribution by us.

•	We will be subject to continual regulatory review and periodic inspection and approval of manufacturing modifications, including compliance with current GMP regulations.

We can provide no assurance that our drug candidates will obtain regulatory approval or that the results of clinical studies will be favorable.

We report summaries of our studies as the data become available to us, after analyzing and verifying same, in our press releases.

All of our products in development are still in the pre-clinical stage, and not submitted to any regulatory agencies in any formal drug licensing or approval processes. We have previously held a pre-IND meeting with the US FDA regarding our anti-influenza drug candidates in March 2012. However, since then, we have re-evaluated our priorities. We have now prioritized our HerpeCide™ program drug candidates as our highest priority candidates.

Such strategic changes are necessitated due to the limited resources available to us for drug development. We perform such strategic changes in order to maximize our chances of entering into human clinical trials in the regulatory process in the earliest time frame possible, and within the funding available to us, guided by input from a number of sources. Such changes are designed to accelerate some programs and would lead to delays in some other programs that receive lower priority, due to our limited resources. We may not be able to accurately assess the effect of such changes on our business plan.

The testing, marketing and manufacturing of any product for use in the United States will require approval from the FDA. We cannot predict with any certainty the amount of time necessary to obtain such FDA approval and whether any such approval will ultimately be granted. Preclinical and clinical trials may reveal that one or more products are ineffective or unsafe, in which event further development of such products could be seriously delayed or terminated. Moreover, obtaining approval for certain products may require testing on human subjects of substances whose effects on humans are not fully understood or documented. Delays in obtaining FDA or any other necessary regulatory approvals of any proposed drug and failure to receive such approvals would have an adverse effect on the drug’s potential commercial success and on our business, prospects, financial condition and results of operations. In addition, it is possible that a proposed drug may be found to be ineffective or unsafe due to conditions or facts that arise after development has been completed and regulatory approvals have been obtained. In this event, we may be required to withdraw such proposed drug from the market. To the extent that our success will depend on any regulatory approvals from government authorities outside of the United States that perform roles similar to that of the FDA, uncertainties similar to those stated above will also exist.

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Preclinical and clinical studies of our product candidates may not be successful. If we are unable to generate successful results from preclinical and clinical studies of our product candidates, or experience significant delays in doing so, our business may be materially harmed.

We have no products on the market and all of our product candidates are in preclinical development. In particular, none of our product candidates have ever been tested in a human subject. Our ability to achieve and sustain profitability depends on obtaining regulatory approvals for and, if approved, successfully commercializing our product candidates, either alone or with third parties. Before obtaining regulatory approval for the commercial distribution of our product candidates, we or an existing or future collaborator must conduct extensive preclinical tests and clinical trials to demonstrate the safety, purity and potency of our product candidates.

The success of our product candidates will depend on several factors, including the following:

•	successfully designing preclinical studies which may be predictive of clinical outcomes;

•	successful results from preclinical and clinical studies;

•	receipt of marketing approvals from applicable regulatory authorities;

•	obtaining and maintaining patent and trade secret protection for future product candidates;

•	establishing and maintaining manufacturing relationships with third parties or establishing our own manufacturing capability; and

•	successfully commercializing our products, if and when approved, whether alone or in collaboration with others.

If we do not achieve one or more of these factors in a timely manner or at all, we could experience significant delays or an inability to successfully complete the development or commercialization of our product candidates, which would materially harm our business.

Because the results of preclinical testing are not necessarily predictive of future results, our products may not have favorable results in our planned clinical trials.

Even if we have positive results from our preclinical testing of our products, this may not necessarily be predictive of the results from our planned clinical trials in humans. Many companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in clinical trials after achieving positive results in preclinical development, and we cannot be certain that we will not face similar setbacks. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that believed their product candidates performed satisfactorily in preclinical studies and clinical trials nonetheless failed to obtain FDA approval. If we fail to produce positive results in our clinical trials, the development timeline and regulatory approval and commercialization prospects for our products, and, correspondingly, our business and financial prospects, would be materially adversely affected.

Even if we obtain regulatory approvals, our marketed drug candidates will be subject to ongoing regulatory review. If we fail to comply with continuing U.S. and foreign regulations, we could lose our approvals to market these drugs and our business would be seriously harmed.

Following any initial regulatory approval of any drugs we may develop, we will also be subject to continuing regulatory review, including the review of adverse experiences and clinical results that are reported after our drug candidates are made commercially available. This would include results from any post-marketing tests or vigilance required as a condition of approval. The manufacturer and manufacturing facilities we use to make any of our drug candidates will also be subject to periodic review and inspection by the FDA. The discovery of any previously unknown problems with the drug, manufacturer or facility may result in restrictions on the drug or manufacturer or facility, including withdrawal of the drug from the market. If we are required to withdraw all or more of our drugs from the market, we may be unable to continue revenue-generating operations. Reliance on third-party manufacturers entails risks to which we would not be subject if we manufactured drugs ourselves, including reliance on the third-party manufacturer for regulatory compliance. Our drug promotion and advertising is also subject to regulatory requirements and continuing FDA review.

Development of our drug candidates requires a significant investment in R&D. Our R&D expenses are subject to variation based on a number of factors, many of which are outside of our control. A sudden or significant increase in our R&D expenses could materially and adversely impact our results of operations.

Our R&D cost estimates and budgets are based on discussions with industry professionals and service providers. These may not take into account all of the activities involved for the development. Additionally, regulatory requirements may change from time to time and may dictate additional activities that lead to increased expenditures beyond budgeted. For example, U.S. FDA is now requiring that IND applications be submitted in eCTD format.

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We currently do not have sufficient funds to fully pursue our R&D efforts and to pay for personnel to conduct this research. Because we expect to expend substantial resources on R&D, our success depends in large part on the results as well as the costs of our R&D. A failure in our R&D efforts or substantial increase in our R&D expenses would adversely affect our results of operations. R&D expenditures are uncertain and subject to much fluctuation. Factors affecting our R&D expenses include, but are not limited to:

•	the number and outcome of clinical studies we are planning to conduct; for example, our R&D expenses may increase based on the number of late-stage clinical studies that we may be required to conduct;

•	the number, extent, and outcome of pre-clinical studies we are planning to conduct; for example, our R&D expenses may increase based on the number and extent of IND-enabling pre-clinical studies including CMC Studies, Tox Package Studies, and Quality Programs that we may be required to conduct;

•	the number of drugs entering into pre-clinical development from research; for example, there is no guarantee that internal research efforts will succeed in generating sufficient data for us to make a positive development decision; and

•	licensing activities, including the timing and amount of related development funding or milestone payments; for example, we may enter into agreements requiring us to pay a significant up-front fee for the purchase of in-process R&D that we may record as R&D expense.

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We will be unable to proceed with our business plan without obtaining additional financing to support its budgeted Research and Development and other costs.

We do not believe we have sufficient funds on hand to take a drug candidate into the IND application stage. However, we believe we will require approximately an additional $3 million to pursue the FDA approval process including an initial IND filing. There can be no assurance that we will be able to raise sufficient funds or that such funds will be raised on terms that will be favorable to us.

We have estimated a total cash expenditure budget of approximately $7.0 million for the next 12 months, of which approximately $5.0 million is expected to go towards research and development for our drug candidates, including IND-enabling studies of one of our lead drug candidates, namely Skin Cream for Topical Treatment of Shingles, and approximately $2.0 million is budgeted for general and administrative expenses. However, we have has limited experience with pharmaceutical drug development. Thus, our budget estimates are not based on experience, but rather based on advice given by our associates and consultants. As such, these budget estimates may not be accurate and additional work may become necessary or change in plans or workload may occur. Such changes may have an adverse impact on our estimated budget. Such changes may also have an adverse impact on our projected timeline of drug development.

The proceeds from this offering will be used towards our general corporate purposes and to fund ongoing operations and to repay sums owed to TheraCour for deferred development fees, in the amount of $200,000.

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We have limited experience in conducting or supervising clinical trials and must outsource all clinical trials.

We have limited experience in conducting or supervising clinical trials that must be performed to obtain data to submit in concert with applications for approval by the FDA. The regulatory process to obtain approval for drugs for commercial sale involves numerous steps. Drugs are subjected to clinical trials that allow development of case studies to examine safety, efficacy, and other issues to ensure that sale of drugs meets the requirements set forth by various governmental agencies, including the FDA. In the event that our protocols do not meet standards set forth by the FDA, or that our data is not sufficient to allow such trials to validate our drugs in the face of such examination, we might not be able to meet the requirements that allow our drugs to be approved for sale.

Because we have limited experience in conducting or supervising clinical trials, we plan to outsource our clinical trials to third parties. We have no control over their compliance with procedures and protocols used to complete clinical trials in accordance with standards required by the agencies that approve drugs for sale. If these subcontractors fail to meet these standards, the validation of our drugs would be adversely affected, causing a delay in our ability to meet revenue-generating operations.

We are subject to risks inherent in conducting clinical trials. The risk of non-compliance with FDA-approved good clinical practices by clinical investigators, clinical sites, or data management services could delay or prevent us from developing or ever commercializing our drug candidates.

Agreements with clinical investigators and medical institutions for clinical testing and with other third parties for data management services place substantial responsibilities on these parties, which could result in delays in, or termination of, our clinical trials if these parties fail to perform as expected. For example, if any of our clinical trial sites fail to comply with FDA-approved good clinical practices, we may be unable to use the data gathered at those sites. If these clinical investigators, medical institutions or other third parties do not carry out their contractual duties or obligations or fail to meet expected deadlines, or if the quality or accuracy of the clinical data they obtain is compromised due to their failure to adhere to our clinical protocols or for other reasons, our clinical trials may be extended, delayed or terminated, and we may be unable to obtain regulatory approval for or successfully commercialize our drug candidates.

We or regulators may suspend or terminate our clinical trials for a number of reasons. We may voluntarily suspend or terminate our clinical trials if at any time we believe that they present an unacceptable risk to the patients enrolled in our clinical trials. In addition, regulatory agencies may order the temporary or permanent discontinuation of our clinical trials at any time if they believe that the clinical trials are not being conducted in accordance with applicable regulatory requirements or that they present an unacceptable safety risk to the patients enrolled in our clinical trials.

Our clinical trial operations will be subject to regulatory inspections at any time. If regulatory inspectors conclude that we or our clinical trial sites are not in compliance with applicable regulatory requirements for conducting clinical trials, we may receive reports of observations or warning letters detailing deficiencies, and we will be required to implement corrective actions. If regulatory agencies deem our responses to be inadequate, or are dissatisfied with the corrective actions that we or our clinical trial sites have implemented, our clinical trials may be temporarily or permanently discontinued, we may be fined, we or our investigators may be precluded from conducting any ongoing or any future clinical trials, the government may refuse to approve our marketing applications or allow us to manufacture or market our drug candidates or we may be criminally prosecuted. If we are unable to complete clinical trials and have our products approved due to our failure to comply with regulatory requirements, we will be unable to commence revenue-generating operations.

Efforts of government and third-party payers to contain or reduce the costs of healthcare may adversely affect our revenues even if we were to develop an FDA approved drug.

Our ability to earn sufficient returns on our drug candidates may depend in part on the extent to which government health administration authorities, private health coverage insurers and other organizations will provide reimbursement for the costs of such drugs and related treatments. Significant uncertainty exists as to the reimbursement status of newly approved health care drugs, and we do not know whether adequate third-party coverage will be available for our drug candidates. If our current and proposed drugs are not considered cost-effective, reimbursement to the consumers may not be available or sufficient to allow us to sell drugs on a competitive basis. The failure of the government and third-party payers to provide adequate coverage and reimbursement rates for our drug candidates could adversely affect the market acceptance of our drug candidates, our competitive position and our financial performance.

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If we were to successfully develop approvable drugs, before we can begin selling these drugs, we must obtain regulatory approval of our manufacturing facility and process or the manufacturing facility and process of the third party or parties with whom we may outsource our manufacturing activities. In addition, the manufacture of our products must comply with the FDA’s current Good Manufacturing Practices regulations, commonly known as GMP regulations. The GMP regulations govern quality control and documentation policies and procedures. Our manufacturing facilities, if any in the future and the manufacturing facilities of our third party manufacturers will be continually subject to inspection by the FDA and other state, local and foreign regulatory authorities, before and after product approval. We cannot guarantee that we, or any potential third party manufacturer of our products, will be able to comply with the GMP regulations or other applicable manufacturing regulations.

As of the date of this filing, we and TheraCour have approximately seventeen employees including employees from TheraCour, and several consultants and independent contractors. The only consultant/contractor that we consider critical to the Company is TheraCour Pharma, discussed in the next risk factor. All other consultant/contractors would be more readily replaceable.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information. Disclosure of our trade secrets or proprietary information could compromise any competitive advantage that we have.

We depend upon confidentiality agreements with our officers, employees, consultants, and subcontractors to maintain the proprietary nature of the technology. These measures may not afford us sufficient or complete protection, and may not afford an adequate remedy in the event of an unauthorized disclosure of confidential information. In addition, others may independently develop technology similar to ours, otherwise avoiding the confidentiality agreements, or produce patents that would materially and adversely affect our business, prospects, financial condition, and results of operations.

We are dependent upon TheraCour for the rights to develop the products we intend to sell and our license agreements with TheraCour require that TheraCour is the sole developer and supplier of our licensed products.

Our ability to develop, manufacture and sell the products the Company plans to develop is derived from our Licensing Agreements with TheraCour. While we hold the licenses in perpetuity, the Agreements may be terminated by TheraCour as a result of: the insolvency or bankruptcy proceedings by or against us, a general assignment by us to our creditors, our dissolution, cessation of our business operations for 90 days or more or the commencement by us or an affiliate to challenge or invalidate the issued patents.

We do not hold the rights to any other patents nor do we conduct our own research and development to develop other products to manufacture and sell. In addition, TheraCour is the sole developer of our licensed products and we are required to pay TheraCour fees for indirect and direct costs incurred by TheraCour for its licensed products. Therefore, we are dependent upon TheraCour for all of our product development needs. If the Company's agreement with TheraCour is terminated, it is unlikely we will be able to commence revenue-generating operations or that we could continue operating at all.

We license our core technology from TheraCour. and we are dependent upon them as they have exclusive development rights. If we lose the right to utilize any of the proprietary information that is the subject of this license agreement, we may incur substantial delays and costs in development of our drug candidates

We have entered into a number of licensing agreements with TheraCour, which holds approximately 31% of the voting power of our capital stock as of December __, 2019. TheraCour is controlled by Anil Diwan, our founder, Chairman and President, and is a related party. TheraCour has exclusive rights to develop exclusively for us, the materials that comprise the core drugs of our planned business. TheraCour is a development stage company with limited financial resources and needs our progress payments to further the development of the nanoviricides. We control the research and work TheraCour performs on its behalf and no costs may be incurred without our prior authorization or approval.

We depend on TheraCour and other third parties to perform manufacturing activities effectively and on a timely basis. If these third parties fail to perform as required, this could impair our ability to deliver our products on a timely basis or cause delays in our clinical trials and applications for regulatory approval, and these events could harm our competitive position and adversely affect our ability to commence revenue-generating operations. The manufacturing process for pharmaceutical products is highly regulated, and regulators may shut down manufacturing facilities that they believe do not comply with regulations. We and our manufacturers are subject to the FDA’s current Good Manufacturing Practices, which are extensive regulations governing manufacturing processes, stability testing, record keeping and quality standards and similar regulations are in effect in other countries. In addition, our manufacturing operations are subject to routine inspections by regulatory agencies.

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We will rely upon licensed patents to protect our technology. We may be unable to obtain or protect such intellectual property rights, and we may be liable for infringing upon the intellectual property rights of others.

Our ability to compete effectively will depend on our ability to maintain the proprietary nature of our technologies and the proprietary technology of others with which we have entered into licensing agreements. We have exclusive licenses from TheraCour to novel technologies, proprietary technologies, and knowhow, some of which has been filed in patent applications, and we expect to file patents of our own in the coming years. There can be no assurance that any of these patent applications will ultimately result in the issuance of a patent with respect to the technology owned by us or licensed to us. The patent position of pharmaceutical or biotechnology companies, including ours, is generally uncertain and involves complex legal and factual considerations. The standards that the United States Patent and Trademark Office use to grant patents are not always applied predictably or uniformly and can change. There is also no uniform, worldwide policy regarding the subject matter and scope of claims granted or allowable in pharmaceutical or biotechnology patents. Accordingly, we do not know the degree of future protection for our proprietary rights or the breadth of claims that will be allowed in any patents issued to us or to others. Further, we rely on a combination of trade secrets, know-how, technology and nondisclosure, and other contractual agreements and technical measures to protect our rights in the technology. If any trade secret, know-how or other technology not protected by a patent were to be disclosed to or independently developed by a competitor, our business and financial condition could be materially adversely affected.

We do not believe that any of the drug candidates we are currently developing infringe upon the rights of any third parties nor are they infringed upon by third parties; however, there can be no assurance that our technology will not be found in the future to infringe upon the rights of others or be infringed upon by others. In such a case, others may assert infringement claims against us, and should we be found to infringe upon their patents, or otherwise impermissibly utilize their intellectual property, we might be forced to pay damages, potentially including treble damages, if we are found to have willfully infringed on such parties’ patent rights. In addition to any damages we might have to pay, we may be required to obtain licenses from the holders of this intellectual property, enter into royalty agreements, or redesign our drug candidates so as not to utilize this intellectual property, each of which may prove to be uneconomical or otherwise impossible. Conversely, we may not always be able to successfully pursue our claims against others that infringe upon our technology and the technology exclusively licensed from the TheraCour. Thus, the proprietary nature of our technology or technology licensed by us may not provide adequate protection against competitors.

Moreover, the cost to us of any litigation or other proceeding relating to our patents and other intellectual property rights, even if resolved in our favor, could be substantial, and the litigation would divert our management’s efforts. Uncertainties resulting from the initiation and continuation of any litigation could limit our ability to continue our operations.

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Other companies or organizations may assert patent rights that prevent us from developing and commercializing our drug candidates.

We are in a relatively new scientific field that has generated many different patent applications from organizations and individuals seeking to obtain important patents in the field. Because the field is so new, very few of these patent applications have been fully processed by government patent offices around the world, and there is a great deal of uncertainty about which patents will issue, when, to whom, and with what claims. It is possible that there will be significant litigation and other proceedings, such as interference proceedings in various patent offices, relating to patent rights in the field. Others may attempt to invalidate our patents or other intellectual property rights. Even if our rights are not directly challenged, disputes among third parties could lead to the weakening or invalidation of those intellectual property rights.

Thus, it is possible that one or more organizations will hold patent rights to which we will need a license. Any license required under any patent may not be made available on commercially acceptable terms, if at all. In addition, such licenses are likely to be non-exclusive and, therefore, our competitors may have access to the same technology licensed to us. If we fail to obtain a required license and are unable to design around a patent, we may be unable to effectively market some of our technology and drug candidates, which could limit our ability to generate revenues or achieve profitability and possibly prevent us from generating revenue sufficient to sustain our operations.

The expiration or loss of patent protection may adversely affect our future revenues and operating earnings.

We rely on patent, trademark, trade secret and other intellectual property protection in the discovery, research and of our product candidates. In particular, patent protection is important in the development and eventual commercialization of our products and product candidates. Patents covering our products and product candidates normally provide market exclusivity, which is important in order for our products and product candidates to become profitable.

Certain of the patents that we license expire between 2020 and 2028. While we believe the patent holders may seek additional patent coverage which may protect the technology underlying these patents, there can be no assurances that such additional patent protection will be granted, or if granted, that these patents will not be infringed upon or otherwise held enforceable. Even if we are successful in obtaining a patent, patents have a limited lifespan and we currently do not have any products for sale. In the United States, the natural expiration of a utility patent typically is generally 20 years after it is filed. Various extensions may be available; however, the life of a patent, and the protection it affords, is limited. Without patent protection for our products and product candidates, we may be open to competition from generic versions of such methods and devices.

We lack suitable facilities for clinical testing and we rely upon third parties.

We do not have facilities that could be used to conduct clinical testing. We expect to contract with third parties to conduct all clinical testing required to obtain approvals for any drugs that we might develop. We currently outsource all testing to a number of third parties in various collaborations and service contracts. Any of our collaborators or service providers may discontinue the service contract or collaboration. If this were to occur, then we would be required to modify our priorities and goals, obtain other collaborators or service providers to replace the ones we lose, or we may even be forced to abandon certain drug development programs. In addition, any failures by third parties to adequately perform their responsibilities may delay the submission of our proposed products for regulatory approval, impair our ability to deliver our products on a timely basis, increase our costs, or otherwise impair our competitive position.

We have limited manufacturing experience.

We have not previously manufactured products in the highly regulated environment of pharmaceutical manufacturing. There are numerous regulations and requirements that must be maintained to obtain licensure and the permits required to commence manufacturing, as well as additional requirements to continue manufacturing pharmaceutical products. We now own facilities that could be used to manufacture clinical quantities of any products that might be developed by us. We believe that this cGMP-capable facility may allow us to produce limited quantities of a drug after approval for initial market entry, and that such an effort may make commercial sense if the treatment course requirements and afflicted patient populations are limited, and if the remuneration for the treatment course is appropriate. However, we do not own, nor lease facilities suitable for cGMP manufacture of any of our drug candidates in large commercial quantities, nor do we have the resources at this time to acquire or lease suitable facilities. At present, we have not retained any contract manufacturing organizations (CMO) for commercial manufacture or for clinical product manufacture.

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We may be unable to attract, retain, and motivate skilled personnel which will delay our product development programs and our research and development efforts.

Our success depends on our continued ability to attract, retain, and motivate highly qualified scientific personnel who must undergo extensive training to assist in our research programs. Competition for skilled and qualified personnel and academic and other research collaborations is intense. These employees are highly specialized and require significant training to work on our technology. As a result, if we lose the services of personnel with the necessary skills, or if there are extensive delays in training such personnel, it could significantly impede the achievement of our research and development objectives.

Due to our financial uncertainty, we have lost almost half of the employees that were recently employed by us and by TheraCour. Accordingly, we are currently experiencing extreme staffing constraints as well as financing constraints that have already caused substantial delays and may continue to cause further delays in our estimated timelines, unless we are successful at raising additional funds and at attracting and retaining highly skilled employees with specific skill-sets. There can be no assurance that we will be able to raise sufficient funding or that even if we are able to raise funding on terms favorable to us, that we will be able to hire and retain such qualified employees, The inability to hire and retain these employees will significantly delay our objectives including filing an IND with the FDA.

We have no sales and marketing personnel.

We are an early stage development company with limited resources. We do not currently have any products available for sale, so have not secured sales and marketing staff at this early stage of operations. We cannot generate sales without a sales or marketing staff and we cannot guarantee we will be successful in developing one. Even if we were to successfully develop approvable drugs, we will not be able to sell these drugs if we or our third-party manufacturers fail to comply with manufacturing regulations.

Since we cannot predict whether or when we will obtain regulatory approval to commercialize our product candidates, we cannot predict the timing of any future revenue from these product candidates.

We cannot commercialize any of our product candidates to generate revenue until the appropriate regulatory authorities have reviewed and approved the marketing applications for the product candidates. We cannot ensure that the regulatory agencies will complete their review processes in a timely manner or that we will obtain regulatory approval for any product candidate that we or our collaborators develop. Satisfaction of regulatory requirements typically takes many years, is dependent upon the type, complexity and novelty of the product and requires the expenditure of substantial resources. Regulatory approval processes outside the United States include all of the risks associated with the FDA approval process. In addition, we may experience delays or rejections based upon additional government regulation from future legislation or administrative action or changes in FDA policy during the period of product development, clinical trials and FDA regulatory review.

17

Our collaborative relationships with third parties could cause us to expend significant resources and incur substantial business risk with no assurance of financial return.

We anticipate substantial reliance upon strategic collaborations for marketing and the commercialization of our drug candidates and we may rely even more on strategic collaborations for R&D of our other drug candidates. Our business depends on our ability to sell drugs to both government agencies and to the general pharmaceutical market. Offering our drug candidates for non-medical applications to government agencies does not require us to develop new sales, marketing or distribution capabilities beyond those already existing in the company. Selling antiviral drugs, however, does require such development. We plan to sell antiviral drugs through strategic partnerships with pharmaceutical companies. If we are unable to establish or manage such strategic collaborations on terms favorable to us in the future, our revenue and drug development may be limited. To date, we have not entered into any strategic collaboration with third parties capable of providing these services. In addition, we have not yet marketed or sold any of our drug candidates or entered into successful collaborations for these services in order to ultimately commercialize our drug candidates.

If we determine to enter into R&D collaborations during the early phases of drug development, our success will in part depend on the performance of our research collaborators. We will not directly control the amount or timing of resources devoted by our research collaborators to activities related to our drug candidates. Our research collaborators may not commit sufficient resources to our programs. If any research collaborator fails to commit sufficient resources, our preclinical or clinical development programs related to such collaboration could be delayed or terminated. Also, our collaborators may pursue existing or other development-stage products or alternative technologies in preference to those being developed in collaboration with us. Finally, if we fail to make required milestone or royalty payments to our collaborators or to observe other obligations in our agreements with them, our collaborators may have the right to terminate those agreements.

Manufacturers producing our drug candidates must follow current GMP regulations enforced by the FDA and foreign equivalents. If a manufacturer of our drug candidates does not conform to the current GMP regulations and cannot be brought up to such a standard, we will be required to find alternative manufacturers that do conform. This may be a long and difficult process and may delay our ability to receive FDA or foreign regulatory approval of our drug candidates and cause us to fall behind on our business objectives.

Establishing strategic collaborations is difficult and time-consuming. Our discussion with potential collaborators may not lead to the establishment of collaborations on favorable terms, if at all. Potential collaborators may reject collaborations based upon their assessment of our financial, regulatory or intellectual property position. Even if we successfully establish new collaborations, these relationships may never result in the successful development or commercialization of our drug candidates or the generation of sales revenue. To the extent that we enter into collaborative arrangements, our drug revenues are likely to be lower than if we directly marketed and sold any drugs that we may develop.

Management of our relationships with our collaborators will require:

•	significant time and effort from our management team;

•	coordination of our marketing and R&D programs with the marketing and R&D priorities of our collaborators; and

•	effective allocation of our resources to multiple projects.

We employ the use of certain chemical and biological agents and compounds that may be deemed hazardous and we are therefore subject to various environmental laws and regulations. Compliance with these laws and regulations may result in significant costs, which could materially reduce our ability to become profitable.

We use hazardous materials, including chemicals and biological agents and compounds that could be dangerous to human health and safety or the environment. As appropriate, we safely store these materials and wastes resulting from their use at our laboratory facility pending their ultimate use or disposal. We contract with a third party to properly dispose of these materials and wastes. We are subject to a variety of federal, state and local laws and regulations governing the use, generation, manufacture, storage, handling and disposal of these materials and wastes. We may incur significant costs complying with environmental laws and regulations adopted in the future.

We cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties for failure to comply with such laws and regulations. We may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair our research, development or production efforts. Our failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.

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If we use biological and hazardous materials in a manner that causes injury, we may be liable for damages.

Our R&D and manufacturing activities will involve the use of biological and hazardous materials. Although we believe our safety procedures for handling and disposing of these materials comply with federal, state and local laws and regulations, we cannot entirely eliminate the risk of accidental injury or contamination from the use, storage, handling or disposal of these materials. We carry $5,000,000 casualty and general liability insurance policies. Accordingly, in the event of contamination or injury, we could be held liable for damages or penalized with fines in an amount exceeding our resources and insurance coverage, and our clinical trials or regulatory approvals could be suspended.

We depend upon our senior management and their loss or unavailability could put us at a competitive disadvantage.

We currently depend upon the efforts and abilities of our management team. The loss or unavailability of the services of any of these individuals for any significant period of time could have a material adverse effect on our business, prospects, financial condition and results of operations. We have not obtained, do not own, nor are we the beneficiary of key-person life insurance for all of our key personnel.

We believe that our President, Dr. Anil Diwan, is critical to our success. We are a limited beneficiary of a certain amount of key man insurance for Anil Diwan that we maintain. However, there can be no assurances that the amount of the key man insurance coverage would be sufficient to provide replacement of this key officer for continuing our operations in a timely manner, should such an event arise.

We also maintain a limited amount of directors and officers liability insurance coverage to protect all of our directors and executive officers taken together. There can be no assurance that this D&O coverage will be sufficient to cover the costs of the events that may lead to its invocation, in which case, there could be a substantial impact on our ability to continue operations, should such an unforeseen event occur.

There are conflicts of interest among our officers, directors and stockholders.

Certain of our executive officers and directors and their affiliates are engaged in other activities and have interests in other entities on their own behalf or on behalf of other persons. Neither we, nor our stockholders will have any rights in these ventures or their income or profits. Specifically, Dr. Anil Diwan owns approximately 90% of the capital stock of TheraCour, which as of December __, 2019, owned approximately 31% of our voting securities including 12% of our common stock, and 55% of our Series A preferred stock, and provides the nanomaterials to us with which we intend to develop our products and is the holder of the intellectual property rights we use to conduct its operations. While we are not aware of any conflict that has arisen or any transaction that has not been conducted on an arm's length basis to date, Dr. Diwan may have conflicting fiduciary duties between us and TheraCour, for which he must recuse himself from certain of our decision-making processes.

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We do not allow a conflicted shareholder, director, or executive officer to vote on matters wherein a conflict may be perceived. The conflicted person or entity is not allowed to nominate an alternate person to vote for them either. Other than this safeguard, we currently do not have any policy in place, should such a conflict arise.

In particular:

•	Our executive officers or directors or their affiliates may have an economic interest in, or other business relationship with, partner companies that invest in us.

•	Our executive officers or directors or their affiliates have interests in entities that provide products or services to us.

In any of these cases:

•	Our executive officers or directors may have a conflict between our current interests and their personal financial and other interests in another business venture.

•	Our executive officers or directors may have conflicting fiduciary duties to us and the other entity.

•	The terms of transactions with the other entity may not be subject to arm’s length negotiations and therefore may be on terms less favorable to us than those that could be procured through arm’s length negotiations.

We anticipate entering into contracts with various U.S. government agencies. In contracting with government agencies, we will be subject to various federal contract requirements. Future sales to U.S. government agencies will depend, in part, on our ability to meet these requirements, certain of which we may not be able to satisfy.

We may enter into contracts with various U.S. government agencies which have special contracting requirements that give the government agency various rights or impose on the other party various obligations that can make the contracts less favorable to the non- government party. Consequently, if a large portion of our revenue is attributable to these contracts, our business may be adversely affected should the governmental parties exercise any of these additional rights or impose any of these additional obligations.

U.S. government contracts typically contain unfavorable termination provisions and are subject to audit and modification by the government at its sole discretion, which subjects us to additional risks. These risks include the ability of the U.S. government to unilaterally:

•	suspend or prevent us for a set period of time from receiving new contracts or extending existing contracts based on violations or suspected violations of laws or regulations;

•	terminate our existing contracts;

•	reduce the scope and value of our existing contracts;

•	audit and object to our contract-related costs and fees, including allocated indirect costs;

•	control and potentially prohibit the export of our drug candidates; and

•	change certain terms and conditions in our contracts.

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The U.S. government may terminate any of its contracts with us either for its convenience or if we default by failing to perform in accordance with the contract schedule and terms. Termination for convenience provisions generally enable us to recover only our costs incurred or committed, and settlement expenses and profit on the work completed prior to termination. Termination for default provisions do not permit these recoveries and make us liable for excess costs incurred by the U.S. government in procuring undelivered items from another source.

As a U.S. government contractor, we may become subject to periodic audits and reviews. Based on the results of these audits, the U.S. government may adjust our contract-related costs and fees, including allocated indirect costs. As part of any such audit or review, the U.S. government may review the adequacy of, and our compliance with, our internal control systems and policies, including those relating to our purchasing, property, compensation and/or management information systems. In addition, if an audit or review uncovers any improper or illegal activity, we may be subject to civil and criminal penalties and administrative sanctions, including termination of our contracts, forfeiture of profits, suspension of payments, fines and suspension or prohibition from doing business with the U.S. government. We could also suffer serious harm to our reputation if allegations of impropriety were made against us. In addition, under U.S. government purchasing regulations, some of our costs, including most financing costs, amortization of intangible assets, portions of our R&D costs and some marketing expenses, may not be reimbursable or allowed under our contracts. Further, as a U.S. government contractor, we may become subject to an increased risk of investigations, criminal prosecution, civil fraud, whistleblower lawsuits and other legal actions and liabilities to which purely private sector companies are not.

We may fail to obtain contracts to supply the U.S. government, and we may be unable to commercialize our drug candidates.

The U.S. government has undertaken commitments to help secure improved countermeasures against bio-terrorism. The process of obtaining government contracts is lengthy and uncertain, and we would compete for each contract. Moreover, the award of one government contract would not necessarily secure the award of future contracts covering the same drug. If the U.S. government makes significant future contract awards for the supply of its emergency stockpile to our competitors, our business will be harmed and it is unlikely that we will be able to ultimately commercialize our competitive drug candidate.

In addition, the determination of when and whether a drug is ready for large scale purchase and potential use will be made by the government through consultation with a number of government agencies, including the FDA, the NIH, the CDC and the Department of Homeland Security. Congress has approved measures to accelerate the development of bio-defense drugs through NIH funding, the review process by the FDA and the final government procurement contracting authority. While this may help speed the approval of our drug candidates, it may also encourage competitors to develop their own drug candidates.

The market for government stockpiling of H5N1 medicines and other antiviral drugs in the Strategic National Stockpile is fairly new and uncertain.

At the present many governments have already stockpiled influenza medicines for H5N1. We cannot predict with certainty the size of the market, if any for all of the antiviral drugs that the governments may want to stockpile. Consequently, we cannot predict whether sales, if any, to governments will be sufficient to fund our business plan and commence revenue-generating operations.

If the U.S. government fails to continue funding bio-defense drug candidate development efforts or fails to purchase sufficient quantities of any future bio-defense drug candidate, we may be unable to generate sufficient revenues to continue operations.

While we have not yet received U.S. government funding, we hope to receive funding from the U.S. government for the development of our bio-defense drug candidates. Changes in government budgets and agendas, however, may result in future funding being decreased and de-prioritized, and government contracts typically contain provisions that permit cancellation in the event that funds are unavailable to the government agency. Furthermore, we cannot be certain of the timing of any future funding, and substantial delays or cancellations of funding could result from protests or challenges from third parties. If the U.S. government fails to continue to adequately fund R&D programs, we may be unable to generate sufficient revenues to continue operations. Similarly, if we develop a drug candidate that is approved by the FDA, but the U.S. government does not place sufficient orders for this drug, our future business may be harmed.

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 Risks Related to the Biotechnology/Biopharmaceutical Industry

The biotechnology and biopharmaceutical industries are characterized by rapid technological developments and a high degree of competition. We may be unable to compete with enterprises equipped with more substantial resources than us.

The biotechnology and biopharmaceutical industries are characterized by rapid technological developments and a high degree of competition based primarily on scientific and technological factors. These factors include the availability of patent and other protection for technology and products, the ability to commercialize technological developments and the ability to obtain government approval for testing, manufacturing and marketing.

Our shingles drug candidate would compete with Valtrex®, an approved drug (valacyclovir), and other acyclovir-related nucleoside analogs, and new drugs in the pipeline. FV-100, a VZV-specific nucleoside analog was in Phase 3 clinical trials that were terminated. Development of ASP2151, a helicase/primase inhibitor, was terminated due to adverse events in healthy persons in clinical trials. We are not aware of any further drugs in clinical trials for the treatment of shingles. Painkillers such as lidocaine formulations and oxycodone formulations were in clinical trials for symptomatic relief of PHN.

Our HSV-1 and HSV-2 skin cream drug candidates would compete with branded and unbranded available skin creams, such as Abreva™, as well as with branded and unbranded oral drug candidates against herpes, such as those based on acyclovir, valacyclovir, gancyclovir, among others. It is not known until after human clinical trials whether our drug candidates provide patient benefits beyond those of these drugs. Other drugs against herpes that are in the pipeline, if approved prior to our drug approval, would also be competition. Several drugs are in clinical trials for HSV-1 and/or HSV-2 treatment. These include brincidofovir, cyclopropavir, valamocyclovir, pritelivir, letermovir, as well as antibodies. Their patient benefit profiles are not known at present.

Our anti-influenza drug in development, FluCide, would compete with neuraminidase inhibitors Tamiflu and Relenza, anti-influenza drugs that are sold by Roche and Glaxo SmithKline (GSK), respectively. Generic competitors include amantadine and rimantadine, both oral. BioCryst Pharmaceuticals, Inc. has achieved US FDA approval for IV Infusions formulations of peramivir, an influenza neuraminidase inhibitor, for the treatment of uncomplicated influenza. Peramivir is approved in Japan and had obtained emergency use authorization in the US. Its effectiveness during multiple clinical trials was found to be severely limited. Recently, a new drug, Xofluza (Baloxavir marboxil), developed by Shionogi, Inc., has been approved in Japan, and licensed in the US and the rest of the world by Genetech/Roche. On October 24, 2018, the U.S. FDA approved it for the treatment of acute uncomplicated influenza in people 12 years of age and older who have been symptomatic for no more than 48 hours. It is an influenza viral endonuclease PA inhibitor. Other drugs in this class are in clinical trials. So are drugs targeting the m7G cap-snatching activity (PB2) of influenza virus such as VX787, and antibodies. Several H5N1 bird flu, and influenza novelH1N1/2009 vaccines are also in development worldwide. Several companies are developing anti-influenza drugs and vaccines.

We compete with specialized biopharmaceutical firms in the United States, Europe and elsewhere, as well as a growing number of large pharmaceutical companies that are applying biotechnology to their operations, many of which have greater market presence and resources than we do. Many biopharmaceutical companies have focused their development efforts in the human therapeutics area, including cancer. Many major pharmaceutical companies have developed or acquired internal biotechnology capabilities or made commercial arrangements with other biopharmaceutical companies. These companies, as well as academic institutions, government agencies and private research organizations, also compete with us in recruiting and retaining highly qualified scientific personnel and consultants. Our ability to compete successfully with other companies in the pharmaceutical field will also depend to a considerable degree on the continuing availability of capital to us.

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We are aware of numerous products under development or manufactured by competitors that are used for the prevention or treatment of certain diseases we have targeted for drug development. Various companies are developing biopharmaceutical products that potentially directly compete with our drug candidates even though their approach to such treatment is different.

We hope that our drug candidates under development and in clinical trials will address major markets within the anti-viral sector. Our competition will be determined in part by the potential indications for which drugs are developed and ultimately approved by regulatory authorities. Additionally, the timing of the market introduction of some of our potential drugs or of competitors’ products may be an important competitive factor. Accordingly, the relative speed with which we can develop drugs, complete pre-clinical testing, clinical trials, approval processes and supply commercial quantities to market are important competitive factors. We expect that competition among drugs approved for sale will be based on various factors, including product efficacy, safety, reliability, availability, price and patent protection.

The successful development of biopharmaceuticals is highly uncertain. A variety of factors including, pre-clinical study results or regulatory approvals, could cause us to abandon development of our drug candidates.

Successful development of biopharmaceuticals is highly uncertain and is dependent on numerous factors, many of which are beyond our control. Products that appear promising in the early phases of development may fail to reach the market for several reasons including:

•	pre-clinical study results that may show the product to be less effective than desired (e.g., the study failed to meet its primary objectives) or to have harmful or problematic side effects;

•	failure to receive the necessary regulatory approvals or a delay in receiving such approvals. Among other things, such delays may be caused by slow enrollment in clinical studies, length of time to achieve study endpoints, additional time requirements for data analysis or an IND and later NDA, preparation, discussions with the FDA, an FDA request for additional pre-clinical or clinical data or unexpected safety or manufacturing issues;

•	manufacturing costs, pricing or reimbursement issues, or other factors that make the product not economical; and

•	the proprietary rights of others and their competing products and technologies that may prevent the product from being commercialized.

Success in pre-clinical and early clinical studies does not ensure that large-scale clinical studies will be successful. Clinical results are frequently susceptible to varying interpretations that may delay, limit or prevent regulatory approvals. The length of time necessary to complete clinical studies and to submit an application for marketing approval for a final decision by a regulatory authority varies significantly from one product to the next, and may be difficult to predict.

Risks Related to the Securities Markets and Investments in Our Securities

We effected a one-for-twenty reverse stock split of our authorized and outstanding common stock and preferred stock on September 24, 2019. However, the reverse stock split may not increase our stock price sufficiently above the listing standard and we may not be able to maintain the listing of our common stock on the NYSE American.

We effected the reverse stock split of our outstanding common stock to increase the market price of our common stock so that we will continue to meet the minimum market price requirement of the listing rules of the NYSE American. However, the continuing effect of a reverse stock split upon the market price of our common stock cannot be predicted with certainty, and the results of reverse stock splits by companies in similar circumstances have been varied. It is possible that the market price of our common stock will not remain sufficiently high for us to be in compliance with the minimum market price requirement of the NYSE American, or if it does, that such price will be sustained. If we are unable to meet the minimum market price requirement, we may be unable to list our shares on the NYSE American.,

The market price of our common stock may not attract new investors, including institutional investors, and may not satisfy the investing requirements of those investors. Consequently, the trading liquidity of our common stock may not improve.

Although we believe that a higher market price of our common stock may help generate greater or broader investor interest, there can be no assurance that the Split will result in a share price that will attract new investors, including institutional investors.

If we do not meet the continued listing standards of the NYSE American our common stock could be delisted from trading, which could limit investors' ability to make transactions in our common stock and subject us to additional trading restrictions.

As of September 25, 2013, our common stock began trading on the NYSE American, which imposes continued listing requirements with respect to listed shares. If, however, we fail to satisfy the continued listing standards, such as, for example, the requirement that our shares not trade "for a substantial period of time at a low price per share," fail to meet stockholders equity requirements, or that we not dispose of our principal operating assets or discontinue a substantial portion of our operations, among other requirements, the NYSE American may issue a non-compliance letter or initiate delisting proceedings. If our securities are delisted from trading on the NYSE American and we are not able to list our securities on another exchange or to have them quoted on NASDAQ, our securities could be quoted on the OTC Markets Group. As a result, we could face significant adverse consequences including:

•	a limited availability of market quotations for our securities;

•	a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•	a limited amount of news and analyst coverage for us; and

•	a decreased ability to issue additional securities (including pursuant to short-form registration statements on Form S-3 or obtain additional financing in the future).

We are subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which will require us to incur audit fees and legal fees in connection with the preparation of such reports. These additional costs will reduce or might eliminate our profitability.

We are required to file periodic reports with the SEC pursuant to the Exchange Act and the rules and regulations promulgated thereunder. To comply with these requirements, our independent registered auditors will have to review our quarterly financial statements and audit our annual financial statements. Moreover, our legal counsel will have to review and assist in the preparation of such reports. The costs charged by these professionals for such services cannot be accurately predicted at this time, because factors such as the number and type of transactions that we engage in and the complexity of our reports cannot be determined at this time and will have a major effect on the amount of time to be spent by our auditors and attorneys. However, the incurrence of such costs will obviously be an expense to our operations and thus have a negative effect on our ability to meet our overhead requirements and earn a profit. We may be exposed to potential risks resulting from new requirements under Section 404 of the Sarbanes-Oxley Act of 2002. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, the trading price of our Common Stock, if a market ever develops, could drop significantly, or we could become subject to Commission enforcement proceedings.

Our common stock may be considered a “penny stock” and may be difficult to sell.

The Commission has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. Historically, the price of our common stock has fluctuated greatly. If, the market price of the common stock is less than $5.00 per share and the common stock does not fall within any exemption, it therefore may be designated as a “penny stock” according to SEC rules. The “penny stock” rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser’s written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell our common shares, and may result in decreased liquidity for our common shares and increased transaction costs for sales and purchases of our common shares as compared to other securities.

Our stock price may be volatile and your investment in our common stock could suffer a decline in value.

The price of our common stock, as traded on the NYSE American, may fluctuate significantly in response to a number of factors, many of which are beyond our control. These factors include but are not limited to:

•	progress of our products through the regulatory process

•	results of preclinical studies and clinical trials;

•	announcements of technological innovations or new products by us or our competitors;

•	government regulatory action affecting our products or our competitors’ products in both the United States and foreign countries;

•	developments or disputes concerning patent or proprietary rights;

•	general market conditions for emerging growth and pharmaceutical companies;

•	economic conditions in the United States or abroad;

•	actual or anticipated fluctuations in our operating results;

•	broad market fluctuations; and

•	changes in financial estimates by securities analysts.

There is a risk of market fraud.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. We are aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

Our Common Stock has been listed on the NYSE American since 2013. Shareholders should be aware that the occurrence of the above-mentioned patterns and practices cannot be entirely precluded and that the occurrence of these patterns or practices could increase the volatility of our share price.

A registration of a significant amount of our outstanding restricted stock may have a negative effect on the trading price of our stock.

At December __, 2019, our shareholders held 1,314,529 shares of restricted stock, or approximately 34% of the outstanding common stock. If we were to file a registration statement including all of these shares, and the registration is allowed by the SEC, these shares would be freely tradable upon the effectiveness of the planned registration statement. If investors holding a significant number of freely tradable shares decide to sell them in a short period of time following the effectiveness of a registration statement, such sales could contribute to significant downward pressure on the price of our stock.

We do not intend to pay any cash dividends in the foreseeable future and, therefore, any return on your investment in our capital stock must come from increases in the fair market value and trading price of the capital stock.

We have not paid any cash dividends on our common stock and do not intend to pay cash dividends on our common stock in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business. Any credit agreements, which we may enter into with institutional lenders, may restrict our ability to pay dividends. Whether we pay cash dividends in the future will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and any other factors that the board of directors decides is relevant. Therefore, any return on your investment in our capital stock must come from increases in the fair market value and trading price of the capital stock.

We may issue additional equity shares to fund our operational requirements, which would dilute share ownership. Such sales of additional equity securities may adversely affect the market price of our common stock and your rights in the company may be reduced.

The company’s continued viability depends on its ability to raise capital. We expect to continue to incur drug development and selling, general and administrative costs. Changes in economic, regulatory or competitive conditions may lead to cost increases. Management may determine that it is in the best interest of the company to develop new services or products. In any such case additional financing is required for the company to meet its operational requirements. We may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. The sale or the proposed sale of substantial amounts of our common stock in the public markets may adversely affect the market price of our common stock. Also, any new securities issued may have greater rights, preferences or privileges than our existing common stock. Our stockholders may experience substantial dilution upon such issuances and a reduction in the price that they are able to obtain upon sale of their shares. There can be no assurances that the company will be able to obtain such financing on terms acceptable to the company and at times required by the company, if at all. In such event, the company may be required to materially alter its business plan or curtail all or a part of its operational plans as detailed under in Requirements for Additional Capital in Management’s Discussion and Analysis in this prospectus.

We are authorized to issue up to 7,500,000 shares of common stock without additional approval by shareholders. As of December __, 2019, we had 3,853,675 shares of common stock outstanding, warrants exercisable into 398,728 shares of Common Stock and 366,101 shares of series A preferred stock that are convertible, only in the event of a change in control, into 1,281,354 shares of common stock.

Large amounts of our common stock will be eligible for resale under Rule 144.

As of December __, 2019, 1,314,529 of 3,853,675 issued and outstanding shares of the company’s Common Stock were restricted securities as defined under Rule 144 of the Securities Act of 1933 and under certain circumstances may be resold without registration pursuant to Rule 144. In addition, the 366,101 shares of Series A Preferred Stock are restricted and convertible into 1,281,354 shares of Common Stock solely in the event of a change of control our company.

As of December ___, 2019, approximately 152,189 shares of our restricted shares of common stock are held by non-affiliates who may avail themselves of the public information requirements and sell their shares in accordance with Rule 144. As a result, some or all of these shares may be sold in accordance with Rule 144 potentially causing the price our company’s shares to decline.

In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a six month holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitation, by a person who is not an Affiliate, as such term is defined in Rule 144(a)(1), of the Company and who has satisfied a one-year holding period. Any substantial sale of the company’s common stock pursuant to Rule 144 may have an adverse effect on the market price of our common stock.

The requirements of complying with the Sarbanes-Oxley act may strain our resources and distract management.

We are subject to the reporting requirements of the Exchange Act, and the Sarbanes-Oxley Act of 2002. The costs associated with these requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting. Historically, we have maintained a small accounting staff, but in order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant additional resources and management oversight will be required. This includes, among other things, activities necessary for supporting our independent public auditors. This effort may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, we may need to hire additional accounting and financial persons with appropriate public company experience and technical accounting knowledge, and we cannot assure you that we will be able to do so in a timely fashion.

Risks Relating to this Offering

If you purchase our shares in this offering, you may incur immediate and substantial dilution in the book value of your shares.

The public offering price per share of our common stock, may be substantially higher than the net tangible book value per share of our common stock immediately prior to the offering. After giving effect to the assumed sale of 2,500,000 shares of our common stock, in this offering, at an assumed public offering price of $____ per share (the last reported sale price of our common stock on the NYSE American on December __, 2019), and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by, purchasers of our common stock in this offering will incur immediate dilution of $(       ) per share in the net tangible book value of the common stock they acquire. For a further description of the dilution that investors in this offering may experience, see “Dilution.”

In addition, to the extent that outstanding stock options or warrants have been or may be exercised or other shares issued, you may experience further dilution.

We have broad discretion in the use of the net proceeds we receive from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds we receive in this offering, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether our management is using the net proceeds appropriately. Because of the number and variability of factors that will determine our use of our net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business and cause the price of our common stock to decline. Pending their use, we may invest our net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which reflect our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of risks, uncertainties and assumptions described under the sections in this prospectus entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this prospectus. Forward-looking statements are identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on the information available to management at this time and which speak only as of this date. Examples of our forward-looking statements include:

•	our future growth and revenues;

•	our competitive strengths; and

•	our business strategy and the trends we anticipate in the nano–biopharmaceutical industry.

These forward-looking statements are based on our current expectations and are subject to a number of risks, uncertainties and assumptions. These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control, are difficult to predict, and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Important factors that could cause actual results to differ materially from those in forward-looking statements include:

•	economic downturns, reduced capital expenditures, consolidation and technological and regulatory changes in our industry;

•	the highly competitive nature of our industry;

•	our ability to attract and retain qualified managers and skilled employees;

•	the outcome of our plans for future operations and growth; and

•	the other factors referenced in this prospectus, including, without limitation, under “Risk Factors.”

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise. The forward-looking statements contained in this prospectus are excluded from the safe harbor protection provided by the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”).

This prospectus also refers to estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, projections, assumptions and estimates of our future performance and the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk.

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be approximately $_______, assuming the sale of 2,500,000 shares of common stock at an assumed public offering price of $___ per share (the last reported sale price of common stock on the NYSE American on December __, 2019), after deducting the underwriting discount and estimated offering expenses payable by us. If the underwriter exercises its option to purchase additional shares of Common Stock, we estimate that our net proceeds from this offering will be approximately $_______, after deducting the underwriting discounts, and estimated offering expenses payable by us.

We currently intend to use the net proceeds of the offering for general corporate purposes and to fund ongoing operations and to repay sums owed to TheraCour for deferred development fees, in the amount of $200,000 as of December __, 2019.

We have estimated a total cash expenditure budget of approximately $7.0 million for the next 12 months, of which approximately $5.0 million is expected to go towards research and development for our drug candidates, including IND-enabling studies of one of our lead drug candidates, namely Skin Cream for Topical Treatment of Shingles, and approximately $2.0 million is budgeted for general and administrative expenses. We will need to raise additional funds in the future.

DIVIDEND POLICY

We have not paid any cash dividends on our common stock since our inception. We currently intend to retain any earnings for use in our business, and therefore do not anticipate paying dividends in the foreseeable future.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock commenced trading on the NYSE MKT (now known as the NYSE American) on September 25, 2013 under the symbol “NNVC”. On December __, 2019, the last reported sale price of our common stock on the NYSE American was $__ per share. No assurance can be given that an active market will exist for the company’s common stock. The company does not expect to declare dividends in the foreseeable future since the company intends to utilize its earnings, if any, to finance its future growth, including possible acquisitions.

Number of Shareholders

As of December __, 2019, a total of 3,853,675 shares of the company’s common stock were outstanding and held by approximately 150 shareholders of record. This number of shareholders does not reflect the persons or entities that hold their stock in nominee or street name through various brokerage firms.

Dividends

We have not paid any cash dividends since our inception. We currently intend to retain any earnings for use in our business, and therefore do not anticipate paying dividends in the foreseeable future.

Transfer Agent

The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209. Tel: (303) 282-4800.

CAPITALIZATION

	As of September 30, 2019
	Actual	As Adjusted
	(unaudited)
	(in thousands, except share and per share amounts)
Cash, cash equivalents and marketable securities	$874,953	$-
Other long term liabilities	$-	$-
Stockholders' equity:
Common stock, par value $0.001 per share—7,500,000 shares authorized, 3,853,675 shares issued and outstanding, actual; _______ shares issued and outstanding, as adjusted	3,854	-
Series A preferred stock, par value $0.001 per share 425,000 shares authorized, 256,101 shares issued or outstanding, actual and as adjusted	256	-
Additional paid-in capital	102,803,392	-
Accumulated other comprehensive loss	-	-
Accumulated deficit	(93,677,719)	-
Total stockholders' equity	9,129,783	-

The table above sets forth our cash and cash equivalents and our capitalization as of September 30, 2019 on:

•	an actual basis; and

•	on a pro forma basis to give effect to the sale by us in this offering of 2,500,000 shares of common stock, at the assumed public offering price of $ per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The pro forma information set forth in the table below is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our financial statements for the periods ended September 30, 2019 and 2018, and the related notes thereto, included by reference in this prospectus.

DILUTION

If you purchase shares of our common stock in this offering, you may experience dilution to the extent of the difference between the public offering price per share in this offering and our as adjusted net tangible book value per share immediately after this offering. Net tangible book value per share is equal to the amount of our total tangible assets, less total liabilities, divided by the number of outstanding shares of our common stock. As of September 30, 2019, our net tangible book value was approximately $______ million, or approximately $____ per share.

After giving effect to the sale by us of _______ shares of our common stock in this offering at an assumed public offering price of $____ per share (the last reported sale price of our common stock on the NYSE American on November __, 2019), after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2019 would have been approximately $____ million, or approximately $____ per share. This represents an immediate decrease in net tangible book value of $____ per share to existing stockholders and an immediate decrease in net tangible book value of $_____ per share to new investors purchasing shares of our common stock in this offering. The following table illustrates this per share dilution:

Assumed public offering price per share			$
Net tangible book value per share as of September 30, 2019	$
Decrease in net tangible book value per share after this offering		(0.__)		$(0._)
As adjusted net tangible book value per share after this offering
Dilution per share to new investors			$

The discussion and table above assume (i) no exercise of the underwriter’s option to purchase up to an additional 375,000 shares of common stock.

The foregoing discussion and table do not take into account further dilution to new investors that could occur upon the exercise of outstanding options or warrants having a per share exercise price less than the per share offering price to the public in this offering. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

The table and discussion above are based on 3,853,675 shares of our common stock outstanding as of September 30, 2019 and excludes as of such date:

●	5,000 shares of our common stock subject to outstanding options having a weighted average exercise price of $10 per share and restricted stock awards;

●	896,354 shares of our common stock reserved for issuance pursuant to the conversion of 256,101 shares of preferred stock;

●	398,728 shares of our common stock reserved for issuance upon exercise of outstanding warrants having a weighted average exercise price of $18.18 per share; and

●	250,000 shares of our common stock reserved for issuance under the NanoViricides, Inc. Executive Equity Incentive Plan.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read together with our financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements based upon our current plans, estimates, beliefs and expectations that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the sections entitled “Risk Factors,” “Special Note Regarding Forward-Looking Statements” and elsewhere in this prospectus.

Overview

Our drug development business model was formed in May 2005 with a license to the patents and intellectual property held by TheraCour that enabled creation of drugs engineered specifically to combat viral diseases in humans. This exclusive license from TheraCour serves as a foundation for our intellectual property. We initially obtained a worldwide exclusive license to this technology for several drug candidates with specific targeting mechanisms for the treatment of the following human viral diseases: Human Immunodeficiency Virus (HIV/AIDS), Hepatitis B Virus (HBV), Hepatitis C Virus (HCV), Rabies, Herpes Simplex Virus (HSV-1 and HSV-2), Influenza and Asian Bird Flu Virus. We later entered into an Additional License Agreement with TheraCour granting us the exclusive licenses for technologies developed by TheraCour for the additional virus types: Dengue viruses, Japanese Encephalitis virus, West Nile Virus, Viruses causing viral Conjunctivitis (a disease of the eye) and Ocular Herpes, and Ebola/Marburg viruses. Additionally, the Company obtained an exclusive license for the VZV (shingles and chickenpox virus) field from TheraCour on November 1, 2019. We may want to add further virus types to its drug pipeline as we progress further. We would then need to negotiate with TheraCour appropriate license agreements to include those of such additional viruses that we determine we want to follow for further development. We are seeking to add to our existing portfolio of products through our internal discovery pre-clinical development programs and through an in-licensing strategy.

The licenses granted by TheraCour are for entire set of pathologies that the licensed virus is a causative agent for, wherein attacking the virus particle would provide clinical benefit. The licenses are not for single drug/indication pairs, which is the customary mode of licensing in the pharmaceutical industry. Thus, these are very broad licenses and enable NanoViricides to pursue a number of indications as well as develop drug candidates with different characteristics as is best suited for the indications, without having to license the resulting drugs for each indication separately, as with normal pharmaceutical industry licensing.

We plan to develop several drugs through the preclinical studies and clinical trial phases with the goal of eventually obtaining approval from the FDA and International regulatory agencies for these drugs. We plan, when appropriate, to seek regulatory approvals in several international markets, including developed markets such as Europe, Japan, Canada, Australia, and Emerging Regions such as Southeast Asia, India, China, Central and South America, as well as the African subcontinent. The seeking of these regulatory approvals would only come when and if one or more of our drugs have significantly advanced through the US FDA and international regulatory process. If and as these advances occur, we may attempt to partner with more established pharmaceutical companies to advance the various drugs through the approval process.

We intend to perform the regulatory filings and own all the regulatory licenses for the drugs it is currently developing. We will develop these drugs in part via subcontracts to TheraCour, the exclusive source for these nanomaterials. We Company may manufacture these drugs itself, or under subcontract arrangements with external manufacturers that carry the appropriate regulatory licenses and have appropriate capabilities. We intend to distribute these drugs via subcontracts with distributor companies or in partnership arrangements. We plan to market these drugs either on its own or in conjunction with marketing partners. We also plan to actively pursue co-development, as well as other licensing agreements with other pharmaceutical companies. Such agreements may entail up-front payments, milestone payments, royalties, and/or cost sharing, profit sharing and many other instruments that may bring us early revenues. Such licensing and/or co-development agreements may shape the manufacturing and development options that we may pursue.

There can be no assurance that we will be able to develop effective nanoviricides, or if developed, that we will have sufficient resources to be able to successfully manufacture and market these products to commence revenue-generating operations.

There can be no assurance that other developments in the field would not impact our business plan adversely. For example, successful creation and availability of an effective vaccine may reduce the potential market size for a particular viral disease, or an effective drug may be developed by competitors that becomes difficult to compete against with our limited resources.

Our goal, which we can give no assurance that we will achieve, is for NanoViricides, Inc. to become the premier company developing highly safe and effective drugs that employ an integrated multiplicity of actions as enabled by our nanomedicine approach for anti-viral therapy.

To date, we have engaged in organizational activities; developing and sourcing compounds and preparing nano-materials; and experimentation involving preclinical studies using cell cultures and animal models of efficacy and safety. We have generated funding through the issuances of debt and the sales of securities and the private placement of common stock. We do not currently have any long-term debt. We have not generated any revenues and we do not expect to generate revenues in the near future. We may not be successful in developing our drugs and start selling our products when planned, or we may not become profitable in the future. We have incurred net losses in each fiscal period since inception of our operations.

Recent Developments

During the quarter ended September 30, 2019, we have continued to focus our drug development work plans primarily on our lead anti-shingles and anti-Herpes-virus programs. In particular, we have focused on a work plan towards our clinical development candidate for the topical skin ointment for the treatment of shingles rash, namely, NV-HHV-101. Because of the broad-spectrum nature of our anti-herpes drug candidates, we have also simultaneously continued further development of our drug candidates for four additional indications in the HerpeCide™ project, namely, cold sores, genital ulcers, and external ocular viral infections. We have prioritized our resources with the goal of filing our first IND in the shortest possible timeframe.

We have continued the development of anti-HSV-1 and anti-HSV-2 drug candidates, and has tested the same against VZV in cell cultures, in addition to against HSV-1 and HSV-2. Since the candidates showed preliminary efficacy against VZV as well, the Company added shingles as an additional indication to pursue under the HerpeCide™ program.

We have engaged Dr. Brandt’s Lab at CORL, University of Wisconsin, Madison, WI, to further develop their animal models of dermal HSV-1 and HSV-2 infections in mice and to make them suitable for screening of drugs for relative efficacy. They are working on validating their HSV-1 mouse model for discriminative efficacy of different existing drugs. Once they can establish that the model distinguishes different effective drugs, we will be able to use the model for testing our HerpeCide drug candidates against HSV-1, and optimizing the same only if necessary. Following HSV-1 model development, we have commissioned Dr. Brandt’s Lab to perform similar studies for their HSV-2 genital infection mouse model as well. Dr. Brandt’s Lab also developed the mouse model of viral Acute Retinal Necrosis (v-ARN) caused by HSV-1 that we have tested some of our drug candidates in as reported elsewhere.

Based on our discussions with our regulatory advisors and consultants that indicated that the shingles drug candidate would be likely to reach the human clinical evaluation phase earliest compared to the other drug candidates, we have focused on the treatment of shingles rash using our skin cream formulation of NV HHV-101 as the lead drug candidate. Other drug candidates in the HerpeCide program are expected to follow into clinical stage rapidly thereafter. This is primarily because of the topical treatment nature of the drug candidates we have chosen to develop in these indications.

Animal model studies of lethal herpesvirus infection using the highly pathogenic and neurotropic HSV-1 H129 strain in two different sites resulted in 85% to 100% survival in animals treated with certain anti-HSV nanoviricide drug candidates, while control animals uniformly died. We reported on these studies in April 2015, from Professor Emeritus Ken Rosenthal’s lab at NEOMED, and in August 2015, from TransPharm Preclinical Solutions, LLC, Jackson, MI (TransPharm), a CRO. Previously, we have improved the anti-HSV drug candidates in cell culture studies and were able to achieve significant effectiveness before engaging into animal studies. We re-designed the anti-HSV drug candidates so that the solutions would not run off the skin when applied. With this redesign, our drug candidates demonstrated complete survival of HSV-1 H129 lethally infected animals.

Thus, we have achieved animal studies efficacy proof of concept for HSV-1 skin topical treatment. We believe that the broad-spectrum nature of these drug candidates should allow effectiveness against related herpesvirus types such as HSV-2 as well as the more distantly related HHV-3 aka VZV or chickenpox/shingles virus.

We have established additional collaborations towards IND-enabling development of drug candidates against the four indications listed earlier. We now have collaboration agreements with the CORL at the University of Wisconsin, the Campbell Lab at the University of Pittsburgh, and, the Moffat Lab at SUNY Upstate Medical Center, for the evaluation of our nanoviricides® drug candidates in models of ocular herpesvirus and adenovirus infections as well as VZV infections in in vitro and ex vivo models. We also have the ability to perform initial screening of our drug candidates in our BSL2 certified Virology Lab in Shelton, CT, against several viruses that include various strains and subtypes of HSV-1, HSV-2, VZV, and Influenza.

We believe that our anti-herpes drug candidates for the treatment of cold sores and for genital lesions should lead to effective control of the cold sores rapidly, and may also lead to a long lag time before a new recurrence episode occurs. This is because it is believed that recurrence rates increase by virtue of further infection of new nerve endings from the site of the herpesvirus outbreak, which result in additional nerve cells harboring the virus. If this in situ re-infection is limited, which we believe is the primary mechanism of nanoviricide drugs, then it is expected that the number of HSV harboring reservoir cells should decrease, and recurrence rate should go down.

We believe that it will be able to expand its anti-herpes portfolio in the future to include many other herpesviruses such as cytomegalovirus (CMV), HHV-6A, HHV-6B, KSHV, and Epstein-Barr virus (EBV, cause of mononucleosis). This would lead to a very large number of therapeutic indications beyond the four or five indications we are currently targeting.

Current Financial Status

As of September 30, 2019, we had approximately $0.9 million in cash and cash equivalents, plus prepaid expenses of $220,795 and $10,058,575 of property and equipment, net of accumulated depreciation. Our liabilities are $2,656,512 with $1,224,079 attributable to derivative liabilities of warrants issued simultaneously with the registered direct offering on February 27, 2019, and accounts payable of $656,757 payable to third parties and accounts payable to TheraCour of $714,417, of which $375,000 of such accounts payable is deferred until the filing of an IND. Stockholders’ equity was $9,129,783 at September 30, 2019. In comparison, as of June 30, 2019, we had $2,555,207 in cash and cash equivalents, and additional assets of $270,214 in the form of prepaid expenses. Property and equipment was $10,227,247, net of accumulated depreciation. Our liabilities were $2,848,153, with $1,645,606 attributable to derivative liabilities of warrants. Stockholders’ equity was $10,600,360.

During the three months ended September 30, 2019, we spent approximately $1.43 million in cash toward operating activities and approximately $4,000 in capital investment. In contrast, we spent approximately $0.962 million in cash toward operating activities and approximately $37,000 in capital investment in the three months ended September 30, 2018. The cash spent in quarter ended September 30, 2018, was lower due to delayed bill payments. We do not anticipate any major capital costs going forward in the near future.

As of September 30, 2019, we had a cash and cash equivalent balance of $874,953 and prepaid expenses of $220,795, that is expected to be insufficient to fund our currently budgeted operations for approximately one year from the filing of the Company’s Form 10-Q without additional funding through the capital or credit markets. We will need to raise additional funds in the capital markets to continue its operations through November, 2020. If we are unable to obtain debt or equity financing to meet its cash needs in the future it may have to severely limit its business plan by reducing the funds it plans to expend on pre-clinical studies and clinical trials, and/or research and development projects.

We have incurred significant operating losses since its inception resulting in an accumulated deficit of $93,677,719, at September 30, 2019. For the three months ended September 30, 2019, the Company had a net loss of $1,561,133. Such losses are expected to continue for the foreseeable future and until such time, if ever, as we are able to attain sales levels sufficient to support its operations. Management is actively exploring additional required funding through debt or equity financing pursuant to its plan. There is no assurance we will be successful in obtaining sufficient financing on terms acceptable to us to fund continuing operations. Management believes that as a result of the management plan, our existing resources and current commitments will permit us to fund planned operations and expenditures. However, our recurring losses from operations and negative cash flows from operating activities raise substantial doubt about our ability to continue as a going concern.

Results of Operations

We are a biopharmaceutical company and did not have any revenue for the three-month periods ended September 30, 2019 and 2018.

Results of Operations for Three Months Ended September 30, 2019

We are a biopharmaceutical company and did not have any revenue for the three-month periods ended September 30, 2019 and 2018.

Revenues – We are currently a non-revenue producing entity.

Research and Development Expenses – Research and development expenses for the three months ended September 30, 2019 increased $70,922 to $1,482,405 from $1,411,483 for the three months ended September 30, 2018. The increase in the cost of research and development for the three months ended September 30, 2019 is largely attributable to an increase in outside laboratory fees to collaborators. The increased expenses were offset by a decrease in lab supplies and materials during the three-month period ended September 30, 2019.

General and Administration Expenses – General and administrative expenses for the three months ended September 30, 2019 decreased $122,143 to $505,472 from $627,615 for the three months ended September 30, 2018. The decrease in expenses during the three month period ended September 30, 2019 compared to the prior period resulted primarily from decreases in officers compensation arising from the resignation of our former Chief Executive Officer and travel costs offset by an increase in professional fees, insurance costs and operating expenses in general.

Interest Income – Interest income decreased $16,867 to $5,217 for the three months ended September 30, 2019 from $22,084 for the three months ended September 30, 2019. The decrease is due to a decrease in the cash and cash equivalents.

Change in fair value of derivative – Change in fair value of derivative for the three months ended September 30, 2019 increased $245,976 to $421,527 from $175,551 for the three months ended September 30, 2018.

Income Taxes – There is no provision for income taxes due to ongoing operating losses.

Net Loss – For the three months ended September 30, 2019, we had a net loss of ($1,561,133), or ($0.41) per share on a fully diluted basis compared to a net loss of ($1,841,463) or ($0.53) per share on a fully diluted basis for the three months ended September 30, 2018. The decrease in the net loss for the three-months ended September 30, 2019 is attributable mainly to an increase in the Change in fair value of derivatives of $245,976 and a decrease in operating expenses of $51,221. Additionally, the cost of compensation paid in Company securities was reduced.

Liquidity and Capital Reserves

We had cash and cash equivalents of $874,953, and prepaid expenses of $220,795, as of September 30, 2019, accounts payable and accrued expenses were $1,432,433, inclusive of account payables of $714,417 to a related party. At September 30, 2019, we reported a derivative liability of $1,224,079 arising from warrants issued in conjunction with a registered direct offering. Since inception, the Company has expended substantial resources on research and development. Consequently, we have sustained substantial losses. We have an accumulated deficit of approximately $93,678,000 at September 30, 2019. Such losses are expected to continue for the foreseeable future and until such time, if ever, as we are able to attain sales levels sufficient to support its operations. There can be no assurance that we will achieve or maintain profitability in the future. These factors raise substantial doubt about our ability to continue as a going concern.

Management adjusted its planned expenditures, activities, and programs, in accordance with budgetary constraints and in accordance with its expectations of obtaining additional financing.

We have made several adjustments to its past expenditures in the ensuing annual budget, eliminating several expenses including a reduction in workforce and consultants to the extent feasible without affecting its program of drug development. In addition, we focused our efforts primarily on a single lead program to minimize cost outlays, namely, taking the shingles drug candidate against VZV into human clinical trials. Management’s budget indicates that these changes have freed up sufficient funds to allow for the costs of the external advanced IND-enabling studies of this drug candidate. Management has considered several options for financing the net working capital deficit as well as to obtain additional funds that will be needed for future human clinical trials. We are also evaluating the possibility of obtaining a mortgage on its fully owned cGMP-capable laboratory facility in Shelton, CT, in order to free up a portion of the fixed capital for usage as liquid working capital.

We will be required to raise additional funds. To this end, the Board of Directors agreed to engage an investment bank in July 2019 and filed a registration statement on Form S-1 for follow-on public offering with the SEC on September 27, 2019. We performed a 20-for-1 reverse split of our capital stock which was effective on September 24, 2019. While there have been no fundamental changes our business or drug development programs, the stock price declined further, trading well below our balance sheet value including fixed assets. The engagement of this investment bank expired on October 31, 2019, and was not extended and the registration statement was withdrawn on November 5, 2019.

On November 7, 2019, we engaged Aegis Capital Corp to conduct a new offering. The amount of any capital raise is dependent upon and subject to the price of our common stock and market conditions.

Management is actively exploring additional required funding through debt or equity financing pursuant to its plan. There is no assurance that we will be successful in obtaining sufficient financing on terms acceptable to us to fund continuing operations. Management believes that the results of the management plan, the Company’s existing resources and access to the capital markets will permit us to fund planned operations and expenditures. We believe that we will need to raise additional capital by way of equity, debt, debentures, or other methods, to support the upcoming clinical trials and operational expenses.

We believe that we will be able to raise additional funding at an opportune time as it progresses towards human clinical trials. However, we cannot provide assurance that our plans will not change or that changed circumstances will not result in the depletion of its capital resources more rapidly than it currently anticipates. Further, we cannot provide assurances that we will continue as a going concern or be able to raise additional funding in a timely manner, and if it can, that it will be on terms favorable for our current shareholders.

While we continue to incur significant operating losses with significant capital requirements, we have been able to finance our business through sale of its securities. In the past we have adjusted our priorities and goals in line with the cash on hand and capital availability. We believe we will continue to adjust our priorities of drug development and our plan of operations as necessary, if we are unable to raise sufficient funds for its multiple drug programs.

We anticipate undertaking additional expenditures towards the goal of filing at least one IND with the US FDA or another regulatory agency. We anticipate that we will need to raise additional funds to support these activities as well as the human clinical trials that would follow. Further development of other drug candidates in our drug pipeline will depend upon the availability of appropriate levels of additional funding. We believe we will continue to be able to successfully raise financing as needed. If we are unable to obtain additional financing, our business plan will be significantly delayed.

Our estimates for external costs are based on various preliminary discussions and “soft” quotes from contract research organizations that provide pre-clinical and clinical studies support. The estimates are also based on certain time estimates for achievement of various objectives. If we miss these time estimates or if the actual costs of the development are greater than the early estimates we have at present, our drug development cost estimates may be substantially greater than anticipated now. In that case, we may have to re-prioritize our programs and/or seek additional funding.

We do not have direct experience in taking a drug through human clinical trials. In addition, we depend upon external collaborators, service providers and consultants for much of our drug development work.

Management intends to use capital and debt financing, as required, to fund our operations. Management also intends to pursue non-diluting funding sources such as government grants and contracts as well as licensing agreements with other pharmaceutical companies. There can be no assurance that we will be able to obtain such additional capital resources or that such financing will be on terms that are favorable to us.

Off Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements during the three months ended September 30, 2019.

Results of Operations for the Years Ended June 30, 2019 and June 30, 2018

We are a biopharmaceutical company and do not have any revenue for the years ended June 30, 2019 and 2018.

Comparison of the Year Ended June 30, 2019 to the Year Ended June 30, 2018

Revenues - The Company is a non-revenue producing entity.

Operating Expenses - Research and development expenses for the year ended June 30, 2019 increased $8,000 to $5,921,720 from $5,913,720 for the year ended June 30, 2018. This year-to-year increase is generally attributable to an increase in lab supplies and chemicals and a decrease in employee compensation expenses offset by increases in lab fees for pre IND studies. General and administrative expenses decreased $673,487 to $2,737,962 for the year ended June 30, 2019 from $3,411,449 for the year ended June 30, 2018. The decrease in general and administrative expenses is generally attributable to a decrease in salary and stock compensation paid to retired executive officers and to employees other than research scientists, a decrease in consultants costs unrelated to research and development offset by an increase in legal, and professional expenses.

Other Income (Expenses) - Interest income was $55,497 and $100,429 for the years ended June 30, 2019, and 2018, respectively. Interest income included interest on cash or cash equivalent deposits in interest-bearing account. Interest income decreased due to a decrease in deposits. The Company has incurred interest expense of $0 and $185,274 for the years ended June 30, 2019 and June 30, 2018, respectively. The decrease was due to the redemption of the Series B Debentures at maturity, and the Series C Debentures pursuant to a redemption agreement. The Company amortized the discount on its Series B and Series C Debenture, which were calculated at issuance. The Company recognized an amortization of bond discount expense of $0 and $359,214 for the years ended June 30, 2019 and 2018, respectively.

Change in fair value of derivative - Change in fair value of derivative for the year ended June 30, 2019 decreased $2,374,275 to $179,745 from $2,554,020 for the year ended June 30, 2018. The decrease was due to the reduction of the fair value of derivative liability in the fiscal year ending June 30, 2018 of the obligation to issue shares related to the redemption of the Company’s Series C Convertible Debenture of $819,994, a change of the fair value of the derivative liability of the Series C Convertible Debenture, and a change of the fair value in the derivative liabilities of the Company’s warrants expiring September 12, 2018 and January 14, 2019. For the year ended June 30, 2019, the change in the fair value of derivative liabilities was calculated primarily on the change in fair value of 5.5 year warrants issued on February 27, 2019.

Income Taxes - There is no provision for income taxes due to ongoing operating losses. As of June 30, 2019, we had estimated cumulative tax benefits and development tax credits and other deferred tax credits resulting in a deferred tax asset of approximately $34,157,707. This amount has been offset by a full valuation allowance.

Net Loss - For the year ended June 30, 2019, the Company had a net loss of $8,424,440, or a basic and fully diluted loss per share of $0.12 compared to a net loss of $8,563,455, or a basic and fully diluted loss per share of $0.13 for the year ended June 30, 2018. The decrease in the Company’s net loss for the year ended June 30, 2019 from the year ended June 30, 2018 of $139,015 is generally attributable to the decrease in general and administrative expenses, decreases in interest expenses, and discount on convertible debentures, offset by the net of a Loss on extinguishment of debt and change in fair value of derivatives for the year ended June 30, 2018.

Liquidity and Capital Reserves

We had cash and cash equivalents of $2,555,207 and $7,081,771 as of June 30, 2019 and 2018, respectively. On the same dates, current liabilities outstanding totaled $2,848,153 and $881,948, respectively. As of June 30, 2019 and 2018, the derivative liability associated with its outstanding warrants was reported as a current liability of $1,645,606 and $298,092, respectively.

Since inception, we have expended substantial resources on research and development. Consequently, we have sustained substantial losses. We have an accumulated deficit of $92,116,586 and $83,692,146 at June 30, 2019 and 2018, respectively. These factors, among others, raise substantial doubt about our ability to continue as a going concern. The accompanying financial statements do not include any adjustments to the recoverability and classifications of assets carrying amounts or the amounts and classifications of liabilities that might result from the outcome of these uncertainties. The financial statements have been prepared under the assumption that we will continue as a going concern. Our continuation as a going concern is dependent upon our ability to obtain necessary financing to sustain operations. There can be no assurance that funding will be available on acceptable terms on a timely basis, or at all. Accordingly, we need to raise additional capital and are exploring potential transactions to improve our capital position. Unless we are able to generate additional capital or secure financing from other transactions, our current cash resources will only satisfy our working capital needs for a limited period of time.

We are exploring potential transactions to raise additional cash in the capital markets and support current budgeted operations through November 2020. We have made several adjustments to the ensuing annual budget, eliminating several expenses including a reduction in workforce and consultants to the extent feasible without affecting its program of drug development. In addition, we have focused our efforts primarily on a single lead program to minimize cost outlays, namely taking the shingles drug candidate against VZV into human clinical trials. However, we do not believe that we currently has sufficient funds to allow for the ensuing costs of the external advanced IND-enabling studies of this drug candidate. Management has considered several options for financing the net working capital deficit as well as to obtain additional funds that will be needed for future human clinical trials. We believe that the proceeds of this offering and current commitments will be sufficient to cover the working capital deficit and to enable us to continue as a going concern. Currently, we do not have any definitive agreements with any third-party for such transactions and there can be no assurance; however, that we will be successful in raising additional capital or securing financing when needed on terms satisfactory to the Company. Additionally, TheraCour had agreed to defer $25,000 per month of development fees for twelve months, through June 30, 2019. We estimate that we owe TheraCour deferred development fees in the amount of $325,000 as of June 30, 2019, and will owe $200,000 as of December [__], 2019. The monthly deferral has been continued and repayment has been deferred until the earlier of the filing of an IND with the FDA or December 31, 2019.

In the ensuing fiscal year, we believe that we will be able to meet several important milestones towards establishing human proof-of-concept for the nanoviricides platform:

•	Finalize human clinical trials designs for Phase I and Phase II trials for NV-HHV-101 for topical treatment of shingles rash.
•	Engage a contract Clinical Research Organization for conducting the human clinical trials.
•	Complete the IND-enabling studies, and prepare appropriate reports.
•	Complete manufacture of cGMP-compliant drug substance and drug products in quantities sufficient for anticipated human clinical trials as designed.
•	Submit an IND-application to the US FDA, or an appropriate international regulatory agency.
•	Initiate and conduct Phase I human clinical trials, to determine safety and tolerability of NV-HHV-101 in human subjects.
•

If possible, initiate Phase II human clinical trials to determine effectiveness of NV-HHV-101 in controlling shingles rash and to study the effectiveness of NV-HHV-101 regarding shingles pain. All of these studies are dependent on external collaborators providing available time slots for us. Thus, there can be delays in achieving the milestones that are beyond our control.  We also intend to continue HSV-1 and HSV-2 drug candidate developments towards the goal of declaring a clinical candidate for topical treatment of cold sores and genital ulcers, respectively.

As of June 30, 2019, we had a cash and cash equivalent balance of $2,555,207 that is expected to be insufficient to fund our currently budgeted operations for approximately one year from the filing of the company’s Annual Report without additional funding through the capital or credit markets. The company believes that it will need to raise additional funds in the capital markets to continue its operations through November, 2020. If the Company is unable to obtain debt or equity financing to meet its cash needs, it may have to severely limit its business plan by reducing the funds it hopes to expend on pre-clinical studies and trials, and/or research and development projects, any of which would have a material adverse effect on our business, financial condition and results of operations.

Research and Development Costs

We do not maintain separate accounting line items for each project in development. We maintain aggregate expense records for all research and development conducted. Because at this time all of our projects share a common core material, we allocate expenses across all projects at each period-end for purposes of providing accounting basis for each project. Project costs are allocated based upon labor hours performed for each project.

We have signed several cooperative research and development agreements with different agencies and institutions.

We expect to enter into additional cooperative agreements with other governmental and non-governmental, academic, or commercial, agencies, institutions, and companies. There can be no assurance that a final agreement may be achieved and that we will execute any of these agreements. However, should any of these agreements materialize, we will implement a system to track these costs by project and account for these projects as customer-sponsored activities and show these project costs separately.

The following table summarizes the primary components of our research and development expenses as allocated, during the periods presented therein.

R&D Cost Allocations

	Year Ended June 30, 2019	Year Ended June 30, 2018
HerpeCide™ Program. Herpes Simplex virus infections (HSV-1, HSV-2). Also: VZV. Indications: Cold Sores, Genital Ulcers, Shingles, and ARN	$5,601,720	$5,563,720
All Influenzas: FluCide™	150,000	150,000
HIV-Cide™	20,000	20,000
EKC-Cide™, other Eye Viral Infections	0	0
Dengue	0	0
Other (Ebola, and other projects)	0	0
Unallocated stock compensation	150,000	200,000
Total	$5,921,720	$5,913,720

Anticipated Budgets and Expenditures in the Near Future

We project, based on various estimates that we have obtained, that our current available financing is not sufficient for accomplishing the goal of filing one IND or equivalent regulatory applications. We will need additional financing to execute on our business plan and to engage into human clinical trials of our drug candidates. Our lead drug development program, namely NV-HHV-101 for the treatment of shingles rash, or our Shingles Skin Cream has completed most of the IND-enabling studies as of this filing, and the Company is awaiting certified reports from external laboratories that conducted these studies to prepare for an IND filing. In addition, we are working on the scale up of manufacturing of NV-HHV-101 in a manner that will be compliant with US FDA cGMP and corresponding ICH guidelines.

On June 3, 2019, we reported that the US FDA has generally agreed in its pre-IND response that the plan of drug development presented by the Company for our lead drug NV-HHV-101 for the treatment of shingles rash, to the FDA is generally adequate at this time. We received the response on May 23, 2019. In particular, the FDA agreed that our strategy for drug substance and drug product acceptance criteria is adequate. The FDA further agreed that the IND-enabling non-clinical studies we proposed are generally adequate. The FDA also said that the proposed design of the IND-opening human clinical studies appears reasonable at this time. The FDA made valuable suggestions in the pre-IND response. The additional non-clinical studies recommended by the FDA are generally consistent with the Company’s planned IND-enabling non-clinical studies. We discussed the FDA’s comments and suggestions in detail with our regulatory consultants from Biologics Consulting Group, VA, and have continued the pre- clinical development program accordingly.

We believe that our existing cGMP-capable manufacturing facilities are sufficient for the production of drug products for human clinical studies.

We anticipate that NV-HHV-101 will move forward into IND or equivalent regulatory filings, and ensuing human clinical trials. As our lead drug candidate is advancing into the clinic, we believe that our additional drug candidates, including two more drug candidates in the HerpeCide program, and drug candidates in the FluCide and HIVCide program, will also be at a stage to be able to move forward into IND-enabling studies. We are thus poised for strong growth with a number of drug candidates in a number of disease indications.

2019 Financings

On February 27, 2019, we entered into a Securities Purchase Agreement with certain institutional investors, for a registered direct offering of 347,223 shares of common stock at the purchase price of $7.20 per share for an aggregate of $2,500,000.

Requirement for Additional Capital

As of September 30, 2019, we have a cash and cash equivalent balance of $874,953 and prepaid expenses of $220,795, that is expected to be insufficient to fund our currently budgeted operations for approximately one year from the filing of our Form 10-Q for that period without additional funding through the capital or credit markets. The company will need to raise additional funds in the capital markets to continue its operations through November 2020.

We believe that our cash and cash equivalent balance and the estimated proceeds from this offering and other commitments (of which there can be no assurance) will provide sufficient funds for us to continue our operations through November, 2020 and to be able to advance at least one of its drug candidates into Phase I human clinical trials. We estimate that we will need additional funding to continue further development of our drug candidates through further human clinical trials if we do not form a collaborative licensing or partnership agreement with a party that would provide such funding, such as Big pharma.

Based on our current rate of expenditures and anticipated changes, we have estimated a total cash expenditure budget of approximately $7.0 million for the next 12 months, of which approximately $5.0 million is expected to go towards research and development for our drug candidates, including IND-enabling studies of one of our lead drug candidates, namely Skin Cream for Topical Treatment of Shingles (NV-HHV-101), and approximately $2.0 million is budgeted for general and administrative expenses.

Thereafter, we estimate that beyond the current budgetary one year period ending August 2020, over the following two years (i.e. through August 2022), for human clinical development of the Skin Cream for Topical Treatment of Shingles, we may need approximately an additional $21 million. The additional funds will be needed to pay additional personnel, increased subcontract costs related to the expansion and further development of our drug pipeline, for human clinical trials, and for additional capital and operational expenditures. Further, we anticipate incurring additional capital costs over this period for further improvements at our 1 Controls Drive, Shelton, CT facility.

These anticipated additional expenses for the two-year period from September 1, 2020 to August 2022 can be summarized as follows:

1. Planned Research and Development Costs of $9,000,000: Planned costs for in vivo and in vitro studies for the eight indications in HerpeCide program, two indications in FluCide program, Eye Nanoviricide, DengueCide, and HIVCide, and other programs. This includes staffing costs of approximately $3,500,000, for the scientific staff and consulting firms to assist with FDA compliance, material characterization, pharmaco-kinetic, pharmaco-dynamic and toxicology studies, and other items related to FDA compliance, as required for development of necessary data for filing an Investigational New Drug with the United States Food and Drug Administration.

2. Corporate overhead of $4,000,000: This amount includes budgeted office salaries, legal, accounting, investor relations, public relations, business development, and other costs expected to be incurred by being a public reporting company.

3. Capital costs of $1,000,000: This is the estimated cost for additional equipment and laboratory improvements.

4. Clinical Trial Manufactured Batch of Drug Product approximately $2,000,000 for Phase 2a for the first HerpeCide program drug candidate. The clinical trial manufacturing batch cost for the drug product supply for Phase 1, and prior to that, the drug product supply for Tox Package studies, are already accounted for in the budgeted expenditures for this period.

5. Clinical Trials Costs budgeted at $5,000,000 for the Skin Cream for Shingles and an additional $5,000,000 costs for clinical trials that are expected to extend beyond the above 24-month timeframe, as follows:

5a. When and if we initiate human clinical trials for NV-HHV-101, shingles rash skin cream, we anticipate approximately $1 million total costs for the Phase 1 clinical trials (which is now included in the budgeted R&D expenditures leading up to September 30, 2020), and approximately $2 million for the Phase 2 clinical trials. In a subsequent year, if Phase 1 and Phase 2 are successful, we anticipate approximately $10 million for Phase 3 human clinical trials. These estimates are based on rough quotes from potential investigators, and assumptions relative to additional costs. These estimates assume that the shingles skin cream is highly effective and therefore would require relatively few patients in each arm of each trial in order to establish statistically significant results.

5b. If and when we initiate human clinical trials for Injectable FluCide, we anticipate approximately $2 million total costs for the Phase 1 clinical trials, and approximately $5 million for the Phase 2a (virus challenge human efficacy study) clinical trials. In a subsequent year, if Phase 1 and Phase 2a are successful, we anticipate approximately $10 million for Phase 2b human clinical trials. These estimates are based on rough quotes from potential investigators, and assumptions relative to additional costs. These estimates assume that FluCide is highly effective and therefore would require relatively few patients in each arm of the each trial in order to establish statistically significant results.

We have to raise additional funds to take our first drug candidate, namely NV-HHV-101, for the shingles indication into an IND application stage and to perform human clinical trials. Management is actively exploring additional required funding through debt or equity financing pursuant to its plan. There is no assurance that the Company will be successful in obtaining sufficient financing on terms acceptable to the Company to fund continuing operations. Management believes that as a result of the management plan, the Company’s existing resources and the proceeds of this offering and other commitments will permit the Company to fund planned operations and expenditures. However, the Company cannot provide assurance that its plans will not change or that changed circumstances will not result in the depletion of its capital resources more rapidly than it currently anticipates.

The Company has limited experience with pharmaceutical drug development. Thus, our budget estimates are not based on experience, but rather based on advice given by our associates and consultants. As such these budget estimates may not be accurate. In addition, the actual work to be performed is not known at this time, other than a broad outline, as is normal with any scientific work. As further work is performed, additional work may become necessary or change in plans or workload may occur. Such changes may have an adverse impact on our estimated budget. Such changes may also have an adverse impact on our projected timeline of drug development.

We believe that the coming year’s workplan will lead us to obtain certain information about the safety (Phase I) and, possibly efficacy (Phase IIa) of our first drug candidate in human clinical trials. If our studies are not successful, we will have to develop additional drug candidates and perform further studies. If our studies are successful, then we expect to be able to undertake further Phase IIb and Phase III human clinical studies of NV-HHV-101 towards regulatory approval and commercialization.

In addition, we expect to undertake additional studies in animal models for developing drug candidates for HSV-1 “cold sores” and HSV-2 “genital ulcers” to obtain necessary data regarding efficacy, safety, as well as the pharmaco-kinetic and pharmaco-dynamic profiles of our drug candidates. We believe these data will then enable us to file an Investigational New Drug application, towards the goal of obtaining FDA approval for testing the drugs in human patients, towards regulatory approvals for these indications.

Our strategy is to minimize capital expenditure. We therefore rely on third party collaborations for the testing of our drug candidates. We continue to engage with our previous collaborators.

Our animal efficacy studies as well as safety/toxicology studies are performed by third parties. We opt into drug developments against specific disease indications for which we have appropriate partners that can perform the necessary cell culture and animal efficacy studies.

The Company will report summaries of its studies as the data becomes available to the Company, after analyzing and verifying same, in its press releases. The studies of biological testing of materials provide information that is relatively easy to understand and therefore readily reported. In addition, we continue to engage in substantial work that is needed for the optimization of synthesis routes and for the chemical characterization of the nanoviricide drug candidates. We also continue to work on improving the drug candidates and the virus binding ligands where necessary. We continue to work on creating the information needed for the development of controlled chemical synthesis procedures that is vital for developing c-GMP manufacturing processes.

Our timelines depend upon several assumptions, many of which are outside the control of the Company, and thus are subject to delays.

Management intends to use capital and debt financing, as required, to fund the Company’s operations. There can be no assurance that the Company will be able to obtain the additional capital resources necessary to fund its anticipated obligations for the next twelve months.

The Company is considered to be a development stage company and will continue in the development stage until it generates revenues from the sales of its products or services.

Off Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements during the year ended June 30, 2019.

Critical Accounting Policies and Estimates

Accounting for Stock Based Compensation – The Company follows the provisions of ASC 718 – Stock Compensation, which requires the measurement of compensation expense for all shared-based payment awards made to employees and non-employee directors, including employee stock options. Shared-based compensation expense is based on the grant date fair value estimated in accordance with the provisions of ASC 718 and is generally recognized as an expense over the requisite service period, net of forfeitures.

Accounting for Non-Employee Stock Based Compensation – The Company accounts for equity instruments issued to parties other than employees for acquiring goods or services under guidance of section 505-50-30 of the FASB Accounting Standards Codification (“FASB ASC Section 505-50-30”). Pursuant to FASB ASC Section 505-50-30, all transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date used to determine the fair value of the equity instrument issued is the earlier of the date on which the performance is complete or the date on which it is probable that performance will occur.

RECENT ACCOUNTING PRONOUNCEMENTS

Recently Issued Accounting Pronouncements

In June 2018, the FASB issued ASU 2018-07, which simplifies the accounting for non-employee share-based payment transactions. The amendments specify that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The adoption of this ASU did not have a significant impact on its financial statements.

In July 2017, the FASB issued Accounting Standards Update (“ASU”) No. 2017-11. “Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): I. Accounting for Certain Financial Instruments with Down Round Features, II. Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception. ASU 2017-11 revises the guidance for instruments with down round features in Subtopic 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity, which is considered in determining whether an equity-linked financial instrument qualifies for a scope exception from derivative accounting. An entity still is required to determine whether instruments would be classified in equity under the guidance in Subtopic 815-40 in determining whether they qualify for that scope exception. If they do qualify, freestanding instruments with down round features are no longer classified as liabilities. ASU 2017-11 is effective for annual and interim periods beginning December 15, 2018, and early adoption is permitted, including adoption in an interim. ASU 2017-11 provides that upon adoption, an entity may apply this standard retrospectively to outstanding financial instruments with a down round feature by means of a cumulative-effect adjustment to the opening balance of retaining earnings in the fiscal year and interim period adoption. The Company has adopted ASU 2017-11 retrospectively as of January 1, 2019. The adoption of this ASU did not have any impact on the financial statements.

BUSINESS

Glossary of Terms

The following terms are used throughout this Business section:

Nano - When used as a prefix for something other than a unit of measure, as in “nanoscience,” nano means relating to nanotechnology, or on a scale of nanometers (one billionth of a meter or greater).

Viricide - An agent that reliably deactivates or destroys a virus.

Nanoviricide ® - An agent that is made by attaching ligands against a certain virus or family of viruses to a nanomicelle based on the Company’s patent-pending and proprietary technologies.

Ligand - A short peptide or chemical molecule fragment that has been designed to specifically recognize one particular type of virus.

Micelle - an aggregate of molecules in a solution, such as those formed by detergents.

Nanomicelle - A term coined to describe the micelles formed from the backbone polymer of a nanoviricide sans attached ligands.

Pendant polymeric micelles - A polymeric micelle forms from a polymer whose chemical constitution is such that even a single chain of the polymer forms a micelle. A pendant polymer is a polymer that has certain units in its backbone that extend short chains branched away from the backbone. Pendant Polymeric Micelles therefore are polymeric micelle materials that are a class of pendant polymers, and naturally form exceptionally well-defined, self-assembling, globular micelles with a core-shell architecture.

Mutations - The ability (of a virus) to change its genetic structure to avoid the body’s natural defenses. Mutant viruses are created from a parent virus strain through a process of natural selection under pressure as it replicates in a host.

Investigational New Drug Application (Investigational New Drug (“IND”) - The process of licensure of a new drug in the US goes through several steps. A simplified explanation of these steps is as follows. Initially a Company may file a pre-IND application to seek meetings with the FDA for guidance on work needed for filing an IND application. The Company obtains data on the safety and effectiveness of the drug substance in various laboratory studies including cell cultures and animal models. The Company also obtains data on chemical manufacturing of the drug substance. These and certain additional data are used to create an IND that the Company files with the FDA. After the FDA approves an IND application, the Company may conduct human clinical studies. A Phase 1 human clinical trial is designed typically to evaluate safety of the drug and maximum permissible dosage level. A Phase 2 human clinical trial that follows is designed to evaluate effectiveness of the drug against the disease in a small cohort of patients. A Phase 3 human clinical trial thereafter is designed to evaluate effectiveness and safety in larger groups of patients, often at multiple sites. The Company may then submit an NDA (New Drug Application) with the data collected in the clinical trials. The FDA may approve the NDA. Once the NDA is approved, the Company can sell the drug in the USA. European countries have similar processes under the European Medicines Agency (EMA). Other countries have similar processes.

Overview

We are a developmental stage nano-biopharmaceutical company engaged in various stages of pre-clinical development, including IND-enabling non-clinical studies of anti-viral therapeutics. We have no customers, products or revenues to date, and may never achieve revenues or profitable operations. Our drug candidates are based on several patents, patent applications, provisional patent applications, and other proprietary intellectual property held by TheraCour Pharma, Inc.(“TheraCour”), one of our principal shareholders, which is controlled by Anil Diwan, our founder, Chairman and President. We have entered into licenses with TheraCour for the treatment of the following human viral diseases:

•	Varicella-Zoster Virus (VZV) / Shingles;

•	Influenza, Asian Bird Flu, and H1N1 “Swine Flu” Viruses;

•	Herpes Simplex Virus (HSV);

•	Human Immunodeficiency Virus (HIV/AIDS);

•	Adenoviral Conjunctivitis and Keratitis, and Ocular Indications of Herpes Simplex Types 1 & 2.

•	Dengue Fever types I, II, III, & IV;

•	Hepatitis B Virus (HBV);

•	Hepatitis C Virus (HCV);

•	Rabies;

•	Ebola and Marburg Viruses;

•	Japanese Encephalitis; and

•	West Nile Virus.

Since our founding in 2005, we have developed drug candidates against a number of different viruses. Our primary focus is on our HerpeCide™ programs. We are currently actively working on three of our HerpeCide™ drug development programs, namely dermal topical treatments for Herpes Simplex Virus Type 1 (HSV-1), Herpes Simplex Virus Type 2 (HSV-2) and Varicella Zoster Virus (VZV) which causes chickenpox and shingles, and two additional HerpeCide drug development programs, namely eye drops for treatment of Herpes Keratitis (an infection of the external eye), and intra-vitreal injection for the treatment of viral Acute Retinal Necrosis (vARN). . Our most advanced drug candidate is our topical treatment for shingles, namely NV-HHV-101, which we intend to bring into human clinical trials. Several additional indications in the HerpeCide™ program, for which we have exclusive license rights from TheraCour, are expected to follow. In addition, we have drug candidates against severe influenzas (including bird flu), HIV, Dengue, Ebola/Marburg and other viruses at different preclinical stages that are not currently being actively developed. This broad pipeline is enabled by our unique post-immunotherapeutic “bind-encapsulate-destroy” technology platform. Based on data in a Jain PharmaBiotech Report published in March 2014, we believe the overall size of the anti-viral market was $40 billion in 2018 and may be $65.5 billion in 2023. We are seeking to add to our pipeline of drug candidates through our internal discovery pre-clinical development programs and through an in-licensing strategy.

We believe we are one of only a few companies that owns a nanomedicines research and cGMP production facility. This facility was designed and built by Dr. Diwan and it provides us with capability to perform end-to-end discovery-to-drug-product drug development.

Organization and Nature of Business

NanoViricides, Inc. (the “Company,” “we,” or “us”) was incorporated in Nevada on April 1, 2005. Our corporate offices are located at 1 Controls Drive, Shelton, Connecticut 06484 and our telephone number is (203) 937-6137. Our Website is located at http://www.nanoviricides.com. We do not incorporate by reference into this Prospectus the information on or accessible through our website, and you should not consider it part of this Prospectus.

Our primary focus is bringing its topical treatment for shingles into human clinical trials first, which we believe is our most advanced drug indication. Shingles is caused by reactivation of VZV (Varicella-Zoster Virus), which causes chickenpox in children. Several additional indications in the HerpeCide™ program, including skin creams for the treatment of “genital ulcers” (caused by HSV-2), and for the treatment of “cold sores” (caused by HSV-1) are expected to follow the shingles candidate into clinical development. In addition, the Company has drug candidates in development against severe influenzas (including bird flu), HIV, Dengue, Ebola/Marburg and other viruses at different preclinical stages. According to a 2014 market report prepared by Jain PharmaBiotech, entitled “Antiviral Thereapeutics, Technologies, Markets & Companies,” the overall size of the anti-viral market is estimated to be $40 billion in 2018 and $65.5 billion by 2023. This broad pipeline is enabled by our unique post-immunotherapeutic “bind-encapsulate-destroy” technology platform.

We are a development-stage company with the goal of commercializing special purpose nanomedicine for anti-viral drugs based on a novel, first-in-class mechanism. Our novel nanoviricide® class of drug candidates are designed to specifically attack enveloped virus particles, on the same sites that they use to bind to cells and dismantle them. Our unique biomimetic approach promises that a virus cannot escape our nanoviricide drugs due to mutations, if the virus-binding ligands perform as designed.

Our drug candidates are licensed from TheraCour Pharma, Inc., (“TheraCour®”), and are developed by TheraCour for us on the basis of several patents, patent applications, provisional patent applications, and other proprietary intellectual property held by TheraCour. Unlike usual pharma industry licenses that are specified for single chemical entities or for groups of similar chemical entities, our licenses are specified for the vertical application field of use, thereby providing us with a large universe of diverse development candidates under the same umbrella. The Company has exclusive licenses from TheraCour for drug candidates derived from and based on TheraCour’s technologies for several viruses. In 2005, the Company obtained a license from TheraCour for the treatment of the following human viral diseases: Human Immunodeficiency Virus (HIV/AIDS), Influenza including Asian Bird Flu Virus (INF), Herpes Simplex Virus (HSV-1 and HSV-2), Hepatitis C Virus (HCV), Hepatitis B Virus (HBV), and Rabies. Thereafter, on February 15, 2010, the Company entered into an Additional License Agreement with TheraCour granting the Company the exclusive licenses for technologies developed by TheraCour for the additional virus types for Dengue viruses (DENV), Japanese Encephalitis (JEV), West Nile Virus (WNV), viruses causing viral Conjunctivitis (a disease of the eye) and Ocular Herpes Keratitis, and Ebola/Marburg viruses. While herpes simplex viruses were already specified as licensed previously, the term “ocular herpes keratitis” was added to this additional license agreement at the specific request of the Company for clarity only. On November 1, 2019, we obtained a license from TheraCour for VZV (shingles, chicken pox virus). TheraCour has developed a lead indication for the treatment of VZV shingles exclusively for us at our request and with funds paid by us.

We retain worldwide exclusive rights to commercially develop, commercialize, and market the licensed products. We pay TheraCour for the R&D work asked to be performed by us to develop these drug candidates, their chemistries, formulations, and manufacturing processes, substantially at cost, with a certain fee as specified in the license agreements. We may perform initial developmental testing by itself and through third parties, such as academic labs, government institutions, contract research organizations, for safety and effectiveness, among other tests. We may perform further IND-enabling advanced pre-clinical studies using third parties, such as contract research organizations, usually on clinical drug candidates. We expect to perform human clinical trials using contract research organizations with expertise in such clinical trials. We intend to sponsor the drugs for commercialization activities and obtain the rights of commerce under various regulatory authorities for its own use.

We focus our research and clinical programs on specific anti-viral therapeutics and is seeking to add to its existing portfolio of products through its internal discovery and clinical development programs and through an in-licensing strategy. To date, we have not commercialized any products.

Our objectives are to create the best possible anti-viral nanoviricides and then subject these compounds to rigorous laboratory and animal testing towards US FDA and international regulatory approvals. Our long-term research efforts are aimed at augmenting the nanoviricides that we currently have in development with additional therapeutic agents to produce further improved anti-viral agents in the future. We believe that many viral infections that are at present untreatable or incurable would be curable using such an advanced approach.

The Nanoviricide® Platform Technology

We are engaged in the application of nanomedicine technologies to the complex issues of viral diseases. The nanoviricide® technology enables direct attacks at multiple points on a virus particle. It is believed that such attacks would lead to the virus particle becoming ineffective at infecting cells. Antibodies in contrast attack a virus particle at only a maximum of two attachment points per antibody. In addition, the nanoviricide technology also simultaneously enables attacking the rapid intracellular reproduction of the virus by incorporating one or more active pharmaceutical ingredients (APIs) within the core of the nanoviricide. The nanoviricide technology is the only technology in the world, to the best of our knowledge, that is capable of both (a) attacking extracellular virus thereby breaking the reinfection cycle, and simultaneously (b) disrupting intracellular production of the virus, thereby enabling complete control of a virus infection.

Our anti-viral therapeutics, which we call “nanoviricides®”, are designed to look to the virus like the native host cell surface to which it binds. Since these binding sites for a given virus do not change despite mutations and other changes in the virus, we believe that our drug candidates will be broad-spectrum, i.e. effective against most if not all strains, types, or subtypes, of a given virus, provided the virus-binding portion of the nanoviricide is engineered appropriately.

This powerful platform technology has enabled us to develop several drug candidates against a large number of different viruses that could be further improved into clinical drug candidates, thus building a very broad drug pipeline that may lead to our growth upon the approval of our first drug candidate.

It is important to realize that the flexible nanoviricides nanomedicines show substantial advantages over hard sphere nanoparticles in this antiviral drug application. Hard sphere nanomaterials such as dendritic materials (dendrimers), nanogold shells, silica, gold or titanium nanospheres, polymeric particles (such as PLA-PLGA, others), etc., were never designed to be capable of completely enveloping and neutralizing the virus particle.

Nanoviricides are designed to work by binding to and eliminating virus particles from the blood stream, just as antibodies do, only potentially much better. Treating a patient that has a viral infection with a nanoviricide against that virus is expected to result in reduction in viremia. Reduction in viremia is an important goal in diseases caused by all viral infections. Nanoviricides are designed to accomplish this using a “Bind-Encapsulate-Destroy” strategy to eliminate the free virus.

A Nanoviricide is constructed by chemically attaching a ligand designed to bind to a virus particle, to a polymeric material that forms a flexible nanomicelle by self-assembly. If antibodies are known to affect a viral disease, it is possible to construct a nanoviricide against it, and there can be a general expectation of some success, depending upon the ligand chosen. We can choose a ligand from any of a number of chemical classes, including small chemicals, peptides, or antibody fragments or even whole antibodies.

A nanoviricide is made by chemically covalently linking a “nanomicelle” - a globular polymeric micelle with pendant lipid chains inside, to one or more different small chemical ligands designed to mimic the cellular receptor to which the virus binds. In addition, the nanoviricide can carry additional active pharmaceutical ingredients (APIs), which may be chosen to affect the intracellular virus life cycle. Thus, the nanoviricide platforms enables construction of complete virus-killing nanomachines that block the virus from entering the cell as well as that block further production of the virus inside the cell.

Attacking the “Achilles Heel” of the Virus- Unchanging Ability of the Virus to Bind to Its Cognate Receptor on Cell

We strive hard to develop virus-binding small chemical ligands mimic the cognate cellular receptor of the virus, using rational design and molecular modeling strategies and our internal, accumulated expertise. This is the receptor to which a virus binds to gain entry into the human cell. Some viruses use more than one, different, receptors. The nanoviricide® platform technology allows use of different ligands on the same nanoviricide drug to be able to attack such difficult viruses.

It would be very difficult for a virus to become resistant to a nanoviricide that mimics the virus’ cellular receptor. This is because, no matter how much a virus mutates or changes, its binding to the cellular receptor does not change. If the virus does not bind to the nanoviricide efficiently, it would likely have lost its ability to bind to the cellular receptor efficiently as well, resulting in an attenuated version with limited pathogenicity.

Beyond Antibodies or “Post-Immunotherapeutic” Approach: A Nanoviricide in Its Design is a Nanomachine Built to Destroy Viruses

A nanoviricide exposes a very high density of virus binding sites on its surface, in contrast to a human cell. Thus, a virus would be more likely to be captured by the nanoviricide than to bind to a cell. Once bound to the virus, it is thought that the nanoviricide would wrap itself around the virus, and the interior lipidic chains of the nanoviricide would merge into the lipid envelope of an enveloped virus, thus destabilizing the virus. This attack is expected to result in loss of the viral glycoproteins that it uses to bind to cell and to fuse with the cell membrane, thus rendering the virus particle non-infectious. In contrast, for an antibody to be successful as a drug, as many as ten to fifteen antibodies must bind to saturate the virus surface. The resulting antibody-virus complex then may be subject to the complement protein system in the bloodstream, or it may bind to antibody-receptors on human immune cells. Thus, the human immune system needs to be functional for an antibody to be effective as a “drug”. In a sense, antibodies only “flag” the virus particle as foreign.

Almost any virus that causes pathology in humans is able to do so because it has developed intelligent and complicated pathways for disabling the human immune system at one or more points. This may be one of the reasons why many antiviral antibodies fail in the field use. Additionally, viruses readily escape antibodies by mutations. Such viral escape from antibodies has been witnessed in almost every viral epidemic, be it HIV/AIDS, Influenza pandemic of 2009, or the Ebola epidemic of 2014-15. In contrast, a nanoviricide would complete the job of making the virus particle non-infectious, without any help from the human immune system.

Broad-Spectrum Nanoviricide Drug Candidates

A nanoviricide is generally “broad-spectrum” in the sense that it would be effective against all viruses that use the same cellular receptor, binding to the same site on that cellular receptor.

Formulation is Inherent in the Design Aspect of a Nanoviricide

Since declaring our clinical candidate, namely NV-HHV-101 formulated as a skin cream for topical treatment of shingles rash, further development of this drug towards scale-up, formulation, and cGMP-like manufacture has already been accomplished in a relatively rapid manner. Formulation development for novel drugs in normal pharmaceutical paradigm often takes years. However, in the nanoviricide approach, the nanomicelle polymeric backbone itself takes care of the formulation aspects. The nanomicelle is designed to optimize the drug for its intended route of administration, be it injectable, skin cream, eye drops, or even oral. Thus, no specific or extensive formulation development is expected to be required after clinical candidate declaration.

We have previously manufactured multi-kilogram quantities of the final drug product for shingles cGLP Safety/Toxicology studies that are required for filing an IND.

Uniform Polymer Nature Enables Nanomedicine Manufacturing Quality Assurance

A major problem in the field of nanomedicines has been that most nanomedicines have been found to be notoriously difficult to manufacture in a consistent manner from batch to batch. This is because of the complexity inherent in making large molecules, and the very nature of polymer and particle making processes.

The nanoviricide technology has been designed from the ground up to enable consistent manufacture and control. Thus, the nanoviricide backbone is a homopolymer of a single repeating unit or monomer, and not a block copolymer. In addition, the nanoviricide polymer is designed to dynamically and naturally self-assemble into micelles in a solution. Also, the virus-binding ligands are chemically attached to the polymer. The extent of attachment can be assessed by analytical techniques that we have developed and continue to develop as needed. Further we use specialized techniques in the polymer processing to minimize any contamination with endotoxins or other foreign particles. The final nanoviricide solutions can be sterile filtered using standard membrane filtration processes. The resulting solutions can be concentrated in a non-contaminating environment in our Process Scale-Up Lab or our cGMP-capable Manufacturing Facility.

Thus the nanoviricides platform has been designed from the ground up to enable simplifications in processes and analyses that need to be implemented in order to develop robust, reproducible, and scalable processes.

The Company’s Drug Pipeline

Over the first several years of our operations, we continued to work on different viruses every year, creating a broad pipeline of drug candidates. This provided a validation for our novel technologies. In addition, we were pursuing non-dilutive drug development and partnering opportunities such as government grants and contracts as well as partnering with other non-governmental agencies, or medium and large pharmaceutical companies.

We had realized that the current pharmaceutical industry contract manufacturing operations (CMOs) do not have the expertise in our kinds of nanomedicines. We therefore acquired the cGMP-capable nanomedicines drug development and manufacturing facility from Inno-Haven LLC in 2014 at cost. Dr. Anil Diwan, our co-founder, had established Inno-Haven LLC to acquire and develop lab facilities appropriate for his work. On December 31, 2014, the Company entered into and consummated an Agreement for the Purchase and Sale of this cGMP-compliant pilot manufacturing and lab facility and property located in Shelton, Connecticut. The purchase price of the facility was comprised solely of the repayment of the direct costs of the seller, Inno-Haven, LLC incurred in acquiring and renovating the property and the facility plus Inno- Haven’s closing costs in connection with the sale.

We were able to drive our drug development programs towards regulatory approval processes only after this modern facility for nanomedicines synthesis, characterization, scale-up, and cGMP-like production became available. The facility became substantially operational at the end of December 2015. Since then, we have engaged in activities necessary for filing an IND (Investigational New Drug application) with the US FDA or another international regulatory agency to begin Phase 1 human clinical trials of our first drug candidate.

We chose our HerpeCide drug program, and in particular, skin cream for topical treatment of pathologies caused by herpes simplex viruses as our lead program based on regulatory requirements, resource requirements, commercial opportunity, return on incestment maximization opportunities, and other considerations. We had developed certain broad-spectrum ligands based on molecular modeling for binding to herpes simplex virus and potentially interfere with this virus’ binding to its human cell entry receptor, namely HVEM (“herpes virus entry mediator”). The nanoviricides designed using these ligands have shown broad-spectrum activity in cell cultures against multiple HSV strains and both HSV-1 and HSV-2. Our early drug candidates have also shown substantial effectiveness in an animal model of HSV-1 skin disease (for HSV-1 “cold sores” treatment). Additionally, we found that the same drug candidates also demonstrated effectiveness against VZV, the cause of shingles in adults and chickenpox in children.

This has led to our new strategy for drug development with the goal of entering our first drug candidate into human clinical trials at the earliest possible timeframe. The table below summarizes our drug development programs, specific disease indications we plan on developing against, and the priority for each drug in the development pipeline.

Drug Products in Development by NanoViricides

Program		Drug	Virus	Indication	Development Stage	Priority
I	HerpeCide™ Dermal Topical and Eye Drops	1a	Varicella-Zoster Virus (VZV)	Shingles	IND-Enabling	A
		1b		PHN	Advanced Preclinical	C
		1c		Chickenpox	Advanced Preclinical	C
		2a	HSV-1	Herpes “Cold Sores”	Advanced Preclinical	B
		2b		Recurrent Herpes Labialis (RHL)	Advanced Preclinical	C
		3	HSV-2	Genital Herpes	Preclinical	B
		4	HSV-1, HSV-2	Ocular Herpes Keratitis (HK)	Preclinical	C
	HerpeCide™ IntraOcular Injection	5	VZV, HSV-2, HSV-1	viral Acute Retinal Necrosis (vARN)	Preclinical	C
II	FluCide™ Broad-Spectrum Anti-Influenza nanoviricide	6	All Influenza A	Injectable FluCide™ for hospitalized patients	Advanced Preclinical Pre-IND Meeting held with US FDA	D
		7	All Influenza A	Oral Flucide™ for outpatients	Advanced Preclinical Pre-IND Meeting held with US FDA	D
III	Nanoviricide Eye Drops	8	Adenoviruses, HSV-1	Eye Drops for Viral Diseases of the External Eye	Preclinical	E
IV	DengueCide™	9	Dengue viruses, all types	Broad-Spectrum nanoviricide against all types of Dengue viruses	Preclinical	F
V	HIVCide ™	10	HIV/AIDS	Escape-resistant Anti-HIV nanoviricide	Preclinical	D
VI	Other Nanoviricides Drug Projects	-	Ebola/Marburg, Rabies, MERS, Others	Broad-Spectrum nanoviricide drugs against different viruses and indications	R&D	F
VII	HerpeCide™ Program Expansion Drug Projects	-	Possible EBV, HCMV, HHV-6A, HHV-6B, HHV7, KSHV	Broad-Spectrum nanoviricide drugs against different herpes viruses for different indications	R&D	F
VIII	Long Term Projects	-	Various	Technologies for Cures for Persistent Viral Diseases	R&D	F

We currently have drug candidates for more than eight different indications in various stages of development in the HerpeCide program alone. Of these, the skin cream for the topical dermal treatment of shingles rash (VZV) has advanced towards an IND filing, with the required non-clinical studies mostly completed as of this filing, including IND-enabling GLP Safety/Toxicology studies, having completed candidate optimization through rapidly performed human skin organ culture assays in Professor Jennifer Moffat's lab at the SUNY Syracuse Upstate Medical Center. We believe that the Skin Cream for the dermal topical treatment of HSV-1 cold sores and the skin cream for the dermal topical treatment of HSV-2 genital ulcers are expected to rapidly mature towards human clinical trials in short succession after the clinical VZV drug candidate, namely NV-HHV-101. We have expanded the HerpeCide program to include additional indications for which we are developing drugs that are the same as or simple modifications of the existing drug candidates in the HerpeCide program, generally with a different formulation due to a different delivery pathway. This enables us to leverage current R&D while expanding our drug pipeline and potential market.

Given the limited financing available to us, and given the large development costs associated with FluCide, HIVCide and other drug programs, we believe that these drug candidates will follow later because of the significant development work that needs to be performed in pre-clinical studies against a number of different influenza virus strains and subtypes.

Management’s beliefs are based on results of pre-clinical cell culture studies, ex vivo tissue-based studies (e.g., human skin patch organ culture model), and in vivo animal studies using small animals.

The Company is scaling up the production of its nanoviricide drug candidates for skin cream against VZV as shingles treatment. We have already manufactured our first large-scale batch of NV-HHV-101 that was used for the IND-enabling Safety/Toxicology studies, in a cGMP-compliant manner. In preliminary safety/toxicology studies, our shingles drug candidates were found to be extremely safe. As a result, the “Tox Package” program has been designed for maximum feasible dose, increasing the required quantities. The IND-enabling non-clinical studies for our shingles drug candidate, namely NV-HHV-101 are substantially complete, with a few small studies to be completed soon. The Company is awaiting certified reports from these studies conducted by third party expert service providers to prepare for an IND filing.

HerpeCide - We have declared the clinical candidate, NV-HHV-101, for the shingles indication, and have advanced it into IND-enabling non-GLP and GLP Safety/Toxicology studies. In addition, we continue to conduct studies for optimizing the anti-HSV ligands in animal studies for the other disease indications listed in Table above. We believe we will be able to successfully advance the optimized drug candidates into an IND and human clinical trials. We are developing anti-herpes virus drugs against several different indications at present, namely, (1) skin cream for topical treatment of shingles, chickenpox, and PHN (VZV), (2) skin cream for treating herpes labialis (“cold sores”) and recurrent herpes labialis (RHL) (HSV-1), (3) Eye drops for Herpes Keratitis treatment, (4) skin cream for genital herpes (HSV-2) treatment, and (5) intravitreal injection for Viral Acute Retinal Necrosis (viral ARN, wherein causative agents are mostly VZV, HSV-2, HSV-1 or other viruses). We have continued to expand the HerpeCide program to include additional indications to take full advantage of the development synergies. We have expanded this program to include topical treatment of shingles and were able to very quickly bring this indication to the status of our most advanced program. This has been possible because of the extremely high synergy between the different HerpeCide drug programs, and because of the extremely high effectiveness of our nanoviricides drug candidates we observed against VZV both in cell cultures and in an ex vivo human skin patch organ culture (“SOC”) model. We continue to harness additional synergies in the HerpeCide program. For example, viral Acute Retinal Necrosis (vARN) is a pathology that leads to severely reduced vision, and can lead to blindness. Research and clinical lab testing have identified that a large proportion of cases are linked to herpes viruses. Of these, a majority of cases are caused by HSV-2 or VZV. Thus, reformulating our topical drug candidates against HSV-2 and VZV for intravitreal treatment of ARN caused by these viruses presents an exciting opportunity. Successful treatment would result in significant patient benefits as well as a significant commercial opportunity. Since vARN is a relatively rare disease, with only a few hundred new cases per year diagnosed in the United States, we believe it should be eligible for the “orphan drug” incentive programs. In addition, we could potentially supply the patient pool with commercial drug product from our existing facility alone, without having to invest in or develop additional commercial large scale manufacturing facilities.

An intravitreal injection requires significantly increased burden in manufacturing, because it requires sterile manufacturing. In addition, it may require a longer Safety/Toxicology program than the skin topical treatments, if it is found to release the drug into systemic circulation. Our FluCide and HIVCide drug candidates are also injectables and require sterile manufacturing and extensive Safety/Toxicology studies because of systemic delivery (compared to dermal topical drugs that may not have systemic availability). While we do have sterile API and Drug Product Manufacturing Capabilities, the CMC program, QA/QC program, and production timelines for injectable drugs are significantly more burdensome and therefore more time-consuming than topical formulations such as dermal topical formulations or external eye drops/gels.

All of the above HerpeCide programs share substantial common drug manufacturing processes and chemicals. Some of these may be the same drugs with different formulations to account for different routes of administration. These programs are strategically developing in parallel in an attempt to maximize return on investment, (ROI). These programs are our current development focus and have been given priority ratings of A, B, and C. The priority ratings may change as a program develops. We have seen this happen with the newly introduced shingles program which quickly moved to priority A due to rapid development, even ahead of our HSV-1 and HSV-2 drug candidates.

We believe the HerpeCide indications listed in the table above alone represent a market size opportunity of approximately $3 billion to $5 billion. After introduction of the new Shingrix™ vaccine for shingles, and existing vaccines, the market size for shingles treatment is still estimated to be in the range of $1 billion, and that for shingles+PHN treatment is estimated to be in the tens of billions dollar range.

FluCide. We are developing injectable flucide for severely ill hospitalized patients and oral flucide for out-patients. We achieved industry leading 1,000X reduction in viral load in lethally infected animal model studies previously. This program is on hold due to resource limitations.

HIVCide is our first announced drug project against HIV-I. Our first HIV drug to be developed is a targeted nanoviricide against HIV and is engineered with specific recognition ligands that allow multiple-point binding to inactivate HIV virus in the bloodstream. We have previously demonstrated in the standard SCID-hu Thy-Liv humanized mouse model a strong effectiveness of our drug candidates, leading us to believe that a “Functional Cure” with our drug candidate as a single agent is possible. We are also working towards a complete cure of HIV, which requires elimination of the latent virus HIV DNA copies. The nanoviricide nanomedicines platform is the only platform to the best of our knowledge that has the capabilities required for enabling such a true cure. This program is on hold due to funding limitations.

Nanoviricide Eye Drops - We previously undertook a new project and have already designed a ligand, made a nanoviricide drug, and completed successful animal studies that indicate significant preliminary efficacy and safety of a drug candidate against the severe pink eye disease caused by adenoviruses called epidemic keratoconjunctivitis (EKC). We have expanded the indication to include HSV, another cause of viral eye diseases. We designed new broad-spectrum ligands expected to be active against all HSV types and strains, as well as retaining the previously observed activity features against adenoviruses and created new nanoviricide drug candidates. We have already tested these against HSV in cell cultures.

DengueCide - We obtained an orphan drug designation from the US FDA for our lead drug candidate in this program. This program is assigned Priority Level F and will be activated if sufficient resources become available.

Further, there are several additional indications under the HerpeCide program that we can continue to expand into, which could augment return on investment, as we make further progress into the clinic with our first drug.

The Company believes it has a strong and growing drug pipeline to take us several years into the future. The Company already has technologies in development that we hope may yield even better drugs against various diseases as the drugs we are developing now approach their product end of lifecycle. In particular, we are working on longer term research projects for the purpose of eliminating persistent viruses, thus providing true cures for many intractable diseases such as HIV/AIDS, Herpes, Shingles, Epstein-Barr Virus, among others.

Additionally, we had demonstrated the potential for developing highly effective drugs against Dengue viruses, Ebola/Marburg viruses, and others, in cell culture and/or animal studies.

All of our studies to date have been preliminary. The evidence we have developed is indicative, but not considered confirmative, of the capabilities of the nanoviricides technology’s potential. With the success of these preliminary studies, the Company has decided to perform further pre-clinical studies that validate safety and efficacy of its materials and its various anti-viral drugs. We are advancing our drug candidates into IND-enabling “Tox Package” studies, as they mature through animal model efficacy and preliminary safety studies. Management intends to use capital and debt financing to enable the completion of these goals.

With the limited financial resources we currently have, we have now focused all our efforts on the HerpeCide program, and more specifically, on taking our first clinical drug candidate, NV-HHV-101 into human clinical trials. We continue to work on the other programs whenever feasible given our resource constraints. We intend to engage into those programs more fully at a later date if funding is available.

The overall anti-viral market addressed by our programs was estimated to be $40 billion in 2018 and $65.5 billion in 2023, according to a research report published by Jain PharmaBiotech in March 2014. Of this, the market size for a highly effective shingles treatment has been estimated by Nanotech Plus in excess of $1 billion dollars, after taking into account the recent introduction of the new Shingrix® vaccine (GSK). The overall market size for the HerpeCide program is estimated at over $5 billion based on published market reports from Jain PharmaBiotech in 2014.

Our Process Quality Analytics Laboratories, and Process Scale-up and cGMP Manufacture Facilities and Capabilities

We have established R&D labs, Analytical labs, Bio labs, a Process Scale-Up production facility, and a cGMP-capable manufacturing facility at our Shelton campus. We believe we are in a much stronger position than ever to move our drug development programs into the clinic. These capabilities have enabled the rapid progress of our first drug candidate from development cycles through clinical drug candidate declaration to IND-enabling non-GLP and GLP Safety/Toxicology studies over the past two years.

The Process Scale-up area is available and operational at scales of 200g to 2kg per step for different chemical synthesis and processing steps as required. It comprises reactors and process vessels on chassis or skids, ranging from 1L to 30L capacities, as needed. Many of the reactors or vessels have been designed by us for specific tasks.

Our versatile, customizable cGMP-capable manufacturing facility is designed to support the production of multiple kilograms-scale quantities of any of our nanoviricides drugs. In addition, it is designed to support the production of the drug in any formulation such as injectable, oral, skin cream, eye drops, lotions, etc. The production scale is designed so that clinical batches for Phase 1, Phase 2, and Phase 3 can be made in this facility. The clean room suite contains areas suitable for the production of sterile injectable drug formulations, which require special considerations. This cGMP-capable facility can handle multiple reactors on chassis of up to 75L capacities.

At present, we move operations to our cGMP-capable manufacturing facility from the Process Scale-up facility as the operational steps are developed to the level needed for moving them into the cGMP facility. This requires the development of draft-level Standard Operating Procedures, training, and drill-through of operations. We now have a functional Quality Assurance and Quality Control Department.

Manufacturing of drug products for sale, as well as for late stage clinical trials is required to be performed in FDA-registered cGMP manufacturing facilities. Manufacture of drugs for earlier stage clinical trials as well as for IND-enabling GLP Safety/Toxicology studies needs to be performed in a c-GMP-compliant manner.

We believe we are one of the very few small pharmaceutical drug innovators that possess their own cGMP or cGMP-capable manufacturing facility. With our Shelton, Connecticut campus and pilot-scale cGMP-capable manufacturing facility, we believe we are in a position to advance our drug candidates into clinical trials, produce the pre-clinical “tox package” batches, and the clinical drug substance batches.

We believe that this facility will be capable of scaling to the quantity of product needed for initial market introduction and revenue generation from our first drug when approved. We have already performed production of kilogram-scale batches of drug substance and multi-kg scale batches of drug product at this facility successfully. We believe this scale is sufficient for clinical trials, and, depending upon final dosage level, this scale may be sufficient for initial market entry.

Our BSL-2 Certified Virology Lab

We have a BSL-2 (Biological Safety Level 2) certification from the State of Connecticut for our Virology suite at the Shelton campus. This suite comprises three individual virology workrooms, enabling us to work on several different viruses and strains at the same time. This facility is designed only for cell culture studies on viruses, and no animal studies can be conducted at any of our own facilities.

We are able to perform drug efficacy and safety studies in cell cultures for multiple different viruses at the same time in this facility, in isolated lab rooms.

The Company’s Senior virologist. Dr. Friedrich, has previously performed drug screening of hundreds of candidates against several viruses including alphaviruses, bunyaviruses, and filoviruses (namely, Ebola and Marburg, which are BSL-4), to discover potential therapeutics, while he was at the United States Army Medical Research Institute of Infectious Diseases (USAMRIID). Dr. Friedrich has also worked extensively on Flaviviruses, specifically West Nile Virus, while at University of Texas Medical Branch (UTMB). He has also worked on HIV as part of his PhD thesis. Dengue viruses, and the Zika virus belong to the Flavivirus family.

We have now developed in-house cell culture screening capability for developing drug candidates against VZV, HSV-1 and HSV-2, as well as influenzas and HIV, among others. This capability has substantially strengthened our drug development programs. We believe that this internal screening enables speedy evaluation of a much larger number of candidates than external collaborations allow. We believe this has significantly improved our ability to find highly effective ligands and performing structure-activity-relationship studies of the same in a short time period.

State of the Company – Drug Development Programs – Focus on HerpeCide™ Program

To date, we do not have any commercialized products. We continue to add to our existing portfolio of products through our internal discovery and clinical development programs and also seeks to do so through an in-licensing strategy.

We have focused our efforts primarily on the HerpeCide program. We are developing drugs against three indications in this program in parallel at present, namely, HSV-1 “cold sores” (orolabial herpes and recurrent herpes labialis or RHL), HSV-2 “genital ulcers”, and VZV shingles. We are developing topical treatments (skin creams or lotions) for these three indications. All of the drug candidates in these three leading indications comprise common chemistry features and are based on the same family of ligands and polymers, enabling efficient parallel development. Our parallel development of these indications is designed to maximize return on investment. Of these, the shingles indication program has advanced to the level of IND-enabling Safety/Toxicology studies (i.e. “Tox Package” studies). We are currently advancing it towards an IND filing. We believe that the other two indications will advance to an IND stage in the very near future.

Our HerpeCide™ program has matured towards multiple drug indications. Besides the three indications listed above, modifications of the same drug candidates are anticipated to be developed into (iv) Eye Drops to treat ocular (i.e. external eye) Herpes Keratitis (HK) caused by HSV-1 or HSV-2, and possibly (v) Intra-Ocular injections to treat viral Acute Retinal Necrosis (vARN) caused by herpes viruses, primarily VZV, shingles (varicella zoster virus) and HSV-2, a cause of blindness.

In addition, we believe that the shingles drug candidate may be eligible for the PHN indication as well. PHN clinical studies are long and expensive, and we plan to advance the candidate for this indication only after its shingles indication clinical trials are completed. Further, the same drug candidate is expected to work against chickenpox in children. Chickenpox remains a sporadic epidemic disease despite vaccines.

Expansion to additional indications is likely, as we perform further studies. It is likely that some of these drug candidates with variations may be able to address diseases caused by the remaining human herpes viruses, namely EBV, HCMV, HHV-6A, HHV-6B, and HHV-7. Such expansions could enable increases in our return on investment.

Including the HerpeCide program explained above, we currently have eight different drug development programs, attesting to the strength of our platform technology. We have chosen to focus strategically on our HerpeCide™ program indications and drug candidates that are expected to result in a robust franchise with drug approvals against a number of different herpes virus indications.

Pharmaceutical drug development is an expensive and long duration proposition. Management’s plan is to develop each of our nanoviricides to the necessary stage(s) and then engage into licensing or co-development relationships with other pharmaceutical companies. Such licensing or co-development relationships may entail upfront payments, milestones payments, cost sharing, and eventual revenue sharing, including royalties on sales. There is no guarantee that we will be able to negotiate agreements that are financially beneficial to the Company. As and when needed, management plans to continue to raise additional funds for our continuing drug development efforts from public markets.

The Company’s cGMP-capable pilot-scale manufacturing facility in Connecticut may enable initial market entry for some of our products upon approval, allowing the Company to grow into a stand-alone Pharma company, in addition to a potential licensing strategy.

While we have continued to make significant progress in advancing our HerpeCide program drug pipeline, we have also had to curtail our programs and slow down drug development towards the clinic due to fiscal constraints. In particular, R&D staffing at our affiliates has been reduced significantly, by about 40% in the last few years. This is expected to have the effect of lengthening our timeline to begin human clinical trials.

The HerpeCide™ Program is Now Our Top Priority – Shingles is Lead Indication moving into IND-enabling “Tox Package” Studies

During the fiscal year ended June 30, 2019, we have met several milestones towards developing our first drug for regulatory approval:

•	We declared a clinical candidate, namely NV-HHV-101, for the treatment of shingles rash in third quarter of calendar year 2018.

•	We developed manufacturing processes for the drug substance at kilogram scale.

•	We designed and developed the final formulation of the drug substance for use as a skin cream. Of note, we achieved formulation development in a short time frame of about six weeks. This attests to the capabilities of nanoviricides platform technology wherein formulation considerations are taking into account as an inherent design aspect, thereby saving time in the formulation phase.

•	We manufactured the NV-HHV-101 drug substance as well as the formulated drug products at different concentrations, as required for the first portion of the IND-enabling Safety/Toxicology studies, namely, non-GLP Safety/Toxicology studies.

•	We engaged BASi, Evansville, IN, to perform the IND-enabling Safety/Toxicology ("Tox Package") studies. BASi is a well-known CRO specializing in these pre-clinical IND-enabling studies.

•	The non-GLP Safety/Toxicology studies began towards the end of December 2018. These studies were successfully completed around March 2019.

•	We filed a pre-IND application for shingles rash treatment using topical skin cream, NV-HHV-101, soon after the non-GLP studies report was available to us.

•	We received favorable comments from the US FDA regarding our drug development plan for NV-HHV-101 into initial human clinical trials, around end of May 2019.

•	We developed and implemented cGMP-compliant manufacturing processes.

•	We manufactured a cGMP-compliant large-scale batch of approximately 1kg of NV-HHV-101 drug substance, and several kg batches of formulated drug products as needed for the ensuing GLP Safety/Toxicology study.

•	The GLP Safety/Tox study began at BASi around June 2019. Subsequent to June 30, 2019, the in-life portion of this 28-day study in different animal species has been completed successfully.
•	We have executed a Memorandum of Understanding regarding general terms of the license agreement from TheraCour for drugs in the VZV vertical field. A definitive agreement is being negotiated by the parties.

On August 5, 2019, the in-life portion of the GLP Safety/Toxicology studies was completed successfully. We reported that NV-HHV-101 has been found to well tolerated in the clinical observation portion of the GLP Safety/Toxicology study of NV-HHV-101 as a dermal treatment. Additional studies required for the Safety and Toxicology datasets for filing an IND are in progress.

We believe that we have executed diligently, rapidly and successfully in developing our first drug candidate in pre-clinical trials towards human clinical trials in the 2019 fiscal year, despite significant resource limitations in terms of both skilled personnel and available budgets. In addition, we have continued to work on the HSV-1 and HSV-2 drug candidate developments in the background.

In the 2020 fiscal year, we believe we will be able to meet several important milestones towards establishing human proof-of-concept for the nanoviricides platform:

•	Finalize human clinical trials designs for Phase 1 and Phase 2 trials for NV-HHV-101 for topical treatment of shingles rash.

•	Engage a contract Clinical Research Organization for conducting the human clinical trials.

•	Complete the IND-enabling studies, and prepare appropriate reports.

•	Complete manufacture of cGMP-compliant drug substance and drug products in quantities sufficient for anticipated human clinical trials as designed.

•	Submit an IND-application to the US FDA, or an appropriate international regulatory agency.

•	Initiate and conduct Phase 1 human clinical trials, to determine safety and tolerability of NV-HHV-101 in human subjects.

•	If possible, initiate Phase 2 human clinical trials to determine effectiveness of NV-HHV-101 in controlling shingles rash and to study the effectiveness of NV-HHV-101 regarding shingles pain.

All of these studies are dependent on external collaborators providing available time slots for us. Thus, there can be delays in achieving the milestones that are beyond the Company's control.

We also intend to continue HSV-1 and HSV-2 drug candidate developments towards the goal of declaring a clinical candidate for topical treatment of cold sores and genital ulcers, assuming we receive sufficient funding.

The Shingles Topical Treatment Drug Program

Our most advanced drug candidate is a nanoviricide against VZV (varicella-zoster virus), the virus that causes debilitating shingles rash in adults and chickenpox in children. Its first indication is expected to be as topical treatment of shingles rash. About 500,000 to 1 million episodes of herpes zoster (shingles) occur annually in the United States alone. In spite of the new Shingrix™ vaccine, the market size for a therapeutic for shingles is estimated to be in excess of $1 billion according to two consulting firms, namely BioEnsemble, LLC and NanoTech Plus LLC, in reports prepared for the Company. There is currently no approved drug against shingles, PHN or chickenpox, indicating an unmet medical need.

Broad-Spectrum HerpeCide™ Drug Candidates Enable Additional Indications

The potential broad-spectrum nature of our anti-HSV drug candidates is expected to enable several anti-herpesviral indications. Thus, HSV-1 primarily affects skin and mucous membranes causing “cold sores”. HSV-2 primarily affects skin and mucous membranes leading to genital herpes. HSV-1 infection of the eye causes herpes keratitis that can lead to blindness in some cases. In addition, human herpesvirus-3 (HHV-3), aka varicella-zoster virus (VZV) causes chickenpox in children and, when reactivated in adults, causes shingles. Shingles breakouts are amenable to topical treatment, as are the HSV cold sores, genital lesions, and herpes keratitis of the eye.

Topical treatment is expected to result in extremely high antiviral efficacy. This is because such treatment would provide higher concentrations of the antiviral at the site where the virus is manifesting at its highest levels. Highly effective topical treatments in most of these scenarios remain unmet medical needs. Most of these indications do not have satisfactory treatments at present, if any. Further, the treatment of herpes virus infections caused by acyclovir- and famciclovir- resistant mutants is currently an unmet medical need.

With additional indications in the diseases caused by viruses in the herpes virus family, it is likely that our HerpeCide program could expand into a much broader product pipeline than currently anticipated. We anticipate that many of these new drugs would be variations on our current drug candidates. It is therefore expected that the incremental cost of drug development for such additional indications could be substantially smaller than the cost of developing drugs against other viruses in our portfolio.

Progress in Identifying Clinical Lead Drug Candidates against the Four HerpeCide Program Indications

Previously, in August 2015, we obtained confirmatory animal studies data on our then current lead anti-herpes virus drug candidate from TransPharm, LLC. The data confirmed the results earlier obtained in Professor Ken Rosenthal’s Lab at the NorthEast Ohio Medical Center (NEOMED). In both studies, dermal topical treatment with our anti-HSV drug candidate led to 85~100% survival in mice lethally infected with the zosteriform, neurotropic, clinically derived and relevant strain, namely HSV-1 H129. In contrast, all of the untreated mice had severe clinical morbidity and none of the untreated mice survived. These studies established this drug candidate as a viable, effective potential drug. Professor Rosenthal has since retired from NEOMED and is now Professor of Biomedical Sciences at the College of Medicine, Roseman University of Health Sciences, Summerlin, NV.

We have developed additional variations of the ligand used in this older herpecide drug candidate using molecular modeling and rational design strategies. The new ligands appear to have substantially improved effectiveness and with a similar level of safety as did the prior tested ligand. We are now performing studies on chemical covalent conjugates of these ligands with different “nanomicelle” polymer backbones. We are performing a set of studies to identify the lead clinical candidates for the different herpes virus indications based on these new nanoviricides.

We have found in preclinical studies that the nanoviricides drug candidates developed against herpes HSV-1 and HSV-2 are also effective against the shingles virus, namely the Varicella Zoster Virus (VZV), also called HHV-3 (human herpesvirus-3) in cell culture studies in house. These data were presented at the American Society of Virology 2017 annual meeting held in June 2017 at Madison, WI. Additional studies have continued to demonstrate strong effectiveness as the development progresses.

We have also found in preclinical studies that the shingles treatment nanoviricides drug candidates were highly effective in VZV infection studies using human skin-patch organ culture (SOC) model. We have repeatedly found strong effectiveness in the SOC studies using different variations of the drug candidates aimed at establishing the final clinical drug candidate. These studies were performed in the Professor Jennifer Moffat Lab at the Upstate Medical Center in SUNY, Syracuse, NY. The Moffat group presented some of these data at the 31st International Conference on Antiviral Research held in Porto, Portugal, on June 10-15, 2018.

At present, there is no well-established animal model of shingles infection, while animal models have been developed to test for shingles vaccines. We are employing the human skin explant-based SOC model for evaluation of drugs against VZV infection, in lieu of animal studies. This model is expected to be more relevant than an animal model. It is particularly suited for a topical drug such as ours. We believe that these human skin-patch SOC model experimental data will be sufficient to establish the effectiveness of a nanoviricide drug candidate to pursue further in human clinical studies.

Our developmental drug candidates for shingles treatment were also found to have a good safety profile in a preliminary rat safety/toxicology study in 2018. No clinically observable adverse safety and toxicology effects were seen in this study of the Company’s optimized topical dermal drug candidates based on multiple parameters evaluated. There were no adverse effects on the skin at the treatment sites. Equally importantly, the results of the non-GLP safety and toxicology study showed that there were no overall observable systemic effects either. There were no observable direct effects on the primary organ function whether the drug was administered to the skin or administered systemically. This includes liver and kidney function. This is important as the liver and kidneys are major organs involved in drug toxicity. Dermal topical treatment of rats with formulated drug candidates was evaluated in this study as a primary objective, since skin is the primary breakout site of HSV-1, HSV-2, and VZV infections. Additionally, the same drug candidates as formulated for systemic delivery were employed to evaluate potential systemic safety/toxicological effects. We now also report herein that there were no observable changes in the histo-pathological study (tissue structure) of a panel of organs including the brain, heart, liver, lungs, spleen, kidney, intestines, uterus, testis, as well as skin upon treatment with the tested drug candidates. The study was conducted by AR Biosystems of Beverly, MA.

Of note, the drug candidates tested in this safety/toxicology study have previously shown broad-spectrum effectiveness against alphaherpesviruses, i.e. HSV-1, HSV-2, and VZV.

These results are consistent with the positive findings in a model of VZV (the shingles virus) infection of human skin in which no safety or toxicology concerns have been observed, further demonstrating the safety of these drug candidates. The drug candidates have shown strong effectiveness in these shingles virus studies as well, as previously reported. Further, these candidates have demonstrated strong anti-viral activities against HSV-1, HSV-2, and VZV in cell culture studies using multiple cell lines.

These results have enabled the identification and declaration of a clinical drug candidate in the HerpeCide program. We have taken this candidate, namely NV-HHV-101, into IND-enabling studies, towards human clinical trials. The first indication we intend for treatment with this drug is the topical treatment of shingles rash.

The Company’s drug candidates in HerpeCide™ program are being developed for direct topical application on the affected areas to control the infections. Direct topical application enables delivery of the highest possible concentrations of the active substance directly at the site of infection. This allows for maximal clinical effectiveness, while at the same time minimizing side effects that are seen with systemic therapy (such as oral drugs or injectables).

This dermal drug development workload is expected to be significantly shorter than the studies for ocular, injectable, or oral drugs. We anticipate filing an IND once the report of these IND-enabling studies is available.

Topical treatment of herpes virus infections is important because herpes viruses become latent in neuronal cells or in ganglia and cause periodic localized breakouts that appear as skin rashes and lesions. Systemic drug treatment results in side effects because of the high systemic drug concentrations that need to be achieved and the large drug quantities that must be administered. Since the virus remains mostly localized in the area of the rash and connected nerve apparatus, using high concentrations of drugs delivered in small quantities topically would allow maximizing the effectiveness while minimizing side effects.

Since these nanoviricides are designed to attack the virus directly, we believe that human clinical studies should reflect the success of the preclinical studies.

We are also continuing to work on developing relevant chemical identification and characterization assays, physicochemical and biochemical characterization assays, and chemical process optimization studies, as part of the CMC (Chemistry, Manufacture and Controls) section of the Investigational New Drug (IND) Application for the shingles drug. We believe this drug will be our first candidate into human clinical trials.

HerpeCide Program Collaborations and Program Update

We have engaged in several collaborations to help us finalize clinical candidates and develop IND-enabling pre-clinical data in our various programs this year. Notably, we have continued collaborations with the CORL at the University of Wisconsin for HSV-1 and HSV-2, with focus on small animal models for ocular and dermal diseases.

In addition, we have a continuing relationship with Bio-Analytical Systems, Inc. (“BASi”), Indiana, a CRO for GLP and non-GLP safety/toxicology (“Tox Package”) studies. Further, we continue to engage Biologics Consulting Group (BCG), Virginia, for advice and help with regulatory affairs.

We also have a collaboration with the Campbell Lab at the University of Pittsburgh for in vitro cell culture models of various ocular viruses including many adenovirus and herpes virus strains, as well as animal models for ocular herpes keratitis (HK) and adenoviral epidemic keratoconjunctivitis (EKC).

In addition, we have continued our agreement with SUNY Upstate Medical University for the testing of the Company’s nanoviricides® drug candidates against varicella zoster virus (VZV), i.e., the shingles virus. This research is being performed in the laboratory of Dr. Jennifer Moffat.

Initially, Dr. Moffat conducted cell culture studies i.e. in vitro studies. Upon finding that the nanoviricides drug candidates were effective against VZV in cell cultures, Dr. Moffat advanced the studies to the ex vivo human skin-patch organ culture (SOC) model studies stage, wherein our drug candidates are being evaluated against VZV infection of human skin patches.

Dr. Moffat has extensive experience in varicella zoster virus (VZV) infection and antiviral agent discovery. The goal of these studies is to help select a clinical drug development candidate for toxicology and safety evaluation intended for clinical trials for the treatment of shingles in humans.

VZV is restricted to human tissue and only infects and replicates in human tissue. The ex vivo studies are continuing to evaluate the efficacy of the Company’s nanoviricides to inhibit VZV in human skin organ cultures. Dr. Moffat has developed the human skin organ culture VZV infection model for the evaluation of therapeutics. This model is a good representative model of natural VZV infection in humans as well as an important model for evaluating antiviral activity, because it demonstrates behavior similar to the skin lesions caused by VZV in human patients.

Dr. Moffat is an internationally recognized expert on varicella zoster virus, and her research has focused on the pathogenesis and treatment of infection by this virus. The National Institute of Health has recognized this VZV model via a contract with Dr. Moffat’s lab for evaluating antiviral compounds against VZV. Dr. Moffat is the director of two research core facilities at SUNY Upstate: the Center for Humanized Mouse Models and In vivo Imaging.

In addition, Dr. Brian Friedrich, Senior Virologist of the Company, continues to perform extensive antiviral cell culture studies against VZV, HSV-1 and HSV-2 using multiple cell lines and multiple strains of the viruses, in our BSL-2+ anti-viral cell culture laboratory in Shelton, CT.

Dr. Friedrich presented a poster entitled “Novel Nanoviricides® Highly Effective Against Varicella Zoster Virus in Cell Culture” at the 36th Annual Meeting of the American Society of Virology (ASV) on June 26, 2017. The ASV Meeting was hosted and held at the University of Wisconsin-Madison, from June 24 to 28, 2017 (https://extensionconferencecenters.uwex.edu/asv2017/).

The two active nanoviricide® candidates presented therein inhibited VZV up to 5 times better than acyclovir-sodium (the current standard of care), and completely inhibited VZV protein production/infection in cell culture studies. These results indicate a very high level of anti-VZV effectiveness. The nanoviricide candidates were non-cytotoxic even at the highest doses in all cell lines tested. Thus it should be possible to administer very high concentrations of the drug locally on the skin without any deleterious effects.

Importantly, the data presented demonstrated that the anti-viral activity of a nanoviricide is driven by the virus-specific ligand attached to it. Thus, two of the nanoviricide drug candidates were highly effective against VZV, whereas a third one was not as effective. All three ligands were derived by in silico computer-aided drug design based on known structures of HSV glycoprotein binding to the cellular receptor, namely the herpes virus entry mediator (HVEM), and thus were expected to be active against herpes simplex viruses, and only some of them were anticipated to be active against all alphaherpesviruses. VZV is an alphaherpesvirus. This has once again demonstrated the validity of our scientific drug development approach.

On July 10, 2017, the Company announced the results of initial testing of our anti-herpes drug candidates in the ex vivo human skin patch “SOC” model performed by Dr. Moffat. The anti-shingles nanoviricides® drug candidates achieved dramatic reduction in infection of human skin by the varicella-zoster virus (VZV), the shingles virus in this study. These findings corroborate the previously reported findings of inhibition of VZV infection of human cells in culture. The antiviral effect of certain nanoviricide drug candidates was substantially greater than the effect of the standard positive control of cidofovir added into media. Even more remarkably, the effect of these nanoviricides drug candidates was equivalent to a topical formulation of 1% cidofovir applied directly onto the skin patch. A topical skin cream containing 2% cidofovir is clinically used in very severe cases of shingles. However, the cytotoxicity of cidofovir is known to cause ulceration of the skin to which it is applied, followed by natural wound healing.

Additional studies have continued at Dr. Moffat lab with small variations on the drug candidates and have led to the identification of a clinical drug candidate. These studies have continued to demonstrate excellent efficacy of our nanoviricide drug candidates against the VZV virus infection. Dr. Moffat presented some of the data at the 31st International Conference on Antiviral Research held June 11 - June 15, 2018 in Porto, Portugal.

Shingles and Associated Pain, Postherpetic Neuralgia (PHN)

Shingles is caused by re-activation of the chickenpox virus that most humans acquire in childhood. The chickenpox vaccine for children is a live, attenuated virus (LAV). The LAV is not as pathogenic as the wild-type virus. However, this means the virus is present in the vaccinated individual, but remains suppressed by the immune system. In both vaccinated and unvaccinated persons, re-activation occurs when the immune system is suppressed which may be simply because of stress, advanced age, or some other immune modifying circumstances including immune-compromise due to organ transplants or other diseases. There is a shingles vaccine approved for adults age 60 and above which is also available for adults younger than that.

Acyclovir-based oral drugs, such as valacyclovir (Valtrex®), are available as systemic therapy for shingles. Intravenous acyclovir is also employed for treatment of various VZV indications. However, VZV is substantially less sensitive to (val)acyclovir than is HSV-1. Thus the oral drug generally does not result in optimal level of the active drug at the site of VZV viral production, and does not result in significant control of the pathology. The antiviral drugs may be given for a period of 14 days or longer, with as much as 5g of dose per day, due to poor efficacy. In some indications, the treatment has been continued for a year or so. Thus, there is an unmet need for developing anti-VZV antivirals with high efficacy and safety.

A Phase 3 clinical study comparing FV-100 to valacyclovir for PHN and shingles was terminated by ContraVir Pharma. FV-100 is a nucleoside analog with an extremely restricted activity range. A helicase/primase inhibitor, ASP2151, was found to be non-inferior to valacyclovir in a shingles clinical study. Astellas has suspended its development due to serious side effects in some healthy volunteers. A drug with a novel mechanism of action such as our nanoviricides should be promising.

Most adults with shingles recover in about 15 to 30 days from the shingles rash. While the rash is unsightly, its stinging pain is often the debilitating pathology that leads to lost workdays and other effects. Depending on age and the definition used, 10 to 50% of persons with herpes zoster develop postherpetic neuralgia, or PHN, a stinging, debilitating pain that lasts more than 30 days, and, in some patients, may last for years.

It is generally believed that PHN results from damage to the local nerve endings and nerve cells caused by the uncontrolled production of the shingles virus. However, VZV has been found to be present in at least 75% of PHN cases in a study, indicating a role for antivirals in controlling PHN. We believe that an effective therapy, such as our nanoviricide against VZV, which blocks progression of the virus to infect new cells and thereby limits further production of virus, would minimize the damage to nerve endings and nerve cells caused by the virus. We believe that this would minimize the occurrence, severity, and time period of PHN, in addition to having significant effects on the severity of shingles rash, lesions, and healing time.

In light of this we have conducted an animal study regarding the effect of our nanoviricide drug candidates against shingles on neuropathic pain in a classical animal model of pain (without VZV infection). On August 7, 2018, we reported that our anti-Shingles drug candidates were effective in ameliorating pain sensations in an animal model of abnormal pain. In this animal study, topical treatment with the nanoviricides® anti-VZV compounds significantly reduced the measures of abnormal pain sensations in a rat model of neuropathic pain. The study was conducted at AR Biosystems in Tampa FL. A characteristic excruciating pain is a debilitating pathology of shingles presentation. Thus a direct pain-reducing effect of the Company’s anti-shingles drug candidates would be very important in ameliorating the pathology of shingles, in addition to the already demonstrated significant antiviral effect.

We believe that a skin cream would be the best form of treatment to provide rapid control of the virus and shingles lesions patch expansion, since the shingles outbreak remains highly localized. A skin cream would afford much greater local exposure of drug to virus compared to a systemic oral or injectable treatment.

An effective therapy for patients with severe shingles continues to be an unmet need.

HSV-1, HSV-2, Ocular Herpes Keratitis

We believe that a skin cream for the control of HSV-1 “cold sores” (herpes labialis, and recurrent herpes labialis or RHL) is another drug candidate that may be close to entering human clinical trials. We have already achieved strong success in animal studies against HSV-1, as discussed above.

We believe that we will be able to successfully develop drug candidates for Ocular Herpes Keratitis (HK) as well. It is caused by HSV-1 or HSV-2 infection of the external eye. We are developing this drug as topical eye drops or eye lotion, in order to achieve maximum local drug effect while minimizing systemic exposure. We plan on testing these drug candidates against adenoviruses as well, to determine if the same drug would also be effective against epidemic keratoconjunctivitis (EKC, the severe “pink eye” disease). If the same drug works against herpes virus and adenovirus infections of the eye, we expect this drug may cover almost 99% of all external eye viral pathologies.

We also believe that we will be able to develop a drug against HSV-2 genital herpes. We plan on developing a skin cream for this indication, to maximize local effectiveness.

Viral Acute Retinal Necrosis (v-ARN)

We are also exploring additional indications of its anti-herpes drug candidates which is expected to broaden the pipeline and require limited development work. In particular, certain eye diseases of the retina have been causatively linked to herpes viruses. For example, most cases of viral Acute Retinal Necrosis (ARN), a disease that leads to severe loss of vision and can lead to blindness, have been linked to VZV and HSV-2, with some also associated with HSV-1 or CMV infection of the eye. It is believed that, HSV-2 ARN in children and adolescents may result from undiagnosed and asymptomatic neonatal HSV-2 infection, which has reactivated several years later from latency in a cranial nerve and entered the retina. Currently, intravenous followed by oral acyclovir derivatives daily for several months to years and sometimes intravitreal (into the eye) foscarnet injections are therapeutically employed with limited effectiveness, establishing the potential of effective antiviral therapy to avoid blindness as well as multiple surgeries related to retinal detachment. A highly effective antiviral that can be injected into the eye infrequently and provides sustained antiviral therapeutic effect over a long period of time for ARN is an unmet medical need.

Neonatally acquired herpes virus infections, even when asymptomatic, are thought to have led to ARN as late as age 22. There are approximately 2,500 cases per year of diagnosed neonatal herpes virus infections in the United States, according to Grose, C., Semin Pediatr Neurol. 2012 September ; 19(3): 115–118. doi:10.1016/j.spen.2012.02.005.

cGMP Manufacture

We have already manufactured our lead drug candidate, NV-HHV-101, in a cGMP-compliant manner at this facility for the IND-enabling GLP Safety/Toxicology study. The drug substance, or active pharmaceutical ingredient (API) was produced at approximately 1kg-scale. Drug products, i.e. different dose levels of the skin cream, were made at scales of 3-5kg batches. We are now manufacturing the drug substance, and intend to manufacture the drug product as well, under cGMP conditions as applicable for Phase I human clinical trials in this facility.

The FluCide™ Program

We intend to re-engage the FluCide program once the HerpeCide drug candidates enter human clinical trials, resource permitting. Previously, we had achieved excellent effectiveness levels demonstrating as high as 1,000-fold viral load reduction in a lethal animal model of influenza infection with multiple strains of influenza. We were developing an injectable drug candidate for treatment of severely ill patients, and an oral drug candidate for the treatment of out-patients.

DengueCide™

We intend to reengage the DengueCide program if and when non-dilutive funding such as research grants become available to us. At present, we have not applied for any grants for this program.

HIVCide™

We intend to re-engage the HIVCide program once the HerpeCide drug candidates enter human clinical trials, resource permitting. Previously, the drug candidates in the HIVCide™ program were found to have effectiveness equal to that of a triple drug HAART cocktail therapy in the standard humanized SCID-hu Thy/Liv mouse model. Moreover, the nanoviricides were long acting. Viral load suppression continued to hold for more than four weeks after stopping HIVCide treatment. The Company believes that this strong effect and sustained effect together indicate that HIVCide can be developed as a single agent that would provide “Functional Cure” from HIV/AIDS. The Company believes that substantially all HIV virus can be cleared upon HIVCide treatment, except the integrated viral genome in latent cells. This would enable discontinuation of treatment until HIV reemerges from the latent reservoir, which may be several months without any drugs. Moreover, the Company believes that this therapy would also minimize the chances of HIV transmission. The Company is currently optimizing the anti-HIV drug candidates. These drug candidates are effective against both the R5 and X4 subtypes of HIV-1 in cell cultures. The Company believes that these drug candidates are “broad-spectrum”, i.e., they are expected to be effective against most strains and mutants of HIV, and therefore escape of mutants from our drugs is expected to be minimal. Certain anti-HIV nanoviricides have already been demonstrated that appear to provide extended viral load suppression for as long as 30 days or more even after stopping the drug, in animal studies. Given the chronic nature of HIV/AIDS, such a drug that has long sustained effect is expected to provide significant benefits to the patient. We believe once a week dosing is possible. Anti-HIV drug development is both expensive and slow because of the nature of the animal studies that require SCID mice whose immune system is destroyed and then replaced by surgically implanting and growing human immune system tissues in the mouse body. Due to our limited resources, HIVCide development is further hampered.

EKC

We are developing broad-spectrum eye drops that are expected to be effective against a majority of the viral infections of the external eye. Most of these viral infections are from adenoviruses or from herpes viruses. The Company has shown excellent efficacy of its drug candidates against EKC (adenoviral epidemic keratoconjunctivitis) in an animal model. If feasible, we are planning to merge the anti-EKC drug development program and the ocular Herpes Keratitis drug development program, to develop a single drug that is effective against both diseases, i.e. effective against both adenoviruses and herpes viruses. This work is in the research stage.

Other Drug Programs: Ebola, Rabies and others

In addition, we also has research programs against Rabies virus, Ebola and Marburg viruses, and others. We will not be undertaking socially important programs such as the development of an anti-Zika virus drug candidate, or continuation of our efforts in developing anti-Ebola drug candidate, unless non-dilutive funding for such efforts becomes available. At present we have not applied for any grants for these programs.

Thus, this year, we have further focused our programs and prioritized them in order to advance our first drug candidate into the clinic in the fastest possible path.

Safety and Toxicology Studies

As part of the IND-enabling development of our topical skin cream for treatment of shingles rash, we have previously performed a substantial amount of safety and toxicology studies. We performed non-GLP safety toxicology studies in a rat model with two of the development stage candidates first. Both candidates were extremely well tolerated and no adverse events occurred. This, along with efficacy studies in the Human Skin Organ Culture model of Dr. Moffat, led us to identify a clinical candidate, namely, NV-HHV-101. We have performed IND-enabling non-GLP Safety Toxicology studies of this clinical candidate in multiple animal species. NV-HHV-101 was well tolerated at all dosages tested and none of the parameters tested were affected. Based upon these results, a GLP Safety/Toxicology study of dermal treatment in mini-pigs has been commissioned. These safety results are in agreement with histopathological observations in the human skin organ culture model studies.

We previously performed initial safety-toxicology screening of an optimized FluCide® drug candidate in a GLP-like toxicology study in rats, as an injectable drug. We reported that a good safety profile was observed for this drug candidate in rats at the end of January 2015. These results are in agreement with the previously reported results of a non-GLP toxicology study in mice. These study results also support the Company’s positive findings in animal models of infection with different influenza A virus strains in which no safety or toxicology concerns were observed. The Company has previously reported that many of its FluCide candidates demonstrated extremely high anti-influenza activity in those models. These results are extremely important since they indicate that FluCide continues to look very promising as one of the most advanced candidates in the Company’s drug development pipeline.

We believe that these safety/toxicology results are also applicable to other drug candidates as well in the sense that they have established the safety of the polymer backbones that we have employed. The polymer is made up of PEG (polyethylene glycol) chains put together into a single polymer chain with ligands and pendant lipids substantially uniformly attached at the connector points. This enables the nanoviricide to be substantially non-immunogenic. PEG chain attachment or PEGylation is a widely used technique for rendering antibodies and other drugs substantially non-immunogenic.

Successful preliminary safety study in an animal model has cleared the way for us to begin IND-enabling safety/toxicology study for our shingles treatment drug candidate, as described earlier.

Clinical and Regulatory Strategy

We have engaged Biologics Consulting Group, a well-known group of regulatory consultants, to advise us on the regulatory pathways, and the studies required for the IND applications for the various disease indications.

At present, our anti-VZV drug candidate is in IND-enabling development stage, and is expected to enter human clinical trials once the current GLP Safety/Toxicology and related IND-enabling studies are completed.

The other HerpeCide™ program drug candidates are expected to follow into clinical development, as the necessary additional safety and efficacy studies in cell culture and animal models are performed. We depend upon external collaborators for animal safety and efficacy studies, limiting the speed of our drug development work. While we seek collaborators and providers that have animal models that may be predictive of efficacy in human clinical trials, pharmaceutical drug development relies on what is available and what is doable rather than this gold standard. Newly implemented animal models require validation studies to establish how reproducibly they can discriminate between placebo and drugs that are known to work in the clinic, when such drugs are available. In many cases, we have to rely upon research level animal models that have not yet established such robustness. Nevertheless, we can continue to use such models to obtain preliminary indications for drug candidate refinements.

We believe that the efficacy we have observed of our anti-VZV drug candidates in the ex vivo Human Skin patch Organ Culture “SOC” model in the Moffat Lab is a strong indicator that these drug candidates are worthy of clinical development. There is no well-established animal model for shingles at present. As such we assume that these datasets will be sufficient for filing an IND.

With the non-GLP Safety/Toxicology data, and our Chemistry, Manufacture and Controls (CMC) manufacturing dataset, we filed a pre-IND application with the US FDA for NV-HHV-101 as a topical treatment for shingles rash.

On June 3, 2019, we reported that the US FDA has generally agreed in its pre-IND response that the plan of drug development presented by us to the FDA is generally adequate at this time. We received the response on May 23, 2019.

In particular, the FDA agreed that our strategy for drug substance and drug product acceptance criteria is adequate. The FDA further agreed that the IND-enabling non-clinical studies proposed by us are generally adequate. The US FDA also said that the proposed design of the IND-opening human clinical studies appears reasonable at this time.

The FDA made valuable suggestions in the pre-IND response. The additional non-clinical studies recommended by the Agency are generally consistent with our planned IND-enabling non-clinical studies. We discussed the Agency’s comments and suggestions in detail with its regulatory consultants from Biologics Consulting Group, VA, and has continued the pre-clinical development program accordingly.

We believe that our existing cGMP-capable manufacturing facilities are sufficient for the production of drug products for human clinical studies.

Large Market Sizes – The Company Targets an Overall Anti-Viral Drug Market Size that Exceeds $40B

According to a Jain PharmaBiotech report published in March 2014, the market size for drugs for the treatment of different herpes simplex infections is estimated to be approximately $2 billion in 2018 and $3 billion in 2023. The current market size for the treatment of shingles is estimated to be approximately $500 million to $1 billion. We believe that when an effective topical treatment is introduced, the market size is likely to expand substantially, as it has for several drugs in the antivirals, oncology, and other areas.

The approximate market size for shingles may be approximately $1 billion. Severe cases of shingles may lead to hospitalization in several thousand cases in the USA every year. In addition, shingles appearing on the face may reach the eye and may cause significant vision issues. The outpatient treatment market size for shingles at present is limited, because of the limited effectiveness of existing drugs. We believe an effective drug could expand this market into billions of dollars globally. A new two-dose shingles vaccine called Shingrix® has recently been introduced. However, due to the side effects in a significant percentage of persons taking this vaccine at its first dose, compliance as well as market penetration may be limited. The supplies of this vaccine are limited at present. GSK has recently reported that the manufacture of Shingrix will be scaled up and larger amount will become available after 2025. Shingles is not seen as a life-threatening or life-modifying disease, the use of vaccines is limited, and may continue to be limited, especially if an effective drug is developed.

In addition, Jain PharmaBiotech estimates the market size for an effective anti-Influenza drug to be in the tens of billions of dollars and the current market size to be approximately $4 billion. The current market size for anti-HIV treatments is in excess of $20 billion. Other drugs in our pipeline, taken together, are estimated to be several billion dollars in market sizes according to Jain PharmaBiohitech.

Our focus at present is on the topical treatments for different herpes virus infections in the HerpeCide program, as listed elsewhere in this report. We plan on re-engaging our Influenza and HIV programs when sufficient funding and skilled human resources are available.

Our Campus in Shelton, CT

We believe we are one of a few bio-pharma companies with its own cGMP-capable manufacturing facility. The multi-kilogram production scale of our facility would enable the potential for NanoViricides to become a fully integrated pharmaceutical company (“FIPCO”), organically growing by generating revenues from initial market entry, if our first drug is approved for marketing by appropriate regulatory authorities.

We believe that the production scale is sufficient for initial market entry of the current drugs in the HerpeCide program.

At present, we move operations to our cGMP-capable manufacturing facility from the Process Scale-up facility as the operational steps are developed to the level needed for moving them into the cGMP facility. This requires the development of draft-level Standard Operating Procedures, training, and drill-through of operations. We now have a functional Quality Assurance and Quality Control Department.

Resource Considerations

We have lost approximately 40% of our personnel in the Chemistry and Engineering through attrition over the last few years and have not replaced them with new hires. The remaining staff is busy developing our pre-clinical HerpeCide programs.

Given our limited financing, we have not been able to attract the necessary talent for replacing the lost staff and for building out the additional independent departments such as QA/QC. We have been working with our extremely versatile and multi-talented team, in a task-serialized fashion, over the last several years. While the versatility of the team has enabled us to develop and establish most of the required quality assays and methods, we are severely limited in our abilities to develop the multiple programs wherein we have already obtained pre-clinical successful results. Also, we will need to add skilled staff before engaging into drug production for Phase 2 and Phase 3 human clinical trials.

We operate in a completely novel area of medicines, which is broadly described as polymeric-micelle based drug conjugates and complex nanomedicines. We believe our technologies are also completely novel, and unmatched in the industry. As such, we anticipate a longer training period for new employees than for normal small chemical or biological drugs. We need talented personnel with specialized training. With the extreme difficulties in hiring foreigners due to immigration requirements, there is only a severely limited talent pool that may be available or accessible to us.

We employ the same team that developed the small-scale synthesis chemistry for translation of those chemical syntheses into clinical-scale processes, and also to perform the related chemical engineering, quality control, quality assurance, and regulatory tasks along the way. Because of the small size of our scientific staff, this results in significant serialization of efforts. However, the personnel cost, as well as the time and expense cost of transfer of knowledge and training of a separate dedicated team is avoided because the same expert scientists who have developed the chemistries are also involved in scaling them up into process scale. To enable such extensive multi-tasking, we have a continuous training program in place, with both formal and informal components. We believe that this approach helps us keep drug development costs as low as possible.

Our BSL-2 Certified Virology Lab

We have established several different types of assays for screening of candidates against VZV, HSV-1 and HSV-2 in our BSL-2+ Virology lab. We believe that having developed the internal capabilities for cell culture testing of our ligands and nanoviricides against a variety of viruses has substantially strengthened our drug development programs. We believe that this internal screening enables speedy evaluation of a much larger number of candidates than external collaborations allow. This has significantly improved our ability of finding highly effective ligands and performing structure-activity-relationship studies of the same in a short time period.

We have the ability to work on multiple types of viruses or multiple virus strains at the same time, as this facility comprises three independent virological rooms. We also have the capability for performing HIV screening assays based on cell culture in house now, once we re-engage that program. We also have the ability to perform limited anti-influenza drug screening assays in cell culture in house.

It is now possible for us to implement several other cell culture-based assays for many different viruses. These capabilities are expected to enable rapid drug development once we re-engage the drug development efforts in areas beyond the HerpeCide program again.

We do not have the facilities for performing animal model studies for any of our programs. We depend upon external collaborators for such studies.

Manufacturing Requirements of Some of Our Drug Candidates

The HerpeCide program drug product batch requirements are estimated to be fairly modest because of the topical nature of treatment. In consultation with Bio-Analytical Services, Inc. (BASi) and Biologics Consulting Group (BCG), we had estimated a batch size of approximately 1kg drug substance to be sufficient for the “Tox Package” (i.e. safety and toxicology) studies of our dermal topical shingles drug candidate. NV-HHV-101 drug substance manufactured at approximately 1kg scale in a cGMP-compliant manner and formulated into drug products at different concentrations at scales of up to 5kg was manufactured for the GLP Safety/Toxicology studies in our facility. We believe performing the manufacture in house has saved us a significant amount of money, as well as in time.

We are estimating that a ~500g batch will be more than sufficient for initial Phase-I human clinical studies as well. Our current estimate for a Phase 2a human clinical efficacy study is also in the range of a ~500g batch requirement. We already have the facilities for producing up to 1kg per batch or more.

As we move our drug candidates into clinical studies, we plan to perform further scale-up studies. In the current facility, we may be able to manufacture about 20kg to 50kg of cGMP API (active pharmaceutical ingredient) annually, enabling profitable market entry. Such initial commercialization would allow the Company to turn itself into a stand-alone fully integrated pharmaceutical company, by enabling capital formation for larger scale manufacturing facilities and fueling further growth.

Patents, Trademarks, Proprietary Rights: Intellectual Property

The nanomedicine technologies licensed from TheraCour serve as the foundation for our intellectual property. NanoViricides holds a worldwide exclusive license to certain technology for several drugs with specific targeting mechanisms for the treatment of the following human viral diseases: Human Immunodeficiency Virus (HIV/AIDS), Hepatitis B Virus (HBV), Hepatitis C Virus (HCV), Rabies, Herpes Simplex Virus (HSV-1 and HSV-2), Influenza and Asian Bird Flu Virus. The Company has entered into an Additional License Agreement with TheraCour granting NanoViricides the exclusive licenses for technologies developed by TheraCour for the additional virus types: Dengue viruses, Japanese Encephalitis virus, West Nile Virus, Viruses causing viral Conjunctivitis (a disease of the eye) and Ocular Herpes, and Ebola/Marburg viruses. On November 1, 2019, the Company entered into a License Agreement with TheraCour for the exclusive license for technologies developed by TheraCour for VZV/Shingles.

On September 1, 2005, we entered into a Material License Agreement, (the “License Agreement”) with TheraCour. Initially, TheraCour granted the Company an exclusive license for technologies developed by TheraCour for six virus types: HIV, HCV, Herpes Simplex Virus (HSV-1 and HSV-2), Rabies, Asian (bird) flu and Influenza. In consideration for obtaining this exclusive license, we agreed: (1) that TheraCour can charge its costs (direct and indirect) plus no more than 30% of certain costs as a development fee and such development fees shall be due and payable in periodic installments as billed; (2) to pay $25,000 per month for usage of lab supplies and chemicals from existing stock held by TheraCour; (3) to pay the greater of $2,000 or actual costs, for other general and administrative expenses incurred by TheraCour on our behalf; (4) to make royalty payments of 15% (calculated as a percentage of net sales of the licensed drugs) to TheraCour; (5) that TheraCour shall retain the exclusive right to develop and manufacture the Licensed Products, exclusively for NanoViricides, and unless such license is terminated, will not develop or synthesize the Licensed Products for its own sake or for others; and (6) to pay an advance payment equal to twice the amount of the previous months invoice to be applied as a prepayment towards expenses. TheraCour may terminate the License upon a material breach by us as specified in the agreement. However, we have the opportunity to cure the breach within 90 days of receipt of notice to terminate the License. On February 15, 2010, we entered into an Additional License Agreement with TheraCour. Pursuant to the exclusive Additional License Agreement, in consideration for the issuance of 100,000 shares of the Company’s Series A Preferred Stock (the “Series A Preferred”), we were granted exclusive license, under the same terms as the original License Agreement, for technologies, developed by TheraCour, for the development of drug candidates for the treatment of Dengue viruses, Ebola/Marburg viruses, Japanese Encephalitis, viruses causing viral Conjunctivitis (a disease of the eye) and Ocular Herpes. In 2015, TheraCour stopped billing us and we stopped paying for the $25,000 per month usage fee for prior existing materials, by mutual agreement. There was no amendment to the license contract effected for this purpose.

On November 1, 2019, we entered into a License Agreement (the “Agreement”) with TheraCour for an exclusive, worldwide license to use, promote, offer for sale, import, export, sell and distribute products for the treatment of Varicella Zoster Virus derived indications. The Company was not required to make any upfront payments to TheraCour and agreed to the following milestone payments to TheraCour; the issuance of 75,000 shares of Series A Convertible Preferred Stock upon the grant of an IND Application; $1,500,000 in cash upon completion of Phase I Clinical Trials; $2,500,000 in cash upon completion of Phase II clinical trials; and $5,000,000 in cash upon completion of Phase III clinical trials. In addition, the Company is required to pay to TheraCour 15% of net sales of licensed products, and any income from sublicensed products. Under the Agreement, TheraCour retains the exclusive right to develop and manufacture the Licensed Products. As in previous licensing agreements with TheraCour, we agreed to pay the following amounts to TheraCour to the extent not previously paid under existing licensing agreements: (1) costs (direct and indirect) plus 30%, subject to certain specified exclusions, as a Development Fee and such development fees shall be due and payable in periodic installments as billed and (2) a deposit equal to estimated development costs for two months (refundable), such estimates to be reconciled quarterly. Payments not made within 90 days after due date will be charged an interest at the rate of 1% per month. TheraCour and we have agreed to enter into a manufacture and supply agreement, under which TheraCour would manufacture the licensed products exclusively for us, and we would also have customary backup manufacture rights, as specified in the Agreement. TheraCour may terminate the license upon a material breach by us as specified in the agreement. However, we may avoid such termination if the breach is cured within 90 days of receipt of such termination.

TheraCour has deferred all development fees until the earlier of the date that we file an IND with the FDA or December 31, 2019 and has waived any potential default of the license agreements related to such deferrals. On December 17, 2019, we entered into a Deferred Expense Exchange Agreement with TheraCour Pharma, Inc. to exchange $250,000 of the deferred development fees into 100,000 Series A Shares.

These licenses are not limited to underlying patents, but also include the know-how, trade secrets, and other important knowledge base that is utilized for developing the drugs.

In addition, these extremely broad licenses are not limited to some specific chemical structures but comprise all possible structures that we could deploy against the particular virus, based on the licensed technologies. Further, the licenses are held by NanoViricides for worldwide use. TheraCour may terminate the license agreements and the licenses would revert to TheraCour in the case of a default by NanoViricides if it is not remedied.

Patents and other proprietary rights are essential for our operations. If our drugs are protected by a properly designed and enforceable patent, it can be more difficult for our competitors to use our technology to create competitive products and more difficult for our competitors to obtain a patent that prevents us from using technology we create. As part of our business strategy, in conjunction with TheraCour, a company controlled by our founder and the holder of the patents underlying our licensed technology, we actively seek patent protection both in the United States and internationally and intend to file additional patent applications, when appropriate, to cover improvements in our compounds, products and technology. We also rely on trade secrets, internal know-how, technological innovations and agreements with third parties to develop, maintain and protect our competitive position. Our ability to be competitive will depend on the success of this strategy.

We believe that our drugs by themselves may be eligible for patent protection. We, in conjunction with TheraCour, plan on filing patent applications for protecting these drugs when we have definitive results from in vitro or in vivo studies that enable further drug development and IND application filing.

We have licenses to key patents, patent applications and rights to proprietary and patent-pending technologies related to our compounds, products and technologies (see Table 1), but we cannot be certain that issued patents will be enforceable or provide adequate protection or that pending patent applications will result in issued patents.

Intellectual Property, Patents, and Pending Patents Licensed by the Company

Patent or Application	Date of Issue/ Application	US Expiry Date	International	Owners
US6,521,736 (Certain specific amphiphilic polymers).	Issued: Feb 18, 2003	Feb 18, 2020	N/A	TheraCour Pharma and Univ. of Massachusetts, Lowell. [Nonexclusive license from TheraCour Pharma].

PCT/US06/01820 (SOLUBILIZATION AND TARGETED DELIVERY OF DRUGS WITH SELF-ASSEMBLING AMPHIPHILIC POLYMERS).	Applied: Jan 19, 2006 PCT U.S. Issuance: May 8, 2012.	October 2028 (estimated)	Applications are in various prosecution stages. Fifty-two of these have been issued or validated	TheraCour Pharma, Inc. [Exclusive License].

PCT/US2007/001607 SELF-ASSEMBLING AMPHIPHILIC POLYMERS AS ANTIVIRAL AGENTS	Applied: Jan 22, 2007	Ca. 2029 (estimated)	Applications are in various prosecution stages. Nine of these have been issued or validated	TheraCour Pharma, Inc. [Exclusive License].

We have previously announced certain important issuances of patents on the TheraCour® technology underlying our Nanoviricides® drugs. A fundamental patent on the polymeric micelles composition, structure and uses was issued in the USA with substantially broad claims. This patent application has so far been issued, granted, and/or validated, with substantially similar broad claims as 52 different patents in different countries and multi-country intellectual property organizations. A fundamental patent on which the nanoviricides® technology is based (US Patent No. 8,173,764) for “Solubilization and Targeted Delivery of Drugs with Self-Assembling Amphiphilic Polymers” was issued on May 8, 2012. The patent term is expected to last through October 1, 2028, including anticipated extensions in compensation for time spent in clinical trials. This US Patent has been allowed with a very broad range of claims to a large number of families of chemical structure compositions, pharmaceutical compositions, methods of making the same, and uses of the same. The disclosed structures enable self-assembling, biomimetic nanomedicines. NanoViricides, Inc. holds exclusive, perpetual, worldwide licenses to these technologies for a broad range of antiviral applications and diseases. The other national and regional counterparts of the international Patent Cooperation Treaty (“PCT”) application number PCT/US06/01820, which was filed in 2006, have issued as a Singapore National Patent Publication, a South African patent, and also as an ARIPO regional patent, an OAPI regional patent (covering Benin, Burkina Faso, Cameroon, Central African Republic, Chad, Republic of Congo, Cote d’Ivoire, Equatorial Guinea, Gabon, Guinea, Guinea Bissau, Mali, Mauritania, Niger, Senegal, and Togo). It has also issued as a granted patent in New Zealand, China, Mexico, Japan, Australia, Canada, several countries in Europe, Hong Kong, Indonesia, Israel, Korea, Malaysia, Philippines, Pakistan, and Vietnam among others. Estimated expiry dates range nominally from 2026 to 2027, prior to accounting for various extensions available in different regions and countries. Additional issuances are continuing in Europe, and in several other countries around the world.

Another fundamental patent application on the antivirals developed using the polymeric micelles has so far been issued, granted, and/or validated, with substantially broad claims, as well as 9 different patents. The counterparts of the international PCT application PCT/US2007/001607 have issued as a granted patent in ARIPO, Australia, China, Japan, Mexico, New Zealand, OAPI, South Africa, and Korea to date. Additional issuances are expected in Europe, USA, and in several other countries around the world. This patent application teaches antivirals based on the TheraCour polymeric micelle technologies, their broad structures and compositions of matter, pharmaceutical compositions, methods of making the same, and their uses. The nominal expiry dates are expected to range from 2027 to 2029. Further patent prosecution in several other regions and countries is continuing.

A total of at least 61 patents have been issued globally, on the basis of the two international PCT patent families that cover the fundamental aspects of the platform technology we license from TheraCour. Additional patent grants are expected to continue as the applications progress through prosecution processes. All of the resulting patents have substantially broad claims.

These patents have nominal expiry dates in 2026 to 2029. The dates can be further extended in several countries and regions for the additional allowances due to the regulatory burden of drug development processes, or other local considerations, such as licensing to a local majority held company. Many countries allow up to five years extension for regulatory delays.

No patent applications have been filed for the actual drug candidates that we intend to develop as drugs as of the date of this Prospectus. We intend to file the patent application for HerpeCide before entering human clinical trials. The estimated expiry date for the HerpeCide patents, if and when issued, would be no earlier than 2039-2040.

Of the patents and technologies licensed, we believe that we will not be using the intellectual property, compositions of matter, or other aspects described and secured under the US Patent No. US 6,521,736. We believe that this patent describes an inferior technology compared to the technology in the later patent filings of Dr. Diwan. This patent, we believe, discloses prototype materials that served to establish the proof of principles developed by Dr. Anil Diwan, the Company’s President and co-founder, whether such materials were possible to create and whether such materials would indeed be capable of encapsulation of pharmaceutically relevant compounds. We believe that the new and novel compositions disclosed in the new patent applications, No. PCT/US06/01820, and No. PCT/US2007/001607, and additional proprietary intellectual property provide the necessary features that enable the development of nanoviricides. We believe that no other published literature materials or existing patents are capable of providing all of the necessary features for this development, to the best of our knowledge. However, we have no knowledge of the extensive active internal developments at a number of companies in the targeted therapeutics area.

TheraCour may obtain patents for the compounds many years before we obtain marketing approval for them. Because patents have a limited life, which may begin to run prior to the commercial sale of the related product, the commercial value of the patent may be limited. However, we may be able to apply for patent term extensions, based on delays experienced in marketing products due to regulatory requirements. There is no assurance we would be able to obtain such extensions. We control the research and work TheraCour performs on its behalf and no costs may be incurred without the prior authorization or approval of the Company.

Patents relating to pharmaceutical, biopharmaceutical and biotechnology products, compounds and processes such as those that cover our existing compounds, products and processes and those that we will likely file in the future, do not always provide complete or adequate protection. Future litigation or reexamination proceedings regarding the enforcement or validity of our licensor, TheraCour’s existing patents or any future patents, could invalidate TheraCour’s patents or substantially reduce their protection. In addition, the pending patent applications and patent applications filed by TheraCour, may not result in the issuance of any patents or may result in patents that do not provide adequate protection. As a result, we may not be able to prevent third parties from developing the same compounds and products that we have developed or are developing. In addition, certain countries do not permit enforcement of these patents, and manufacturers are able to sell generic versions of our products in those countries.

We also rely on unpatented trade secrets and improvements, unpatented internal know-how and technological innovation. In particular, a great deal of our material manufacturing expertise, which is a key component of our core material technology, is not covered by patents but is instead protected as a trade secret. We protect these rights mainly through confidentiality agreements with our corporate partners, employees, consultants and vendors. These agreements provide that all confidential information developed or made known to an individual during the course of their relationship with us will be kept confidential and will not be used or disclosed to third parties except in specified circumstances. In the case of employees, the agreements provide that all inventions made by the individual while employed by us will be our exclusive property. We cannot be certain that these parties will comply with these confidentiality agreements, that we have adequate remedies for any breach, or that our trade secrets will not otherwise become known or be independently discovered by our competitors.

Trademarks

We currently have no registered trademarks.

Drug Development Plan

We intend to perform the regulatory filings and own all the regulatory licenses for the drugs we are currently developing. We will develop these drugs in part via subcontracts to TheraCour Pharma, Inc. (“TheraCour”), the exclusive source for these nanomaterials. With sourcing of materials from TheraCour, we prefer to manufacture these drugs in our own facility. However, we may manufacture these drugs under subcontract arrangements with external manufacturers that carry the appropriate regulatory licenses and have appropriate capabilities. We intend to distribute these drugs via subcontracts with distributor companies or in partnership arrangements. We plan to market these drugs either on its own or in conjunction with marketing partners. We also plan to actively pursue co-development, as well as other licensing agreements with other pharmaceutical companies. Such agreements may entail up-front payments, milestone payments, royalties, and/or cost sharing, profit sharing and many other instruments that may provide early revenues. Such licensing and/or co-development agreements may shape the manufacturing and development options that we may pursue. We have received significant interest from certain pharmaceutical companies for potential licensing or co-development of some of our drug candidates. However, none of these distributor or co-development agreements is in place at the current time.

Manufacturing

Manufacturing of Research Materials

Nanomaterials that form the basis of our nanoviricide drugs are produced for research by TheraCour at our facilities in Shelton, Connecticut, under our licensing agreements with TheraCour.

Manufacturing of Drugs

We intend to manufacture Dermal Topical anti-HSV-1, anti-HSV-2, and anti-VZV drug candidates and drugs, as well as anti-HSV Eye Drops/Gels, Injectable and Oral FluCide, HIVCide, DengueCide, RabiCide and other drugs for pre-clinical animal studies and human clinical studies, in our own facilities through human clinical trials of each of the clinical drug candidates. Our cGMP-capable manufacturing facility in Shelton, CT has sufficient capacity for supply of the pre-clinical and clinical batches needed for all of our drug candidates as and when they are anticipated to be needed. We may go to a cGMP third party provider for the final fill-and-finish of the clinical drug products if necessary.

With recent successes in production scale-up, we believe that it now has sufficient capacity at the Shelton cGMP-capable manufacturing facility to enable market-entry of our first drugs upon approval, potentially enabling us to transform into a fully integrated pharmaceutical company ("FIPCO")..We note as a risk factor that there is no guarantee that we can take our drug candidates successfully through clinical trials, and if we do, that we can obtain marketing approval, and if we do, that we can market the drugs successfully. For our future commercial products, we will need to develop additional manufacturing capabilities and establish additional third-party suppliers to manufacture sufficient quantities of our product candidates to undertake clinical trials and to manufacture sufficient quantities of any products that are approved for commercial sale. If we are unable to develop manufacturing capabilities internally or contract for large scale manufacturing with third parties on acceptable terms for our future antiviral products, our ability to conduct large-scale clinical trials and meet customer demand for commercial products would be adversely affected.

We believe that the technology we use to manufacture our products and compounds is proprietary. For our products, we may have to disclose all necessary aspects of this technology to contract manufacturers to enable them to manufacture the products and compounds for us. We plan to have discussions with manufacturers under non-disclosure and non-compete agreements that are intended to restrict them from using or revealing this technology, but we cannot be certain that these manufacturers will comply with these restrictions. In addition, these manufacturers could develop their own technology related to the work they perform for us that we may need to manufacture our products or compounds. We could be required to enter into an agreement with that manufacturer if we wanted to use that technology ourselves or allow another manufacturer to use that technology. The manufacturer could refuse to allow us to use their technology or could demand terms to use their technology that are not acceptable.

We believe that we are in compliance with all material environmental regulations related to the manufacture of our products.

Competition

Our products in development target a number of diseases and conditions that include several different kinds of viral infections. There are many commercially available products for many of these diseases and a large number of companies and institutions are spending considerable amounts of money and other resources to develop additional products to treat these diseases. Most of these companies have substantially greater financial and other resources, larger research and development staffs, and extensive marketing and manufacturing organizations. When and if we are able to successfully develop products, they would compete with existing products based primarily on:

•	efficacy;

•	safety;

•	tolerability;

•	acceptance by doctors;

•	patient compliance;

•	patent protection;

•	ease of use;

•	price;

•	insurance and other reimbursement coverage;

•	distribution;

•	marketing; and

•	adaptability to various modes of dosing.

There are several drugs in the market that effectively control HSV cold sores and genital herpes lesions in most patients. These include the nucleoside analogues idoxuridine, vidarabine, acyclovir, famciclovir, ganciclovir, and derivatives. However, their efficacy is limited or toxicities are high. Brincidofovir, based on the toxic drug cidofovir, is in development by Chimerix, but certain clinical trials involving brincidofovir have failed to meet the desired end points. Foscarnet is also used for VZV and ARN, but its toxicity is high. FV-100 was in clinical development against VZV, but these clinical developments appear to have been abandoned. In addition, pritelivir, antibodies, and some other drugs are in advanced stages of development against HSV-1 or HSV-2. A gamma globulin was recently approved.

The prevalence of herpes simplex virus type 1 (HSV-1) and HSV-2 in the United States is 47.8% and 11.9%, respectively, for individuals aged 14 to 49 years, and increases with age, in the United States, according to the Centers for Disease Control and Prevention (“CDC”). HSV-2 causes a more severe disease that also has significant social costs to the patient. In spite of the existing drugs, both HSV-1 and HSV-2 cause lifelong infection that continues to reactivate at different rates in different patients. In spite of several existing drugs that are already generic, the market size for a highly effective drug is estimated to be in tens of billions of dollars for each of HSV-1 and HSV-2 treatments according to a Jain PharmaBiotech report.

There are currently no approved drugs for the treatment of diseases caused by VZV, namely, shingles, PHN, and chickenpox. Valcyclovir or other acyclovir-class drugs are often prescribed orally but have little effect on shingles. Cidofovir is used in extreme cases of shingles, but it is highly toxic, limiting benefit of the drug, limiting drug dosage and causing significant side effects. Several pain relievers are being developed to treat shingles pain and also the PHN pain. Thus, a safe and effective treatment against VZV is an unmet medical need.

There are currently no approved drugs for the treatment of viral diseases of the external eye.

The current approved drugs for influenza include the neuraminidase inhibitors Tamiflu, Relenza, and Peramivir, anti-influenza drugs that are sold by Roche, Glaxo SmithKline (GSK), and BioCryst partners, respectively. In addition, M2 channel inhibitors, generic drugs include amantadine and rimantadine, both oral tablets that only inhibit the replication of the influenza A virus. There is significant viral resistance to the approved M2 channel inhibitors especially in the US. Several companies are developing anti-influenza drugs at present. Small chemical classes include neuraminidase inhibitors, M2-channel inhibitors, and RDRP inhibitors, among others. There are also monoclonal, polyclonal, and mixed antibodies, as well as enzymes as drugs in development. Xofluza, developed by Shionogi Pharma (Japan) is approved in Japan and recently in the USA, licensed by Roche/Genentech. It is an influenza endonuclease inhibitor. It appears to be substantially more effective than existing drugs in reducing viral load and viral shedding, but did not have any effect on the length of the influenza disease course.

There are a growing number of anti-HIV drugs being sold or in advanced stages of clinical development. Companies with HCV and HIV products include Gilead, Bristol-Myers Squibb Company (BMS), Roche, Boehringer Ingelheim, Merck & Co., Inc. (Merck), in addition to several other pharmaceutical and biotechnology firms.

Currently there are two accepted methods of rabies prophylaxis: rabies vaccines and rabies immune globulin, manufactured by many foreign and multinational manufacturers including Aventis Pasteur and Chiron (acquired by Novartis). These accepted methods would be the standard against which our new anti-rabies drug in development will be judged.

In order to compete successfully, we must develop proprietary positions in patented drugs for therapeutic markets. Our products, even if successfully tested and developed, may not be adopted by physicians over other products and may not offer economically feasible alternatives to other therapies.

Government Regulation

Our operations and activities are subject to extensive regulation by numerous government authorities in the United States and other countries. In the United States, drugs are subject to rigorous regulation by the FDA. The Federal Food, Drug and Cosmetic Act and other federal and state statutes and regulations govern the testing, manufacture, safety, effectiveness, labeling, storage, record keeping, approval, advertising and promotion of our products. As a result of these regulations, product development and the product approval process is very expensive and time consuming.

Regulation by governmental authorities in the United States and other countries is a significant factor in our research and development and will be a significant factor in the manufacture and marketing of our proposed products. The nature and extent to which such regulation applies to us will vary depending on the nature of any products we may develop. Governmental authorities, including the FDA and comparable regulatory authorities in other countries, regulate the design, development, testing, manufacturing, safety, efficacy, labeling, storage, record-keeping, advertising, promotion and marketing of pharmaceutical products, including drugs and biologics, under the Federal Food, Drug, and Cosmetic Act, or FFDCA, and its implementing regulations, and, for biologics, under the Public Health Service Act, or PHSA, and its implementing regulations. Non-compliance with applicable requirements can result in fines and other judicially imposed sanctions, including product seizures, import restrictions, injunctive actions and criminal prosecutions of both companies and individuals. In addition, administrative remedies can involve requests to recall violative products; the refusal of the government to enter into supply contracts; or the refusal to approve pending product approval applications until manufacturing or other alleged deficiencies are brought into compliance. The FDA also has the authority to cause the withdrawal of approval of a marketed product or to impose labeling restrictions. The process of obtaining approvals and the subsequent compliance with appropriate statutes and regulations require the expenditure of substantial time and money, and there can be no guarantee that approvals will be granted.

FDA Approval Process

The FDA must “license” a drug before it can be sold in the United States. Other countries have similar regulatory processes, and most are being harmonized under the ICH guidelines. As of the date of this filing, the FDA has approved other nano-particulate drugs including Emend® by Merck and Rapamune® by Wyeth, as well as others. The general process for FDA approval is as follows:

Preclinical Testing

The process required by the FDA before a drug or biological product may be marketed in the United States generally involves the following:

•	Completion of preclinical testing of new pharmaceutical or biological products, generally conducted in the laboratory and in animal studies in accordance with GLP standard, and applicable requirements for the humane use of laboratory animals or other applicable regulations to evaluate the potential efficacy and safety of the product candidate;

•	Submission of the results of these studies to the FDA as part of an Investigational New Drug application, which must become effective before clinical testing in humans can begin;

•	Manufacturing of investigational medicine under cGMP standard;

•	Performance of adequate and well-controlled human clinical trials according to GCPs and any additional requirements for the protection of human research patients and their health information, to establish the safety and efficacy of the product candidate for its intended use;

•	Submission to the FDA of a new drug application, or NDA, for any new chemical entity drug we seek to market that includes substantive evidence of safety, purity, and potency, or safety and effectiveness from results of nonclinical testing and clinical trials;

•	Satisfactory completion of an FDA inspection of the manufacturing facility or facilities where the product is produced, packaged and distributed, to assess compliance with cGMPs, to assure that the facilities, methods and controls are adequate to preserve the product’s identity, strength, quality and purity;

•	Potential FDA audit of the nonclinical study and clinical trial sites that generated the data in support of the NDA; and

•	FDA review and approval of the NDA.

Clinical Trials

If the FDA accepts the investigational new drug application, we study the drug in human clinical trials to determine if the drug is safe and effective. These clinical trials involve a time-consuming and costly three-phase process that often overlap, can take many years to compile and are very expensive. These three phases, which are themselves subject to considerable regulation, are as follows:

•	Phase 1. The drug is given to a small number of healthy human subjects or patients to test for safety, dose tolerance, pharmacokinetics, metabolism, distribution and excretion.

•	Phase 2. The drug is given to a limited patient population to determine the effect of the drug in treating the disease, the best dose of the drug, and the possible side effects and safety risks of the drug.

•	Phase 3. If a compound appears to be effective and safe in Phase 2 clinical trials, Phase 3 clinical trials are commenced to confirm those results. Phase 3 clinical trials are long-term, involve a significantly larger population, are conducted at numerous sites in different geographic regions and are carefully designed to provide reliable and conclusive data regarding the safety and benefits of a drug. It is not uncommon for a drug that appears promising in Phase 2 clinical trials to fail in the more rigorous and reliable Phase 3 clinical trials.

If we believe that the data from the Phase 3 clinical trials show an adequate level of safety and effectiveness, we will file a new drug application (NDA) with the FDA seeking approval to sell the drug for a particular use. The FDA will review the NDA and often will hold a public hearing where an independent advisory committee of expert advisors asks additional questions regarding the drug. This committee makes a recommendation to the FDA that is not binding on the FDA but is generally followed. If the FDA agrees that the compound has met the required level of safety and effectiveness for a particular use, it will allow us to sell the drug in the United States for that use. It is not unusual, however, for the FDA to reject an application because it believes that the drug is not safe enough or effective enough or because it does not believe that the data submitted is reliable or conclusive.

At any point in this process, the development of a drug could be stopped for a number of reasons including safety concerns and lack of treatment benefit. We cannot be certain that any clinical trials that we are currently conducting or any that we conduct in the future, will be completed successfully or within any specified time period. We may choose, or the FDA may require us, to delay or suspend our clinical trials at any time if it appears that the patients are being exposed to an unacceptable health risk or if the drug candidate does not appear to have sufficient treatment benefit.

The FDA may also require us to complete additional testing, provide additional data or information, improve our manufacturing processes, procedures or facilities or may require extensive post-marketing testing and surveillance to monitor the safety or benefits of our product candidates if it determines that our new drug application does not contain adequate evidence of the safety and benefits of the drug. In addition, even if the FDA approves a drug, it could limit the uses of the drug. The FDA can withdraw approvals if it does not believe that we are complying with regulatory standards or if problems are uncovered or occur after approval.

United States Review and Approval Process

After the completion of clinical trials of a product candidate, FDA approval of a NDA must be obtained before commercial marketing of the product. The NDA must include results of product development, laboratory and animal studies, human trials, information on the manufacture and composition of the product, proposed labeling and other relevant information as well as a significant user fee. The FDA may grant deferrals for submission of data, or full or partial waivers. The testing and approval processes require substantial time and effort and there can be no assurance that the FDA will accept the NDA for filing and, even if filed, that any approval will be granted on a timely basis, if at all.

The FDA may refuse to file any NDA that it deems incomplete or not properly reviewable at the time of submission and may request additional information. Once the submission is accepted for filing, the FDA reviews the NDA to determine, among other things, whether the proposed product is safe, potent, and/or effective for its intended use, and has an acceptable purity profile, and whether the product is safe and effective for its intended use, and in each case, whether the product is being manufactured in accordance with cGMP or GTP, if applicable. During the product approval process, the FDA also will determine whether a Risk Evaluation and Mitigation Strategy, or REMS, is necessary to assure the safe use of the product. If the FDA concludes a REMS is needed, the sponsor of the NDA must submit a proposed REMS. The FDA will not approve a NDA without a REMS, if required.

Notwithstanding the submission of relevant data and information, the FDA may ultimately decide that the NDA does not satisfy its regulatory criteria for approval and deny approval via a letter detailing such deficiencies. Data obtained from clinical trials are not always conclusive and the FDA may interpret data differently than we interpret the same data. If the FDA denies an application, the applicant may either resubmit the NDA, addressing all of the deficiencies identified by the FDA, or withdraw the application.

Expedited FDA Review Programs

The FDA has four program designations -Fast Track, Breakthrough Therapy, Accelerated Approval, and Priority Review - to facilitate and expedite development and review of new drugs to address unmet medical needs in the treatment of serious or life-threatening conditions.

The Fast Track program that is intended to expedite or facilitate the process for reviewing new drug products that treat a serious condition and fill an unmet medical need. Fast Track designation applies to the combination of the product and the specific indication for which it is being studied. In Fast Track, the FDA may consider for “rolling review” of sections of the IND on a rolling basis before the complete application is submitted. Once a drug receives Fast Track designation, early and frequent communication between the FDA and a drug company is encouraged throughout the entire drug development and review process. The frequency of communication assures that questions and issues are resolved quickly, often leading to earlier drug approval and access by patients.

The FDA may also accelerate the approval of a designated drug through the Breakthrough Therapy designation by expediting the development and review of drugs that are intended to treat a serious condition and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over available therapy on one or more clinically significant endpoints. If the FDA designates a drug as a breakthrough therapy, the drug is eligible for all Fast Track designation features, intensive guidance on an efficient drug development program, potentially beginning at Phase 1 and organizational commitment involving senior managers regarding the development of the drug to ensure that the development program and the design of the clinical trials is as efficient as practicable.

The Accelerated Approval designation allows the FDA to approve a product based on an effect on a surrogate or intermediate endpoint that is reasonably likely to predict a product’s clinical benefit and generally requires the manufacturer to conduct required post-approval confirmatory trials to verify the clinical benefit.

The Priority Review designation means that the FDA’s goal is to take action on the IND within six months, compared to ten months under standard review.

Fast Track designation, Priority Review, Accelerated Approval and Breakthrough Therapy designations do not change the standards for approval but may expedite the development or approval process.

Orphan Drug Designation

The Orphan Drug Act provides granting special status to drugs or biological products for rare diseases and conditions affecting fewer than 200,000 persons. The first developer to receive FDA marketing approval for an orphan drug is entitled to a seven-year exclusive marketing period in the United States for that product where the FDA will not approve another version of the same product. However, a drug that the FDA considers to be clinically superior to, or different from, another approved orphan drug, even though for the same indication, may also obtain approval in the United States during the seven-year exclusive marketing period. In addition, if the holder of the orphan drug designation cannot assure the availability of sufficient quantities of their orphan drugs to meet the needs of patients, the FDA could also grant approval to another product.

United States Post-Approval Requirements

Any products for which we receive FDA approvals are subject to continuing regulation by the FDA, including, among other things, record-keeping requirements, reporting of adverse experiences with the product, providing the FDA with updated safety and efficacy information, product sampling and distribution requirements, and complying with FDA promotion and advertising requirements, which include, among others, standards for direct-to-consumer advertising, restrictions on promoting products for uses or in patient populations that are not described in the product’s approved uses, known as off-label use, limitations on industry-sponsored scientific and educational activities and requirements for promotional activities involving the internet.

In addition, quality control and manufacturing procedures must continue to conform to applicable manufacturing requirements after approval to ensure the long-term stability of the product. We rely, and expect to continue to rely, on third parties for the production of some, or all, clinical and commercial quantities of our products in accordance with cGMP and GTP regulations, as applicable. Manufacturers and other entities involved in the manufacture and distribution of approved products are required to register their establishments with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP, GTP and other laws.

The FDA also may require post-marketing testing, known as Phase 4 testing, and surveillance to monitor the effects of an approved product. Discovery of previously unknown problems with a product or the failure to comply with applicable FDA requirements can have negative consequences, including adverse publicity, judicial or administrative enforcement, warning letters from the FDA, mandated corrective advertising or communications with doctors, and civil or criminal penalties, among others. Also, new government requirements, including those resulting from new legislation, may be established, or the FDA’s policies may change, which could delay or prevent regulatory approval of our product candidates under development.

Foreign Regulatory Review and Approval

Whether or not FDA approval has been obtained, approval of a product by comparable regulatory authorities in other countries will be necessary prior to commencement of marketing the product in such countries. The regulatory authorities in each country may impose their own requirements and may refuse to grant an approval, or may require additional data before granting it, even though the relevant product has been approved by the FDA or another authority. As with the FDA, the regulatory authorities in the European Union, China and other developed countries have lengthy approval processes for pharmaceutical products. The process for gaining approval in particular countries varies, but generally follows a similar sequence to that described for FDA approval.

In the European Union, there is a centralized approval procedure that authorizes marketing of a product in all countries in the European Union (which includes most major countries in Europe). If this procedure is not used, under a decentralized system, an approval in one country of the European Union can be used to obtain approval in another country of the European Union under a simplified application process at present. After approval under the centralized procedure, pricing and reimbursement approvals are also required in most countries. These procedures are undergoing revision and modification at present. We have never received approval for a product in the European Union to date.

Other Health Care Laws

In the event any of proposed products are ever approved for marketing, we may also be subject to healthcare regulation and enforcement by the federal government and the states and foreign governments where we may market our product candidates, if approved. These laws include, without limitation, state and federal anti-kickback, fraud and abuse, false claims, physician sunshine and privacy and security laws and regulations.

In addition to obtaining FDA approval for each drug, we obtain FDA approval of the manufacturing facilities for any drug we sell, including those of companies who manufacture our drugs for us as well as our own and these facilities are subject to periodic inspections by the FDA. The FDA must also approve foreign establishments that manufacture products to be sold in the United States and these facilities are subject to periodic regulatory inspection.

We are also subject to other federal, state and local regulations regarding workplace safety and protection of the environment. We use hazardous materials, chemicals, viruses and various radioactive compounds in our research and development activities and cannot eliminate the risk of accidental contamination or injury from these materials. Any misuse or accidents involving these materials could lead to significant litigation, fines and penalties.

A Note on FDA Priority Review Vouchers

The Food and Drug Administration Amendments Act of September 2007 authorizes the FDA to award a priority review voucher to any company that the FDA has determined is eligible for priority approval process for a treatment for a neglected tropical disease. The priority review voucher can be traded to another company in a manner similar to carbon (emissions) credit vouchers. The recipient company can save as much as six months on their drug review process, and it is anticipated that they would be willing to trade in vouchers with cash benefits to the company developing drugs against neglected tropical diseases. The regulation became effective as of September 30, 2008.

Economists at Duke University, who proposed the voucher concept in 2006, have calculated that reduction of the FDA approval time from 18 to six months could be worth more than $300 million to a company with a top-selling drug with a net present value close to $3 billion. At this level, the voucher would be expected to offset the substantial investment and risk required for discovery and development of a new treatment for a neglected tropical disease. (David B. Ridley, Henry G. Grabowski and Jeffrey L. Moe, “Developing Drugs For Developing Countries”, Health Affairs, 25, no. 2 (2006): 313-324; doi: 10.1377/hlthaff.25.2.313; © 2006 by Project Hope. and ( http://blogs.cgdev.org/globalhealth/2007/10/fda_priority_review.php ). Some of the PRVs have been “sold” for as much as $250M or so recently.

While there is no indication whether NanoViricides, Inc. can obtain priority review vouchers for its drugs against neglected tropical diseases, the high efficacies of our drug candidates lead us to believe that this may be possible. FDA awards priority review status on the basis of several criteria. NanoViricides, Inc. is currently working on several neglected tropical diseases, including Dengue fever viruses, rabies, Ebola/Marburg viruses, among others. Of these, Dengue viruses are explicitly included in the list under this Public Law, and the remaining viruses are eligible for similar treatment according to the language in the Public Law, at the discretion of the Secretary of Health (Food and Drug Administration Amendments Act of 2007, P.L. 110–85, Sept. 27, 2007, http://www.fda.gov/oc/initiatives/fdaaa/PL110-85.pdf ). The Zika virus was added to this list recently.

Time Schedules, Milestones and Development Costs

In the ensuing fiscal year, we hope to meet several important milestones towards establishing human proof-of-concept for the nanoviricides platform:

•	Finalize human clinical trials designs for Phase 1 and Phase 2 trials for NV-HHV-101 for topical treatment of shingles rash.

•	Engage a contract Clinical Research Organization for conducting the human clinical trials.

•	Complete the IND-enabling studies and prepare appropriate reports.

•	Complete manufacture of cGMP-compliant drug substance and drug products in quantities sufficient for anticipated human clinical trials as designed.

•	Submit an IND-application to the US FDA, or an appropriate international regulatory agency.

•	Initiate and conduct Phase I human clinical trials, to determine safety and tolerability of NV-HHV-101 in human subjects.

•	If possible, initiate Phase 2 human clinical trials to determine effectiveness of NV-HHV-101 in controlling shingles rash and to study the effectiveness of NV-HHV-101 regarding shingles pain.

All of these studies are dependent on external collaborators providing available time slots for us. Thus, there can be delays in achieving the milestones that are beyond the Company's control.

We are actively exploring additional required funding through debt or equity financing pursuant to our plan. There is no assurance that we will be successful in obtaining sufficient financing on terms acceptable to us to fund continuing operations. We believe that as a result of the management plan, our existing resources and access to the capital markets will permit us to fund planned operations and expenditures. However, we cannot provide assurance that our plans will not change or that changed circumstances will not result in the depletion of our capital resources more rapidly than we currently anticipate. We have estimated approximately $500,000 for initiation of Phase 1 clinical trials. The total cost of Phase 1 and Phase 2a trials will be significantly more. We will need to raise additional funds so that we do not run out of money, and to support continued program development through Phase 2 studies at least and revenue realization. We intend to use equity-based and debt financing, as required, to fund our operations and to raise additional capital for conducting human clinical trials as we advance our pipeline towards IND stage. We also intend to pursue non-diluting funding sources such as government grants and contracts as well as licensing agreements with other pharmaceutical companies. There can be no assurance that we will be able to obtain the additional financial resources necessary to fund our anticipated obligations over the next year.

In addition to the shingles program milestones listed above, we will continue to advance the HSV-1 and HSV-2 skin cream drug candidates towards IND-enabling studies. Additional HerpeCide drug indications (See Table above) will be advanced as opportunities become available, depending upon available resources (fiscal and manpower), we plan on continuing the work in the FluCide program albeit at a slow rate, with a view towards obtaining a drug development partnership or other external sources of funding for this program. We plan on continuing internal development of the HIVCide program at a slow rate. Other programs are currently heavily deprioritized and will be further developed if appropriate opportunities present themselves.

Drug Development Status

We have limited experience with pharmaceutical drug development. Thus, our budget estimates are not based on experience, but rather based on advice given by our associates and consultants. As such these budget estimates may not be accurate. In addition, the actual work to be performed is not known at this time, other than a broad outline, as is normal with any scientific work. As further work is performed, additional work may become necessary or change in plans or workload may occur. Such changes may have an adverse impact on our estimated budget. Such changes may also have an adverse impact on our projected timeline of drug development.

The work-plan we have developed for the next twelve months is expected to enable us to file an investigational new drug application (IND) possibly around last quarter of calendar year 2019, given our dependence on external collaborators for the studies and study reports.

Our work-plan is dependent on external factors, collaborations, and unanticipated delays can occur. We have, in the past, experienced unanticipated delays in construction, post-construction modifications, and equipment set-up at our new Shelton facility that cumulatively effectively delayed our work-plan towards IND filing of our first drug candidate by more than 24 months. We are now experiencing extreme staffing constraints as well as financing constraints. These resource constraints may cause further delays in our estimated timelines, unless we are successful at raising additional funds and at attracting and retaining highly skilled employees with specific skill-sets.

We have taken on the most important risk in nanomedicines, that of enabling cGMP manufacture, with consistent product from batch to batch, "head on" so to speak. Having established critical quality parameters in our manufacturing processes ahead of cGMP scale-up, we believe that we have minimized the risk related to manufacturing capabilities.

During the scale up and optimization of our production level operations, we continue to work on a number of different polymer backbones (“nanomicelles”) and several antiviral ligands in order to make sure that different formulation and pharmacokinetic-pharmacodynamic (PK-PD) needs can be met during the PK-PD programs for our various drug candidates. While this loads up our initial activities, it is expected to minimize the risk for further drug development towards IND or regulatory filings by making available backup drug candidates with different PK-PD profiles.

This work-plan is expected to reduce certain risks of drug development. We believe that this coming year’s work-plan will lead us to obtain certain information about the safety and efficacy of our VZV clinical drug candidate in animal models in IND-enabling GLP Safety/Toxicology studies that are in progress and have so far been successful. We believe these data will enable us to file an Investigational New Drug (“IND”) application. We believe that in the coming fiscal year we will be able to perform Phase 1 human clinical trials and obtain valuable information on the safety and tolerability of our VZV clinical drug candidate in humans, towards the goal of performing Phase 2 efficacy human clinical trials. If our studies are not successful, we will have to develop additional drug candidates and perform further studies, or further advance our other programs, for example HSV-1 or HSV-2 drug candidates, into human clinical trials. If our studies are successful, we would be more confident in further developing our HerpeCide as well as other program drug candidates and may be in a position to re-engage our highly valuable drug programs including HIVCide and FluCide.

We believe that the 2020 plan will establish our entire nanoviricides nanomedicines platform as a viable platform technology for developing highly safe and effective antiviral drugs.

We are considered to be a development stage company and will continue in the development stage until generating revenues from the sales of its products or services.

Our Collaborations and Service Contract Agreements

Our development model is to employ collaborations and service contract relationships with renowned academic labs, government labs, as well as service contracts with external service providers in order to minimize our capital requirements.

All of our agreements provide for the evaluation of Nanoviricides® substances created and provided by us to the Laboratory (or Collaborator). In general, the Laboratory is compensated for certain material and personnel costs for these evaluations. The evaluations involve in vitro and in vivo scientific studies at the Laboratory using their established protocols. In some cases, the Company provides scientific input regarding certain modifications to their protocols as may be needed. The Laboratory returns the results and data to the Company. The Laboratory is allowed to publish the results after allowing time for the Company to protect intellectual property (IP) as needed. The Company sends nanoviricides as well as positive control (i.e. known therapeutics) and negative control (i.e. known not to work) compounds as needed in a fully formulated, ready to use form, to the Laboratory. All IP related to the nanoviricide materials, their formulations and reformulations, and their usage, rests with the Company. Any IP developed by the Laboratory regarding their own know-how, such as laboratory tests and protocols, their modifications, rests with the Laboratory. Joint inventions are treated as per applicable US Laws.

We attempt to choose the scientific laboratories with the most appropriate facilities and know-how relating to a particular field for the evaluation of an antiviral agent developed by us. We also try to work with more than one laboratory for the evaluation of an antiviral agent developed by us. We also try to work with more than one laboratory for a given group of viruses whenever possible. We seek to improve confidence by obtaining independent datasets for corroboration of the efficacy and safety of the nanoviricides we develop. In addition, we try to minimize dependence on a particular Laboratory for the development of any specific drug candidate in our product pipeline.

To date, we have engaged in non-GLP Efficacy and Safety evaluations in both in vitro (cell culture models) and in vivo (animal models) of our different nanoviricides® research materials and drug candidates at different laboratories, and in IND-enabling GLP Safety/Toxicology studies of our lead drug candidate, NV-HHV-101.

Our current relationships are summarized below:

For Herpes Virus Infections, Shingles, and for Viral Diseases of the Eye (Adenoviruses, Herpesviruses - Epidemic Kerato-conjunctivitis (EKC), Herpes Keratitis, viral Acute Retinal Necrosis (vARN)):

1.	The Moffat Lab at SUNY Upstate Medical Center, Syracuse, NY.
2.	The CORL at the University of Wisconsin, Madison, WI

For IND-enabling non-GLP and cGLP Safety/Toxicology Studies:

1.	AR Biosystems, Inc., Odessa, FL, to conduct non-GLP animal studies.
2.	Bio-Analytical Services, Inc., MI, (“BASi”), to conduct IND-Enabling non-GLP and GLP “Tox Package” studies.
3.	NorthEast BioLab, Hamden, CT, to conduct IND-enabling bio-analytical studies.
4.	MB Research Labs, Spinnerstown, PA, to conduct the studies to assess the dermal sensitization and ocular irritation potential of its drug candidate.

For Regulatory Pathway and Business Development:

1.	Biologics Consulting Group (BCG), Alexandria, Virginia (FDA regulatory pathway)
2.	Bio-Ensemble, LLC, NJ (Business Development)

Regulatory Consulting and Advisory Agreement with Biologics Consulting Group, VA (BCG).

In July 2011 we signed an agreement with Biologics Consulting Group to help us with our regulatory strategy and filings. Several of the members of the BCG faculty had experience working as part of the US FDA. BCG helps us with the US FDA regulatory pathway strategies, applications processes, and with the development of applications as well as drug development program strategies, as needed.

Safety/Toxicology Studies Agreement with Bio-Analytical Services, Inc. (BASi), MI

In September 2014, we signed an agreement with BASi. BASi is a pre-clinical contract services organization that specializes in cGLP and GLP-like safety and toxicological testing of drug candidates and preparation of the “Tox Package” section of an IND application. BASi performed a GLP-like preliminary safety and toxicology study in which there were no significant compound related adverse events found. Our safety and toxicology studies for FluCide are being conducted by BASi for submission with an IND application. BASi will also perform the safety toxicology studies for the anti-herpes nanoviricide drug candidates in our HerpeCide program. We have signed a Master Services Agreement with Bio-Analytical Services, Inc., MI, (“BASi”) to perform cGLP and GLP-like safety and toxicological studies that are necessary for filing an IND for each of our drugs.

AR Biosystems, Inc., Odessa, FL

We do not have a Master Services Agreement with AR Bio. From time to time, we discuss certain non-GLP studies, and if suitable, engage this CRO as needed.

NorthEast BioLab, Hamden, CT

We have signed an agreement with NorthEast Biolab for bio-analytical studies and to assist with toxicokinetic and toxicodynamic studies.

MB Research Labs, Spinnerstown, PA

We have signed an agreement with MB Research Labs to perform studies to assess the potential for dermal sensitization and for ocular irritation for our drug candidate.

VZV (HHV-3) Nanoviricides Efficacy Evaluation Agreement with the Moffat Lab at the SUNY Upstate Medical Center, Syracuse, NY.

In October 2016, we entered into an agreement with SUNY Upstate Medical University for the testing of its nanoviricides® drug candidates against varicella zoster virus, i.e. the shingles virus. The research will be performed in the laboratory of Dr. Jennifer Moffat and will include in vitro, ex vivo and possibly in vivo studies. Dr. Moffat has extensive experience in varicella zoster virus (VZV) infection and antiviral agent discovery. The goal of these studies is to help select a clinical drug development candidate for toxicology and safety evaluation intended for clinical trials for the treatment of shingles in humans.

VZV is restricted to human tissue and only infects and replicates in human tissue. The in vitro studies will evaluate the effectiveness of the Company’s nanoviricides antiviral agents against VZV infection of certain human cells in culture.

The ex vivo studies will evaluate the efficacy of the Company’s nanoviricides to inhibit VZV in human skin organ cultures. Dr. Moffat has developed the human skin organ culture VZV infection model for the evaluation of therapeutics. This model is a good representative model of natural VZV infection in humans as well as an important model for evaluating antiviral activity, because it demonstrates behavior similar to the skin lesions caused by VZV in human patients.

Dr. Moffat is an internationally recognized expert on varicella zoster virus, and her research has focused on the pathogenesis and treatment of infection by this virus. The National Institutes of Health has recognized this VZV model via a contract with Dr. Moffat’s lab for evaluating antiviral compounds against VZV. Dr. Moffat is the director of two research core facilities at SUNY Upstate: the Center for Humanized Mouse Models and In vivo Imaging. We have established a direct relationship with the Moffat lab, without NIH as an intermediary.

On July 10, 2017, we announced the results of successful initial testing of our anti-herpes drug candidates in the ex vivo human skin patch organ culture (“SOC”) model performed by Dr. Moffat.

The anti-shingles nanoviricides® drug candidates achieved dramatic reduction in infection of human skin by the varicella-zoster virus (VZV), the shingles virus in this study. These findings corroborate the previously reported findings of inhibition of VZV infection of human cells in culture. The antiviral effect of certain nanoviricide drug candidates was substantially greater than the effect of the standard positive control of cidofovir added into media. Even more remarkably, the effect of these nanoviricides drug candidates was equivalent to a topical formulation of 1% cidofovir applied directly onto the skin patch. A topical skin cream containing 2% cidofovir is clinically used in very severe cases of shingles. However, the cytotoxicity of cidofovir is known to cause ulceration of the skin to which it is applied, followed by natural wound healing.

We have continued our work with the Moffat Lab, initially for optimization of the drug candidates and chemistries, and recently, driving towards clinical drug candidate selection.

With these results that corroborate findings in cell culture studies in both our lab and Dr. Moffat’s Lab, we believe that the anti-shingles topical drug candidate is worthy of advancing into further IND-enabling pre-clinical development i.e. safety/toxicology studies.

We believe that the VZV drug candidate program is now our most advanced program to advance into Safety/Toxicology studies that are needed for an IND filing and human clinical trials. However, at present, we do not have a license from TheraCour to develop and commercialize drugs against VZV License negotiations are now in progress.

HSV-1 and HSV-2 Nanoviricides Efficacy Evaluation Agreement with the Collaborative Ophthalmic Research Laboratories (CORL) at the University of Wisconsin, Madison, WI.

In January 2016, we signed an agreement with CORL. Under this agreement, CORL will perform evaluation of efficacy of our nanoviricides drug candidates in cell culture assays as well as in small animal studies towards the goal of filing an IND application for ocular Herpes Keratitis, and possibly for Recurrent Herpes Labialis (RHL, “cold sores”).

This agreement has been extended to include drug and research material efficacy evaluation studies in animal models of viral Acute Retinal Necrosis (vARN), and in animal models of HSV-2 genital ulcer. The studies will be performed in the laboratory of Dr. Curtis Brandt, an expert in herpes simplex virus infections and in evaluating anti-viral agents.

Research and Development Agreement with Professor Ken Rosenthal’s laboratory at the Northeastern Ohio Medical University (NEOMED, formerly called NEOUCOM)

On May 13, 2010, we announced that it had signed a research and development agreement with Professor Ken Rosenthal’s laboratory at the Northeastern Ohio Medical University (NEOMED). Pursuant to the terms of this Agreement, Professor Rosenthal and NEOMED evaluated the effectiveness of nanoviricides drug candidates against Herpes Simplex Viruses, HSV-1 and HSV-2, in both cell culture and animal models. The focus of this evaluation was the development of drug candidates against herpes skin infections (oral and genital herpes). Dr. Ken Rosenthal is a professor of microbiology, immunology and biochemistry at NEOMED. He is a well-known researcher in the field of herpes viruses. His laboratory has developed an improved mouse model of skin-infection with HSV to follow the disease progression. This model has been shown to provide highly uniform and reproducible results. A uniform disease pattern including onset of lesions and further progression to zosteriform lesions is observed in all animals in this model.

On August 16, 2010, we reported that its anti-Herpes drug candidates demonstrated significant efficacy in the recently completed cell culture studies in Dr. Rosenthal Lab at NEOMED.  Several of the anti-Herpes nanoviricides® demonstrated a dose-dependent maximal inhibition of Herpes virus infectivity in a cell culture model. Almost complete inhibition of the virus production was observed at clinically usable concentrations. These studies employed the H129 strain of herpes simplex virus type 1 (HSV-1).  H129 is an encephalitic strain that closely resembles a clinical isolate; it is known to be more virulent than classic HSV-1 laboratory strains. The H129 strain will be used in subsequent animal testing of nanoviricides. Since then the Company was optimizing formulations for use in the dermal HSV-1 H129c infection animal model in the Rosenthal lab. The Company also continued to further optimize the anti-herpes nanoviricides. Our herpes program was run at a lower priority than other programs until recently. In April 2015, after only 4 cycles of SAR (Structure-Activity-Relationship based improvements), our anti-herpes nanoviricides demonstrated strong effectiveness in the lethal HSV-1 H129c dermal infection model in the Rosenthal Lab at NEOMED. Treatment with certain nanoviricides caused significant improvements in the clinical observations and led to >85% survival of the infected animals, wherein 100% of the untreated animals died within 10 days. In August 2015, the Company reported that these results were reproduced in dermal animal model at Transpharm, with 100% of the nanoviricides treated animals surviving.

Professor Rosenthal retired in December 2014, continued his laboratory and our R&D through April 2015, and has closed the lab thereafter. He is now Professor at Roseman University of Health Sciences College of Medicine, NV. He continues as Professor Emeritus at Northeast Ohio Medical University (NEOMED). However, his laboratory is no longer active.

The HSV-1 topical treatment drug candidates in the HerpeCide program have thus advanced to the lead identification stage. This program is now assigned second priority, following the top priority of the VZV program, primarily because the regulatory development of anti-VZV drug candidate was projected to occur much more rapidly than that of the anti-HSV-1 drug candidate.

Anti-Influenza Drug Development Agreement with the Webster Lab at St Jude Children’s Hospital, Memphis, TN

In May 2016, we signed a Sponsored Research Agreement with the Webster Lab at St. Jude Children’s Hospital. Under this Agreement, the Webster Lab will evaluate nanoviricide drug candidates in cell culture studies against a large number of Influenza viruses to optimize the efficacy and broad-spectrum for a clinical development candidate. Variations on the previously selected ligand in NV-INF-1 will be performed if necessary when budgetary constraints allow.

The testing of these candidates for anti-influenza activity will be performed in the laboratory of Dr. Elena Govorkova in collaboration with Dr. Robert G. Webster and will include both in vitro and in vivo studies. They have extensive experience in influenza virus infections with a large number of different influenza strains, and in anti-viral agents discovery. The overall objective of these studies will be to help select clinical drug development candidates for the treatment of influenza virus in humans, using both the injectable and oral administration routes. Injectable administration is preferable for hospitalized patients that are extremely sick, while oral administration is preferred for outpatients.

The most optimal candidate will then be evaluated against a wide variety of Influenza viruses in small animal efficacy studies with a goal of obtaining data for an IND submission for Injectable FluCide drug candidate for severely ill hospitalized patients, and also for Oral FluCide drug candidate for outpatients with Influenza.

The Influenza program has been relegated to lower priority levels due to (a) our belief that the topical drug candidates in the HerpeCide program would reach the clinic faster and would also have much more rapid clinical development pathway than FluCide, (b) the rapid expansion in breadth of the HerpeCide program pipeline that has occurred due to efficacy of closely related drug candidates against different viruses in the Herpes family and against different indications, and (c) extreme resource constraints in terms of both available skilled manpower and available financing for driving our programs.

Nevertheless, we believe that FluCide has strong market potential, and therefore we are keeping this program active albeit with limited resource allocation, which has slowed down the program significantly.

Significant Alliances and Related Parties

TheraCour Pharma, Inc.

Pursuant to an Exclusive License Agreement we entered into with TheraCour Pharma, Inc. (TheraCour), the Company was granted exclusive licenses for technologies developed by TheraCour for the virus types: Human Immunodeficiency Virus (HIV/AIDS), Influenza including Asian Bird Flu Virus, Herpes Simplex Virus (HSV-1 and HSV-2), Hepatitis C Virus (HCV), Hepatitis B Virus (HBV), and Rabies. The Company has entered into an Additional License Agreement with TheraCour granting the Company the exclusive licenses for technologies developed by TheraCour for the additional virus types for Dengue viruses, Japanese Encephalitis virus, West Nile Virus, Viruses causing viral Conjunctivitis (a disease of the eye) and Ocular Herpes, and Ebola/Marburg viruses.

In consideration for obtaining these exclusive licenses, we agreed: (1) that TheraCour can charge its costs (direct and indirect) plus no more than 30% of a specified portion of certain direct costs as a Development Fee and such development fees shall be due and payable in periodic installments as billed; (2) the greater of $2,000 or actual costs monthly, whichever is higher, for other general and administrative expenses incurred by TheraCour on our behalf; (3) make royalty payments (calculated as a percentage of net sales of the licensed drugs) of 15% to TheraCour; (4) TheraCour retains the exclusive right to develop and manufacture the licensed drugs. TheraCour will manufacture the licensed drugs exclusively for NanoViricides, and unless such license is terminated, will not manufacture such product for its own sake or for others; and (5) TheraCour may request and NanoViricides, Inc. will pay an advance payment (refundable) equal to twice the amount of the previous month’s invoice to be applied as a prepayment towards expenses. TheraCour may terminate the license upon a material breach by us as specified in the agreement. However, we may avoid such termination if within 90 days of receipt of such termination notice we cure the breach.

On November 1, 2019, we entered into a License Agreement (the “Agreement”) with TheraCour for an exclusive, worldwide license to use, promote, offer for sale, import, export, sell and distribute products for the treatment of Varicella Zoster Virus derived indications. We were not required to make any upfront payments to TheraCour and agreed to the following milestone payments to TheraCour; the issuance of 75,000 shares of Series A Convertible Preferred Stock upon the grant of an IND Application; $1,500,000 in cash upon completion of Phase I Clinical Trials; $2,500,000 in cash upon completion of Phase II clinical trials; and $5,000,000 in cash upon completion of Phase III clinical trials. In addition, we are required to pay to TheraCour fifteen percent (15%) of net sales of licensed products, and any income from sublicensed products. Under the Agreement, TheraCour retains the exclusive right to develop and manufacture the Licensed Products. As in previous licensing agreements with TheraCour, we agreed to pay the following amounts to TheraCour to the extent not previously paid under existing licensing agreements: (1) costs (direct and indirect) plus 30%, subject to certain specified exclusions, as a Development Fee and such development fees shall be due and payable in periodic installments as billed and (2) a deposit equal to estimated development costs for two months (refundable), such estimates to be reconciled quarterly. Payments not made within 90 days after due date will be charged an interest at the rate of 1% per month. TheraCour and we have agreed to enter into a manufacture and supply agreement, under which TheraCour would manufacture the licensed products exclusively for the Company, and the Company would also have customary backup manufacture rights, as specified in the Agreement. TheraCour may terminate the license upon a material breach by us as specified in the agreement. However, we may avoid such termination if the breach is cured within 90 days of receipt of such termination.

On December 17, 2019, the Company entered into a Deferred Expense Exchange Agreement with TheraCour whereby TheraCour agreed to exchange $250,000 of deferred development fees owed to TheraCour into 100,000 Series A Shares.

Development costs and other costs charged by TheraCour for the three months ended September 30, 2019 and 2018 were $576,207 and $846,688, respectively. At September 30, 2019, $714,417 was due to TheraCour. For the year ended June 30, 2019, development costs and other costs charged by TheraCour were $3,119,863 and $823,783 was due to TheraCour at June 30, 2019.

No royalties are due TheraCour from the Company’s inception through September 30, 2019.

TheraCour is affiliated with the Company through Dr. Anil Diwan, our President, and Chairman of the Board, who owns approximately 90% of the capital stock of TheraCour Pharma, Inc., which itself owns approximately 31% of the voting capital stock of the Company.

As of the date of this filing, TheraCour owns 470,959 shares of the Company’s outstanding common stock and 200,000 shares of the Company’s series A preferred stock.

Employees

As of December __, 2019, the Company had approximately 17 employees, including 12 employees of TheraCour. We consider our relationship with our employees to be stable. In addition, most of our business activities including accounting and legal work and business development are provided by subcontractors and consultants. Further, we have subcontracted nanomaterials research and development (“R&D”) to TheraCour under the license agreement with TheraCour. TheraCour currently has a staff of approximately 12, most of whom are scientists with PhD or advanced degrees and experience. We have subcontracted our animal studies to various contract research organizations, government institutes, academic labs, and private institutions. Some of our R&D work was performed by agencies in Vietnam. In the future, we anticipate having additional service providers. We believe that we have good relations with our subcontractors.

Our Properties

Our principal executive offices are located at 1 Controls Drive, Shelton, CT, and include approximately 18,000 square feet of office, laboratory, and cGMP-capable drug manufacturing space. These facilities are owned by us. There is no mortgage on these facilities.

We subcontract the laboratory research and development work to TheraCour Pharma, Inc., under the License Agreement with TheraCour. Management believes that the space is sufficient for the Company to monitor the developmental progress at its subcontractors.

Legal Proceedings

From time to time, we are a party to legal proceedings arising in the ordinary course of business. We are not currently a party to any other legal proceedings that we believe could have a material adverse effect on our financial condition or results of operations.

There are no legal proceedings against the Company to the best of the Company’s knowledge as of the date hereof and to the Company’s knowledge, no action, suit or proceeding has been threatened against the Company.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the name, age and position of each of our directors and executive officers as of December [●], 2019.

Name	Age	Position

Anil Diwan	60	President and Chairman of the Board of Directors

Stanley Glick (1)(2)(3)	84	Director

James Sapirstein (1)(2)(3)	58	Director

Mark Day (1)(2)(3)	47	Director

Meeta Vyas	61	Chief Financial Officer

(1)	Audit Committee

(2)	Compensation Committee

(3)	Nominating and Corporate Governance Committee

Our Amended and Restated Bylaws provide that our Board of Directors will consist of not less than two or more than seven members, with such number to be fixed by the Board of Directors and there are currently four members of our Board of Directors, three of whom are independent. The directors are divided into three classes and according to our Bylaws the Directors must be divided evenly among the three classes. We have no provision for resolving deadlocks among our Board of Directors.

Our executive officers are elected by, and serve at the discretion of, our Board of Directors. Dr. Diwan and Ms. Vyas are married. There are no other family relationships between our executive officers and any director of the Company. The business experience for the past five years (and, in some instances, for prior years) of each of our executive officers and directors is as follows:

Anil Diwan, PhD. has been President and the Chairman of the Board of Directors of the Company since June 1, 2005. Dr. Diwan simultaneously therewith and since its formation has also served as the Chief Executive Officer and Director of AllExcel, Inc. (from 1995 to the present) and TheraCour Pharma, Inc. (from 2004 to the present) and is the original inventor of the technologies licensed to NanoViricides Inc., as well as the TheraCour polymeric micelle technologies and products based on them. Since 1992, he has researched and developed TheraCour nanomaterials. Dr. Diwan was the first to propose the development of novel pendant polymers for drug delivery that led to an explosion of research in pharmacological applications of polymeric micelles. Anil has won over 12 NIH SBIR grants. Dr. Diwan holds several issued patents, and three PCT international patent applications in various stages of prosecution in a number of countries, and has made intellectual property depositions of several additional patentable discoveries with the patent attorney. Dr. Diwan has held several scholastic distinctions, including an All-India 9th rank on the Joint Entrance Examination of all IIT’s. He holds a Ph.D. in Biochemical Engineering from Rice University and B.S. in Chemical Engineering from Indian Institute of Technology (IIT) Bombay. The Company concluded Dr. Diwan’s experience plus his status as creator of the Company’s technologies render him uniquely qualified to serve in these capacities.

Stanley Glick, CPA was appointed as an independent Director and as chair of the Audit Committee of the Company on June 22, 2012. Mr. Glick has over 40 years of experience in his long career of providing auditing, accounting, tax, and management advisory services, to clients in various industries. Mr. Glick has been a member of several Boards of Directors for not-for-profit organizations in the Westport, CT area. In particular, he has served as a Director and member of Audit Committee of “A Better Chance” of Westport, CT, from 2000 to 2005. From 1977 until present, Mr. Glick has managed an independent practice as a Certified Public Accountant in Connecticut and New York States. Prior to forming his own CPA firm, Mr. Glick was employed by local and regional CPA firms where he performed and supervised audits and financial reporting. Mr. Glick is a member of the American Institute of Certified Public Accountants, The Connecticut Society of Certified Public Accountants, and the New York State Society of Certified Public Accountants. He holds a Bachelor of Business Administration degree in Accounting from Baruch College of Business (now Baruch College of the City University of New York). We concluded that Mr. Glick’s broad business, accounting and auditing experience meets the criteria of an independent director and an “audit committee Financial Expert.

James Sapirstein, R.Ph., M.B.A.  has served over 30 years in the pharmaceutical industry. He has been part of almost two dozen product launches and specifically either led or been a key member of several HIV product launches into a new class of therapeutics at that time. Most recently from March 18, 2014 until October 3, 2018, he served as the Chief Executive Officer of ContraVir Pharmaceuticals, Inc., which is a company specializing in the Hepatitis B space. After beginning his career in 1984 with Eli Lilly, he accepted a position at Hoffmann-LaRoche in 1987, where he served for almost a decade as part of its commercial teams in the US and abroad. He held a number of positions at Hoffmann-LaRoche, before moving to Bristol Myers Squibb in 1996 the Director of International Marketing in the Infectious Diseases group. While at BMS, he worked on several important HIV/AIDS projects including Secure the Future. Mr. Sapirstein started his career in smaller biotech companies when he later joined Gilead Sciences, Inc. (GILD) in order to lead the Global Marketing team in its launch of Viread (tenofovir) In 2002, he accepted the position of Executive Vice President Metabolic and Endocrinology for Serono Laboratories before becoming the founding CEO of Tobira Therapeutics in 2006. In 2012, after several years in the infectious diseases space, Mr. Sapirstein became the CEO of Alliqua Therapeutics at Alliqua, Inc., prior to joining Contravir. Mr. Sapirstein holds board positions on Enochian Biosciences (ENOB), RespireRx Pharmaceuticals (RSPI) and Leading Biosciences. He also served as the Chairman of BioNJ and a Board Director for BIO, where he sits on both the Health Section Governing and Emerging Companies Section Governing Boards. Mr. Sapirstein received his MBA from Fairleigh Dickinson University and B.Pharm. from Rutgers University. We believe Mr. Sapirstein’s extensive experience as a biotechnology executive and as a board member in biopharma industry and industry associations qualifies him to serve as a Director of our Company.

Mark Day, PhD. has almost 20 years’ experience in R&D and business development in the biotech industry. From April 2017 to March 2019, Dr. Day served as the President, Chief Executive Officer and a Director of Bioasis Technologies, Inc. where Dr. Day was responsible for leading business development, internal and external R&D, translational medicine and academic sciences. Prior thereto from August 2015 to April 2017, Dr. Day served as the Executive Director, Head of External Research and Scouting and as a Senior Director from June 2014 to July 2015, both at Alexion Pharmaceuticals. From April 2012 to May 2014, Dr. Day was the Global Lead, Business Development, at Bristol Meyers-Squibb. The Company believes Dr. Day’s long history as a pharmaceutical and biotech executive in publicly traded companies, with expertise in research and business development, render him highly qualified to serve as a member of the Board of Directors.

Meeta Vyas, SB, MBA has served as the Company’s Chief Financial Officer since May 13, 2013. Ms. Vyas has over 20 years of experience in performance and process improvement of both publicly listed companies and non-revenue producing entities, in areas ranging from Finance and Operations to Strategy and Management. Meeta holds the distinction of being the first Indian woman to be named CEO of a publicly listed U.S. corporation, Signature Brands, Inc., best known for “Mr. Coffee” and “Health-O-Meter” brand products. As CEO, acting COO and Vice Chairman of the Board of Signature Brands, Inc., she was responsible for the development and implementation of a turnaround plan, resulting in Signature’s return to profitability and growth. Later, as the CEO of the World-Wide Fund for Nature — India (WWF-India) and then as a Vice President of the National Audubon Society (USA), both non-revenue generating entities, Meeta successfully raised unrestricted funding that significantly exceeded annual requirements and also instituted financial processes to measure a variety of performance metrics. Earlier in her career, she was responsible for designing the strategy and initiating the implementation plan for the highly successful information technology outsourcing program at General Electric (“GE”). Also at GE, Ms. Vyas ran GE Appliances’ Range Products business unit having revenues exceeding $1 Billion where her team doubled operating income in less than two years. Prior to that, as a management consultant with McKinsey and Company, she served publicly listed companies in chemicals, industrial, and technology markets, primarily focusing on growth strategies, valuations, post-merger integrations, and logistics operations. Ms. Vyas is married to Anil Diwan, the Company’s President and Chairman.Ms. Vyas holds a MBA in Finance from Columbia University’s Graduate School of Business, and a SB in Chemical Engineering from the Massachusetts Institute of Technology.

Dr. Diwan and Ms. Vyas are married. There are no other family relationships between our executive officers and any director of the Company.

Director Independence

Our Common Stock is traded on the NYSE American under the symbol NNVC. Under the rules of the NYSE American, a majority of a listed company’s board of directors must be comprised of independent members. In addition, the rules of the NYSE American require that all of our audit committee, compensation committee and nominating and corporate governance committee members be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. Under the rules of the NYSE American, a director will only qualify as an “independent director” if, in the opinion of the company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In order to be considered to be independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or (2) be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors undertook a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our Board of Directors has determined that Dr. Day, Mr. Sapirstein and Mr. Glick, or three of our four, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of the NYSE American.

Our board of directors also determined that Dr. Day, Mr. Sapirstein and Mr. Glick, who compose our audit committee, compensation committee, and our nominating and corporate governance committee, each satisfy the independence standards for those committees established by the applicable rules and regulations of the SEC and the NYSE American. In making this determination, our board of directors considered the relationships that each non-employee director has with us and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. We intend to comply with all size and independence requirements for committees within the applicable time periods.

EXECUTIVE COMPENSATION

The following table reflects all forms of compensation for the years ended June 30, 2019 and, 2018:

Name and Principal Position	Year	Salary	Bonus ($)	Stock Award(s) ($)	Option Awards (#)	All Other Compensation ($)	Total ($)
Anil Diwan President, Director	2019	$400,000	$—	$189,038	—	$—	$589,038
	2018	$397,917	$75,000	$267,143	—	—	$655,060
Meeta Vyas CFO	2019	$129,600	$24,488	$—	—	$—	$154,088
	2018	129,600	—	75,381	—	—	$204,980
Irach Taraporewala Former CEO(1)	2019	$144,783	$72,000	$11,920	—	$—	$228,703

(1)	Appointed effective September 1, 2018, resigned effective February 1, 2019.

The following table sets forth for each named executive officer certain information concerning the outstanding equity awards as of June 30, 2019

Name and Principal Position	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested
Anil Diwan, President and Director	—	—	$—	—	—	—	—	—
Milton Boniuk, MD	—	—	$—	—	—	—	—	—
Mukund Kulkarni(1)	—	—	$—	—	—	—	—	—
Stanley Glick	—	—	$—	—	—	—	—	—
Meeta Vyas	—	—	$—	—	—	—	—	—
Irach Taraporewala(2)	—	—	$—	—	—	—	—	—

(1)	Resigned July 31, 2019.
(2)	Appointed July 19, 2018 effective September 1, 2018, resigned effective February 1, 2019

Equity Compensation Plan Information

The NanoViricides, Inc. Executive Equity Incentive Plan (the “2018 Plan”) was adopted to assist the Company in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors, consultants and other persons who provide services to us, by enabling such persons to acquire or increase a proprietary interest in the Company. The 2018 Plan provides for the issuance of stock options, stock appreciation rights, or SARs, restricted stock, restricted stock units, reload options, and other stock-based awards. Performance awards may be based on the achievement of certain business or personal criteria or goals, as determined by the Committee. The total number of shares of our Common Stock that may be subject to the granting of awards under our 2018 Plan is equal to 250,000 shares and 100,000 shares of our Series A Preferred Stock. To date, no shares of common stock or series A preferred stock have been issued under the 2018 Plan.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our board of directors or compensation committee.

Employment Agreements and Severance Agreements

On July 11, 2018 the Company and Dr. Diwan, President and Chairman of the Board of Directors, entered into an extension of employment agreement effective July 1, 2018 for a term of three years. Dr. Diwan’s will be paid an annual base salary of $400,000. Additionally, Dr. Diwan was awarded a grant of 26,250 shares of the Company’s Series A Preferred Stock. 8,750 shares vest equally on June 30, 2019, 2020 and 2021. Any unvested shares are subject to forfeiture. If Dr. Diwan is terminated without cause (cause defined as fraud, embezzlement, theft, commission of a felony or having been proven to have made an intentional unauthorized disclosure), the Company is required to pay him six months salary as severance. The Agreement also provides that Dr. Diwan shall be indemnified to maximum allowable extent permitted under the laws of the State of Nevada including reimbursement for independent counsel related to duties and obligations provided for the Company unless such action was determined to be in bad faith or a deliberate act of dishonesty. The agreement also provides customary provisions or reimbursement, non-disclosure, confidentiality and other terms.

The Company and Dr. Irach Taraporewala entered into an employment agreement effective September 1, 2018 for Dr. Taraporewala to serve as the Company’s Chief Executive Officer, for a term of three years. The terms were for an annual base salary of $360,000. Additionally, Dr. Taraporewala was awarded a grant of 15,000 options to purchase shares of the Company’s Common Stock. 5,000 options vested on September 1, 2018 and the remainder of the options were to vest over the two-year vesting period, subject to forfeiture. On January 24, 2019, Dr. Taraporewala resigned as the Chief Executive Officer and the Company and Dr. Taraporewala agreed that Mr. Taraporewala would become a consultant for the Company for a period of two years. In connection with his resignation and new consulting services, the Company and Mr. Taraporewala entered into a Confidential Separation and Consulting Agreement and General Release pursuant to which the Company will pay Mr. Taraporewala monthly consulting payments of $3,000 from February 1, 2019, the effective date of the Agreement, through January 31, 2021. The agreement includes a general release of claims against the Company, obligations of confidentiality, non-disclosure, non-disparagement and other customary provisions found in similar agreements.

The Company and Dr. Seymour, the Company’s former Chief Executive Officer and Director, entered into an employment agreement effective July 1, 2015, for a term of three years. Dr. Seymour’s compensation would be $350,000 for the first year of employment, $375,000 for the second year and $400,000 for the final year. Additionally, Dr. Seymour was awarded a grant of 11,250 shares of the Company’s Series A Preferred Stock. 3,750 shares vested on June 30, 2016, 3,750 shares vested on June 30, 2017 and 3,750 shares were scheduled to vest on June 30, 2018. The employment agreement also provided incentive bonuses of $75,000 per year payable on or before July 31, 2016, 2017 and 2018. The incentive bonuses for 2016 and 2017 have been paid according to the terms of the contract. On January 27, 2018, Dr. Eugene Seymour resigned as the Chief Executive Officer and as a Director of the Company. On April 30, 2018, the Company and Dr. Seymour finalized a Severance Agreement. The separation agreement calls for continued payment of his salary through December 2018, the vesting of 2,500 of the 3,750 Series A Preferred Shares that were originally scheduled to vest on June 30, 2018 and issuance of warrants to purchase 12,500 shares of the Company’s Common Stock. The remainder of his unvested shares was forfeited. The warrants were valued at $53,500 and vest in three equal installments over three years with the last installment vesting on May 1, 2021. The Company reversed the compensation recorded from July 1, 2017 through January 31, 2018 related to the 3,750 shares that will no longer vest under the terms of the employment agreement and then calculated the fair value of the 2,500 shares as a result of the modification of the award as of January 27, 2018.

On May 30, 2013, the Company entered into an Employment Agreement with Meeta Vyas to serve as its Chief Financial Officer.  The employment agreement provided for a term of three years with a base salary of $9,000 per month and 129 shares of Series A Preferred Stock, also on a monthly basis. On January 1, 2015, her compensation was increased to $10,800 per month. The agreement provides that Ms. Vyas may resign upon 90 days prior written notice and the Company may terminate the Agreement at any time but if the Agreement is terminated by the Company without cause it is required to compensate Ms. Vyas through the balance of the term. The agreement also provides customary provisions or reimbursement, non-disclosure, confidentiality and other terms. The Compensation Committee of the Board of Directors has extended the current provisions of the Employment Agreement pending its review of current industry compensation arrangements and employment agreements.

Compensation of Directors

At this time, directors who are officers of the Company receive no remuneration for their services as directors of the Company. The independent directors at present receive a compensation for their services of $25,000 per year in cash payable at the rate of $5,000 each of first there quarters, and $10,000 for the fourth quarter. In addition, they also receive 15,000 shares of our common stock per year, divided into equal quarterly installments. No additional compensation is paid for committee memberships, meetings of the committees or of the board of directos. In addition, the Company reimburses directors for expenses incurred in their service to the Board of Directors.

Name	Fees earned or paid in cash ($)	Stock awards ($)(1)	Option awards ($)	All other compensation ($)	Total ($)
Mukund Kulkarni(2)	$23,750	$15,000	—	—	$38,750
Stanley Glick	$23,750	$15,000	—	—	$38,750
James Sapirstein	$20,000	$11,250	—	—	$31,250
Mark Day(3)	$10,000	$3,750	—	—	$13,750

(1)	For the director compensation year beginning July 2018, the dollar amounts reported in this column represent the aggregate grant date fair value for financial statement reporting purposes as calculated in accordance with FASB ASC Topic 718. These amounts reflect our accounting expense for these stock options and do not represent the actual economic value that may be realized by each applicable non-employee director. The number of outstanding shares of Common Stock held by each non-employee director as of June 30, 2019 were: Dr. Kulkarni (4,785), Mr. Glick (5,017), Mr. Sapirstein (1,878), Mr. Day (727).
(2)	Resigned July 31, 2019.
(3)	Appointed June 6, 2019.

Compensation of Scientific Advisory Board

We anticipate holding four Scientific Advisory Board meetings per year. As compensation, each member of the Scientific Advisory Board (SAB) will be granted 143 warrants each quarter to purchase our common stock at 120% of the closing stock quote on the day following the meeting. Should we not call a quarterly meeting, quarterly warrants will be granted on May 15, August 15, November 15, and February 15. The warrants have a four-year expiration date. In addition, we will reimburse each SAB member for travel and other out-of-pocket expenses incurred in the course of performing their services. For the years ended June 30, 2019 and 2018, the SAB was granted 2,288 and 2,288 stock warrants, respectively.  The warrants are exercisable into common stock at prices from $6.00 to $9.40 and $12.80 to $31.20 per share, for the years ended June 30, 2019 and 2018, respectively.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On May 13, 2013, Meeta Vyas was appointed as the Company’s Chief Financial Officer. During the term of Ms. Vyas’ service, she will be compensated on the basis of $9,000 per month and 129 shares of Series A Preferred Stock, also on a monthly basis. Ms. Vyas is married to Anil Diwan, the President and Chairman of the Company. On January 1, 2015, her compensation was increased to $10,800 per month.

TheraCour Pharma, Inc.

On May 12, 2005, we entered into a Material License Agreement, amended as of January 8, 2007 (the “License”) with TheraCour Pharma, Inc. (“TheraCour”), an approximately 12% shareholder. Anil Diwan, our founder, President and Chairman, owns approximately 90% of TheraCour’s capital stock. We were granted exclusive licenses in perpetuity for technologies developed by TheraCour for the virus types: Human Immunodeficiency Virus (HIV/AIDS), Influenza including Asian Bird Flu Virus, Herpes Simplex Virus (HSV-1 and HSV-2), Hepatitis C Virus (HCV), Hepatitis B Virus (HBV), and Rabies. On February 15, 2010, we entered into an Additional License Agreement with TheraCour. Pursuant to the exclusive Additional License Agreement, in consideration for the issuance of 100,000 shares of our Series A Preferred Stock, (the “Series A Preferred”), we were granted exclusive licenses, in perpetuity, for technologies, developed by TheraCour, for the development of drug candidates for the treatment of Dengue viruses, Ebola/Marburg viruses, Japanese Encephalitis, viruses causing viral Conjunctivitis (a disease of the eye) and Ocular Herpes.

In consideration for obtaining these exclusive licenses, we agreed: (1) that TheraCour can charge its costs (direct and indirect) plus no more than 30% of a specified portion of certain direct costs as a Development Fee and such development fees shall be due and payable in periodic installments as billed; (2) we will pay the greater $2,000 or actual costs monthly, whichever is higher, for other general and administrative expenses incurred by TheraCour on our behalf; (3) make royalty payments (calculated as a percentage of net sales of the licensed drugs) of 15% (calculated as a percentage of net sales of the licensed drugs) to TheraCour; (4) TheraCour retains the exclusive right to develop and manufacture the licensed drugs. TheraCour will manufacture the licensed drugs exclusively for us, and unless such license is terminated, will not manufacture such product for its own sake or for others; and (5) TheraCour may request and we will pay an advance payment (refundable) equal to twice the amount of the previous month’s invoice to be applied as a prepayment towards expenses. TheraCour may terminate the license upon a material breach by us as specified in the agreement. However, we may avoid such termination if within 90 days of receipt of such termination notice we cure the breach.

On October 2, 2018, we entered into an agreement with TheraCour to defer the $25,000 payment until the earlier of April 2, 2019 or the date that we file an IND with the FDA. On May 9, 2019, we entered into an agreement with TheraCour that extended the April 2, 2019 date to June 30, 2019 and on September 24, 2019 we entered into an agreement with TheraCour that extended such date to the later of December 31, 2019 or the filing on an IND with the FDA. We estimated that we owed TheraCour $375,000 for deferred development fees as of September 30, 2019, and $200,000 as of December [__], 2019.

On November 1, 2019, the Company entered into a License Agreement (the “Agreement”) with TheraCour for an exclusive, worldwide license to use, promote, offer for sale, import, export, sell and distribute products for the treatment of Varicella Zoster Virus derived indications. The Company was not required to make any upfront payments to TheraCour and agreed to the following milestone payments to TheraCour; the issuance of 75,000 shares of Series A Convertible Preferred Stock upon the grant of an IND Application; $1,500,000 in cash upon completion of Phase I Clinical Trials; $2,500,000 in cash upon completion of Phase II clinical trials; and $5,000,000 in cash upon completion of Phase III clinical trials. In addition, the Company is required to pay to TheraCour fifteen percent (15%) of net sales of licensed products, and any income from sublicensed products. Under the Agreement, TheraCour retains the exclusive right to develop and manufacture the Licensed Products. As in previous licensing agreements with TheraCour, the Company agreed to pay the following amounts to TheraCour to the extent not previously paid under existing licensing agreements: (1) costs (direct and indirect) plus 30%, subject to certain specified exclusions, as a Development Fee and such development fees shall be due and payable in periodic installments as billed and (2) a deposit equal to estimated development costs for two months (refundable), such estimates to be reconciled quarterly. Payments not made within 90 days after due date will be charged an interest at the rate of 1% per month. TheraCour and the Company have agreed to enter into a manufacture and supply agreement, under which TheraCour would manufacture the licensed products exclusively for the Company, and the Company would also have customary backup manufacture rights, as specified in the Agreement. TheraCour may terminate the license upon a material breach by the Company as specified in the agreement. However, the Company may avoid such termination if the breach is cured within 90 days of receipt of such termination.

On December 17, 2019, the Company entered into a Deferred Expense Exchange Agreement with TheraCour whereby TheraCour agreed to exchange $250,000 of deferred development fees owed to TheraCour into 100,000 Series A Shares.

TheraCour acquired property and equipment on behalf of the Company from third party vendors and sold such property and equipment, to the Company, at cost, in the amounts of  $23,666 and $30,321 for the fiscal years ended June 30, 2019 and 2018.

Accounts payable to TheraCour were $714,417 and $823,783 at September 30, 2019 and June 30, 2019, respectively.

Development costs charged by and paid to TheraCour were $576,207 and $846,688 for the three months ended September 30, 2019 and, 2018, respectively. No royalties are due or have been paid from inception through September 30, 2019.

As of September 30, 2019, TheraCour owns 470,959 shares of the Company’s outstanding common stock and 100,000 shares of series A preferred stock, which votes at the rate of nine shares of common stock per each share of series A preferred stock and is convertible into three and one half shares of common stock upon a change in control of the Company. Dr. Diwan, also serves as the CEO and Director of TheraCour and owns approximately 90% of the outstanding capital stock of TheraCour.

Series C Debenture – Previous Director

On July 2, 2014 the Company issued a 10% Coupon Series C Convertible Debenture (the “Series C Debenture”) in the amount of $5,000,000 to the Milton Boniuk IRA, a trust controlled by a former member of the Company’s Board of Directors, (the “Holder”). The Series C Debenture was due on June 30, 2018 and was convertible, at the sole option of the Holder, into restricted shares of the Company’s common stock, par value $0.001 per share at the conversion price of $105.00 per share of common stock and bore interest at the coupon rate of ten percent (10%) per annum. In conjunction with the issuance of the Series C Debenture, the Company issued 9,350 shares of its Series A Convertible Preferred Stock (the “Series A”) to the Milton Boniuk IRA. The Series C Debenture was redeemed on November 13, 2017. For the year ended June 30, 2018, the Holder elected to receive $60,274 (through November 13, 2017) of its coupon interest payment and $125,000 of deferred interest payment in common stock of the Company and $125,000 of its coupon interest payment and $41,667 of its deferred interest payment in cash. For the year ended June 30, 2017, the Holder elected to receive $375,000 of its coupon interest payment, and $125,000 of deferred interest payment in common stock of the Company and $125,000 of its coupon interest payment and $41,667 of its deferred interest payment in cash. The Holder of the Series C Debenture and the Company agreed on November 13, 2017 that the Series C Debenture would be redeemed for the Company’s common stock. The Holder waived all early redemption payments provided for in the Series C Debenture in consideration for 7,500 shares of the Company’s Series A preferred shares.

Review, Approval or Ratification of Transactions with Related Persons

Under the SEC’s rules, a related person is a director, officer, nominee for director, or 5% stockholder of the Company since the beginning of the last fiscal year and their immediate family members. In addition, under the SEC’s rules, a related person transaction is a transaction or series of transactions in which the company is a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest.

The Board of Directors has a general practice of requiring directors interested in a transaction not to participate in deliberations or to vote upon transactions in which they have an interest, and to be sure that transactions with directors, executive officers and major stockholders are on terms that align the interests of the parties to such agreements with the interests of the stockholders.

These practices are undertaken pursuant to written policies and procedures contained in the Company’s Code Ethics, which requires compliance with applicable laws and regulations, the avoidance of conflicts of interest, and prohibits the taking of corporate opportunities for personal benefit. In addition, as a Nevada corporation, we are subject to Section 78.140 of the Nevada Revised Statutes, which provides, among other things, that related party transactions involving the Company and our directors or officers need to be approved by a majority of directors, which may include the vote of an interested directors provided that two of the following circumstances exist:

(a)	The fact of the common directorship, office or financial interest is known to the board of directors or committee, and the board or committee authorizes, approves or ratifies the contract or transaction in good faith by a vote sufficient for the purpose without counting the vote or votes of the common or interested director or directors.

(b)	The fact of the common directorship, office or financial interest is known to the stockholders, and they approve or ratify the contract or transaction in good faith by a majority vote of stockholders holding a majority of the voting power. The votes of the common or interested directors or officers must be counted in any such vote of stockholders.

(c)	The fact of the common directorship, office or financial interest is not known to the director or officer at the time the transaction is brought before the board of directors of the corporation for action.

(d)	The contract or transaction is fair as to the corporation at the time it is authorized or approved.

BENEFICIAL OWNERSHIP OF COMPANY COMMON STOCK BY DIRECTORS, OFFICERS AND PRINCIPAL STOCKHOLDERS

The following table sets forth, as of December __, 2019, certain information regarding the beneficial ownership of the Company’s Common Stock and Series A Convertible Preferred Stock outstanding by (i) each person known to us to own or control 5% or more of our Common Stock, (ii) each of our directors, (iii) each of our “Named Executive Officers” (as defined in Item 402(a)(3) of Regulation S-K) and (iv) our current Named Executive Officers and directors as a group. Unless otherwise indicated, each person named in the table below has sole voting and investment power with respect to the shares beneficially owned.

	Common Stock			Series A Convertible Preferred Stock(1)
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner(2)	Percent of Class(2)		Amount and Nature of Beneficial Owner(2)	Percent of Class(2)	Percent of Voting Power(3)
TheraCour Pharma, Inc.(4)	470,959	12.3%		200,000	54.6%	31.8%
Anil Diwan(4)(5)	100,269	2.6%		86,074	23.5%	12.2%
Stanley Glick	5,868	*	%	0	0	* %
Meeta Vyas(6)	7,352	*	%	9,755	2.7%	1.3%
James Sapirstein	2,729	*	%	0	0	* %
Mark Day	727	*	%	0	0	* %
All Directors and Executive Officers as a Group (5 persons)	588,755	14.8%		295,849	80.9%	45.5%
Other 5% Holders
Milton Boniuk(7) 1111 Herman Drive, Unit 29E Houston, TX 77004	523,145	13.6%		16,850(8)	4.6%	9.4%

(1)	The Series A Convertible Preferred Shares (the “Series A”) vote at the rate of nine shares of Common Stock per each share of Series A and is convertible into three and one half shares of Common Stock upon a change in control of the Company.

(2)	For each shareholder, the calculation of percentage of beneficial ownership is based upon 3,853,675 shares of Common Stock and 366,101 shares of Series A Preferred Stock outstanding, and shares of Common Stock subject to options, warrants and/or conversion rights held by the shareholder that are currently exercisable or exercisable within 60 days, which are deemed to be outstanding and to be beneficially owned by the shareholder holding such options, warrants, or conversion rights. The percentage ownership of any shareholder is determined by assuming that the shareholder has exercised all options, warrants and conversion rights to obtain additional securities and that no other shareholder has exercised such rights.

(3)	Amount stated reflects the number of votes held on all matters submitted to a vote of our stockholders.

(4)	Anil Diwan, the Company’s President and Chairman, also serves as the CEO and Director of TheraCour Pharma Inc. and owns approximately 90% of the outstanding capital stock of TheraCour. Anil Diwan has both investment and dispositive power over the NanoViricides shares held by TheraCour Pharma, Inc.

(5)

Does not include 820,959 shares of common stock owned by TheraCour Pharma, Inc. after including the Series A Convertible Preferred Stock on an as converted basis which votes at the rate of 3 and one-half shares of common stock for each Share of Series A Preferred Stock) (the “Series A Preferred Stock”), over which Dr. Diwan holds voting and dispositive power on an as converted basis. Does not include 76,074 shares of Series A Preferred Stock. Does not include the beneficial ownership of the securities held by Meeta Vyas, the wife of Anil Diwan, over which Dr. Diwan disclaims beneficial ownership and voting and dispositive control.

(6)	Includes 1,301 shares held by Connect Capital LLC, over which Ms. Vyas holds voting and dispositive power. Does not include 9,388 shares of Series A Preferred Stock. Does not include the beneficial ownership of the securities held by Anil Diwan, the husband of Ms. Vyas, or TheraCour over which Ms. Vyas disclaims beneficial ownership and voting and dispositive control.

(7)	Milton Boniuk resigned as an Independent Member of the Board of Directors on July 10, 2018. Includes 8,315 shares of Common Stock owned by the reporting person, 32,858 shares of Common Stock owned by the reporting person and his wife Laurie Boniuk, and 343,132 shares of Common Stock owned by Milton Boniuk IRA. Includes 138,840 shares of Common Stock held by Boniuk Interests Ltd. Does not include 16,850 shares of Series A Preferred Stock held by Milton Boniuk IRA, which are not readily convertible. Dr. Boniuk holds voting and dispositive power over Boniuk Interests Ltd. Does not include any shares held by the Boniuk Charitable Foundation since on February 3, 2017, Dr. Boniuk filed a Form 4 which indicated that Dr. Boniuk no longer holds voting and dispositive power over the shares of Common Stock owned by the Boniuk Charitable Foundation.

(8)	Held by Milton Boniuk IRA.

DESCRIPTION OF OUR SECURITIES

Common Stock

As of December __, 2019, our Articles of Incorporation authorize us to issue 7,500,000 shares of common stock, par value $0.001 per share, and 500,000 shares of preferred stock, par value $0.001 per share. As of December __, 2019, a total of 3,853,675 shares of the Company’s common stock are outstanding and held by approximately 150 shareholders of record. This number of shareholders does not reflect the persons or entities that hold their stock in nominee or street name through various brokerage firms.

Reverse Stock Split

We effected a 1-for-20 uniform reverse stock split on September 24, 2019. Every 20 shares of outstanding Common Stock and Preferred Stock were decreased to one share. In accordance with Nevada law, the number of our authorized shares of Common Stock and Preferred Stock were decreased by a 1-for-20 ratio. Similarly, the number of shares of Common Stock into which each outstanding option, warrant to purchase Common Stock or Convertible Preferred Stock convertible or exercisable into Common Stock were decreased on a 1-for-20 basis, and the exercise price of each outstanding option and warrant to purchase Common Stock or Conversion price of convertible Preferred Stock was increased proportionately.

Increase in Authorized Number of Shares

As a result of the Split, the Company’s authorized capital stock was reduced to 7,500,000 shares of Common Stock and 500,000 shares of Preferred Stock. To increase both these authorized amounts, we intend to seek shareholder approval of an amendment to our Articles of Incorporation to increase our authorized number of shares of stock to 150,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. As of December __, 2019 we have approximately 3,646,325 shares of Common Stock available for issuance. If all of our Series A Preferred Stock that are convertible into common stock only upon a change of control event, were to convert to Common Stock and all of our outstanding warrants and options were exercised, we would be required to issue an additional 1,682,082 shares of Common Stock, which would leave us with only 1,964,24 shares of Common Stock available for issuance. TheraCour Pharma, Inc. and Anil Diwan, the principal stockholder of TheraCour, hold 286,074 shares of our Series A Preferred Stock collectively and have agreed not to convert their Series A Preferred Stock, even if a change of control were to occur, until the earlier of the date the increase in the authorized number of shares of Common Stock is effected or December 31, 2019.

Number of Shareholders

As of December __, 2019, a total of 3,853,675 shares of the Company’s Common Stock are outstanding and held by 150 shareholders of record. This number of shareholders does not reflect the persons or entities that hold their stock in nominee or street name through various brokerage firms. Of this amount, approximately 2,546,477 shares are unrestricted, of which approximately 106,001 shares are held by affiliates, 152,189 shares are restricted securities held by non-affiliates, and the remaining approximate 1,155,009 shares are restricted securities held by affiliates. These shares may only be sold in accordance with Rule 144. As of December __, 2019, there were approximately 398,728 warrants to purchase the Company’s common stock outstanding.

The holders of our Common Stock are entitled to the following rights:

Voting Rights

Each holder of Common Stock is entitled to one vote for each share held on all matters submitted to a vote of the stockholders.

Dividends

Subject to the rights of the holders of any preferred stock, the holders of Common Stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available for dividends. We have not historically declared or paid cash dividends on our Common Stock.

Other Rights

In the event of a liquidation, dissolution or winding up of us, holders of our Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference, if any, of any then outstanding preferred stock. Holders of our Common Stock are not entitled to preemptive rights and have no subscription, redemption or conversion privileges. All outstanding shares of Common Stock are, and all shares of Common Stock issued by us in an offering under this prospectus will be, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which our board of directors may designate and that we may issue in one or more offerings under this prospectus or at other times in the future.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209, (303) 282-4800.

Listing

Our Common Stock is traded on the NYSE American under the symbol “NNVC.”

Preferred Stock

We are authorized to issue up to 500,000 shares of preferred stock in one or more series, with such designations, preferences and relative, participating, option and other special rights, qualifications, limitations or restrictions as determined by our board of directors, without any further vote or action by our stockholders, including dividend rights, conversion rights, voting rights, redemption rights and terms of redemption and liquidation preferences. On February 15, 2010, our board had designated an aggregate of 200,000 shares of preferred stock as Series A Convertible Preferred Stock (the “Series A”). On January 23, 2016, the Company’s Board of Directors and a majority of the holders of the Company’s Series A shares approved an amendment to the Certificate of Designation of the Series A Shares to increase the number of authorized Series A Shares from 200,000 to 425,000. On April 1, 2011, our board had designated an aggregate of 100,000 shares of preferred stock as Series B Convertible Preferred Stock (the “Series B”) and no shares of Series B Preferred Stock are issued or outstanding, and no shares are available for issuance. On June 27, 2012, our board had designated an aggregate of 250 Shares of Series C Convertible Preferred Stock (the “Series C Shares”). There are currently no Series C Shares issued or outstanding. No other shares of preferred stock are issued and outstanding.

As of December _, 2019, there were 366,101 shares of Series A Preferred Stock issued and outstanding, and no other shares of preferred stock are issued and outstanding.

Our board may fix the number of shares constituting any series and the designations of these series by adopting a certificate of designation relating to each series. The prospectus relating to each series will specify the terms of the preferred stock, including:

Our issuance of preferred stock may have the effect of delaying or preventing a change in control. Our issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of Common Stock. The issuance of preferred stock could have the effect of decreasing the market price of our Common Stock.

•	the number of shares we are offering;

•	the offering price for those shares;

•	the maximum number of shares in the series and the distinctive designation thereof;

•	the terms on which dividends will be paid, if any;

•	the terms on which the shares will be redeemed, if at all;

•	the liquidation preference, if any;

•	the terms of any retirement or sinking fund for the purchase or redemption of the shares of the series;

•	the terms and conditions, if any, on which the shares of the series will be convertible into, or exchangeable for, shares of any other class or classes of capital stock;

•	the voting rights, if any, on the shares of the series;

•	any securities exchange or market on which the shares will be listed; and

•	any other preferences and relative, participating, operation or other special rights or qualifications, limitations or restrictions of the shares

Series A Convertible Preferred Stock

The Series A Preferred Stock is convertible, solely upon a “change of control”, into shares of our Common Stock at the rate of three and one-half shares of Common Stock per share of Series A converted. For the purposes of conversion of the Series A, change of control is defined as (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 40% of the voting securities of the Company (other than by means of conversion or exercise of the Series A Preferred Stock and the Securities issued together with the Series A Preferred Stock), (b) the Company merges into or consolidates with any other Person, or any Person merges into or consolidates with the Company and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than 60% of the aggregate voting power of the Company or the successor entity of such transaction, (c) the Company sells or transfers all or substantially all of its Intellectual Property to another Person and the stockholders of the Company prior to such transaction own less than 60% of the aggregate voting power of the acquiring entity immediately after the transaction, or (d) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (c) above. The Series A Preferred Stock votes at the rate of nine votes per share of Series A, together with the Common Stock, on all matters to which shareholders of the Company are entitled to vote. Holders of the Series A Preferred Stock are not entitled to receive dividends or any liquidation preference upon the liquidation, dissolution, or winding up of the Company.

Warrants

As of December __, 2019, we have warrants (the “Warrants”) to purchase 398,728 shares of Common Stock outstanding. 347,223 of the Warrants have an exercise price of $12.20 per share, are exercisable commencing August 27, 2019 and will expire five years thereafter and are exercisable for cash or, solely in the absence of an effective registration statement, by cashless exercise. 39,005 of the Warrants were issued to members of the Company’s Scientific Advisory Board with varying exercise prices and expiration dates. 12,500 of the warrants were issued to a former executive officer, have an exercise price of $40.00 per share and expire on January 27, 2023.

Anti-takeover Effects of Nevada Law and of Our Charter and Bylaws

In addition to the features of our charter related to the issuance of preferred stock, which are described above, the Nevada Revised Statutes (“NRS”) contain several provisions which may make a hostile take-over or change of control of our Company more difficult to accomplish. They include the following:

Nevada law, provides that any one or all of the directors of a corporation may be removed by the holders of not less than two-thirds of the voting power of a corporation’s issued and outstanding stock. All vacancies on the board of directors of a Nevada corporation may be filled by a majority of the remaining directors, though less than a quorum, unless the articles of incorporation provide otherwise. In addition, unless otherwise provided in the articles of incorporation, the board may fill the vacancies for the entire remainder of the term of office of the resigning director or directors. Our Articles of Incorporation do not provide otherwise.

In addition, Nevada law provides that unless otherwise provided in a corporation’s articles of incorporation or bylaws, shareholders do not have the right to call special meetings. Our Articles of Incorporation and our Bylaws do not give shareholders this right. In accordance with Nevada law, we also require advance notice of any shareholder proposals.

Nevada law provides that, unless otherwise prohibited by any bylaws adopted by the shareholders, the board of directors may amend any bylaw, including any bylaw adopted by the shareholders. Pursuant to Nevada law, our Articles of Incorporation grant the authority to adopt, amend or repeal bylaws exclusively to our directors.

Nevada’s “combinations with interested stockholders” statutes prohibit certain business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” for two years after the such person first becomes an “interested stockholder” unless (i) the corporation’s board of directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or (ii) the combination is approved by the board of directors and sixty percent of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Furthermore, in the absence of prior approval, certain restrictions may apply even after such two-year period. For purposes of these statutes, an “interested stockholder” is any person who is (x) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (y) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. Subject to certain timing requirements set forth in the statutes, a corporation may elect not to be governed by these statutes. However, we have not included any such provision in our Articles of Incorporation or Bylaws, which means these provisions apply to us.

Nevada’s “acquisition of controlling interest” statutes contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person who acquires a “controlling interest” in certain Nevada corporations may be denied certain voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. These statutes provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply. Our Articles of Incorporation and Bylaws currently contain no provisions relating to these statutes, and unless our Articles of Incorporation or Bylaws in effect on the tenth day after the acquisition of a controlling interest were to provide otherwise, these laws would apply to us if we were to (i) have 200 or more stockholders of record (at least 100 of which have addresses in the State of Nevada appearing on our stock ledger) and (ii) do business in the State of Nevada directly or through an affiliated corporation. As of the date of this prospectus, we have less than 100 record stockholders with Nevada addresses. However, if these laws were to apply to us, they might discourage companies or persons interested in acquiring a significant interest in or control of the company, regardless of whether such acquisition may be in the interest of our shareholders.

Our articles of incorporation and/or bylaws provide that:

•	our board of directors is classified into three classes of equal (or roughly equal) size, with all directors serving for a two-year term and the directors of only one class being elected at each annual meeting of stockholders, so that the terms of the classes of directors are “staggered”;

•	the authorized number of directors can be changed only by resolution of our board of directors;

•	our bylaws may be amended or repealed by our board of directors or our stockholders;

•	our board of directors will be authorized to issue, without stockholder approval, preferred stock, the rights of which will be determined at the discretion of the board of directors and that, if issued, could operate as a “poison pill” to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that our board of directors does not approve;

•	our stockholders must comply with advance notice provisions to bring business before or nominate directors for election at a stockholder meeting.

Potential Effects of Authorized but Unissued Stock

We have shares of Common Stock and preferred stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions or payment as a dividend on the capital stock.

The existence of unissued and unreserved Common Stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, the board of directors has the discretion to determine designations, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock, all to the fullest extent permissible under the Nevada Revised Statutes and subject to any limitations set forth in our certificate of incorporation. The purpose of authorizing the board of directors to issue preferred stock and to determine the rights and preferences applicable to such preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from acquiring, a majority of our outstanding voting stock.

UNDERWRITING

We have entered into an underwriting agreement with Aegis Capital Corp. (the “Underwriter”) with respect to the shares of our common stock subject to this offering. Subject to certain conditions, we have agreed to sell to the Underwriter, and the Underwriter has agreed to purchase, 2,500,000 shares of our Common Stock.

The Underwriter is offering the shares of our Common Stock subject to its acceptance of our Common Stock, from us and subject to prior sale. The underwriting agreement provides that the obligation of the Underwriter to pay for and accept delivery of the shares of our Common Stock offered by this prospectus is subject to the approval of certain legal matters by its counsel and to certain other conditions. The Underwriter is obligated to take and pay for all of the shares of our Common Stock if any such shares of our Common Stock are taken.

We have granted the Underwriter an option for a period of 45 days from the date of this prospectus to purchase up to an additional 375,000 shares of Common Stock at the public offering price, less the underwriting discount.

Underwriter Compensation

We have agreed to pay the Underwriter an aggregate fee equal to 7.0% of the gross proceeds of this offering. We have also agreed to pay the Underwriter a non-accountable expense allowance equal to 1.0% of the gross proceeds of this offering and an accountable expense allowance for certain of the Underwriter’s expenses relating to the offering up to an aggregate amount of $67,500, including the Underwriter’s legal fees incurred in this offering.

We have paid an advance of $25,000 to the Underwriter, which will be applied against reasonable out-of-pocket accountable expenses that will be paid by us to the Underwriter in connection with this offering. Any portion of the advance paid to the Underwriter will be returned to us to the extent that offering expenses are not actually incurred by the Underwriter in compliance with FINRA Rule 5110(f)(2)(C).

Discounts and Expenses

The Underwriter has advised us that it proposes to offer the shares of our Common Stock to the public at the respective public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $____ per share of our Common Stock. After this offering, the public offering price and concession to dealers may be changed by the Underwriter. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The shares of our Common Stock are offered by the Underwriter as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The Underwriter has informed us that it does not intend to confirm sales to any accounts over which it exercises discretionary authority.

The following table shows the public offering price, underwriting discount payable to the Underwriter by us and proceeds before expenses to us, assuming both no exercise and full exercise of the underwriter’s option to purchase additional shares of Common Stock. The underwriting commissions are equal to the public offering price per share of Common Stock less the amount per share the Underwriter pays us for the shares of Common Stock:

	Per Share	Total without Over- Allotment Option	Total with Over- Allotment Option(1)
Public offering price	$	$	$
Underwriting discount (7.0%)	$	$	$
Proceeds, before expenses to us (2)	$	$	$

(1) Assumes exercise of the underwriter’s over-allotment option to purchase shares of Common Stock.

Indemnification

We have agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act.

Lock-up Agreements

We, our officers and directors and the holders of 3% or more of the outstanding shares of our Common Stock as of the effective date of this offering, have agreed, subject to limited exceptions, for a period of 180 days after the closing of this offering, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly any shares of Common Stock or any securities convertible into or exchangeable for our Common Stock either owned as of the date of the underwriting agreement or thereafter acquired without the prior written consent of the Underwriter. The Underwriter, in its sole discretion and at any time or from time to time before the termination of the lock-up period, without notice, release all or any portion of the securities subject to lock-up agreements.

Right of First Refusal

The Underwriting Agreement will provide that for a period of nine months from the closing of this offering, we will grant to the Underwriter the right of first refusal to act as sole book-running manager for each and every future public equity offering during such nine month period of our company, or any successor to or subsidiary of our company.  The right of first refusal shall be subject to termination by our company in the event one or more of the managing directors working with us resigns or is terminated by the Underwriter. The Underwriter shall not have more than one opportunity to waive or terminate the right of first refusal in consideration of any payment or fee.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the Underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of the Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. A naked short position occurs if the underwriter sells more shares than could be covered by the over-allotment option. This position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering.

•	Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the Common Stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Common Stock or preventing or retarding a decline in the market price of the Common Stock. As a result, the price of our Common Stock may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our shares of Common Stock. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by the underwriter, or by their affiliates. Other than this prospectus in electronic format, the information on the underwriter’s websites and any information contained in any other websites maintained by the underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter, and should not be relied upon by investors.

Other

From time to time, the underwriter and/or their affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services it has received and, may in the future receive, customary fees. Except for the services provided in connection with this offering and other than as described below, the underwriter has not provided any investment banking or other financial services during the 180-day period preceding the date of this prospectus.

Notice to Prospective Investors in Canada

This prospectus constitutes an “exempt offering document” as defined in and for the purposes of applicable Canadian securities laws. No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the offer and sale of the securities. No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this prospectus or on the merits of the securities and any representation to the contrary is an offence.

Canadian investors are advised that this prospectus has been prepared in reliance on section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”). Pursuant to section 3A.3 of NI 33-105, this prospectus is exempt from the requirement that the Company and the underwriter(s) provide Canadian investors with certain conflicts of interest disclosure pertaining to “connected issuer” and/or “related issuer” relationships that may exist between the Company and the underwriter(s) as would otherwise be required pursuant to subsection 2.1(1) of NI 33-105.

Resale Restrictions

The offer and sale of the securities in Canada is being made on a private placement basis only and is exempt from the requirement that the Company prepares and files a prospectus under applicable Canadian securities laws. Any resale of securities acquired by a Canadian investor in this offering must be made in accordance with applicable Canadian securities laws, which may vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with Canadian prospectus requirements, pursuant to a statutory exemption from the prospectus requirements, in a transaction exempt from the prospectus requirements or otherwise under a discretionary exemption from the prospectus requirements granted by the applicable local Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the securities outside of Canada.

Representations of Purchasers

Each Canadian investor who purchases securities will be deemed to have represented to the Company, the underwriter and to each dealer from whom a purchase confirmation is received, as applicable, that the investor is (i) purchasing as principal, or is deemed to be purchasing as principal in accordance with applicable Canadian securities laws, for investment only and not with a view to resale or redistribution; (ii) an “accredited investor” as such term is defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions or, in Ontario, as such term is defined in section 73.3(1) of the Securities Act (Ontario); and (iii) is a “permitted client” as such term is defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Taxation and Eligibility for Investment

Any discussion of taxation and related matters contained in this prospectus does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a Canadian investor when deciding to purchase the securities and, in particular, does not address any Canadian tax considerations. No representation or warranty is hereby made as to the tax consequences to a resident, or deemed resident, of Canada of an investment in the securities or with respect to the eligibility of the securities for investment by such investor under relevant Canadian federal and provincial legislation and regulations.

Rights of Action for Damages or Rescission

Securities legislation in certain of the Canadian jurisdictions provides certain purchasers of securities pursuant to an offering memorandum (such as this prospectus), including where the distribution involves an “eligible foreign security” as such term is defined in Ontario Securities Commission Rule 45-501 Ontario Prospectus and Registration Exemptions and in Multilateral Instrument 45-107 Listing Representation and Statutory Rights of Action Disclosure Exemptions, as applicable, with a remedy for damages or rescission, or both, in addition to any other rights they may have at law, where the offering memorandum, or other offering document that constitutes an offering memorandum, and any amendment thereto, contains a “misrepresentation” as defined under applicable Canadian securities laws. These remedies, or notice with respect to these remedies, must be exercised or delivered, as the case may be, by the purchaser within the time limits prescribed under, and are subject to limitations and defenses under, applicable Canadian securities legislation. In addition, these remedies are in addition to and without derogation from any other right or remedy available at law to the investor.

Language of Documents

Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

Offers Outside the United States

Other than in the United States, no action has been taken by us or the Underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

McCarter & English, LLP, East Brunswick, New Jersey will pass upon certain legal matters related to the offering. Parsons Behle & Latimer, Reno, Nevada will pass upon certain legal matters relating to the issuance and sale of the Common Stock offered hereby on our behalf. Olshan Frome Wolosky LLP, New York, New York is acting as counsel to the Underwriter in this offering.

EXPERTS

The balance sheets of NanoViricides, Inc. as of June 30, 2019 and 2018, and the related statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2019, have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report, which is incorporated herein, which report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. Such financial statements have been incorporated herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

MARKET AND INDUSTRY DATA

Unless otherwise indicated, information contained in this prospectus concerning the pharmaceutical industry, including our market opportunity, is based on information from independent industry analysts, third-party sources and management estimates. Management estimates are derived from publicly-available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us based on such data and our knowledge of such industry and market, which we believe to be reasonable. In addition, while we believe the market opportunity information included in this prospectus is generally reliable and is based on reasonable assumptions, such data involves risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors.”

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the Common Stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract, agreement, or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also request a copy of these filings, at no cost, by writing us at 1 Controls Drive, Shelton, Connecticut 06484 or telephoning us at (203) 937-6137.

We are subject to the information and periodic reporting requirements of the Exchange Act, and we file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for viewing at the website of the SEC referred to above. We maintain a website at www.nanoviricides.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION OR SECURITIES ACT LIABILITIES

Under our Articles of Incorporation, our directors will not be personally liable to us or to our shareholders for monetary damages for any breach of their fiduciary duty as a director, except liability for the following:

•	Any breach of their duty of loyalty to our Company or to our stockholders.

•	Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.

•	Unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in the Nevada Revised Statutes.

•	Any transaction from which the director derived an improper personal benefit.

We believe that these limitation of liability provisions are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability provisions in our Articles of Incorporation may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

FINANCIAL INFORMATION

NanoViricides, Inc.

NanoViricides, Inc.

Balance Sheets

	September 30, 2019	June 30, 2019
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$874,953	$2,555,207
Prepaid expenses	220,795	270,214
Deferred issuance costs	242,105	-
Total current assets	1,337,853	2,825,421

PROPERTY AND EQUIPMENT
Property and equipment	14,096,316	14,092,177
Accumulated depreciation	(4,037,741)	(3,864,930)
Property and equipment, net	10,058,575	10,227,247

TRADEMARK AND PATENTS
Trademark and patents	458,954	458,954
Accumulated amortization	(94,364)	(92,296)
Trademark and patents, net	364,590	366,658

OTHER ASSETS
Security deposits	3,515	3,515
Service agreements	21,762	25,672
Other assets	25,277	29,187
Total assets	$11,786,295	$13,448,513

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$656,757	$309,893
Accounts payable - related party	714,417	823,783
Derivative liability - warrants	1,224,079	1,645,606
Accrued expenses	61,259	68,871
Total current liabilities	2,656,512	2,848,153

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Series A Convertible Preferred stock, $0.001 par value, 425,000 shares designated, 256,101 and 256,101 shares issued and outstanding, at September 30, 2019 and June 30, 2019 respectively	256	256
Common stock, $0.001 par value; 7,500,000 shares authorized, 3,853,675 and 3,853,675 shares issued and outstanding at September 30, 2019 and June 30, 2019, respectively	3,854	3,845
Additional paid-in capital	102,803,392	102,712,845
Accumulated deficit	(93,677,719)	(92,116,586)

Total stockholders' equity	9,129,783	10,600,360

Total Liabilities and Stockholders' Equity	$11,786,295	$13,448,513

See accompanying notes to the financial statements

Nanoviricides, Inc.

Statements of Operations

(Unaudited)

	For the Three Months Ended
	September 30,	September 30,
	2019	2018
OPERATING EXPENSES
Research and development	$1,482,405	$1,411,483
General and administrative	505,472	627,615

Total operating expenses	1,987,877	2,039,098

LOSS FROM OPERATIONS	(1,987,877)	(2,039,098)

OTHER INCOME (EXPENSE):
Interest income	5,217	22,084
Change in fair value of derivative	421,527	175,551

Other income (expense), net	426,744	197,635

LOSS BEFORE INCOME TAXES	(1,561,133)	(1,841,463)

INCOME TAX PROVISION	-	-

NET LOSS	$(1,561,133)	$(1,841,463)

Net loss per common share – basic and diluted	$(.41)	$(0.53)
Weighted average common shares outstanding – basic and diluted	3,845,016	3,459,299

See accompanying notes to the financial statements

NanoViricides, Inc.

Statement of Changes in Stockholders' Equity

For the three months ended September 30, 2019

(Unaudited)

	Series A Preferred		Common Stock:
	Stock: Par $0.001		Par $0.001
	Number of		Number of		Additional Paid-in	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance, June 30, 2019	256,101	$256	3,853,675	$3,845	$102,712,845	$(92,116,586)	$10,600,360

Series A Preferred Stock issued for employee stock compensation	387	-	-	-	51,398	-	51,398

Common stock issued for consulting and legal services rendered	-	-	6,201	6	26,994	-	27,000

Warrants issued to Scientific Advisory Board	-	-	-	-	908	-	908

Common shares issued for Directors fees	-	-	2,553	3	11,247	-	11,250

Net loss	-	-	-	-	-	(1,561,133)	(1,561,133)

Balance, September 30, 2019	256,101	$256	3,853,675	$3,854	$102,803,392	$(93,677,719)	$9,129,783

See accompanying notes to the financial statements

NanoViricides, Inc.

Statement of Changes in Stockholders' Equity

For the three months ended September 30, 2018

(Unaudited)

	Series A Preferred		Common Stock:
	Stock: Par $0.001		Par $0.001
	Number of		Number of		Additional Paid-in	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance, June 30, 2018	226,570	$227	3,458,587	$3,459	$101,352,724	$(83,692,146)	$17,664,264

Series A Preferred Stock issued for employee stock compensation	26,636	27	-	-	55,000	-	55,027

Common stock issued for consulting and legal services rendered	-	-	9,576	10	79,450	-	79,460

Stock options issued for compensation	-	-	-	-	11,920	-	11,920

Warrants issued to Scientific Advisory Board	-	-	-	-	1,543	-	1,543

Common shares issued for Directors fees	-	-	966	1	7,499	-	7,500

Net loss	-	-	-	-	-	(1,841,463)	(1,841,463)

Balance, September 30, 2018	253,206	$254	3,469,129	$3,470	$101,508,136	$(85,533,609)	$15,978,251

See accompanying notes to the financial statements

Nanoviricides, Inc.

Statements of Cash Flows

(Unaudited)

	For the Three Months ended
	September 30, 2019	September 30, 2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,561,133)	$(1,841,463)

Adjustments to reconcile net loss to net cash used in operating activities
Preferred shares issued as compensation	51,398	55,027
Common shares issued as compensation and for services	38,250	86,960
Warrants granted to Scientific Advisory Board	908	1,543
Stock options issued for compensation	-	11,920
Depreciation	172,811	171,320
Amortization	2,068	2,069
Change in fair value of derivative liability	(421,527)	(175,551)
Changes in operating assets and liabilities:
Prepaid expenses	49,419	38,725
Other assets	3,910	1,425
Accounts payable	346,864	96,758
Accounts payable - related party	(109,366)	610,989
Accrued expenses	(7,612)	(21,874)

NET CASH USED IN OPERATING ACTIVITIES	(1,434,010)	(962,152)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(4,139)	(37,254)

CASH FLOWS FROM FINANCING ACTIVITIES
Deferred financing costs	(242,105)	-

NET CHANGE IN CASH AND CASH EQUIVALENTS	(1,680,254)	(999,406)
Cash and cash equivalents at beginning of period	2,555,207	7,081,771

Cash and cash equivalents at end of period	$874,953	$6,082,365

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
Interest paid	$-	$-

See accompanying notes to the financial statements

NANOVIRICIDES, INC.

September 30, 2019 AND 2018

NOTES TO THE FINANCIAL STATEMENTS

(Unaudited)

Note 1 - Organization, Nature of Business and Reverse Stock Split

NanoViricides, Inc. (the “Company”) is a nano-biopharmaceutical research and development company specializing in the discovery, development, and commercialization of drugs to combat viral infections using its unique and novel nanomedicines technology. NanoViricides is also unique in the bio-pharma field in that it possesses its own state of the art facilities for the design, synthesis, analysis and characterization of the nanomedicines that we develop, as well as for production scale-up, and c-GMP-like production in quantities needed for human clinical trials, where our design, development, and production work is performed. The biological studies such as the effectiveness, safety, bio-distribution and Pharmacokinetics/Pharmacodynamics on our drug candidates are performed by external collaborators and contract organizations.

We are a company with several drugs in various stages of early development. In our lead antiviral program against herpes viruses, i.e. the HerpeCide™ program alone, we have drug candidates against at least five indications at different stages of development. Of these, the Company is advancing the shingles drug candidate towards human clinical trials. The IND-enabling Safety/Toxicology studies required for doing so have begun as of the end of December 2018 at the contract research organization (“CRO”) BASi, Indiana. Typically these studies may last six to nine months. If successful, the Company intends to file an IND after receiving a formal report on these studies from BASi. In addition, our drug candidates against HSV-1 “cold sores” and HSV-2 “genital herpes” are in advanced studies and are expected to follow the shingles drug candidate into human clinical trials. Shingles in adults and chicken pox in children is caused by the same virus, namely VZV (Varicella-zoster virus, aka HHV-3 or human herpesvirus-3). There are estimated to be approximately 120,000-150,000 annual chickenpox cases in the USA in the post-vaccination-era, i.e. since childhood vaccination with the live attenuated varicella virus Oka strain has become standard. In addition, we have drugs in development against all influenzas in our FluCide™ program, as well as drug candidates against HIV/AIDS, Dengue, Ebola/Marburg, and other viruses.

Our drugs are based on several patents, patent applications, provisional patent applications, and other proprietary intellectual property held by TheraCour Pharma, Inc. (“TheraCour”), to which we have broad, exclusive licenses. The first license agreement we executed with TheraCour on September 1, 2005, gave us an exclusive, worldwide license for the treatment of the following human viral diseases: Human Immunodeficiency Virus (HIV/AIDS), Hepatitis B Virus (HBV), Hepatitis C Virus (HCV), Herpes Simplex Virus (HSV), Influenza and Asian Bird Flu Virus. On February 15, 2010, the Company executed an Additional License Agreement with TheraCour.  Pursuant to the Additional License Agreement, the Company was granted exclusive licenses for technologies, developed by TheraCour, for the development of drug candidates for the treatment of Dengue viruses, Ebola/Marburg viruses, Japanese Encephalitis, viruses causing viral Conjunctivitis (a disease of the eye) and Ocular Herpes. In addition, on November 1, 2019, NanoViricides entered into a world-wide, exclusive, sub-licensable, license to use, promote, offer for sale, import, export, sell and distribute drugs that treat VZV infections, using TheraCour’s proprietary as well as patented technology and intellectual property. The discovery of ligands and polymer materials as well as formulations, the chemistry and chemical characterization, as well as process development and related work will be performed by TheraCour under the same compensation terms as prior agreements between the parties, with no duplication of costs allowed. The Company was not required to make any upfront payments to TheraCour and agreed to the following milestone payments to TheraCour; the issuance of 75,000 shares of the Company’s Series A Convertible Preferred Stock upon the grant of an IND Application; $1,500,000 in cash upon completion of Phase I Clinical Trials; $2,500,000 in cash upon completion of Phase II clinical trials; and $5,000,000 in cash upon completion of Phase III clinical trials.

Reverse Stock Split

On September 24, 2019 (the “Effective Date”), the Company effected a reverse stock split of its outstanding shares of common stock and shares of preferred stock at a ratio of one-for-twenty (the “Reverse Stock Split”).

The Reverse Stock Split, which was approved by the Company’s Board of Directors under authority granted under the laws of the State of Nevada, was consummated pursuant to a Certificate of Amendment filed with the Secretary of State of Nevada on September 23, 2019 (the “Certificate of Amendment”). Unless the context otherwise requires, all references in these Financial Statements to shares of the Company’s common stock and series A preferred stock, including prices per share of its common stock and series A preferred stock, reflect the Reverse Stock Split.  Fractional shares were not issued, and the final number of shares were rounded up to the next whole share.

Note 2 - Liquidity and Going Concern

The Company’s financial statements have been prepared assuming that it will continue as a going concern, which contemplates continuity of operations, realization of assets and liquidation of liabilities in the normal course of business. As reflected in the financial statements, the Company has an accumulated deficit at September 30, 2019 of approximately $93.7 million and a net loss of approximately $1.6 million and net cash used in operating activities of approximately $1.7 million for the three months then ended. In addition, the Company has not generated any revenues and no revenues are anticipated in the foreseeable future. Since May 2005, the Company has been engaged exclusively in research and development activities focused on developing targeted antiviral drugs. The Company has not yet commenced any product commercialization. Such losses are expected to continue for the foreseeable future and until such time, if ever, as the Company is able to attain sales levels sufficient to support its operations. There can be no assurance that the Company will achieve or maintain profitability in the future. As of September 30, 2019, the Company had available cash and cash equivalents of approximately $.9 million. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Management adjusted its planned expenditures, activities, and programs, in accordance with budgetary constraints and in accordance with its expectations of obtaining additional financing.

The Company has made several adjustments to its past expenditures in the ensuing annual budget, eliminating several expenses including a reduction in workforce and consultants to the extent feasible without affecting its program of drug development. In addition, the Company has focused its efforts primarily on a single lead program to minimize cost outlays, namely, taking the shingles drug candidate against VZV into human clinical trials. Management’s budget indicates that these changes have freed up sufficient funds to allow for the ensuing costs of the external advanced IND-enabling studies of this drug candidate. Management has considered several options for financing the net working capital deficit as well as to obtain additional funds that will be needed for future human clinical trials. The Company is also evaluating the possibility of obtaining a mortgage on its fully owned cGMP-capable laboratory facility in Shelton, CT, in order to free up a portion of the fixed capital for usage as liquid working capital. The Company currently has a commitment from a related party for a bridge loan of up to $1 million until additional financing is obtained or for a term of up to one year.

In addition, the Company believes that it has several important milestones that it will be achieving in the ensuing year. Management believes that as it achieves these milestones, the Company would likely experience improvement in the liquidity of the Company’s stock, and would eventually improve the Company’s ability to raise funds on the public markets at terms that may be favorable to the terms we are offered at present.

On September 27, 2019, the Company filed Form S-1 registration statement with the Securities and Exchange Commission which was subsequently withdrawn on November 5, 2019. On November 7, 2019, the Company engaged Aegis Capital Corp to continue the offering. The amount of any capital raise is dependent upon and subject to the Company’s stock price and market conditions.

Management is actively exploring additional required funding through debt or equity financing pursuant to its plan. There is no assurance that the Company will be successful in obtaining sufficient financing on terms acceptable to the Company to fund continuing operations. Management believes that as a result of the management plan, the Company’s existing resources and access to the capital markets will permit the Company to fund planned operations and expenditures. However, the Company cannot provide assurance that its plans will not change or that changed circumstances will not result in the depletion of its capital resources more rapidly than it currently anticipates. The accompanying audited financial statements do not include any adjustments that may result from the outcome of such unidentified uncertainties.

The financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 3 - Summary of Significant Accounting Policies

Basis of Presentation – Interim Financial Information

The accompanying unaudited interim financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X of the Securities and Exchange Commission for Interim Reporting.  Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The unaudited interim financial statements furnished reflect all adjustments (consisting of normal recurring accruals) that are, in the opinion of management, considered necessary for a fair presentation of the results for the interim periods presented.  Interim results are not necessarily indicative of the results for the full year.  The accompanying financial statements and the information included under the heading “Management’s Discussion and Analysis or Plan of Operation” should be read in conjunction with our Company’s audited financial statements and related notes included in our Company’s Form 10-K for the fiscal year ended June 30, 2019 filed with the SEC on August 23, 2019.

For a summary of significant accounting policies, see the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2019 filed on August 23, 2019, except for Note 1 (Reverse Stock Split) as to which date is September 25, 2019.

Net Loss per Common Share

Basic net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during the period to reflect the potential dilution that could occur from common shares issuable through stock options, warrants, convertible preferred stock, and convertible debentures.

The following table shows the number of potentially outstanding dilutive common shares excluded from the diluted net loss per common share calculation, as they were anti-dilutive:

	Potentially Outstanding Dilutive Common Shares
	For the	For the
	Three Months	Three Months
	Ended	Ended
	September 30, 2019	September 30, 2018
Options and Warrants	403,728	220,602

Total potentially outstanding dilutive common shares	403,728	220,602

The Company has also issued 256,101 shares of Series A preferred stock to investors and others as of September 30, 2019. Only in the event of a “change of control” of the Company, each Series A preferred share is convertible to 3.5 shares of its new common stock. A “Change of Control” is defined as an event in which the Company’s shareholders become 60% or less owners of a new entity as a result of a change of ownership, merger or acquisition of the Company or the Company’s intellectual property. In the absence of a Change of Control event, the Series A preferred stock is not convertible into common stock, and does not carry any dividend rights or any other financial effects. At September 30, 2019, the number of potentially dilutive shares of the Company’s common stock into which these Series A preferred shares can be converted into is 896,354 and is not included in diluted earnings per share since the shares are contingently convertible only upon a change of control.

Deferred Issuance Costs

Deferred issuance costs consist of approximately $242,000 of certain costs in connection with the Company’s S-1 registration and planned public offering. These costs together with any underwriter’s fees and discounts will be charged to additional paid in capital upon closing of the public offering.

Recently Issued Accounting Pronouncements

In July 2017, the FASB issued Accounting Standards Update (“ASU”) No. 2017-11. “Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): I. Accounting for Certain Financial Instruments with Down Round Features, II. Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Non-controlling Interests with a Scope Exception (“ASU 2017-11”) ASU 2017-11 revises the guidance for instruments with down round features in Subtopic 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity, which is considered in determining whether an equity-linked financial instrument qualifies for a scope exception from derivative accounting. An entity still is required to determine whether instruments would be classified in equity under the guidance in Subtopic 815-40 in determining whether they qualify for that scope exception. If they do qualify, freestanding instruments with down round features are no longer classified as liabilities. ASU 2017-11 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018, and early adoption is permitted, including adoption in an interim period. ASU 2017-11 provides that upon adoption, an entity may apply this standard retrospectively to outstanding financial instruments with a down round feature by means of a cumulative-effect adjustment to the opening balance of accumulated deficit in the fiscal year and interim period adoption. The Company has adopted ASU 2017-11 retrospectively as of January 1, 2019. The adoption of this ASU did not have any impact on its financial statements.

In June 2018, the FASB issued ASU 2018-07, “Compensation – Stock Compensation (Topic 718) (“ASU 2018-07”): Improvements to Nonemployee Share Based Payment Accounting,” which simplifies the accounting for non-employee share-based payment transactions. The amendments specify that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The adoption of this ASU did not have a significant impact on its financial statements.

Note 4 - Related Party Transactions

Related Parties

Related parties with whom the Company had transactions are:

Related Parties	Relationship
Anil R. Diwan	Chairman, President, acting CEO, significant stockholder and Director

TheraCour Pharma, Inc.	An entity owned and controlled by a significant stockholder

	As of
	September 30, 2019	June 30, 2019
Account Payable – Related Party

Pursuant to an Exclusive License Agreement we entered into with TheraCour, the Company was granted exclusive licenses in perpetuity for technologies developed by TheraCour for the virus types: HIV, HCV, Herpes, Asian (bird) flu, Influenza and rabies. In consideration for obtaining this exclusive license, we agreed: (1) that TheraCour can charge its costs (direct and indirect) plus no more than 30% of direct costs as a development fee and such development fees shall be due and payable in periodic installments as billed, (2) we will pay $2,000 or actual costs each month, whichever is higher for other general and administrative expenses incurred by TheraCour on our behalf, (3) to make royalty payments of 15% (calculated as a percentage of net sales of the licensed drugs) to TheraCour; (4) to pay an advance payment equal to twice the amount of the previous month’s invoice to be applied as a prepayment towards expenses. On October 2, 2018, the Company entered into an agreement with TheraCour for a waiver of the two month worth of prepaid balance advance of anticipated invoicing and the application of the current advance as a credit against current open invoices. Additionally, TheraCour has agreed to defer $25,000 per month of development fees, beginning with July 2018 through December 31, 2019. Accounts payable due TheraCour on the reporting date was	$714,417	$823,783

	For the three months ended
	September 30, 2019	September 30, 2018
Research and Development Costs Paid to Related Parties

Development fees and other costs charged by and paid to TheraCour pursuant to Exclusive License Agreements between TheraCour and the Company for the development of the Company’s drug pipeline. No royalties are due TheraCour from the Company at September 30, 2019 and June 30, 2019.	$576,207	$846,688

Note 5 - Property and Equipment

Property and equipment, stated at cost, less accumulated depreciation consisted of the following:

	September 30, 2019	June 30, 2019
GMP Facility	$8,020,471	$8,020,471

Land	260,000	260,000

Office Equipment	57,781	57,781

Furniture and Fixtures	5,607	5,607

Lab Equipment	5,752,457	5,748,318

Total Property and Equipment	14,096,316	14,092,177

Less Accumulated Depreciation	(4,037,741)	(3,864,930)
Property and Equipment, Net	$10,058,575	$10,227,247

Depreciation expense for the three months ended September 30, 2019 and 2018 was $172,811 and $171,320, respectively.

Note 6 - Trademark and Patents

Trademark and patents, stated at cost, less accumulated amortization consisted of the following:

	September 30, 2019	June 30, 2019

Trademarks and Patents	$458,954	$458,954
Less Accumulated Amortization	(94,364)	(92,296)
Trademarks and Patents, Net	$364,590	$366,658

Amortization expense amounted to $2,068 and $2,069 for the three months ended September 30, 2019 and 2018, respectively.

Note 7 -  Accrued expenses

Accrued expenses consisted of the following:

	September 30, 2019	June 30, 2019
Severance payment	$48,000	$57,000
Accrued payroll	13,259	11,871
Accrued Expenses	$61,259	$68,871

Note 8 - Equity Transactions

On July 11, 2018 the Board of Directors approved an extension of the employment agreement with Dr. Anil Diwan, the Company’s President. Pursuant to the terms of the employment agreement, the Company’s Board of Directors authorized the issuance of 26,250 shares of the Company’s Series A preferred stock to Dr. Anil Diwan. The shares shall be vested in one-third increments on June 30, 2019, June 30, 2020 and June 30, 2021 and are subject to forfeiture.

The Company recognized non-cash compensation expense related to the issuance of the Series A preferred stock of $47,260 and $47,260 for the three months ended September 30, 2019 and 2018, respectively. The balance of $324,390 will be recognized as the shares vest and service is rendered.

For the three months ended September 30, 2019, the Company’s Board of Directors authorized the issuance of 387 fully vested shares of its Series A preferred stock for employee compensation and recorded an expense of $4,138.

The fair value of the Series A Preferred stock was the following for the dates indicated:

Date	Shares	Value
7/31/2019	129	1,472
8/31/2019	129	1,345
9/30/2019	129	1,321
	387	$4,138

There is currently no market for the shares of Series A preferred stock and they can only be converted into shares of common stock upon a change of control of the Company as more fully described in the Certificate of Designation. The Company, therefore, estimated the fair value of the Series A preferred stock granted to various employees and others on the date of grant. The Series A preferred stock fair value is based on the greater of i) the converted value to common at a ratio of 1:3.5; or ii) the value of the voting rights since the Holder would lose the voting rights upon conversion. The conversion of the shares is triggered by a change of control. The valuation of the Series A preferred stock at each issuance used the following inputs:

a.	The common stock price was in the range $4.20 to $4.76;

b.	The calculated weighted average number of shares of common stock in the period;

c.	A 26.63% premium over the common shares for the voting preferences;

d.	The calculated weighted average number of total voting shares and the monthly shares representing voting rights of 18.21% of the total;

e.	The conversion value is based on an assumption for calculation purposes only of a change of control in 4 years from October 31, 2016 and a remaining restricted term of 1.25 to 1.09 years;

f.	30.15% to 31.31% restricted stock discount (based on a restricted stock analysis and call-put analysis curve: 75.50% to 77.02% volatility, 1.50% to 1.78% risk free rate) applied to the converted common.

In August 2019, the Scientific Advisory Board (SAB) was granted fully vested warrants to purchase 572 shares of common stock with an exercise price of $5.88 per share expiring in August 2023.  The fair value of the warrants was $908 and was recorded as consulting expense for the three months ended September 30, 2019.

 The Company estimated the fair value of the warrants granted to the Scientific Advisory Board on the date of grant using the Black-Scholes Option-Pricing Model with the following weighted-average assumptions:

Expected life (year)	4

Expected volatility	47.29%

Expected annual rate of quarterly dividends	0.00%

Risk-free rate(s)	1.43%

For the three months ended September 30, 2019, the Company’s Board of Directors authorized the issuance of 6,201 fully vested shares of its common stock with a restrictive legend for consulting services. The Company recorded an expense of $27,000 for the three months, which was the fair value on the dates of issuance.

For the three months ended September 30, 2019, the Company’s Board of Directors authorized the issuance of 2,553 fully vested shares of its common stock with a restrictive legend for Director Services. The Company recorded an expense of $11,250 for the three months, which was the fair value on the date of issuance.

Note 9- Stock Warrants and Options

Stock Warrants

Stock Warrants	Number of Shares	Weighted Average Exercise Price per share ($)	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value ($)
Outstanding and exercisable at June 30, 2019	398,156	$18.20	4.69	$-

Granted	572	5.88

Expired	-	-	-
Outstanding and exercisable at September 30, 2019	398,728	$18.18	4.44	$-

Of the above warrants, 31,001 expire in fiscal year ending June 30, 2020; 2,858 expire in fiscal year ending June 30, 2021, 2,287 expire in fiscal year ending June 30, 2022, 14,787 expire in the fiscal year ending June 30, 2023, 572 warrants expire in the fiscal year ending June 30, 2024 and 347,223 warrants expire in the fiscal year ending June 30, 2025.

Stock Options

Stock Options	Number of Shares	Weighted Average Exercise Price per share ($)	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value ($)
Outstanding and exercisable at June 30, 2019	5,000	$10.00	2.17	$-

Granted	-	-	-	-

Outstanding and exercisable at September 30, 2019	5,000	10.00	1.92	-

The options expire on August 31, 2021.

Note 10 - Fair Value Measurement

Fair value measurements

At September 30, 2019 and June 30, 2019 the estimated fair value of the derivative liability measured on a recurring basis are as follows:

	Fair Value Measurements at
	September 30, 2019:
	(Level 1)	(Level 2)	(Level 3)
Derivative liability - warrants	$-	$-	$1,224,079

	Fair Value Measurements at
	June 30, 2019:
	(Level 1)	(Level 2)	(Level 3)
Derivative liability - warrants	$-	$-	$1,645,606

In a concurrent private placement on February 27, 2019, the purchasers received warrants (the “Warrants”) to purchase up to 347,223 shares of common stock. The Warrants have an exercise price of $12.20 per share, shall be exercisable on the six month anniversary of issuance and will expire five (5) years thereafter. The Warrants are exercisable for cash or, solely in the absence of an effective registration statement or prospectus, by cashless exercise.

The Company accounts for stock purchase warrants as either equity instruments or derivative liabilities depending on the specific terms of the warrant agreements. Under applicable accounting guidance contained in ASU 2017-11, adopted by the Company on January 1, 2019, stock warrants are to be accounted for as equity if the warrants contain full-ratchet anti-dilution provisions. The warrants issued on February 27, 2019, contained a full-ratchet anti-dilution feature but also contained other adjustment features which required that the warrants be classified as a derivative liability.

The Company used a lattice model to calculate the fair value of the derivative warrants based on a probability weighted discounted cash flow model.  This model is based on future projections of the various potential outcomes. The features that were analyzed and incorporated into the model included the exercise and full reset provisions.

The Warrants were valued as of September 30, 2019 and June 30, 2019 with the following assumptions:

-	The 5.5 year warrants issued on February 27, 2019 (expire February 27, 2024) included with an exercise price of $12.20 (subject to adjustments – full ratchet reset and fundamental transactions).

-	The stock price would fluctuate with the Company projected volatility.

-	The holder would exercise the warrant as they become exercisable (effective registration at issuance) at target prices of the higher of 2 times the projected reset exercise price or 2 times the stock price.

-	The holder would exercise the warrant at maturity if the stock price was above the project reset prices.

-	The next capital raise is projected to occur during 2020 (annually 12 months from issuance) at prices approximating 100% of market triggering a reset event and exercise price adjustment.

-	The fundamental transaction projected with 0% probability increasing 1% per quarter to maximum of 10% and settlement based on the Black Scholes value.

-	The stock price would fluctuate with an annual volatility. The projected volatility curve was based on historical volatilities of the Company for the valuation period.

1 Year
9/30/19	79.3%
6/30/19	76.1%

The following tables present the activity for liabilities measured at estimated fair value using unobservable inputs for the three months ended September 30, 2019:

Fair Value Measurement

Fair Value Measurement
Using Significant Unobservable Inputs
Derivative Liability- Warrant
Beginning balance at July 1, 2019	$1,645,606
Additions during the year	-
Change in fair value	(421,527)
Transfer in and out of Level 3	-
Balance at September 30, 2019	$1,224,079

Note 11 - Commitments and Contingencies

Legal Proceedings

There are no pending legal proceedings against the Company to the best of the Company’s knowledge as of the date hereof and to the Company’s knowledge, no action, suit or proceeding has been threatened against the Company.

Employment Agreements

The Company and Dr. Diwan, President and Chairman of the Board of Directors, entered into an extension of employment agreement effective July 1, 2018 for a term of three years. Dr. Diwan’s will be paid an annual base salary of $400,000. Additionally, Dr. Diwan was awarded a grant of 26,250 shares of the Company’s Series A preferred stock. 8,750 shares vest equally on June 30, 2019, 2020 and 2021. Any unvested shares are subject to forfeiture.

The Company and Dr. Irach Taraporewala, the Company’s Chief Executive Officer, entered into an employment agreement effective September 1, 2018, for a term of three years. Dr. Taraporewala would be paid an annual base salary of $360,000. Additionally, Dr. Taraporewala was awarded a grant of 15,000 options to purchase shares of the Company’s common stock. 5,000 options vested on September 1, 2018 and the remainder of the options would vest over the two-year vesting period and are subject to forfeiture. On January 24, 2019, Dr. Taraporewala resigned as the Chief Executive Officer of the Company for personal reasons. Also on that date, the Company and Dr. Taraporewala agreed that Dr. Taraporewala would become a consultant for the Company for a period of two years.  In connection with his resignation and new consulting services, the Company and Dr. Taraporewala entered into a Confidential Separation and Consulting Agreement and General Release (the “Agreement”) pursuant to which the Company will pay Dr. Taraporewala monthly consulting payments of $3,000 from February 1, 2019, the effective date of the Agreement, through January 31, 2021.  The Agreement includes a general release of claims against the Company, obligations of confidentiality, non-disclosure, non-disparagement and other customary provisions found in similar agreements. The remaining 10,000 options not vested upon resignation have been forfeited.

On March 3, 2010, the Company entered into an employment agreement with Dr. Jayant Tatake to serve as Vice President of Research and Development.  The employment agreement provides for a term of four years with a base salary of $150,000.  In addition, the Company issued 1,340 shares of Series A preferred stock and 1,786 shares of common stock upon entering into the agreement, and issued an additional 1,340 shares of Series A Preferred stock and 1,786 shares of common stock on each anniversary date of the agreement. The shares of Series A Preferred Stock were issued in recognition of Dr. Tatake’s work towards the achievement of several patents by the Company. The Compensation Committee of the Board of Directors has extended the current provisions of the employment agreement pending its review of current industry compensation arrangements and employment agreements.

On March 3, 2010, the Company entered into an employment agreement with Dr. Randall Barton to serve as Chief Scientific Officer.  The employment agreement provided for a term of four years with a base salary of $150,000.  In addition, the Company issued 1,786 shares of common stock upon entering into the agreement, and issued an additional 1,786 shares of common stock on each anniversary date of the agreement. The Compensation Committee of the Board of Directors has extended the current provisions of the employment agreement pending its review of current industry compensation arrangements and employment agreements.

On May 30, 2013, the Company entered into an employment agreement with Meeta Vyas to serve as its Chief Financial Officer.  The employment agreement provided for a term of three years with a base salary of $9,000 per month and 129 shares of Series A preferred stock, also on a monthly basis. On January 1, 2015, her cash compensation was increased to $10,800 per month. The agreement is renewable on an annual basis. The Compensation Committee of the Board of Directors has extended the current provisions of the employment agreement pending its review of current industry compensation arrangements and employment agreements.

License Agreements

The Company is dependent upon its license agreement with TheraCour (See Note 4). If the Company lost the right to utilize any of the proprietary information that is the subject of the TheraCour license agreement on which it depends, the Company will incur substantial delays and costs in development of its drug candidates. See Note 12 – Subsequent Events.

Note 12 - Subsequent Events

On November 1, 2019, the Company. entered into a Licensing Agreement (the “Agreement”) with TheraCour for an exclusive license for the Company to use, promote, offer for sale, import, export, sell and distribute products for the treatment of VZV derived indications. Process development and related work will be performed by TheraCour under the same compensation terms as prior agreements between the parties, with no duplication of costs allowed. The Company was not required to make any upfront payments to TheraCour and agreed to the following milestone payments to TheraCour; the issuance of 75,000 shares of the Company’s Series A preferred stock upon the grant of an IND Application; $1,500,000 in cash upon completion of Phase I Clinical Trials; $2,500,000 in cash upon completion of Phase II clinical trials; and $5,000,000 in cash upon completion of Phase III clinical trials.

On November 5, 2019 the Company withdrew the Form S-1 filed on September 27, 2019 upon its expiration of its engagement. On November 7, 2019, the Company engaged Aegis Capital Corp to continue the offering.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

NanoViricides, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of NanoViricides, Inc. (the "Company") as of June 30, 2019 and 2018, and the related statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2019, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the three-year period ended June 30, 2019, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s recurring losses from operations and negative cash flows from operating activities raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company's auditor since 2014.

/s/ EISNERAMPER LLP
Iselin, New Jersey
August 23, 2019, except for Note 1 (Reverse Stock Split) as to which date is September 25, 2019

NanoViricides, Inc.

Balance Sheets

	June 30, 2019	June 30, 2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,555,207	$7,081,771
Prepaid expenses	270,214	240,257
Total Current Assets	2,825,421	7,322,028

PROPERTY AND EQUIPMENT
Property and equipment	14,092,177	14,018,383
Accumulated depreciation	(3,864,930)	(3,177,290)
Property and equipment, net	10,227,247	10,841,093

TRADEMARK AND PATENTS
Trademark and patents	458,954	458,954
Accumulated amortization	(92,296)	(84,025)
Trademark and patents, net	366,658	374,929

OTHER ASSETS
Security deposits	3,515	3,515
Service agreements	25,672	4,647
Other Assets	29,187	8,162
Total Assets	$13,448,513	$18,546,212

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$309,893	$223,339
Accounts payable – related parties	823,783	107,468
Derivative liability – warrants	1,645,606	298,092
Accrued expenses	68,871	253,049
Total Current Liabilities	2,848,153	881,948

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Series A convertible preferred stock, $0.001 par value, 425,000 shares designated, 256,101 and 226,581 shares issued and outstanding, at June 30, 2019 and 2018, respectively	256	227
Common stock, $0.001 par value; 7,500,000 shares authorized, 3,853,675, and 3,458,591 shares issued and outstanding at June 30, 2019 and 2018, respectively	3,845	3,459
Additional paid-in capital	102,712,845	101,352,724
Accumulated deficit	(92,116,586)	(83,692,146)
Total Stockholders' Equity	10,600,360	17,664,264
Total Liabilities and Stockholders' Equity	$13,448,513	$18,546,212

See accompanying notes to the financial statements

NanoViricides, Inc.

Statements of Operations

	Year Ended June 30,
	2019	2018	2017
OPERATING EXPENSES
Research and development	$5,921,720	$5,913,720	$6,565,966
General and administrative	2,737,962	3,411,449	3,034,758

Total operating expenses	8,659,682	9,325,169	9,600,724

LOSS FROM OPERATIONS	(8,659,682)	(9,325,169)	(9,600,724)

OTHER INCOME (EXPENSE):
Interest income	55,497	100,429	60,955
Interest expense on convertible debentures	-	(185,274)	(780,767)
Loss on extinguishment of debt	-	(1,348,247)	(332,524)
Discount on convertible debentures	-	(359,214)	(1,347,748)
Change in fair value of derivatives	179,745	2,554,020	1,696,318

Other income (expense), net	235,242	761,714)	(703,766)
LOSS BEFORE INCOME TAX PROVISION	(8,424,440)	(8,563,455)	(10,304,490)

INCOME TAX PROVISION	-	-	-

NET LOSS	$(8,424,440)	$(8,563,455)	$(10,304,490)

Net loss per common share- basic and diluted	$(2.35)	$(2.64)	$(3.43)
Weighted average common shares – basic and diluted	3,590,070	3,246,043	3,005,143

 See accompanying notes to the financial statements.

NanoViricides, Inc.

Statement of Changes in Stockholders' Equity

For the Period from July 1, 2016 through June 30, 2019

	Series A Preferred Stock: Par $0.001		Common Stock: Par $0.001
	Number		Number		Additional		Total
	of		of		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance, June 30, 2016	204,555	$205	2,908,985	$2,909	$87,869,301	$(64,824,201)	$23,048,214

Series A Preferred stock issued for employee stock compensation	12,888	13	-	-	1,272,097	-	1,272,110
Common stock issued for consulting and legal services rendered	-	-	8,224	8	201,305	-	201,313
Warrants issued to Scientific Advisory Board	-	-	-	-	37,948	-	37,948
Common stock issued for employee compensation	-	-	3,572	4	82,141	-	82,145
Common stock issued for Series B debentures	-	-	216,770	217	5.332.307	-	5,332,524
Common stock issued for debenture interest	-	-	26,094	26	607,152	-	607,178
Common stock issued for Directors fees	-	-	1,697	2	44,998	-	45,000
Net loss	-	-	-	-	-	(10,304,490)	(10,304,490

Balance, June 30, 2017	217,443	$218	3,165,342	$3,166	$95,447,249	$(75,128,691)	$20,321,942

Series A Preferred stock issued for employee stock compensation	2,888	3	-	-	524,255	-	524,258
Series A Preferred stock forfeited in Separation Agreement	(1,250)	(1)	-	-	1	-	-
Series A Preferred stock issued for Series C debenture	7,500	8	-	-	314,335		314,343
Common stock issued for consulting and legal services rendered	-	-	12,188	12	156,178	-	156,190
Warrants issued to Scientific Advisory Board	-	-	-	-	16,770	-	16,770
Warrants issued as severance payment	-	-	-	-	53,500	-	53,500
Common stock issued for employee compensation	-	-	3,572	4	65,712	-	65,716
Common stock issued for Series C debenture	-	-	275,000	275	4.729.725	-	4,730,000
Common stock issued for Directors fees	-	-	2,489	2	44,998	-	45,000
Net loss	-	-	-	-	-	(8,563,455)	(8,563,455

Balance, June 30, 2018	226,581	$227	3,458,591	$3,459	$101,352,724	$(83,692,146)	$17,664,264

Series A Preferred stock issued for employee stock compensation	29,138	29	-	-	237,839	-	237,868
Net proceeds from issuance of common stock in connection with equity financing	-		347,223	347	822,394	-	822,741
Options issued for employee compensation	-	-	-	-	11,920		11,920
Common stock issued for consulting and legal services rendered	-	-	28,210	28	208,932	-	208,960
Warrants issued to Scientific Advisory Board	-	-	-	-	5,475	-	5,475
Common stock issued for employee compensation	-	-	3,572	4	28,568	-	28,572
Common stock issued for Directors fees	-	-	7,325	7	44993	-	45,000
Net loss	-	-	-	-	-	(8,424,440)	(8,424,440

Balance, June 30, 2019	256,101	$256	3,853,675	$3,845	$102,712,845	$(92,116,586)	$10,600,360

See accompanying notes to the financial statements

NanoViricides, Inc.

Statements of Cash Flows

	Year Ended June 30,
	2019	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(8,424,440)	$(8,563,455)	$(10,304,490)

Adjustments to reconcile net loss to net cash used in operating activities
Preferred shares issued as compensation	237,868	524,258	1,272,110
Common shares issued as compensation and for services	282,532	266,906	328,458
Common shares issued for debenture interest	-	60,274	607,178
Options granted as compensation	11,920	-	-
Warrants granted to Scientific Advisory Board	5,475	16,770	37,948
Warrants granted for severance agreement	-	53,500	-
Depreciation	687,640	671,789	654,685
Amortization	8,271	8,269	8,269
Change in fair value of derivative liability	(179,745)	(2,554,020)	(1,696,318)
Amortization of debt discount convertible debentures	-	359,214	1,347,748
Loss on extinguishment of debt	-	1,348,247	332,524
Changes in operating assets and liabilities:
Prepaid expenses	(29,957)	(50,091)	29,292
Other long term assets	(21,025)	50,767	40,612
Accounts payable	86,554	87,553	39,262
Accounts payable - related parties	716,315	(233,227)	(426,759)
Accrued expenses	(184,178)	219,045	(1,598)
Deferred interest payable	-	(41,667)	(166,667)

NET CASH USED IN OPERATING ACTIVITIES	(6,802,770)	(7,775,868)	(7,897,746)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(73,794)	(241,822)	(164,978)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of common stock and warrants	2,350,000	-	-
Repayment of Series B Debentures payable	-	-	(1,000,000)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	2,350,000	-	(1,000,000)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(4,526,564)	(8,017,690)	(9,062,724)

Cash and cash equivalents at beginning of period	7,081,771	15,099,461	24,162,185

Cash and cash equivalents at end of period	$2,555,207	$7,081,771	$15,099,461

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
Interest paid	$-	$166,667	$173,589
Income tax paid	$-	$-	$-

NON CASH FINANCING AND INVESTING ACTIVITIES:
Common stock issued for debenture payment	$-	$230,250	$250,000
Common stock issued for deferred interest	$-	$6,250	$-
Series A Preferred stock issued for Series C debenture	$-	$15,718	$-
Stock warrants classified as a liability issued in connection with registered direct offering	$76,363

See accompanying notes to the financial statements

NanoViricides, Inc.

June 30, 2019, 2018 and 2017

Notes to the Financial Statements

Note 1 – Organization, Nature of Business and Reverse Stock Split

Organization and Nature of Business

NanoViricides, Inc. (the “Company”) is a nano-biopharmaceutical research and development company specializing in the discovery, development, and commercialization of drugs to combat viral infections using its unique and novel nanomedicines technology. NanoViricides is also unique in the bio-pharma field in that it possesses its own state of the art facilities for the design, synthesis, analysis and characterization of the nanomedicines that we develop, as well as for production scale-up, and c-GMP-like production in quantities needed for human clinical trials, where our design, development, and production work is performed. The biological studies such as the effectiveness, safety, bio-distribution and Pharmacokinetics/Pharmacodynamics on our drug candidates are performed by external collaborators and contract organizations.

We are a company with several drugs in various stages of early development. In our lead antiviral program against herpes viruses, i.e. the HerpeCide™ program alone, we have drug candidates against at least five indications at different stages of development. Of these, the Company is advancing the shingles drug candidate towards human clinical trials. The IND-enabling Safety/Toxicology studies required for doing so have begun as of the end of December 2018 at the contract research organization (“CRO”) BASi, Indiana. Typically these studies may last six to nine months. If successful, the Company intends to file an IND after receiving a formal report on these studies from BASi. In addition, our drug candidates against HSV-1 “cold sores” and HSV-2 “genital herpes” are in advanced studies and are expected to follow the shingles drug candidate into human clinical trials. Shingles in adults and chicken pox in children is caused by the same virus, namely VZV (Varicella-zoster virus, aka HHV-3 or human herpesvirus-3). There are estimated to be approximately 120,000-150,000 annual chickenpox cases in the USA in the post-vaccination-era, i.e. since childhood vaccination with the live attenuated varicella virus Oka strain has become standard. In addition, we have drugs in development against all influenzas in our FluCide™ program, as well as drug candidates against HIV/AIDS, Dengue, Ebola/Marburg, and other viruses.

Our drugs are based on several patents, patent applications, provisional patent applications, and other proprietary intellectual property held by TheraCour Pharma, Inc. (“TheraCour”), to which we have broad, exclusive licenses. The first license agreement we executed with TheraCour on September 1, 2005, gave us an exclusive, worldwide license for the treatment of the following human viral diseases: Human Immunodeficiency Virus (HIV/AIDS), Hepatitis B Virus (HBV), Hepatitis C Virus (HCV), Herpes Simplex Virus (HSV), Influenza and Asian Bird Flu Virus. On February 15, 2010, the Company executed an Additional License Agreement with TheraCour.  Pursuant to the Additional License Agreement, the Company was granted exclusive licenses for technologies, developed by TheraCour, for the development of drug candidates for the treatment of Dengue viruses, Ebola/Marburg viruses, Japanese Encephalitis, viruses causing viral Conjunctivitis (a disease of the eye) and Ocular Herpes. We hold exclusive licenses for developing drugs against several different viruses from TheraCour, including HSV-1 and HSV-2. In addition, we have obtained an exclusive license for VZV (Shingles, Chicken pox virus) field from TheraCour on November, 1, 2019.

Reverse Stock Split

On September 24, 2019 (the “Effective Date”), the Company effected a reverse stock split of its outstanding shares of common stock and shares of preferred stock at a ratio of one-for-twenty (the “Reverse Stock Split”). The Reverse Stock Split, which was approved by the Company’s Board of Directors under authority granted under the laws of the State of Nevada, was consummated pursuant to a Certificate of Amendment filed with the Secretary of State of Nevada on September 23, 2019 (the “Certificate of Amendment”). Unless the context otherwise requires, all references in these Financial Statements to shares of the Company’s common stock and series A preferred stock, including prices per share of its common stock and series A preferred stock, reflect the Reverse Stock Split.  Fractional shares were not issued, and the final number of shares were rounded up to the next whole share.

Note 2 – Liquidity and Going Concern

The Company’s financial statements have been prepared assuming that it will continue as a going concern, which contemplates continuity of operations, realization of assets and liquidation of liabilities in the normal course of business. As reflected in the financial statements, the Company has an accumulated deficit at June 30, 2019 of approximately $92.1 million and a net loss of approximately $8.4 million and net cash used in operating activities of approximately $6.8 million for the fiscal year then ended. In addition, the Company has not generated any revenues and no revenues are anticipated in the foreseeable future. Since May 2005, the Company has been engaged exclusively in research and development activities focused on developing targeted antiviral drugs. The Company has not yet commenced any product commercialization. Such losses are expected to continue for the foreseeable future and until such time, if ever, as the Company is able to attain sales levels sufficient to support its operations. There can be no assurance that the Company will achieve or maintain profitability in the future. As of June 30, 2019, the Company had available cash and cash equivalents of approximately $2.6 million. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Management adjusted its planned expenditures, activities, and programs, in accordance with budgetary constraints and in accordance with its expectations of obtaining additional financing.

The Company has made several adjustments to its past expenditures in the ensuing annual budget, eliminating several expenses including a reduction in workforce and consultants to the extent feasible without affecting its program of drug development. In addition, the Company has focused its efforts primarily on a single lead program to minimize cost outlays, namely, taking the shingles drug candidate against VZV into human clinical trials. Management’s budget indicates that these changes have freed up sufficient funds to allow for the ensuing costs of the external advanced IND-enabling studies of this drug candidate. Management has considered several options for financing the net working capital deficit as well as to obtain additional funds that will be needed for future human clinical trials. The Company is also evaluating the possibility of obtaining a mortgage on its fully owned cGMP-capable laboratory facility in Shelton, CT, in order to free up a portion of the fixed capital for usage as liquid working capital.

In addition, the Company believes that it has several important milestones that it will be achieving in the ensuing year. Management believes that as it achieves these milestones, the Company would likely experience improvement in the liquidity of the Company’s stock, and would eventually improve the Company’s ability to raise funds on the public markets at terms that may be favorable to the terms we are offered at present.

On February 27, 2019, the Company entered into a Securities Purchase Agreement with certain institutional investors, for a registered direct offering. The Company raised $2,500,000 less placement agents’ fees of $125,000 and placement agent legal fees of $25,000. See Note 9.

Management is actively exploring additional required funding through debt or equity financing pursuant to its plan. There is no assurance that the Company will be successful in obtaining sufficient financing on terms acceptable to the Company to fund continuing operations. Management believes that as a result of the management plan, the Company’s existing resources and access to the capital markets will permit the Company to fund planned operations and expenditures. However, the Company cannot provide assurance that its plans will not change or that changed circumstances will not result in the depletion of its capital resources more rapidly than it currently anticipates. The accompanying audited financial statements do not include any adjustments that may result from the outcome of such unidentified uncertainties.

The financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 3 – Summary of Significant Accounting Policies

Basis of Presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and include all adjustments necessary for the fair presentation of the Company’s financial position for the periods presented.

Net Loss per Common Share

Basic net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during the period to reflect the potential dilution that could occur from common shares issuable through stock options, warrants, convertible preferred stock, and convertible debentures.

The following table shows the number of potentially outstanding dilutive common shares excluded from the diluted net loss per common share calculation, as their effect were anti-dilutive:

	Potentially Outstanding Dilutive Common Shares
	For the Years Ended
	June 30, 2019	June 30, 2018
Warrants	398,156	348,480
Options	5,000	-

Total	403,156	348,480

The Company has also issued 256,101 shares of Series A preferred stock to investors and others as of June 30, 2019. Only in the event of a “change of control” of the Company, each Series A preferred share is convertible to 3.5 shares of its new common stock. A “change of control” is defined as an event in which the Company’s shareholders become 60% or less owners of a new entity as a result of a change of ownership, merger or acquisition of the Company or the Company’s intellectual property. In the absence of a change of control event, the Series A preferred stock is not convertible into common stock, and does not carry any dividend rights or any other financial effects. At June 30, 2019, the number of potentially dilutive shares of the Company’s common stock into which these Series A preferred shares can be converted into is 894,999 and is not included in diluted earnings per share since the shares are contingently convertible only upon a change of control.

The Series B Convertible Debentures were converted into common stock on February 8, 2017. Series C Convertible Debenture was redeemed for common stock effective November 13, 2017. The Series C Convertible Debenture was excluded from the loss per share calculation for the year ended June 30, 2018 because the impact was anti-dilutive. The Series B and Series C Convertible Debenture were excluded from the loss per share calculation for the year ended June 30, 2017 because the impact was anti-dilutive.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The Company bases its estimates on historical experience and on various assumptions that are believed to be reasonable under the circumstances. The amounts of assets and liabilities reported in the Company’s balance sheet and the amounts of expenses reported for each of the periods presented are affected by estimates and assumptions, which are used for, but not limited to, accounting for share-based compensation, accounting for derivatives and accounting for income taxes. Actual results could differ from those estimates.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value for applicable assets and liabilities, we consider the principal or most advantageous market in which we would transact and we consider assumptions market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance. This guidance also establishes a fair value hierarchy to prioritize inputs used in measuring fair value as follows:

●	Level 1: Observable inputs such as quoted prices in active markets;

●	Level 2: Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and

●	Level 3: Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets and would be charged to earnings. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. The Company has not recorded an impairment charge for the years ended June 30, 2019, 2018 and 2017.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents.

Property and Equipment

Property and equipment is stated at cost and depreciated over the estimated useful lives of the assets, using the straight-line method. The Company generally assigns useful lives of thirty years for assets classified as GMP facility, fifteen years for assets classified as furniture and fixtures, ten years for assets classified as lab equipment, and five years for assets classified as office equipment. Expenditures for major additions and betterments are capitalized.  Maintenance and repairs are charged to operations as incurred. Upon sale or retirement of property and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in the statements of operations.

Trademarks and Patents

The Company amortizes the costs of trademarks and patents on a straight-line basis over their estimated useful lives, the terms of the exclusive licenses and/or agreements, or the terms of legal lives of the patents, whichever is shorter. Upon becoming fully amortized, the related cost and accumulated amortization are removed from the accounts.

Research and Development

Research and development expenses consist primarily of costs associated with the preclinical and/ or clinical trials of drug candidates, compensation and other expenses for research and development, personnel, supplies and development materials, costs for consultants and related contract research and facility costs. Expenditures relating to research and development are expensed as incurred.

Stock-Based Compensation

The Company follows the provisions of ASC 718 – “Stock Compensation”, which requires the measurement of compensation expense for all shared-based payment awards made to employees and non-employee directors, including employee stock options. Stock-based compensation expense is based on the grant date fair value estimated in accordance with the provisions of ASC 718 and is generally recognized as an expense over the requisite service period, net of forfeitures.

The fair value of common stock issued as employee compensation is the average of the open and close share price on the date the common shares are issued.

The Series A preferred shares are not traded in any market. The assumptions used to determine the fair value of the Series A preferred shares issued as employee compensation are presented in Note 9 to the financial statements.

The fair value of each option award is estimated on the date of grant using a Black-Scholes option-pricing valuation model.  The ranges of assumptions for inputs are as follows:

•	Expected term of share options and similar instruments: The expected term of share options and similar instruments represents the period of time the options and similar instruments are expected to be outstanding taking into consideration the contractual term of the instruments and employees’ expected exercise and post-vesting employment termination behavior into the fair value of the instruments. The Company uses the simplified method to calculate expected term of share options and similar instruments, as the Company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term.

•	Expected volatility of the Company’s shares and the method used to estimate it: Expected volatility is based on the average historical volatility of the Company’s common stock over the expected term of the option.

•	Expected annual rate of quarterly dividends: The expected dividend yield is based on the Company’s current dividend yield as the best estimate of projected dividend yield for periods within the expected term of the option and similar instruments.

•	Risk-free rate(s): The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods within the expected term of the option and similar instruments.

The Company’s policy is to recognize compensation cost for awards with only service conditions and a graded vesting schedule on a straight-line basis over the requisite service period for the entire award.

Equity Instruments Issued to Parties other than Employees for Acquiring Goods or Services

The Company follows the provisions of “ASC 505 – Equity”, which accounts for equity instruments issued to parties other than employees for acquiring goods or services. Pursuant to ASC 505, all transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date used to determine the fair value of the equity instrument issued is the earlier of the date on which the performance is complete or the date at which a commitment for performance is reached. The assumptions used in determining the fair value of the Series A preferred shares are presented in Note 9 to the financial statements.

The Company uses the average of the open and close share price of the Company’s common stock at each measurement date to determine the fair value of the restricted common stock issued as compensation for goods and services.

The Company has issued securities to acquire goods or services at or after the delivery of the goods or services for which it contracted. The securities when issued are fully vested and the Company has recognized such issuances as an immediate expense.

The fair value of share options and similar instruments is estimated on each measurement date using a Black-Scholes option-pricing valuation model. The ranges of assumptions for inputs are as follows:

•	Expected term of share options and similar instruments: The expected term of share options and similar instruments represents the contractual term of the instruments.

•	Expected volatility of the Company’s shares and the method used to estimate it; Expected volatility is based on the average historical volatility of the Company’s common stock over the contractual term of the option and similar instruments.

•	Expected annual rate of quarterly dividends; The expected dividend yield is based on the Company’s current dividend yield as the best estimate of projected dividend yield for periods within the contractual term of the option and similar instruments.

•	Risk-free rate(s); The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods within the contractual term of the option and similar instruments.

Income Tax Provision

The Company uses the asset and liability method of accounting for deferred income taxes. Deferred income taxes are measured by applying enacted statutory rates to net operating loss carryforwards and to the differences between the financial reporting and tax bases of assets and liabilities. Deferred tax assets are reduced, if necessary, by a valuation allowance if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company recognizes uncertainty in income taxes in the financial statements using a recognition threshold and measurement attribute of a tax position taken or expected to be taken in a tax return. The Company applies the “more-likely-than-not” recognition threshold to all tax positions, commencing at the adoption date of the applicable accounting guidance, which resulted in no unrecognized tax benefits as of such date. Additionally, there have been no unrecognized tax benefits subsequent to adoption. The Company has opted to classify interest and penalties that would accrue, if any, according to the provisions of relevant tax law as general and administrative expenses, in the statements of operations. For the years ended June 30, 2019, 2018 and 2017 there was no such interest or penalty.

Concentrations of Risk

Financial instruments that potentially subject us to a significant concentration of credit risk consist primarily of cash and cash equivalents. The Company maintains deposits in federally insured institutions in excess of federally insured limits. The Company does not believe it is exposed to significant credit risk due to the financial position of the depository institutions in which those deposits are held.

Reclassifications

Certain prior year amounts have been reclassified for consistency with current year presentation. These reclassifications had no effect on the reported results of operations. The Company reclassified $1,086,880 and $1,034,258 of expenses for the years ended June 30, 2018 and 2017, respectively, related to the Company’s laboratory facilities from general and administrative expenses into research and development expenses for consistency with current year presentation.

Recently Issued Accounting Pronouncements

In June 2018, the FASB issued ASU 2018-07, “Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share Based Payment Accounting,” which simplifies the accounting for non-employee share-based payment transactions. The amendments specify that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The standard will be effective for the Company in the first quarter of fiscal year 2020, although early adoption is permitted. The Company does not expect the adoption of this ASU will have a significant impact on its financial statements.

In July 2017, the FASB issued Accounting Standards Update (“ASU”) No. 2017-11. “Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): I. Accounting for Certain Financial Instruments with Down Round Features, II. Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Non-controlling Interests with a Scope Exception (“ASU 2017-11”) ASU 2017-11 revises the guidance for instruments with down round features in Subtopic 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity, which is considered in determining whether an equity-linked financial instrument qualifies for a scope exception from derivative accounting. An entity still is required to determine whether instruments would be classified in equity under the guidance in Subtopic 815-40 in determining whether they qualify for that scope exception. If they do qualify, freestanding instruments with down round features are no longer classified as liabilities. ASU 2017-11 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018, and early adoption is permitted, including adoption in an interim period. ASU 2017-11 provides that upon adoption, an entity may apply this standard retrospectively to outstanding financial instruments with a down round feature by means of a cumulative-effect adjustment to the opening balance of accumulated deficit in the fiscal year and interim period adoption. The Company has adopted ASU 2017-11 retrospectively as of January 1, 2019. The adoption of this ASU did not have any impact on its financial statements.

Note 4 – Related Party Transactions

Related Parties

Related parties with whom the Company had transactions are:

Related Parties	Relationship

Anil R. Diwan	Chairman, President, acting CEO, significant stockholder and Director

TheraCour Pharma, Inc. (“TheraCour”)	An entity owned and controlled by a significant stockholder

Milton Boniuk, MD	Director (retired July10, 2018) and significant stockholder

Property and Equipment

	For the Year Ended
	June 30, 2019	June 30, 2018	June 30, 2017
During the reporting period, TheraCour acquired property and equipment on behalf of the Company from third party vendors and sold such property and equipment at cost, to the Company	$23,666	$30,321	$33,147

Accounts Payable Related Party

	As of
	June 30, 2019	June 30, 2018
Pursuant to an Exclusive License Agreement we entered into with TheraCour, the Company was granted exclusive licenses for technologies developed by TheraCour for the virus types: HIV, HCV, Herpes, Asian (bird) flu, Influenza and rabies. In consideration for obtaining this exclusive license, we agreed: (1) that TheraCour can charge its costs (direct and indirect) plus no more than 30% of certain direct costs as a development fee and such development fees shall be due and payable in periodic installments as billed, (2) we will pay $2,000 or actual costs each month, whichever is higher for other general and administrative expenses incurred by TheraCour on our behalf, (3) to make royalty payments of 15% (calculated as a percentage of net sales of the licensed drugs) to TheraCour and; (4) to pay an advance payment equal to twice the amount of the previous months invoice to be applied as a prepayment towards expenses. On October 2, 2018, the Company entered into an agreement with TheraCour for a waiver of the two months worth of prepaid balance advance of anticipated invoicing until the filing of an IND and the application of the current advance as a credit against open invoices. Additionally, TheraCour has agreed to defer $25,000 per month of development fees for twelve months beginning with July 2018 or until an IND filing by the Company. Accounts payable due TheraCour on the reporting date was	$823,783	$107,468

Research and Development Costs Paid to Related Party

	For the Year Ended
	June 30, 2019	June 30, 2018	June 30, 2017
Development fees and other costs charged by and paid to TheraCour pursuant to Exclusive License Agreements between TheraCour and the Company for the development of the Company’s drug pipeline. No royalties are due TheraCour from the Company at June 30, 2019, 2018 and 2017	$3,119,863	$3,176,977	$3,368,919

Debentures Payable to a Director

On November 13, 2017, the Company entered into a Debenture Redemption Agreement with an entity controlled by Dr. Milton Boniuk to redeem the Series C Debenture (See Note 7). The related shares were issued on March 21, 2018.

Debenture Interest Payable to a Director

Coupon interest expense on the $5,000,000 Series C Debenture paid to the Milton Boniuk IRA (the “Holder”) for the years ended June 30, 2019, 2018 and 2017 was $0, $185,274 and $500,000, respectively. The Series C Debenture was redeemed effective November 13, 2017. (See Note 7).

Coupon interest expense paid on the Series B Debentures to two holders controlled by Dr. Milton Boniuk for the years ended June 30, 2019, 2018 and 2017 was $0, $0 and $187,178, respectively. The Series B Debentures matured on February 1, 2017. (See Note 7).

Note 5 – Property and Equipment

Property and equipment, stated at cost, less accumulated depreciation consisted of the following:

	June 30, 2019	June 30, 2018
GMP Facility	$8,020,471	$8,011,230

Land	260,000	260,000

Office Equipment	57,781	57,781

Furniture and Fixtures	5,607	5,607

Lab Equipment	5,748,318	5,683,765

Total Property and Equipment	14,092,177	14,018,383

Less Accumulated Depreciation	(3,864,930)	(3,177,290)
Property and Equipment, Net	$10,227,247	$10,841,093

Depreciation expense for the years ended June 30, 2019, 2018 and 2017 was $687,640, $671,789 and $654,685, respectively.

Note 6 – Trademark and Patents

Trademark and patents, stated at cost, less accumulated amortization consisted of the following:

	June 30, 2019	June 30, 2018
Trademarks and Patents	$458,954	$458,954
Less Accumulated Amortization	(92,296)	(84,025)
Trademarks and Patents, Net	$366,658	$374,929

Amortization expense amounted to $8,271, $8,269, and $8,269 for the years ended June 30, 2019, 2018 and 2017, respectively.

The Company amortizes our trademarks and patents over their expected original useful lives of 17 years.

Amortization expense in future years is as follows:

Years ended June 30,

2020	$8,271
2021	8,271
2022	8,271
2023	8,271
2024	8,271
Thereafter	325,303
Total amortization	$366,658

Note 7 – Convertible Debentures and Derivatives

Debentures - Series B

The Company’s Series B Convertible Debentures, in the amount of $6 million, matured on January 31, 2017. For the year ended June 30, 2017, the Company paid a total of $173,589 of coupon interest to Holders in cash and two additional Holders of the Company’s Series B Convertible Debentures elected to receive $107,178 of their coupon interest payment in shares of the Company’s common stock.

The debt discount had been amortized to interest expense over the term of the debenture. The Company recognized amortization of this discount as an additional interest charge to “Discount on convertible debentures” for the year ended June 30, 2017 in the amount of $525,263. The debenture contained embedded derivatives that were not clearly and closely related to the host instrument. The embedded derivatives were bifurcated from the host debt instrument and treated as a liability.

On February 8, 2017, the Company entered into agreements with certain holders (the “Holders”) of the Company’s Series B Convertible Debentures (the “Debentures”). The Company and the Holders agreed to extinguish an aggregate of $5,027,178 of principal and interest attributable to the Company’s Series B Debentures, which were payable on January 31, 2017 (the “Maturity Date”) by converting into 217,983 newly-issued, restricted shares (the “Conversion Shares”) of the Company’s common stock. The number of shares attributable to the principal being converted was determined by dividing the $5,000,000 principal by $1.1533, the volume weighted average price (“VWAP”) of the Company’s stock price for the period from December 15, 2016 to January 30, 2017. The $5,000,000 of principal and $27,178 of accrued interest were converted into 216,769 and 1,214 shares of common stock, respectively. The principal balance of $1,000,000 not converted was paid in cash on February 8, 2017. The Company recognized a non-cash loss on extinguishment of debt of $332,524 during the year ended June 30, 2017 on the extinguishment of the aforesaid principal attributable to the Series B Debentures into the Company’s common stock. The loss on extinguishment of debt resulted from the excess of the market value of the shares issued on February 8, 2017 of $1.23 per share or $5,332,524 in the aggregate, over the $5,000,000 face value of the debt extinguished.

Debenture - Series C

On July 2, 2014 (the “Closing Date”), the Company accepted a subscription in the amount of $5,000,000 for a 10% Coupon Series C Convertible Debenture (the “ Series C Debenture”) from the Milton Boniuk IRA, a trust controlled by a member of the Company’s Board of Directors, (the “Holder”). The Series C Debenture was due on June 30, 2018 (the “Maturity Date”) and was convertible, at the sole option of the Holder, into restricted shares of the Company’s common stock, par value $0.001 per share at the conversion price of $105.00 per share of common stock. The Series C Debenture bore interest at the coupon rate of ten percent (10%) per annum, computed on an annual basis of a 365 day year, payable in quarterly installments on March 31, June 30, September 30 and December 31 of each calendar year until the Maturity Date. In accordance with the debenture agreement, the interest for the initial year of the debenture for a total of $500,000 was deferred, to be paid over the remainder of the term at $166,667 per year. The Holder at its option may choose to receive such coupon interest payment in shares of common stock calculated using the average of the open and close prices of the Company’s common stock on the date such interest payment was due.

The Series C Debenture was redeemed on November 13, 2017. For the year ended June 30, 2018, the Holder elected to receive $60,274 (through November 13, 2017) of its coupon interest payment and $125,000 of deferred interest payment in common stock of the Company and $125,000 of its coupon interest payment and $41,667 of its deferred interest payment in cash. For the year ended June 30, 2017, the Holder elected to receive $375,000 of its coupon interest payment, and $125,000 of deferred interest payment in common stock of the Company and $125,000 of its coupon interest payment and $41,667 of its deferred interest payment in cash.

On July 2, 2014, in conjunction with the issuance of the Company’s Series C Debenture, the Company issued 9,350 shares of its Series A Convertible Preferred Stock (the “Series A”) to Dr. Milton Boniuk, pursuant to the terms of the Debenture. Proceeds received in a financing transaction are allocated to the instruments issued prior to evaluating hybrid contracts for bifurcation of embedded derivatives. Since the Series A Convertible Preferred Stock is classified as equity, the proceeds allocated to the Preferred Stock are recorded at relative fair value. The fair value of the Series A was $1,645,606 at issuance and the relative fair value was calculated as $1,152,297. The remaining amount of the proceeds was allocated to the Series C Debenture and a debt discount of $1,152,297 was recorded to offset the amount of the proceeds allocated to the Series A. Then, the embedded derivative was bifurcated at its fair value of $1,879,428 with the remaining balance allocated to the host instrument (Debenture). The total debt discount was amortized over the actual term of the Series C Debenture using the effective interest method.

The Company recognized amortization of this discount as an additional interest charge to “Discount on convertible debentures” in the amount of $359,214, and $822,485 for the years ended June 30, 2018 and 2017, respectively.

The Holder of the Series C Debenture and the Company agreed on November 13, 2017 that the Series C Debenture would be redeemed for the Company’s common stock, as described further below. The Holder waived all early redemption payments provided for in the Series C Debenture in consideration for 7,500 shares of the Company’s Series A preferred shares.

The following represents the balance of the Debenture payable – Series C, net of discount at November 13, 2017. The debt discount has been amortized to interest expense over the actual term of the debenture.

November 13, 2017
Proceeds	$5,000.000
Debt Discount:
Series A Preferred	(1,152,297)
Embedded derivative	(1,879,428)
1,968,275

Accumulated amortization of debt discount	2,347,092

Debenture payable - Series C, net	$4,315,367

The Company used a lattice model that valued the compound embedded derivatives of the Series C Debenture based on a probability weighted discounted cash flow model at November 13, 2017.

The following assumptions were used for the valuation of the compound embedded derivative at November 13, 2017:

•	The balance of the Series C Debenture as of November 13, 2017 is $5,000,000;

•	The underlying stock price was used as the fair value of the common stock; The stock price decreased to $20.00 at November 13, 2017 from $27.00 at June 30, 2017, with lower projected annual volatility. The warrant value with the $121.00 exercise price decreased due to the decreasing term remaining;

•	The projected annual volatility was based on the Company historical volatility:

•	An event of default would occur 0% of the time, increasing 1.00% per month to a maximum of 10%;

•	The Holder would automatically convert the interest if the Company was not in default and its share value was equivalent to the cash value;

•	The Holder would automatically convert the debenture at maturity if the registration was effective and the Company was not in default.

•	The weighted cost of capital discount rate (based on the market value of the transaction at issuance) adjusted for changes in the risk free rate is 21.99%.

•	Even though the shares are restricted the underlying assumption is that any restriction on resale will be removed either through registration or the passage of time at the time of issuance.

 The fair value of the compound embedded derivatives of the Series C Debenture at November 13, 2017 was $15,449.

The Company’s Series C Debenture in the amount of $5,000,000 was due to mature on June 30, 2018. On November 13, 2017, the Company entered into a Debenture Redemption Agreement (the “Agreement”) with the Holder, to redeem (the “Redemption”) its $5,000,000 Series C Debenture for an aggregate of 275,000 shares of the Company’s $0.001 par value common stock (“Purchase Price”) comprising 250,000 shares for the principal of the Series C Debenture and 25,000 shares for unpaid coupon interest from October 1, 2017 through June 30, 2018. The unpaid interest included $60,274 of accrued interest through November 13, 2017, $314,726 in coupon interest through June 30, 2018 and $125,000 of unpaid deferred interest. The price per share was equal to the closing price of the Company’s common stock on Friday, November 10, 2017 of twenty ($20.00) dollar per share. The Holder waived all early redemption penalty payments provided for in the Series C Debenture for consideration of 7,500 shares of the Company’s $0.001 par value Series A preferred stock. The Company did not incur placement agent fees in redemption of the Series C Debenture. The Company recognized a non-cash loss on extinguishment of debt of $1,348,247 on the extinguishment of the aforesaid principal attributable to the Series C Debenture into the Company’s common and preferred stock. The loss on extinguishment arises from, the obligation to issue 7,500 shares of the Company’s Series A preferred shares with a fair value of $364,337, as of November 13, 2017, obligation to issue 15,737 shares of the Company’s $0.001 par value common stock with a fair value of $314,726 as of November 13, 2017, in consideration of Series C Debenture coupon interest from the redemption date through June 30, 2018, and unamortized discount of $684,633 as of the redemption date, offset by the derivative liability of ($15,449) as of the redemption date.

Pursuant to the Agreement for the Company’s Series C Debenture, the Company issued 275,000 shares of its registered common stock from its shelf registration and 7,500 shares of its Series A preferred stock upon receiving consent to issue the shares pursuant to New York Stock Exchange (“NYSE”) regulations. The Company submitted a request for authorization to issue the common stock and Series A preferred shares to the NYSE, which was authorized on March 18, 2018 and the shares were issued on March 21, 2018.

On November 13, 2017, the Company recognized a liability from the obligation to issue the shares in settlement of the redemption of the Company’s Series C Debenture totaling $5,864,337. On March 21, 2018, when the shares were issued, the 7,500 Series A preferred shares had a fair value of $314,343 and the common shares had a fair value of $4,730,000.

The change in the fair value of the obligation to issue registered shares was recorded in the statements of operations as “change in the fair value of derivatives”. For the year ended June 30, 2018, the gain from change in fair value of the obligation to issue registered shares was $819,994.

On March 21, 2018, when the shares were issued, the liability for the obligation to issue registered shares of $4,730,000 for the common shares and $314,343 for the Series A preferred shares was reclasssed to stockholders’ equity.

The Series A preferred stock fair value as of March 21, 2018 is based on the greater of i) the converted value to common at a ratio of 1:3.5; or ii) the value of the voting rights since the Holder would lose the voting rights upon conversion. The conversion of the shares is triggered by a change of control. The valuations of the Series A preferred stock at each issuance used the following inputs:

a.	The common stock price was in the range $22.80 to $18.40;

b.	The calculated weighted average number of shares of common stock in the period;

c.	A 26.63% premium over the common shares for the voting preferences;

d.	The calculated weighted average number of total voting shares and the monthly shares representing voting rights of 12.27% to 15.25% of the total;

e.	The conversion value is based on an assumption for calculation purposes only of a Change of Control in 4 years from October 31, 2016 and a remaining restricted term of 3.00 to 2.59 years;

f.	31.69% to 30.43% restricted stock discount (based on a restricted stock analysis and call-put analysis curve: 58.33% to 52.49% volatility, 1.62% to 2.30% risk free rate) applied to the converted common.

Note 8 – Accrued expenses

Accrued expenses consisted of the following:

	June 30, 2019	June 30, 2018
Severance payment	$57,000	$233,333
Personnel and compensation costs	11,871	19,716
Accrued Expenses	$68,871	$253,049

Note 9 – Equity Transactions

Fiscal Year Ended June 30, 2017 Transactions

For the year ended June 30, 2017, the Scientific Advisory Board was granted fully vested warrants to purchase 2,858 shares of common stock at exercise prices between $28.00- $40.80 per share expiring in the fiscal year ending June 30, 2021.  These warrants were valued at $37,948 and recorded as consulting expense.

For the year ended June 30, 2017, the Company estimated the fair value of the warrants granted quarterly to the Scientific Advisory Board on the date of grant using the Black-Scholes Option-Pricing Model with the following weighted-average assumptions:

Expected life (year)	4

Expected volatility	55.57% -87.09%

Expected annual rate of quarterly dividends	0.00%

Risk-free rate(s)	1.00 - 1.79%

For the year ended June 30, 2017, the Company’s Board of Directors authorized the issuance of 2,888 shares of its Series A Convertible Preferred Stock, which are fully vested with a restrictive legend for employee compensation. The Company recorded an expense of $164,592 which is the fair value at date of issuance.

On January 25, 2017 the Board of Directors authorized the issuance of 10,000 fully vested shares of its Series A Convertible Preferred stock to Anil Diwan. The Company recorded an expense of $512,984.

For the year ended June 30, 2017, the Company recognized a noncash compensation expense of $297,267 related to Series A Preferred Shares issued on July 21, 2015 in accordance with Dr. Anil Diwan’s employment agreement that vest over three years. The remaining balance of $267,143 will be recognized as the remaining shares are vested over the term of the contract.

For the year ended June 30, 2017, the Company recognized a noncash compensation expense of $297,267 related to Series A Preferred Shares issued on July 21, 2015 in accordance with Dr. Eugene Seymour’s employment agreement that vest over three years. The remaining balance of $267,143 will be recognized as the remaining shares are vested over the term of the contract.

For the year ended June 30, 2017, the Company’s Board of Directors authorized the issuance of 3,572 fully vested shares of its common stock for employee compensation. The Company recognized a noncash compensation expense of $82,145.

The fair value of the Series A Preferred stock was the following for the dates indicated:

Date	Shares	Value
7/31/2016	129	$11,439
8/31/2016	129	11,978
9/30/2016	129	10,847
10/31/2016	129	9,591
11/30/2016	129	7,631
12/31/2016	129	6,583
1/25/2017	10,000	512,984
1/31/2017	129	6,231
2/28/2017	129	6,357
3/03/2017	1,340	65,630
3/31/2017	129	6,493
4/30/2017	129	6,679
5/31/2017	129	7,500
6/30/2017	129	7,633
	12,888	$677,576

There is currently no market for the shares of Series A Preferred Stock and they can only be converted into shares of common stock upon a Change of Control of the Company as more fully described in the Certificate of Designation. The Company, therefore, estimated the fair value of the Series A Preferred Stock granted to various employees and others on the date of grant. The Series A Preferred Stock fair value is based on the greater of i) the converted value to common at a ratio of 1:3.5; or ii) the value of the voting rights since the holder would lose the voting rights upon conversion. The conversion of the shares is triggered by a Change of Control. The valuations of the Series A Preferred Stock at each issuance used the following inputs:

a.	The common stock price was in the range $21.40 to $34.80 (prior to adjustment for the 20 to 1 reverse split);

b.	The calculated weighted average number of shares of common stock in the period;

c.	A 26.63% premium over the common shares for the voting preferences;

d.	The calculated weighted average number of total voting shares and the monthly shares representing voting rights of 10.25% to 12.26% of the total;

e.	The conversion value was based on an assumption for calculation purposes only, for the period ended September 30, 2016 of a Change of Control in 4 years from March 1, 2013 and a remaining restricted term of 1.92 to 1.67 years. For the period from October 1, 2016 to June 30, 2017, the conversion value was based on an assumption for calculation purposes only of a Change of Control in 4 years and a remaining restricted term of 4 to 3.34 years;

f.	21.76% to 38.87% restricted stock discount (based on a restricted stock analysis and call-put analysis curve: 63.58% to 85.39% volatility, 0.37% to 1.50% risk free rate) applied to the converted common.

For the year ended June 30, 2017, the Company’s Board of Directors authorized the issuance of 8,224 fully vested shares of its common stock with a restrictive legend for consulting services. The Company recorded an expense of $201,313, which was the fair value at date of issuance.

For the year ended June 30, 2017, the Company’s Board of Directors authorized the issuance of 1,697 fully vested shares of its common stock with a restrictive legend for Director services. The Company recorded an expense of $45,000, which was the fair value at date of issuance.

On February 8, 2017 two Holders of the Company’s Series B Debentures elected to convert $5,000,000 of the principal into restricted common stock of the Company. The Company’s Board of Directors authorized the issuance of 216,770 of the Company’s restricted common stock. One of the Holders is controlled by Dr. Milton Boniuk, a Director of the Company. The second Holder is a foundation established by him.

For the year ended June 30, 2017 two Holders of the Company’s Series B Debentures elected to receive $107,178 in restricted common stock of the Company. For the year ended June 30, 2017, the Company’s Board of Directors authorized the issuance of 4,900 shares of the Company’s restrict common stock for interest payable to the Holders. One of the Holders is controlled by Dr. Milton Boniuk, a Director of the Company. The second Holder is a foundation established by Dr. Milton Boniuk.

For the year ended June 30, 2017, the Company's Board of Directors authorized the issuance of 21,194 shares of its common stock to the Holder of the Company’s Series C Debentures. The Holder of the Company’s Series C Debentures elected to receive $375,000 of the quarterly interest payments and $125,000 of the deferred interest in restricted common stock of the Company. One Holder is an entity controlled by Dr. Milton Boniuk, a director of the Company. The other Holder is a charitable foundation established by Dr. Milton Boniuk.

Fiscal Year Ended June 30, 2018 Transactions

For the year ended June 30, 2018, the Scientific Advisory Board was granted fully vested warrants to purchase 2,287 shares of common stock at exercise prices between $12.80- $31.20 per share expiring in the fiscal year ending June 30, 2022.  These warrants were valued at $16,770 and recorded as consulting expense.

For the year ended June 30, 2018, the Company estimated the fair value of the warrants granted quarterly to the Scientific Advisory Board on the date of grant using the Black-Scholes Option-Pricing Model with the following weighted-average assumptions:

Expected life (year)	4

Expected volatility	53.56% -56.10%

Expected annual rate of quarterly dividends	0.00%

Risk-free rate(s)	1.67 – 2.84%

For the year ended June 30, 2018, Eugene Seymour was granted five year warrants (the “Warrants”) to purchase 12,500 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) at an exercise price of $40.00 per share, vesting in three, equal installments over three years with the last installment vesting on May 1, 2021. The fair value of these warrants was $53,500 and recorded as employee compensation expense for severance.

For the year ended June 30, 2018, the Company estimated the fair value of the warrants granted to Eugene Seymour on the date of grant using the Black-Scholes Option-Pricing Model with the following weighted-average assumptions:

Expected life (year)	5

Expected volatility	53.56%

Expected annual rate of quarterly dividends	0.00%

Risk-free rate(s)	2.56

For the year ended June 30, 2018, the Company’s Board of Directors authorized the issuance of 2,888 shares of its Series A Convertible Preferred Stock, which are fully vested with a restrictive legend for employee compensation. The Company recorded an expense of $136,106, which is the fair value at date of issuance.

The fair value of the Series A Preferred Stock was the following for the dates indicated:

Date	Shares	Value
7/31/2017	129	$8,242
8/31/2017	129	8,397
9/30/2017	129	8,588
10/31/2017	129	7,011
11/30/2017	129	6,313
12/31/2017	129	6,513
1/31/2018	129	5,552
2/28/2018	129	5,404
3/03/2018	1,340	60,725
3/31/2018	129	5,811
4/30/2018	129	5,215
5/31/2018	129	4,639
6/30/2018	129	3,696
	2,888	$136,106

There is currently no market for the shares of Series A Preferred Stock and they can only be converted into shares of common stock upon a Change of Control of the Company as more fully described in the Certificate of Designation. The Company, therefore, estimated the fair value of the Series A Preferred Stock granted to various employees and others on the date of grant. The Series A Preferred Stock fair value is based on the greater of i) the converted value to common at a ratio of 1:3.5; or ii) the value of the voting rights since the holder would lose the voting rights upon conversion. The conversion of the shares is triggered by a Change of Control. The valuations of the Series A Preferred Stock at each issuance used the following inputs:

a.	The common stock price was in the range $11.60 to $22.80 ;

b.	The calculated weighted average number of shares of common stock in the period;

c.	A 26.63% premium over the common shares for the voting preferences;

d.	The calculated weighted average number of total voting shares and the monthly shares representing voting rights of 10.25% to 15.50% of the total;

e.	The conversion value was based on an assumption for calculation purposes only, for the period ended September 30, 2016 of a Change of Control in 4 years from March 1, 2013 and a remaining restricted term of 1.92 to 1.67 years. For the period from October 1, 2016 to June 30, 2017, the conversion value was based on an assumption for calculation purposes only of a Change of Control in 4 years and a remaining restricted term of 4 to 3.34 years;

f.	21.76% to 38.87% restricted stock discount (based on a restricted stock analysis and call-put analysis curve: 53.22% to 85.39% volatility, 0.37% to 2.10% risk free rate) applied to the converted common.

For the year ended June 30, 2018, the Company recognized a noncash compensation expense of $267,144 related to Series A Preferred Shares issued on July 21, 2015 in accordance with Dr. Anil Diwan’s employment agreement that vest over the three years ended June 30, 2018.

For the year ended June 30, 2018, the Company recognized a noncash compensation expense of $121,008 related to Series A Preferred Shares issued on July 21, 2015 in accordance with Dr. Eugene Seymour’s employment agreement that vested over three years. On January 27, 2018, Dr. Eugene Seymour resigned as Chief Executive Officer and as a Director of the Company. See Note 12.

For the year ended June 30, 2018, the Company’s Board of Directors authorized the issuance of 7,500 shares of its Series A Convertible Preferred Stock, which are fully vested with a restrictive legend to the Holder of the Company’s Series C Convertible Debenture in consideration for its waiver of all early redemption payments provided for in the Debenture. See Note 7. The Company recorded an expense of $314,343, which is the fair value at date of issuance.

For the year ended June 30, 2018, the Company’s Board of Directors authorized the issuance of 3,572 fully vested shares of its common stock for employee compensation. The Company recognized a noncash compensation expense of $65,716.

For the year ended June 30, 2018, the Company’s Board of Directors authorized the issuance of 12,188 fully vested shares of its common stock with a restrictive legend for consulting services. The Company recorded an expense of $156,190, which was the fair value at the dates of issuance.

For the year ended June 30, 2018, the Company’s Board of Directors authorized the issuance of 2,489 fully vested shares of its common stock with a restrictive legend for Director services. The Company recorded an expense of $45,000, which was the fair value at date of issuance.

For the year ended June 30, 2018 the Holder of the Company’s Series C Debentures elected to receive 275,000 shares of the Company’s restricted common stock in redemption for its $5,000,000 Series C Debenture, quarterly interest payments of $375,000 and deferred interest of $125,000. For the year ended June 30, 2018, the Company’s Board of Directors authorized the issuance of 275,000 shares of the Company’s restricted common stock for the redemption of the debenture payable to the Holder and quarterly and deferred interest payments. (See Note 7)

Fiscal Year Ended June 30, 2019 Transactions

On July 11, 2018 the Board of Directors approved an extension of the employment agreement with Dr. Anil Diwan, the Company’s President. Pursuant to the terms of the employment agreement, the Company’s Board of Directors authorized the issuance of 26,250 of the Company’s Series A preferred stock to Dr. Anil Diwan. The shares shall be vested in one-third increments on June 30, 2019, June 30, 2020 and June 30, 2021 and are subject to forfeiture. The Company recognized non-cash compensation expense related to the issuance of the Series A preferred stock of $189,040 for the year ended June 30, 2019. The balance of $371,650 will be recognized as the shares vest and service is rendered.

On July 19, 2018, the Company entered into an Employment Agreement with Dr. Irach Taraporewala as Chief Executive Officer of the Company beginning on September 1, 2018. Dr. Taraporewala was granted options to purchase up to 15,000 shares of the Company’s common stock, par value $0.001 per share at an exercise price equal to 20% above the closing bid price of $8.20 of the common stock on September 1, 2018 (“Effective Date”). The options shall vest in three, equal, annual installments commencing on the effective date. The grant date fair value of the options was $35,761 of which $11,920 was recognized and recorded as compensation expense for the year ended June 30, 2019. On January 24, 2019, Dr. Taraporewala resigned as the Chief Executive Officer of NanoViricides, Inc. (the “Company”) for personal reasons and all unvested options were forfeited. (See Note 13).

The Company estimated the fair value of the options granted to Dr. Taraporewala on the date of the grant using a lattice model that values the options based upon a stock price modeled such that it follows a geometric Brownian motion with constant drift and volatility.

For the year ended June 30, 2019, the Scientific Advisory Board was granted fully vested warrants to purchase 2,287 shares of common stock at exercise prices between $6.00- $9.40 per share expiring in the fiscal year ending June 30, 2023.  These warrants were valued at $5,475 and recorded as consulting expense.

For the year ended June 30, 2019, the Company estimated the fair value of the warrants granted quarterly to the Scientific Advisory Board on the date of grant using the Black-Scholes Option-Pricing Model with the following weighted-average assumptions:

Expected life (year)	4

Expected volatility	47.46-55.12%

Expected annual rate of quarterly dividends	0.00%

Risk-free rate(s)	2.14-2.93%

On February 27, 2019, the Company entered into a Securities Purchase Agreement (the “Agreement”) with certain institutional investors (the “Purchasers”), for a registered direct offering (the “Offering”) of 347,223 shares of common stock (“Shares”) at the purchase price of $7.20 (“Purchase Price”) (adjusted for the 20 to 1 reverse stock split) per share for an aggregate of $2,500,000.

The offer and sale of the Shares in the registered direct offering was registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Company’s shelf registration statement on Form S-3, as amended (File No. 333-216345), which became effective on April 25, 2017. Pursuant to Rule 424(b) under the Securities Act, the Company has filed a prospectus supplement in connection with such offering.

In a concurrent private placement, the Purchasers received warrants (the “Warrants”) to purchase up to 347,223 shares of Common Stock. The Warrants have an exercise price of $12.20 per share, shall be exercisable on the six month anniversary of issuance and will expire five (5) years thereafter. The Warrants are exercisable for cash or, solely in the absence of an effective registration statement or prospectus, by cashless exercise.

The Company accounted for the proceeds of the Offering at February 27, 2019 as follows:

Gross proceeds	$2,500,000
Less: Offering costs	150,000
Net proceeds	2,350,000

Portion allocated to derivative liability - warrants	(1,527,259)

Net proceeds from issuance of common stock	$822,741

The exercise price of the Warrants is subject to adjustment in the case of customary events such as stock dividends or other distributions on shares of common stock or any other equity or equity equivalent securities payable in shares of common stock, stock splits, stock combinations, reclassifications or similar events affecting our common stock, and also, subject to limitations, upon any distribution of assets, including cash, stock or other property to our stockholders. The exercise of the Warrants is subject to certain beneficial ownership and other limitations set forth in the Warrants. The Company will receive proceeds from the concurrent private placement transaction solely to the extent the Warrants are exercised for cash.

In connection with the Offering and the concurrent private placement, the Company engaged Chardan Capital Markets, LLC (the “Placement Agent”) to act as its exclusive placement agent. The Company agreed to pay the Placement Agent a cash placement fee equal to 5% of the aggregate purchase price for the common stock sold in the offering, plus $25,000 in legal fees. The net proceeds from the offering were $2,350,000.

The Company determined the fair value of the Warrants at February 27, 2019 to be $1,527,259. The Company used a lattice model to calculate the fair value of the derivative warrants based on a probability weighted discounted cash flow model. This model is based on future projections of the various potential outcomes. The features that were analyzed and incorporated into the model included the exercise and full reset features. Under applicable accounting guidance contained in ASU 2017-11, adopted by the Company on January 1, 2019, stock warrants are to be accounted for as equity if the warrants contain full-ratchet anti-dilution provisions. The warrants described above contained a full-ratchet anti-dilution feature but also contained other adjustment features which required that the warrants be classified as a derivative liability.

The Warrants were valued as of February 27, 2019 (the issuance date) and June 30, 2019 with the following assumptions:

-	The 5.5-year warrants were issued on February 27, 2019 with an exercise price of $12.20 (adjusted for the 20 to 1 reverse3 stock split) per share(subject to adjustments-full ratchet reset).

-	The stock price would fluctuate with the Company’s projected volatility.

-	The Holder would exercise the warrants as they become exercisable (effective registration at issuance) at target prices of the higher of 2 times the projected exercise/reset price or 2 times the stock price.

-	The Holder would exercise the warrant at maturity if the stock price was above the project reset prices.

-	The risk free rate at February 27, 2019 and June 30, 2019 were 2.48% and 1.95% respectively.

-	The fundamental transaction projected with 0% probability increasing 1% per quarter to maximum of 10% and settlement based on the Black Scholes value.

-	Stock price at February 27, 2019 was $9.60

-	Stock price at June 30, 2019 was $4.80

-	The next capital raise is projected to occur during 2020 (annually 12 months from issuance) at prices approximating 100% market triggering a reset event and exercise price adjustment.

-	The stock price would fluctuate with an annual volatility. The projected volatility curve was based on historical volatilities of the Company for the valuation period. The projected annual volatility for the valuation date is:

1 Year
2/27/2019	75%
6/30/2019	76.1%

The primary factors driving the economic value of options are stock price; stock volatility; reset events and exercise behavior. Projections of these variables over the remaining term of the warrant are either derived or based on industry averages. Based on the above, a probability was assigned to each scenario for each future period, and the appropriate derivative value was determined for each scenario. The option value was then probability weighted and discounted to the present. (See Note 11).

For the year ended June 30, 2019, the Company’s Board of Directors authorized the issuance of 2,888 shares of its Series A preferred stock, which are fully vested with a restrictive legend for employee compensation. The Company recorded an expense of $48,828, which is the fair value at date of issuance.

The fair value of all Series A preferred stock issued during the year ended June 30, 2019 was the following for the dates indicated:

Date	Shares	Value
7/11/2018	26,250	$560,690
7/31/2018	129	2,795
8/31/2018	129	2,374
9/30/2018	129	2,598
10/31/2018	129	2,233
11/30/2018	129	1,883
12/31/2018	129	2,245
1/31/2019	129	1,203
2/28/2019	129	1,949
3/01/2019	1,340	24,340
3/31/2019	129	2,336
4/30/2019	129	1,636
5/31/2019	129	1,540
6/30/2019	129	1,696
	29,138	$609,518

There is currently no market for the shares of Series A preferred stock and they can only be converted into shares of common stock upon a change of control of the Company as more fully described in the Certificate of Designation. The Company, therefore, estimated the fair value of the Series A preferred stock granted to various employees and others on the date of grant. The Series A preferred stock fair value is based on the greater of i) the converted value to common stock at a ratio of 1:3.5; or ii) the value of the voting rights since the holder would lose the voting rights upon conversion. The conversion of the shares is triggered by a change of control. The valuations of the Series A preferred stock at each issuance used the following inputs:

a.	The common stock price was in the range $4.00 to $11.60 (prior to adjustment for the reverse stock split);

b.	The calculated weighted average number of shares of common stock in the period;

c.	A 26.63% premium over the common shares for the voting preferences;

d.	The calculated weighted average number of total voting shares and the monthly shares representing voting rights of 19.28% to 19.52% of the total;

e.	The conversion value was based on an assumption for calculation purposes only, of a change of control in 4 years from October 31, 2016 and a remaining restricted term of 2.34 to 1.34 years.

f.	31.25% to 33.16% restricted stock discount (based on a restricted stock analysis and call-put analysis curve: 79.20% to 90.60% volatility, 2.50% to 2.35% risk free rate) applied to the converted common.

For the year ended June 30, 2019, the Company’s Board of Directors authorized the issuance of 3,572 fully vested shares of its common stock for employee compensation. The Company recognized a noncash compensation expense of $28,572, which was the fair value on the date of issuance.

For the year ended June 30, 2019, the Company’s Board of Directors authorized the issuance of 28,210 fully vested shares of its common stock with a restrictive legend for consulting services. The Company recorded an expense of $208,960, which was the fair value at the dates of issuance.

For the year ended June 30, 2019, the Company’s Board of Directors authorized the issuance of 7,325 fully vested shares of its common stock with a restrictive legend for director services. The Company recorded an expense of $45,000, which was the fair value at date of issuance.

Note 10 – Stock Options and Warrants

The following table presents the activity of stock options for the year ended June 30, 2019 as follows:

Stock Options	Number of Shares	Weighted Average Exercise Price per share ($)	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value ($)
Outstanding at June 30, 2018	-	-	-	-
Granted	15,000	10.00	-	-
Exercised	-	-	-	-
Forfeited	10,000	10.00	-	-
Canceled	-	-	-	-
Outstanding and exercisable at June 30, 2019	5,000	$10.00	2.16	-

The exercise price per share is adjusted for the 20 to 1 reverse split

There were no options outstanding and exercisable at June 30, 2018 and 2017.

Of the above options, 5,000 became vested and exercisable on September 1, 2018. The options expire on August 31, 2021. On January 24, 2019, Dr. Taraporewala resigned as the Chief Operating Officer of the Company and the 10,000 remaining unvested options were forfeited. See Note 13.

The Company estimated the fair value of the options granted to Dr. Taraporewala on the date of the grant using a lattice model that values the options based upon a stock price modeled such that is follows a geometric Brownian motion with constant drift and volatility.

For the year ended June 30, 2019, the Company recognized compensation expense of $11,920 related to 5,000 vested options granted to Dr. Taraporewala. For the years ended June 30, 2018 and 2017, there was no compensation expense recorded. As of June 30, 2019, there was no unrecognized compensation cost.

Stock Warrants	Number of Shares	Weighted Average Exercise Price per share ($)	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value ($)
Outstanding and exercisable at June 30, 2016	330,835	$99.20	2.55	$4,459

Granted	2,858	34.20	-	-
Exercised	-	-	-	-
Expired	-	-	-	-
Canceled	-	-	-	-
Outstanding and exercisable at June 30, 2017	333,693	$98.60	1.36	$-

Granted	14,787	37. 40	-	-
Exercised	-	-	-	-
Expired	-	-	-	-
Canceled	-	-	-	-
Outstanding and exercisable at June 30, 2018	348,480	$96.00	.53	$-

Granted	349,509	12,20	-	-
Exercised	-	-	-	-
Expired	299,833	101.60	-	-
Canceled	-	-	-	-
Outstanding and exercisable at June 30, 2019	398,156	$18.20	4.69	$-

Of the above warrants; 31,001 expire in fiscal year ending June 30, 2020; 2,858 expire in fiscal year ending June 30, 2021; 2,287 expire in fiscal year ending June 30, 2022; 14,787 expire in fiscal year ending June 30, 2023; and 347,223 expire in fiscal year ending June 30, 2025.

Note 11 – Fair Value Measurement

Fair value measurements

At June 30, 2019 and 2018, the fair value of derivative liabilities is estimated using a lattice model that is based on the individual characteristics of our warrants, preferred and common stock, the derivative liability on the valuation date as well as assumptions for volatility, remaining expected life, risk-free interest rate and, in some cases, credit spread. The derivative liabilities are the only Level 3 fair value measures.

At June 30, 2019 and 2018, the estimated fair values of the liabilities measured on a recurring basis are as follows:

	Fair Value Measurements at
	June 30, 2019:
	(Level 1)	(Level 2)	(Level 3)
Derivative liability – Warrants	$-	-	$1,645,606
Total derivatives	$-	$-	$1,645,606

	Fair Value Measurements at
	June 30, 2018:
	(Level 1)	(Level 2)	(Level 3)
Derivative liability – Warrants	$-	-	$298,092
Total derivatives	$-	$-	$298,092

In a concurrent private placement to the Offering on February 27, 2019, the Purchasers received warrants (the “Warrants”) to purchase up to 347,223 shares of common stock. The Warrants have an exercise price of $12.20 per share, shall be exercisable on the six month anniversary of issuance and will expire five (5) years thereafter. The Warrants are exercisable for cash or, solely in the absence of an effective registration statement or prospectus, by cashless exercise.

The Company accounts for stock purchase warrants as either equity instruments or derivative liabilities depending on the specific terms of the warrant agreements. Under applicable accounting guidance contained in ASU 2017-11, adopted by the Company on January 1, 2019, stock warrants are to be accounted for as equity if the warrants contain full-ratchet anti-dilution provisions. The warrants issued on February 27, 2019, contained a full-ratchet anti-dilution feature but also contained other adjustment features which required that the warrants be classified as a derivative liability.

The Company used a lattice model to calculate the fair value of the derivative warrants based on a probability weighted discounted cash flow model. This model is based on future projections of the various potential outcomes. The features that were analyzed and incorporated into the model included the exercise and full reset provisions.

The multi-nomial lattice methodology was used to value the Warrants (issued February 27, 2019) as of June 30, 2019, with the following assumptions:

Assumptions	June 30, 2019
Dividend yield	0.00%
Risk-free rate for term	1.95%
Volatility	76.1%
Maturity dates (term remaining)	5.16 years
Stock Price	$4.80

The Warrants were valued as of February 27, 2019 (the issuance date) and June 30, 2019 with the following assumptions:

-	The 5.5 year warrants issued on February 27, 2019 (expire February 27, 2024) included with an exercise price of $12.20 per share (subject to adjustments – full ratchet reset and fundamental transactions).

-	The stock price would fluctuate with the Company projected volatility.

-	The Holder would exercise the warrant as they become exercisable (effective registration at issuance) at target prices of the higher of 2 times the projected reset exercise price or 2 times the stock price.

-	The Holder would exercise the warrant at maturity if the stock price was above the project reset prices.

-	The next capital raise is projected to occur during 2020 (annually 12 months from issuance) at prices approximating 100% of market triggering a reset event and exercise price adjustment.

-	The fundamental transaction projected with 0% probability increasing 1% per quarter to maximum of 10% and settlement based on the Black Scholes value.

-	The stock price would fluctuate with an annual volatility. The projected volatility curve was based on historical volatilities of the Company for the valuation period.

In conjunction with the Company’s registered direct offerings of Units, consisting of the Company’s common stock and warrants, on September 12, 2013 and January 24, 2014 the Company issued warrants. At June 30, 2019 and June 30, 2018, respectively, the total number of these warrants outstanding were -0- and 271,262 respectively.

The Company accounts for stock purchase warrants as either equity instruments or derivative liabilities depending on the specific terms of the warrant agreements. Under applicable accounting guidance, stock warrants must be accounted for as derivative financial instruments if the warrants contain full-ratchet anti-dilution provisions, which preclude the warrants from being considered indexed to its own stock. The warrants described above contained a full-ratchet anti-dilution feature and were thus classified as a derivative liability.

The Company used a lattice model to calculate the fair value of the derivative warrants based on a probability weighted discounted cash flow model. This model is based on future projections of the various potential outcomes. The features that were analyzed and incorporated into the model included the exercise and full reset features.

The Warrants were valued as of June 30, 2018 with the following assumptions:

-	The 5-year warrants issued on 9/12/13 and 1/24/14 included Investor and Placement Agent Warrants with an exercise price of $105.00 and $121.00 (subject to adjustments-full ratchet reset). A reset event occurred during the quarter ended September 30, 2014 adjusting the $121.00 exercise price to $105.00 per share

-	The stock price would fluctuate with the Company projected volatility.

-	The Holder would exercise the warrant as they become exercisable (effective registration at issuance) at target prices of the higher of 2 times the projected exercise/reset price or 2 times the stock price.

-	The next capital raise would fluctuate with an annual volatility. The projected volatility curve was based on historical volatilities of the Company for the valuation periods. The projected annual volatility for the valuation dates are:

1 Year
6/30/18	56%

The primary factors driving the economic value of options are stock price; stock volatility; reset events and exercise behavior. Projections of these variables over the remaining term of the warrant are either derived or based on industry averages. Based on the above, a probability was assigned to each scenario for each future period, and the appropriate derivative value was determined for each scenario. The option value was then probability weighted and discounted to the present.

The following table presents the activity for liabilities measured at estimated fair value using unobservable inputs for the years ended June 30, 2017, 2018 and 2019:

		Fair Value Measurement Using Significant
		Unobservable Inputs
	Obligation to issue shares	Derivative liability – Series B	Derivative liability – Series C	Derivative liability - warrant
Balance at July 1, 2016	$-	$203,030	$343,673	$3,197,182
Additions during the year		-	-	-
Change in fair value	-	(203,030)	(311,460)	(1,181,828)
Transfer in and/or out of Level 3		-	-	-
Balance at July 1, 2017	$-	$-	$32,213	$2,015,354
Additions during the year	5,864,337	-	-	-
Change in fair value	(819,994)	-	(16,764)	(1,717,262)
Transfer in and/or out of Level 3	(5,044,343)	-	(15,449)	-
Balance at July 1, 2018	$-	$-	$-	$298,092
Additions during the year	-	-	-	1,527,259
Change in fair value	-	-	-	(179,745)
Transfer in and/or out of Level 3	-	-	-	-
Balance at June 30, 2019	$-	$-	$-	$1,645,606

Note 12 – Income Tax Provision

On December 22, 2017 the U.S. President signed the Tax Cuts and Jobs Act (the “Tax Act”) into law. Effective January 1, 2018, among other changes, the Tax Act (1) reduces the U.S. federal tax rate from 35 percent to 21 percent, (2) changes the rules relating to net operating loss carryforwards and carrybacks, (3) eliminates the corporate alternative minimum tax (“AMT”) and changes how existing AMT credits can be realized and (4) requires companies to pay a onetime transition tax on certain unrepatriated earnings of foreign subsidiaries.

The Tax Act did not have a material impact on our financial statements since our temporary differences in the United States are fully offset by a valuation allowance and we do not have any significant offshore earnings from which to record the mandatory transition tax.

On December 22, 2017, the SEC issued guidance under Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act (“SAB 118”) directing taxpayers to consider the impact of the Tax Act as “provisional” when it does not have the necessary information available, prepared or analyzed (including computations) in reasonable detail to complete its accounting for the change in tax law. The changes in the Tax Act are broad and complex. The impact on the Company’s financial statements is immaterial, primarily because the Company has a valuation allowance on deferred tax assets.

The Company has no current tax expense due to its losses.

The income tax expense for the years ended June 30, 2019, 2018, and 2017 differed from the amounts computed by applying the U.S. federal income tax rate of 21%, 28.1% and 34% respectively as follows:

	For the Year Ended
	June 30, 2019	June 30, 2018	June 30, 2017
Federal Statutory Rate	-21.00%	-28.10%	-34.00%
Research and Development Credit	-9.21%	0.40%	-6.87%
State Tax Rate	-7.49%	-3.79%	-4.95%
Stock Based Compensation	0.14%	-%	-%
Change in Statutory Federal Rate	80.30%	62.36%	-%
Valuation Allowance	-42.74%	-30.87%	45.82%
Effective Tax Rate	-	-	-

The significant components of the Company’s deferred tax assets and liabilities at June 30, 2019 and 2018 are as follows:

	June 30, 2019	June 30, 2018
Net operating losses	$22,191,536	$24,839,394
Research and development credit	6,980,633,	6,198,377
Other	4,985,538	6,047,301

Total gross deferred tax assets	34,157,707	37,085,072

Less: valuation allowance	(34,157,707)	(37,085,072)

Net deferred tax assets	$-	$-

At June 30, 2019 and 2018, the Company has recorded a full valuation allowance against its net deferred tax assets of $34,157,707 and $37,085,072, respectively, since in the judgment of management, these assets are not more than likely than not to be realized. The change in the valuation allowance during the year ended June 30, 2019 was $(2,927,366).

As of June 30, 2019, the Company has approximately $78,000,000, of gross net operating loss carryforwards available to reduce future taxable income, if any for federal and state tax purposes. Approximately $70,000,000 of federal net operating losses can be carried forward to future tax years and expire in 2024. The federal net operating loss generated for the year ended June 30, 2019 of approximately $8,000,000 can be carried forward indefinitely. However, the deduction for net operating losses incurred in tax years beginning after January 1, 2018 is limited to 80% of annual taxable income. As of June 30, 2019, credit carryforwards for federal and state purposes are $6,584,541 and $396,092, respectively. The state net operating loss and credit carryforwards begin to expire in 2024.

Due to the change in ownership provisions of the Internal Revenue Code, the availability of the Company’s net operating loss carry-forwards could be subject to annual limitations against taxable income in future periods, which could substantially limit the eventual utilization of such carryforwards. The Company has not analyzed the historical or potential impact of its equity financings on beneficial ownership and therefore no determination has been made whether the net operating loss carryforward is subject to any Internal Revenue Code Section 382 limitation. To the extent there is a limitation, there could be a reduction in the deferred tax asset with an offsetting reduction in the valuation allowance.

The Company applies the elements of FASB ASC 740-10 “Income Taxes - Overall” regarding accounting for uncertainty in income taxes. This clarifies the accounting for uncertainty in income taxes recognized in financial statements and required impact of a tax position to be recognized in the financial statements if that position is more likely than not of being sustained by the taxing authority. As of June 30, 2019 the Company did not have any unrecognized tax benefits and has not accrued any interest or penalties through 2018 The Company does not expect to have any unrecognized tax benefits within the next twelve months. The Company’s policy is to recognize interest and penalties related to tax matters within the income tax provision.

Note 13 – Commitments and Contingencies

Legal Proceedings

There are no pending legal proceedings against the Company to the best of the Company’s knowledge as of the date hereof and to the Company’s knowledge, no action, suit or proceeding has been threatened against the Company.

Employment Agreements

The Company and Dr. Diwan, President and Chairman of the Board of Directors, entered into an extension of employment agreement effective July 1, 2018 for a term of three years. Dr. Diwan’s will be paid an annual base salary of $400,000. Additionally, Dr. Diwan was awarded a grant of 26,250 shares of the Company’s Series A Preferred Stock. 8,750 shares vest equally on June 30, 2019, 2020 and 2021. Any unvested shares are subject to forfeiture.

The Company and Dr. Irach Taraporewala, the Company’s Chief Executive Officer, entered into an employment agreement effective September 1, 2018, for a term of three years. Dr. Taraporewala would be paid an annual base salary of $360,000. Additionally, Dr. Taraporewala was awarded a grant of 15,000 options to purchase shares of the Company’s common stock. 5,000 options vested on September 1, 2018 and the remainder of the options would vest over the two-year vesting period and are subject to forfeiture. On January 24, 2019, Dr. Taraporewala resigned as the Chief Executive Officer of the Company for personal reasons. Also on that date, the Company and Dr. Taraporewala agreed that Dr. Taraporewala would become a consultant for the Company for a period of two years. In connection with his resignation and new consulting services, the Company and Dr. Taraporewala entered into a Confidential Separation and Consulting Agreement and General Release (the “Agreement”) pursuant to which the Company will pay Dr. Taraporewala monthly consulting payments of $3,000 from February 1, 2019, the effective date of the Agreement, through January 31, 2021. The Agreement includes a general release of claims against the Company, obligations of confidentiality, non-disclosure, non-disparagement and other customary provisions found in similar agreements. The remaining 10,000 options not vested upon resignation have been forfeited.

On March 3, 2010, the Company entered into an employment agreement with Dr. Jayant Tatake to serve as Vice President of Research and Development.  The employment agreement provides for a term of four years with a base salary of $150,000.  In addition, the Company issued 1,340 shares of Series A preferred stock and 1,786 shares of common stock upon entering into the agreement, and will issue an additional 1,340 shares of Series A preferred stock and 1,786 shares of common stock on each anniversary date of the agreement. The shares of Series A preferred stock were issued in recognition of Dr. Tatake’s work towards the achievement of several patents by the Company. The Compensation Committee of the Board of Directors has extended the current provisions of the employment agreement pending its review of current industry compensation arrangements and employment agreements.

On March 3, 2010, the Company entered into an employment agreement with Dr. Randall Barton to serve as Chief Scientific Officer.  The employment agreement provided for a term of four years with a base salary of $150,000.  In addition, the Company issued 1,786 shares of common stock upon entering into the agreement, and will issue an additional 1,786 shares of common stock on each anniversary date of the agreement. The Compensation Committee of the Board of Directors has extended the current provisions of the employment agreement pending its review of current industry compensation arrangements and employment agreements.

On May 30, 2013, the Company entered into an employment agreement with Meeta Vyas to serve as its Chief Financial Officer.  The employment agreement provided for a term of three years with a base salary of $9,000 per month and 129 shares of Series A preferred stock, also on a monthly basis. On January 1, 2015, her cash compensation was increased to $10,800 per month. The agreement is renewable on an annual basis. The Compensation Committee of the Board of Directors has extended the current provisions of the employment agreement pending its review of current industry compensation arrangements and employment agreements.

License Agreements

The Company is dependent upon its license agreement with TheraCour (See Note 4). If the Company lost the right to utilize any of the proprietary information that is the subject of the TheraCour license agreement on which it depends, the Company will incur substantial delays and costs in development of its drug candidates. The Company and TheraCour have signed a Memorandum of Understanding of the terms of a license for VZV (shingles, chicken pox virus. Drafts of the proposed license agreement with TheraCour have been exchanged by the attorneys, of the respective parties, for finalizing the agreement.

Note 14 - Subsequent Events

See Note 1 “Reverse Split”

2,500,000 Shares Common Stock

PROSPECTUS

Aegis Capital Corp.

_________ __, 2019

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts, paid or payable by NanoViricides, Inc., or the Registrant, in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC registration fee.

Item	Amount
SEC registration fee	$1,492
FINRA Filing Fee	$3,245
Legal fees and expenses	$250,000
Accounting fees and expenses	$50,000
Printing and engraving expenses	$10,000
Transfer agent and registrar fees and expenses	$5,000
Miscellaneous fees and expenses	$20,000
Total	$339,737

Item 14. Indemnification of Directors and Officers

Neither our Articles of Incorporation nor Bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statute (“NRS”). NRS Section 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

In addition, we entered into an indemnification agreement with its President and Chairman. This agreement will require us to indemnify these individuals to the fullest extent permitted under the NRS law against liabilities that may arise by reason of their service to us and to advance and reimburse expenses incurred as a result of any proceeding against them as to which they could be indemnified. We may enter into indemnification agreements with future directors and executive officers.

Item 15. Recent Sales of Unregistered Securities.

Certain of the following issuances have been adjusted to reflect the one-for-twenty (1:20) reverse Stock Split of the Company’s authorized and outstanding Capital Stock that was effected on September 24, 2019.

On December 16, 2019, the Company issued Dr. Diwan 10,000 Series A Shares as an origination fee for a loan of up to Two Million Dollars ($2,000,000) in two tranches of One Million Dollars ($1,000,000) (the “Loan”). The Note bears interest at the rate of twelve percent (12%) per annum and is secured by a mortgage granted against the Registrant’s headquarters located at 1 Controls Drive, Shelton, Connecticut (the “Mortgage”).

On December 17, 2019, the Registrant entered into a Deferred Expense Exchange Agreement with TheraCour to exchange $250,000 of the deferred development fees owed to TheraCour into 100,000 shares of the Registrant’s Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Shares”).

On July 11, 2018 the Board of Directors approved an extension of the employment agreement with Dr. Anil Diwan, the Company’s President. Pursuant to the terms of the employment agreement, the Company’s Board of Directors authorized the issuance of 26,250 of the Company’s Series A preferred stock to Dr. Anil Diwan. The shares shall be vested in one-third increments on June 30, 2019, June 30, 2020 and June 30, 2021 and are subject to forfeiture. The Company recognized non-cash compensation expense related to the issuance of the Series A preferred stock of $189,040 for the year ended June 30, 2019.

On July 19, 2018, the Company entered into an Employment Agreement with Dr. Irach Taraporewala as Chief Executive Officer of the Company beginning on September 1, 2018. Dr. Taraporewala was granted options to purchase up to 15,000 shares of the Company’s Common Stock, par value $0.001 per share at an exercise price equal to 20% above the closing bid price of $0.41 of the Common Stock on September 1, 2018 (“Effective Date”). The options shall vest in three, equal, annual installments commencing on the effective date. On January 24, 2019, Dr. Taraporewala resigned as the Chief Executive Officer of NanoViricides, Inc. for personal reasons. All unvested options were forfeited.

For the year ended June 30, 2019, the Scientific Advisory Board was granted fully vested warrants to purchase 2,287 shares of Common Stock at exercise prices between $6.00- $9.40 per share expiring in the fiscal year ending June 30, 2023.

On February 27, 2019, the Company entered into a Securities Purchase Agreement with certain institutional investors (the “Purchasers”), for a registered direct offering of 347,223 shares of Common Stock at the purchase price of $7.20 per share for an aggregate of $2,500,000. The offer and sale of the shares in the registered direct offering was registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Company’s shelf registration statement on Form S-3, as amended (File No. 333-216345), which became effective on April 25, 2017. Pursuant to Rule 424(b) under the Securities Act, the Company has filed a prospectus supplement in connection with such offering.

In a concurrent private placement, the Purchasers received warrants (the “Warrants”) to purchase up to 347,223 shares of Common Stock. The Warrants have an exercise price of $12.20 per share, shall be exercisable on the six month anniversary of issuance and will expire five (5) years thereafter. The Warrants are exercisable for cash or, solely in the absence of an effective registration statement or prospectus, by cashless exercise. The exercise price of the Warrants is subject to adjustment in the case of customary events such as stock dividends or other distributions on shares of Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock, stock splits, stock combinations, reclassifications or similar events affecting our Common Stock, and also, subject to limitations, upon any distribution of assets, including cash, stock or other property to our stockholders. The exercise of the Warrants is subject to certain beneficial ownership and other limitations set forth in the Warrants. The Company will receive proceeds from the concurrent private placement transaction solely to the extent the Warrants are exercised for cash.

For the year ended June 30, 2019, the Company’s Board of Directors authorized the issuance of 2,888 shares of its Series A preferred stock, which are fully vested with a restrictive legend for employee compensation.

For the year ended June 30, 2019, the Company’s Board of Directors authorized the issuance of 3,572 fully vested shares of its Common Stock for employee compensation.

For the year ended June 30, 2019, the Company’s Board of Directors authorized the issuance of 28,210 fully vested shares of its Common Stock with a restrictive legend for consulting services.

For the year ended June 30, 2019, the Company’s Board of Directors authorized the issuance of 7,325 fully vested shares of its Common Stock with a restrictive legend for Director services.

Fiscal Year Ended June 30, 2018 Transactions

For the year ended June 30, 2018, the Scientific Advisory Board was granted fully vested warrants to purchase 2,287 shares of Common Stock at exercise prices between $12.80- $31.20 per share expiring in the fiscal year ending June 30, 2022.  These warrants were valued at $16,770 and recorded as consulting expense.

For the year ended June 30, 2018, Eugene Seymour was granted five year warrants (the “Warrants”) to purchase 12,500 shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”) at an exercise price of $40.00 per share, vesting in three, equal installments over three years with the last installment vesting on May 1, 2021, as part of the Severance Agreement. The fair value of these warrants were valued at $53,500 and recorded as Employee compensation expense.

For the year ended June 30, 2018, the Company’s Board of Directors authorized the issuance of 2,888 shares of its Series A Convertible Preferred Stock, which are fully vested with a restrictive legend for employee compensation. The Company recorded an expense of $136,106, which is the fair value at date of issuance.

For the year ended June 30, 2018, the Company’s Board of Directors authorized the issuance of 7,500 shares of its Series A Convertible Preferred Stock, which are fully vested with a restrictive legend to the Holder of the company’s Series C Convertible Debenture in consideration for its waiver of all early redemption payments provided for in the Debenture.

For the year ended June 30, 2018, the Company’s Board of Directors authorized the issuance of 3.572 fully vested shares of its Common Stock for employee compensation for severance.

For the year ended June 30, 2018, the Company’s Board of Directors authorized the issuance of 12,188fully vested shares of its Common Stock with a restrictive legend for consulting services. The Company recorded an expense of $156,190, which was the fair value at the dates of issuance.

For the year ended June 30, 2018, the Company’s Board of Directors authorized the issuance of 2,489 fully vested shares of its Common Stock with a restrictive legend for Director services. The Company recorded an expense of $45,000, which was the fair value at date of issuance.

For the year ended June 30, 2018 the Holders of the Company’s Series C Debentures elected to receive 275,000 shares of the Company’s restricted Common Stock in redemption for its $5,000,000 Series C Debenture, quarterly interest payments of $375,000 and deferred interest of $125,000. For the year ended June 30, 2018, the Company’s Board of Directors authorized the issuance of 275,000 shares of the Company’s restricted Common Stock for the redemption of the debenture payable to the Holder and quarterly and deferred interest payments.

Fiscal Year Ended June 30, 2017 Transactions

For the year ended June 30, 2017, the Scientific Advisory Board was granted fully vested warrants to purchase 2,858 shares of Common Stock at exercise prices between $28.00- $40.80 per share expiring in the fiscal year ending June 30, 2021.

For the year ended June 30, 2017, the Company’s Board of Directors authorized the issuance of 2,888 shares of its Series A Convertible Preferred Stock that are fully vested with a restrictive legend for employee compensation.

On January 25, 2017 the Board of Directors authorized the issuance of 10,000 fully vested shares of its Series A Convertible Preferred stock to Anil Diwan.

For the year ended June 30, 2017, the Company’s Board of Directors authorized the issuance of 3,572 fully vested shares of its Common Stock for employee compensation.

For the year ended June 30, 2017, the Company’s Board of Directors authorized the issuance of 8.224 fully vested shares of its Common Stock with a restrictive legend for consulting services.

For the year ended June 30, 2017, the Company’s Board of Directors authorized the issuance of 1,697 fully vested shares of its Common Stock with a restrictive legend for Director services.

On February 8, 2017 two Holders of the Company’s Series B Debentures elected to convert $5,000,000 of the principal into restricted Common Stock of the Company. The Company’s Board of Directors authorized the issuance of 216,770 of the Company’s restricted Common Stock. One of the Holders is controlled by Dr. Milton Boniuk, a then Director of the Company. The second Holder is a foundation established by Dr. Milton Boniuk.

For the year ended June 30, 2017 two Holders of the Company’s Series B Debentures elected to receive $107,178 in restricted Common Stock of the Company. For the year ended June 30, 2017, the Company’s Board of Directors authorized the issuance of 4,900 shares of the Company’s restricted Common Stock for interest payable to the Holders. One of the Holders is controlled by Dr. Milton Boniuk, a then Director of the Company. The second Holder is a foundation established by Dr. Milton Boniuk.

For the year ended June 30, 2017, the Company's Board of Directors authorized the issuance of 21,194 shares of its Common Stock to the Holder of the Company’s Series C Debentures. The Holder of the Company’s Series C Debentures elected to receive $375,000 of the quarterly interest payments and $125,000 of the deferred interest in restricted Common Stock of the Company. One Holder is an entity controlled by Dr. Milton Boniuk, a then Director of the Company. The other Holder is a charitable foundation established by Dr. Milton Boniuk.

Redemption and Conversion of Debenture Series B Into Common Stock

A substantial portion of the Company’s Series B Convertible Debentures, with a maturity date of January 31, 2017, were redeemed with restricted Common Stock, effectively retaining $5 million in cash for the Company.

On February 8, 2017, the Company entered into agreements with certain holders (the “Holders”) of the Company’s Series B Convertible Debentures (the “Debentures”). The Company and the Holders agreed to redeem an aggregate of $5,000,000 of principal and accrued interest of $27,178 of the Debentures, which was payable on January 31, 2017 (the “Maturity Date”) into 216,770 newly-issued, restricted shares (the “Redemption Shares”) of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”). The redemption price of the Redemption Shares for the principal amount was $1.1533 representing the volume weighted average price of the Common Stock on the NYSE MKT from December 15, 2016 to January 30, 2017, as recommended by the Company’s Board of Directors on December 11, 2016 at a Board meeting. Dr. Boniuk abstained from voting at the meeting. This redemption price was at a premium of the closing bid price of the Common Stock on the Maturity Date of $1.1500. The price for the interest amount, pursuant to the terms of the Debentures was the closing price of the Common Stock on the Maturity Date. In connection with the conversion, the Holders agreed to waive any and all prepayment, redemption and conversion rights under the original Debentures in full and final satisfaction for the acceptance of the Conversion Shares.

The Company offered this redemption proposal to all holders of the Series B Convertible Debentures, with a total principal value of $6,000,000. Holders of Debentures in the aggregate principal amount of $5,000,000 accepted the Company’s offer. The holders that accepted the offer included Dr. Milton Boniuk, a then Director of the Company, and a foundation established by him. The remaining Debentures in the amount of $1,000,000 principal, with accrued interest as of the Maturity Date, were repaid to the holders thereof in cash.

This redemption, permitted the Company to retain $5,000,000 of cash and, with the repayment to the other holders, decrease current liabilities by approximately $6,000,000. No agents were retained and no commissions or fees were paid for this conversion, other than usual attorneys’ fees.

All of the unregistered securities set forth above were issued by the Company pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, or the provisions of Regulation D promulgated under the Securities Act. All such shares issued contained a restrictive legend and the holders confirmed that they were acquiring the shares for investment and without intent to distribute the shares. All of the purchasers were experienced in making speculative investments, understood the risks associated with investments, and could afford a loss of the entire investment. Except as set forth above, the Company did not utilize an underwriter or a placement agent for any of these offerings of its securities.

Item	16. Exhibits and Financial Statement Schedules

(a)	Exhibits

The following exhibits are being filed with this Registration Statement:

Exhibits	Description	Filed / furnished / incorporated by reference from	Incorporated by reference from exhibit	Date filed
1.1**	Form of Underwriting Agreement
3.1	Amended and Restated Articles of Incorporation	Schedule 14C	A	April 23, 2009
3.2	Certificate of Change	Form 8-K	3.1	September 9, 2013
3.3	Certificate of Change	Form 8-K	3.1	September 26, 2019
3.4	Amended and Restated Bylaws	Form 10-Q	3.1	February 22, 2010
4.1	Specimen Common Stock Certificate of the Registrant	Form 10-SB	4.1	November 14, 2006
4.2	Certificate of Designation of Series A Convertible Preferred Stock	Form 10-Q	4.1	February 22, 2010
4.3*	Certificate of Amendment to Certificate of Designation of Series A Convertible Preferred Stock
4.4*	Certificate of Amendment to Certificate of Designation of Series A Convertible Preferred Stock
4.5	Form of Warrant	Form 8-K	10.2	March 1, 2019
5.1(a)*	Opinion of Parsons Behle & Latimer
10.1	Form of Scientific Advisory Board Agreement	Form 10-SB	10.5	November 14, 2006
10.2	Amended License Agreement with TheraCour Pharma, Inc.	Form 10-SB	10.6	November 14, 2006
10.3	Form of First Subscription Agreement	Form 10-SB	10.8	November 14, 2006
10.4	Form of Second Subscription Agreement	Form 10-SB	10.9	November 14, 2006
10.5	Amendment to License Agreement with TheraCour Pharma, Inc.	Form 10-SB	10.11	January 17, 2007
10.6	Memorandum of Understanding with Vietnam’s National Institute of Hygiene and Epidemiology (NIHE) dated December 23, 2005	Form 10-SB	10.12	January 17, 2007
10.7*	Employment Agreement with M Vyas
10.8	Agreement of Purchase and Sale between the Registrant and Inno-Haven, LLC	Form 8-K	10.1	January 7, 2015
10.9	Conversion and Settlement Agreement	Form 8-K	10.1	February 13, 2017
10.10	Confidential Separation Agreement and General Release of Eugene Seymour	Form 8-K	10.1	May 4, 2018
10.11	Employment Agreement with Anil Diwan	Form 8-K	10.1	July 23, 2018
10.12	Employment Agreement with Irach Taraporewala	Form 8-K	10.2	July 23, 2018
10.13	Securities Purchase Agreement, dated February 27, 2019, between the Registrant and certain purchasers	Form 8-K	10.1	March 1, 2019
10.14	Letter Agreement with Chardan Capital Markets, LLC	Form 8-K	10.3	March 1, 2019
10.15	Director Retainer Agreement, dated as of June 6, 2019, between the Registrant and Mark Day	Form 8-K	10.1	June 10, 2019
10.16*	Form of Series A Conversion Waiver
14.1	Code of Ethics	Form 10-SB	10.10	November 14, 2006
23.1*	Consent of EisnerAmper LLP.
23.2**	Consent of Parsons Behle & Latimer (included in Exhibit 5.1(a))
24.1*	Power of Attorney (included on the signature page of this registration statement)

* Filed herewith.

** To be filed on amendment.

(b)	Financial Statement Schedules

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)          That, for the purpose of determining liability under the Securities Act to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)          That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)          Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)         Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)        The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)          Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shelton, Connecticut, on the 23rd day of December, 2019.

NANOVIRICIDES, INC.

By:	/s/ Anil Diwan, PhD
Anil Diwan, PhD
President and Chairman

We, the undersigned hereby severally constitute and appoint Anil Diwan our true and lawful attorney-in-fact and agent, with full power to sign for us, and in our names in the capacities indicated below, any and all amendments to this registration statement (including pre-effective and post-effective amendments), any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Anil Diwan	President and	December 23, 2019
Anil Diwan	Chairman (Principal Executive Officer)

/s/ Meeta Vyas	Chief Financial Officer	December 23, 2019
Meeta Vyas	(Principal Financial Officer and Principal Accounting Officer)

/s/ Stanley Glick	Director	December 23, 2019
Stanley Glick

/s/ James Sapirstein	Director	December 23, 2019
James Sapirstein

/s/ Mark Day	Director	December 23, 2019
Mark Day